UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

BASIC ENERGY SERVICES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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MERGERS PROPOSED — YOUR VOTE IS VERY IMPORTANT

Dear Basic and Grey Wolf Stockholders:

As we previously announced, the boards of directors of Basic and Grey Wolf have each approved mergers combining Basic and Grey Wolf in what we intend to be a “merger of equals.” In the mergers, Basic and Grey Wolf will be merged into a new Delaware corporation temporarily named Horsepower Holdings, Inc., which we call Holdings, that will succeed to the businesses of Basic and Grey Wolf. Holdings will be renamed “Grey Wolf, Inc.” We expect its common stock to be listed on the New York Stock Exchange under the symbol “GW” upon consummation of the mergers.

If the mergers are consummated, Basic stockholders will receive 0.9195 of a share of the common stock of Holdings and $6.70 in cash for each share of Basic common stock held, and Grey Wolf stockholders will receive 0.2500 of a share of the common stock of Holdings and $1.82 in cash for each share of Grey Wolf common stock held.

Based on the number of shares of common stock of Basic and Grey Wolf outstanding on April 18, 2008, the last trading day prior to the public announcement of the mergers, former Basic stockholders will own approximately 47% of the common stock of Holdings and former Grey Wolf stockholders will own approximately 53% of the common stock of Holdings.

Each of Basic and Grey Wolf will hold a special meeting of its stockholders to consider and vote on the mergers, among other matters. Information about these meetings, the mergers and other matters is contained in this joint proxy statement/prospectus. We encourage you to read this entire joint proxy statement/prospectus, as well as the annexes and information incorporated by reference, carefully.

Each of the boards of directors of Basic and Grey Wolf recommends that their respective stockholders vote FOR the proposal to adopt and approve the merger agreement.

In considering the recommendation of your company’s board of directors, you should be aware that directors and officers of Basic and Grey Wolf have interests in the mergers that are different from, or are in addition to, the interests of Basic and Grey Wolf stockholders generally, and that these directors and officers will directly benefit if the mergers are consummated. These interests and benefits are described in this joint proxy statement/prospectus.

This joint proxy statement/prospectus describes the special meetings, the proposals to be considered and voted upon at the special meetings and related matters. Every vote is important. Whether or not you plan to attend your company’s special meeting, please take the time to vote by following the instructions on your proxy card.

We enthusiastically support this combination of our companies and join with our boards in recommending that you vote FOR the adoption and approval of the merger agreement. Thank you for your continued interest in and support for our companies.

Kenneth V. Huseman, President and Chief Executive Officer Basic Energy Services, Inc.	Thomas P. Richards, Chairman of the Board, President and Chief Executive Officer Grey Wolf, Inc.

For a discussion of risk factors you should consider in evaluating the mergers, see “Risk Factors” beginning on page 23.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the mergers and other transactions described in this joint proxy statement/prospectus nor have they approved or disapproved the issuance of Holdings’ common stock in connection with the mergers, or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated June 10, 2008, and, together with the accompanying proxy card, is first being mailed to stockholders of Basic and Grey Wolf on or about June 16, 2008.

BASIC ENERGY SERVICES, INC.
500 West Illinois, Suite 100
Midland, Texas 79701
(432) 620-5500

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To be held on July 15, 2008

To the Stockholders of Basic Energy Services, Inc.:

A special meeting of stockholders will be held on Tuesday, July 15, 2008, at 9:00 a.m., local time, at the Hyatt Regency Houston, 1200 Louisiana Street, Houston, Texas. At the special meeting, you will be asked to:

1. adopt the Agreement and Plan of Merger, dated April 20, 2008, among Basic Energy Services, Inc., Grey Wolf, Inc., and Horsepower Holdings, Inc., a copy of which is attached as Annex A to this joint proxy statement/prospectus;

2. approve the Horsepower Holdings, Inc. 2008 Equity Incentive Plan, a copy of which is attached as Annex G to this joint proxy statement/prospectus, to be used by Holdings following the consummation of the mergers;

3. approve the adjournment of the Basic special meeting, if necessary or appropriate, to solicit additional proxies in favor of the foregoing proposals; and

4. transact such other business as may properly come before the Basic special meeting or any adjournment or postponement thereof.

Proposal number 2 will be implemented only if it and proposal number 1, adoption of the Agreement and Plan of Merger, are approved by stockholders. For more information about the proposals and the special meeting, please review the accompanying joint proxy statement/prospectus.

Only holders of record of shares of Basic common stock at the close of business on June 6, 2008, the record date for the special meeting, are entitled to notice of, and a vote at, the special meeting and any adjournments or postponements of the special meeting.

Your vote is important. We encourage you to sign and return your proxy card, or use the telephone or Internet voting procedures, before the special meeting, so that your shares will be represented and voted at the special meeting even if you cannot attend in person.

Please do not send any share certificates at this time. If the mergers are consummated, we will notify you of the procedures for exchanging your shares of Basic common stock.

By Order of the Board of Directors

Alan Krenek, Secretary

Midland, Texas
June 6, 2008

GREY WOLF, INC.
10370 Richmond Avenue, Suite 600
Houston, Texas 77042
(713) 435-6100

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To be held on July 15, 2008

Notice is hereby given that a special meeting of stockholders will be held on Tuesday, July 15, 2008, at 8:30 a.m., local time, at the Hyatt Regency Houston, 1200 Louisiana Street, Houston, Texas. At the special meeting, you will be asked to:

1. approve the Agreement and Plan of Merger, dated April 20, 2008, among Basic Energy Services, Inc., Grey Wolf, Inc., and Horsepower Holdings, Inc., a copy of which is attached as Annex A to this joint proxy statement/prospectus;

2. approve the Horsepower Holdings, Inc. 2008 Equity Incentive Plan, a copy of which is attached as Annex G to this joint proxy statement/prospectus, to be used by Holdings following the consummation of the mergers;

3. approve adjournment of the Grey Wolf special meeting, if necessary or appropriate, to solicit additional proxies in favor of the foregoing proposals; and

4. transact such other business as may properly come before the Grey Wolf special meeting or any adjournment or postponement thereof.

Proposal number 2 will be implemented only if it and proposal number 1, approval of the Agreement and Plan of Merger, are approved by stockholders. For more information about the proposals and the special meeting, please review the accompanying joint proxy statement/prospectus.

Only holders of record of shares of Grey Wolf common stock at the close of business on June 6, 2008, the record date for the special meeting, are entitled to notice of, and a vote at, the special meeting and any adjournments or postponements of the special meeting.

Your vote is important. We encourage you to sign and return your proxy card, or use the telephone or Internet voting procedures, before the special meeting, so that your shares will be represented and voted at the special meeting even if you cannot attend in person.

Please do not send any share certificates at this time. If the mergers are consummated, we will notify you of the procedures for exchanging your shares of Grey Wolf common stock.

By Order of the Board of Directors

David W. Wehlmann, Secretary

Houston, Texas
June 6, 2008

HOW TO OBTAIN ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Basic and Grey Wolf from other documents that are not included in or delivered with this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 147 for a listing of documents incorporated by reference. This information is available for you to review at the public reference room of the Securities and Exchange Commission, or SEC, located at 100 F Street, N.E., Room 1580, Washington, DC 20549, and through the SEC’s website, www.sec.gov. You can also obtain those documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Basic Energy Services, Inc. 500 W. Illinois, Suite 100 Midland, Texas 79701 (432) 620-5510 Attn: Investor Relations	Grey Wolf, Inc. 10370 Richmond Avenue, Suite 600 Houston, Texas 77042 (713) 435-6100 Attn: Investor Relations
www.basicenergyservices.com	www.gwdrilling.com

You may also obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the information agent:

Georgeson, Inc.
199 Water Street
26th Floor
New York, N.Y. 10038

Banks and Brokers call (212) 440-9800
Basic and Grey Wolf stockholders call toll-free (800) 561-3540

If you would like to request documents, please do so by July 8, 2008 in order to receive them before the special meetings.

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SUMMARY

This summary highlights selected information contained in this joint proxy statement/prospectus and may not contain all the information that is important to you. Basic and Grey Wolf urge you to read carefully this joint proxy statement/prospectus in its entirety, including the Risk Factors beginning on page 23 and the attached annexes. Additional important information is also contained in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 147. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

In this joint proxy statement/prospectus, “Basic” refers to Basic Energy Services, Inc. and its consolidated subsidiaries, “Grey Wolf” refers to Grey Wolf, Inc. and its consolidated subsidiaries, “Holdings” refers to Horsepower Holdings, Inc., and the “merger agreement” refers to the Agreement and Plan of Merger, dated April 20, 2008, by and among Basic, Grey Wolf, and Holdings, a copy of which is attached as Annex A to this joint proxy statement/prospectus.

Questions and Answers About the Meetings

Below are brief answers to questions you may have concerning the transactions described in this joint proxy statement/prospectus and the special meetings of Basic and Grey Wolf. These questions and answers do not, and are not intended to, address all of the information that may be important to you. You should read carefully this entire joint proxy statement/prospectus and the other documents to which we refer you.

General

Q:	Why am I receiving this document?

A:	This is a joint proxy statement being used by both the Basic and Grey Wolf boards of directors to solicit proxies of Basic and Grey Wolf stockholders in connection with the proposed mergers involving Basic and Grey Wolf. In addition, this document is a prospectus being delivered to Basic and Grey Wolf stockholders because Holdings is offering shares of its common stock to be issued in exchange for shares of Basic common stock and Grey Wolf common stock if the mergers are completed.

Q:	When and where are the meetings of the stockholders?

A:	The special meeting of Basic stockholders will take place at 9:00 a.m., local time, on July 15, 2008, at the Hyatt Regency Houston, 1200 Louisiana Street, Houston, Texas. The special meeting of Grey Wolf stockholders will take place at 8:30 a.m., local time, on July 15, 2008, at the Hyatt Regency Houston, 1200 Louisiana Street, Houston, Texas. Additional information relating to the Basic and Grey Wolf special meetings is set forth beginning on pages 116 and 121, respectively.

Q:	Who can answer any questions I may have about the mergers?

A:	Basic and Grey Wolf have retained Georgeson, Inc., which we refer to as Georgeson, to serve as an information agent in connection with the mergers. Stockholders of Basic and Grey Wolf may call Georgeson toll-free at (800) 561-3540 with any questions they may have. Banks and brokers may call collect at (212) 440-9800.

Concerning The Mergers

Q:	What will happen in the proposed mergers?

A:	Prior to entering into the merger agreement, Basic and Grey Wolf formed Holdings as a new Delaware corporation. When the transactions are consummated, Basic and Grey Wolf will merge simultaneously with and into Holdings and Holdings will be the surviving corporation in each merger. Holdings will then own the businesses formerly operated independently by Basic and Grey Wolf. We refer to these transactions collectively in this joint proxy statement/prospectus as the “mergers.” After the mergers, the current stockholders of Basic and Grey Wolf will be the stockholders of Holdings. Holdings will be renamed “Grey Wolf, Inc.” Additional information on the mergers is set forth beginning on page 33.

Q:	Why are Basic and Grey Wolf proposing the mergers?

A:	Basic and Grey Wolf each believe that the mergers will enhance stockholder value by, among other things, enabling Holdings to capitalize on the following benefits:

• Holdings will be a larger, more operationally diversified oilfield services company;

• Holdings’ sources of revenue will be derived from a larger customer base, wider geographic areas and a greater range of services;

• Holdings is expected to have greater initial earnings and cash flow, buying power and access to capital markets than either Grey Wolf or Basic;

• Holdings will have a high quality fleet of approximately 130 drilling rigs and 395 workover rigs, as well as a broad range of other oilfield service assets; and

• Holdings will be better positioned to take advantage of growth opportunities in domestic and foreign markets, both organically and through acquisitions.

Additional information on the strategic and financial rationale for the mergers, as well as each of Basic’s and Grey Wolf’s separate reasons for the mergers, is set forth beginning on pages 38, 39 and 42, respectively.

Q:	What will I receive for my shares?

A:	As a result of the mergers, each holder of shares of Basic common stock will have the right to receive 0.9195 of a share of Holdings common stock and $6.70 in cash in exchange for each share of Basic common stock such holder owns. Each holder of shares of Grey Wolf common stock will have the right to receive 0.2500 of a share of Holdings common stock and $1.82 in cash in exchange for each share of Grey Wolf common stock such holder owns. Holders of Basic common stock and Grey Wolf common stock will have the right to receive cash for any fractional shares of Holdings common stock that they would otherwise be entitled to receive in the mergers. No fractional shares of Holdings common stock will be issued as a result of the mergers. The amount of cash payable for any fractional shares of Holdings common stock will be determined based on the closing price of a share of Holdings common stock on the New York Stock Exchange on the first trading day immediately following the effective time of the mergers. Based on the number of shares of Basic and Grey Wolf common stock outstanding on the record date, former Basic stockholders will own approximately 47% of Holdings and former Grey Wolf stockholders will own approximately 53% of Holdings. Additional information on the consideration to be received in the mergers is set forth beginning on page 33.

Q:	What are my U.S. federal income tax consequences as a result of the mergers?

A:	Basic and Grey Wolf have structured the mergers to qualify as a “reorganization” for United States federal income tax purposes, and it is a condition to their respective obligations to complete the mergers that each of Basic and Grey Wolf receive a legal opinion to that effect. However, stockholders of Basic and Grey Wolf may recognize a gain (but not loss) as a result of the mergers. Any gain realized from the exchange of the Grey Wolf common stock or Basic common stock in the mergers will generally be recognized only to the extent of the cash portion of the merger consideration received with the remainder of the gain (or any loss) deferred until the subsequent taxable disposition of the Holdings common stock received as merger consideration. You are strongly urged to consult with a tax advisor to determine the particular U.S. federal, state or local or foreign tax consequences of the mergers to you.

Additional information regarding tax matters is set forth in “Material U.S. Federal Income Tax Consequences of the Mergers” beginning on page 87.

Q:	How will Holdings pay for the cash component of the merger consideration?

A:	Holdings plans to pay for the cash component of the merger consideration using loan proceeds from a new, senior secured credit facility expected to be obtained by Holdings in connection with the closing of the mergers. The credit facility is expected to include a $600 million senior secured term loan and a

$325 million senior secured revolving credit facility. The cash component of the merger consideration will be paid first from proceeds of the $600 million term loan facility and then from borrowings under the revolving credit facility or from Holdings’ cash on hand. The new credit facility will also be used to refinance all indebtedness outstanding under Basic’s existing senior secured credit facility. Obtaining the new senior secured term loan facility or an alternative facility is a condition to the closing of the mergers. Additional information on Holdings’ proposed credit facility is located on page 87.

Q:	How much will Holdings borrow to pay for the merger consideration?

A:	The total amount that Holdings will borrow to pay for the cash component of the merger consideration will depend on the number of shares of Basic common stock and Grey Wolf common stock outstanding immediately before the mergers. The number of shares of Grey Wolf common stock then outstanding will depend, in part, on whether the holders of Grey Wolf’s outstanding convertible notes choose to convert their notes into Grey Wolf common stock prior to the mergers. We expect that the total cash component of the merger consideration will range from approximately $600 million, if no conversions of Grey Wolf’s convertible notes occur, to approximately $679 million, if all of these notes are converted. Additional information concerning the effect of conversions of Grey Wolf’s convertible notes on the total cash merger consideration, the relative ownership of Holdings by former stockholders of Basic and Grey Wolf and Holdings’ expected long-term debt is located on page 81.

Q:	What vote is required to approve the mergers?

A:	For both Basic and Grey Wolf, the affirmative vote of a majority of their respective shares of common stock outstanding and entitled to vote as of the respective record dates is required to adopt and approve the merger agreement and thereby approve the mergers. At the close of business on June 6, 2008, the record date for the Basic special meeting, directors and executive officers of Basic and their respective affiliates had the right to vote approximately 3.7% of the then outstanding shares of Basic common stock. DLJ Merchant Banking Partners III, L.P. and certain affiliated funds beneficially own approximately 44% of the outstanding shares of Basic common stock and have entered into an agreement with Grey Wolf to vote all of the shares of Basic common stock that they own in favor of adoption of the merger agreement. At the close of business on June 6, 2008, the record date for the Grey Wolf special meeting, directors and executive officers of Grey Wolf and their respective affiliates had the right to vote approximately 4.7% of the then outstanding shares of Grey Wolf common stock. Each of Basic’s and Grey Wolf’s directors and executive officers has indicated his present intention to vote, or cause to be voted, the shares of Basic or Grey Wolf common stock owned by him for the approval of the merger agreement. Additional information on the votes required to approve the mergers is located on page 116 for Basic and on page 121 for Grey Wolf.

Q:	How do the boards of directors of Basic and Grey Wolf recommend that I vote with respect to the proposed mergers?

A:	Basic’s board of directors recommends that the stockholders of Basic vote “FOR” the proposal to adopt the merger agreement and consummate the mergers. Grey Wolf’s board of directors recommends that the stockholders of Grey Wolf vote “FOR” the proposal to approve the merger agreement and consummate the mergers. Additional information on the recommendation of Basic’s board of directors and the recommendation of Grey Wolf’s board of directors is set forth in “The Mergers — Basic’s Reasons for the Mergers and Recommendation of Basic’s Board of Directors” beginning on page 39 and “The Mergers — Grey Wolf’s Reasons for the Mergers and Recommendation of Grey Wolf’s Board of Directors” beginning on page 42, respectively.

Q:	Who else must approve the mergers?

A:	Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, Basic and Grey Wolf may not complete the mergers until they have furnished certain information and materials to the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission and the applicable waiting period has expired or been early terminated. Basic and Grey Wolf filed premerger notification forms pursuant to the HSR Act with the DOJ and the FTC on May 16,

2008 and received notice of early termination on June 6, 2008. Additional information regarding regulatory approvals required for completion of the mergers is set forth in “The Mergers — Regulatory Matters” beginning on page 82.

Q:	Will Holdings’ shares be traded on an exchange?

A:	It is a condition to the completion of the mergers that the shares of common stock of Holdings that will be issuable pursuant to the mergers be approved for listing on the New York Stock Exchange. We intend to apply to list the shares of Holdings common stock to be issued or reserved for issuance in connection with the mergers on the New York Stock Exchange prior to the consummation of the mergers. We expect that the shares of Holdings common stock will trade under the symbol “GW.”

Q:	When do you expect to complete the mergers?

A:	We are working to complete the mergers in the third quarter of 2008, although we cannot assure completion by any particular date.

Q:	Who will serve as the directors and executive officers of Holdings after the consummation of the mergers?

A:	Upon the consummation of the mergers, the Holdings board of directors will consist of nine members, five of whom will be current members of Grey Wolf’s board of directors designated by Grey Wolf and four of whom will be current members of Basic’s board of directors designated by Basic. Thomas P. Richards, Grey Wolf’s Chairman of the Board and Chief Executive Officer, will be Chairman of the Board of Holdings; Kenneth V. Huseman, Basic’s President and Chief Executive Officer, will be Chief Executive Officer of Holdings; David J. Crowley, Grey Wolf’s Executive Vice President and Chief Operating Officer, will be President and Chief Operating Officer of Holdings; and Alan Krenek, Basic’s Senior Vice President and Chief Financial Officer, will be Executive Vice President and Chief Financial Officer of Holdings. Additional information about the directors and executive officers of Holdings after consummation of the mergers is set forth in “The Mergers — Continuing Board and Management Positions” beginning on page 80.

Q:	Are there risks associated with the mergers?

A:	Yes, there are important risks associated with the mergers. We encourage you to read carefully and in their entirety the sections of this joint proxy statement/prospectus entitled “Risk Factors” and “Cautionary Information Regarding Forward-Looking Statements” beginning on pages 23 and 31, respectively.

Concerning The Basic and Grey Wolf Special Meetings

Q:	In addition to the proposed mergers, what other proposals are to be considered and voted upon at the Basic special meeting and the Grey Wolf special meeting?

A:	Basic stockholders are being asked to consider and vote on two proposals, in addition to the merger agreement. The additional proposals are as follows:

• the “Holdings incentive plan proposal,” which is a proposal to approve a new long-term equity incentive plan to be used by Holdings following the consummation of the mergers to make awards of equity incentive compensation to directors, officers and employees of Holdings; and

• the “Basic adjournment proposal,” which is a proposal to adjourn the Basic special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Basic special meeting proposals.

Grey Wolf stockholders are being asked to consider and vote on two proposals, in addition to the merger agreement. The additional proposals are as follows:

• the Holdings incentive plan proposal; and

• the “Grey Wolf adjournment proposal,” which is a proposal to adjourn the Grey Wolf special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Grey Wolf special meeting proposals.

Additional information relating to these proposals by Basic and Grey Wolf is set forth beginning on pages 116 and 121, respectively.

Q:	What stockholder approvals are required to approve the Holdings incentive plan proposal?

A:	For Basic, approval of the Holdings incentive plan proposal requires the affirmative vote of the holders of a majority of the Basic common stock present in person or by proxy and entitled to vote at the Basic special meeting, subject also to the requirement that a quorum exist at the meeting. Accordingly, “broker non-votes” will have no effect on voting on the Holdings incentive plan proposal but abstentions will have the effect of a vote against the Holdings incentive plan proposal.

For Grey Wolf, approval of the Holdings incentive plan proposal requires the affirmative vote of the holders of a majority of all shares of Grey Wolf common stock cast for, against or expressly abstaining from voting on the Holdings incentive plan proposal, subject also to the requirement that a quorum exist at the meeting. Accordingly, “broker non-votes” will have no effect on voting on the Holdings incentive plan proposal but abstentions will have the effect of a vote against the Holdings incentive plan proposal.

Q:	Why are Basic and Grey Wolf stockholders being asked to vote on the Holdings incentive plan proposal?

A:	Holdings intends to implement a new equity incentive plan so it can have the ability to make equity incentive compensation awards to directors, officers and employees of Holdings following the consummation of the mergers. If the stockholders of Basic and Grey Wolf approve the Holdings incentive plan proposal, Holdings will not issue any further equity incentive awards under the existing Basic and Grey Wolf plans following the consummation of the mergers. If the stockholders of Basic and Grey Wolf do not approve the Holdings incentive plan proposal, Holdings intends to use the remaining availability under Basic’s and Grey Wolf’s existing equity incentive plans for additional equity incentive awards following the consummation of the mergers.

Q:	How will the vote on the proposed mergers impact the Holdings incentive plan proposal?

A:	The completion of the mergers is not conditioned upon the approval of the Holdings incentive plan proposal. However, the implementation of the Holdings incentive plan is subject to approval of the Holdings incentive plan proposal by the stockholders of both Basic and Grey Wolf and the consummation of the mergers. If the proposals to adopt and approve the merger agreement do not receive the requisite stockholder approvals or, if for any other reason the merger agreement is terminated, then the Holdings incentive plan will not be implemented.

Procedures

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this joint proxy statement/prospectus, please complete and sign your proxy card and return it in the enclosed postage-paid envelope as soon as possible so that your shares may be represented at your special meeting. Alternatively, you may cast your vote by telephone or Internet by following the instructions on your proxy card. In order to ensure that your vote is recorded, please vote your proxy as instructed on your proxy card, or on the voting instruction form provided by the record holder if your shares are held in the name of your broker or other nominee, even if you currently plan to attend your special meeting in person. Additional information on voting procedures is set forth in “Basic Special Meeting — How to Vote Your Proxy” beginning on page 117 for Basic and “Grey Wolf Special Meeting — General Information about Proxies and Voting” beginning on page 121 for Grey Wolf.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a stockholder of both Basic and Grey Wolf, you will receive one or more separate proxy cards or voting instruction cards for each company. Please complete, sign, date and return each proxy card and voting instruction card you receive, or you may cast your vote by telephone or Internet by following the instructions on your proxy card.

Q:	Should I send in my share certificates now?

A:	No. If the mergers are completed, after the closing we will send the former stockholders of both Basic and Grey Wolf written instructions for exchanging their shares. Additional information on the procedures for exchanging shares of Basic or Grey Wolf common stock for shares of Holdings common stock is set forth in “The Merger Agreement — Procedures for Exchange of Share Certificates” beginning on page 95.

Q:	If my shares are held in “street name” by a broker or other nominee, will my broker or nominee vote my shares for me?

A:	If you do not provide your broker with instructions on how to vote your “street name” shares, your broker will not be permitted to vote them at your special meeting on the proposals related to the adoption of the merger agreement and the Holdings incentive plan. You should therefore be sure to provide your broker with instructions on how to vote your shares. You should check the voting form used by your broker to see if your broker offers telephone or Internet voting. If you do not give voting instructions to your broker, your shares will be counted towards a quorum at your respective special meeting, but effectively will be treated as voting against the adoption and approval of the merger agreement unless you appear and vote in person at your special meeting. If your broker holds your shares and you plan to attend and vote at your special meeting, please bring a letter from your broker identifying you as the beneficial owner of the shares and authorizing you to vote. Additional information on how to vote if your shares are held in street name is located beginning on page 117 for Basic and on page 121 for Grey Wolf.

Q:	What if I do not vote on the matters relating to the mergers?

A:	Because adoption of the merger agreement requires the affirmative vote of a majority of the shares of common stock outstanding and entitled to vote of each of Basic and Grey Wolf as of the respective record dates, if you abstain or fail to vote your shares in favor of adoption or approval of the merger agreement, this will have the same effect as voting your shares against adoption or approval of the merger agreement. If you fail to respond with a vote or fail to instruct your broker or other nominee how to vote on the proposed mergers, it will have the same effect as a vote against the proposed mergers. If you respond but do not indicate how you want to vote on the proposed mergers, your proxy will be counted as a vote in favor of adoption and approval of the merger agreement.

Q:	What if I want to change my vote?

A:	You may send a later-dated, signed proxy card so that it is received prior to your special meeting, or you may attend your special meeting in person and vote. You may also revoke your proxy card by sending a notice of revocation that is received prior to your special meeting to your company’s Corporate Secretary at the address set forth under “The Companies” beginning on page 106. You may also change your vote by telephone or Internet. You may change your vote by using any one of these methods regardless of the procedure used to cast your previous vote. Additional information on how to change your vote is located beginning on page 117 for Basic and on page 121 for Grey Wolf.

Q:	Do I have appraisal or dissenters rights?

A:	Holders of shares of Basic common stock who do not vote in favor of the mergers will have the right to seek appraisal of the fair value of their shares, but only if they submit a written demand for such an appraisal before the vote on the mergers and comply with other Delaware law procedures and the requirements described in “The Mergers — Appraisal Rights,” beginning on page 84. Basic stockholders who wish to seek appraisal of their shares are in any case urged to seek the advice of counsel with respect to the availability of appraisal rights.

Holders of shares of Grey Wolf common stock who do not vote in favor of the mergers will have the right to dissent, but only if they submit a written objection to the mergers and comply with other Texas law procedures and the requirements described in “The Mergers — Appraisal Rights,” beginning on page 84. Grey Wolf stockholders who wish to dissent to the mergers are in any case urged to seek the advice of counsel with respect to the availability of dissenters rights.

Voting By Internet, Telephone or Mail

If you hold your shares through a bank, broker, custodian or other recordholder, please refer to your proxy card or voting instruction form or the information forwarded by your bank, broker, custodian or other recordholder to see which options are available to you.

Basic stockholders of record may submit their proxies by:

Internet.  You can vote over the Internet by accessing www.voteproxy.com and following the instructions on the website prior to 11:59 p.m. EDT on July 14, 2008. Internet voting is available 24 hours a day. If you vote over the Internet, do not return your proxy card(s) or voting instruction card(s).

Telephone.  You can vote by telephone by calling (800) 776-9437 toll-free in the United States, Canada or Puerto Rico on a touch-tone phone prior to 11:59 p.m. EDT on July 14, 2008. You will then be prompted to enter the control number printed on your proxy card and to follow subsequent instructions. Telephone voting is available 24 hours a day. If you vote by telephone, do not return your proxy card(s) or voting instruction card(s).

Mail.  You can vote by mail by completing, signing, dating and mailing your proxy card(s) or voting instruction card(s) in the postage-paid envelope included with this joint proxy statement/prospectus. If you vote by mail, your proxy card(s) must be received prior to July 15, 2008, the date of the special meeting.

Grey Wolf stockholders of record may submit their proxies by:

Internet.  You can vote over the Internet by accessing www.voteproxy.com and following the instructions on the website prior to 11:59 p.m. EDT on July 14, 2008. Internet voting is available 24 hours a day. If you vote over the Internet, do not return your proxy card(s) or voting instruction card(s).

Telephone.  You can vote by telephone by calling (800) 776-9437 toll-free in the United States, Canada or Puerto Rico on a touch-tone phone prior to 11:59 p.m. EDT on July 14, 2008. You will then be prompted to enter the control number printed on your proxy card and to follow subsequent instructions. Telephone voting is available 24 hours a day. If you vote by telephone, do not return your proxy card(s) or voting instruction card(s).

Mail.  You can vote by mail by completing, signing, dating and mailing your proxy card(s) or voting instruction card(s) in the postage-paid envelope included with this joint proxy statement/prospectus. If you vote by mail, your proxy card(s) must be received prior to July 15, 2008, the date of the special meeting.

The Companies

Basic Energy Services, Inc.
500 W. Illinois, Suite 100
Midland, Texas 79701
(432) 620-5500

Basic provides a wide range of well site services to oil and gas drilling and producing companies, including well servicing, fluid services, contract drilling, completion and remedial services and well site construction services. These services are fundamental to establishing and maintaining the flow of oil and gas throughout the productive life of a well. Basic’s broad range of services enables it to meet multiple needs of its customers at the well site. Basic’s operations are managed regionally and are concentrated in the major United States onshore oil and gas producing regions in Texas, New Mexico, Oklahoma, Arkansas, Kansas, Louisiana and the Rocky Mountain states. Basic provides its services to a diverse group of over 2,000 oil and gas companies.

Grey Wolf, Inc.
10370 Richmond Avenue, Suite 600
Houston, Texas 77042
(713) 435-6100

Grey Wolf, with a fleet of 121 rigs, is a leading provider of contract land drilling services in the United States. Grey Wolf’s customers include independent producers and major oil and natural gas companies. Grey Wolf currently conducts its operations primarily in the Ark-La-Tex, Gulf Coast, Mississippi/Alabama, South Texas, Rocky Mountain and Mid-Continent domestic drilling markets and in Mexico internationally.

Horsepower Holdings, Inc.
10370 Richmond Avenue, Suite 600
Houston, Texas 77042
(713) 435-6100

Holdings is a Delaware corporation formed for the purpose of succeeding to the businesses of both Basic and Grey Wolf as a result of the mergers. Upon completion of the mergers, Holdings will be renamed Grey Wolf, Inc. Holdings is currently owned one-half by Basic and one-half by Grey Wolf. Holdings has conducted no business other than in connection with its formation and the proposed mergers.

The Mergers

Recommendations of the Basic and Grey Wolf Boards of Directors (Pages 39 and 42)

At its meeting on April 20, 2008, after due consideration, the Basic board of directors:

•	determined that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of the stockholders of Basic;

•	approved, authorized and adopted the merger agreement; and

•	recommended that the stockholders of Basic vote for adoption of the merger agreement at the special meeting of stockholders of Basic.

At its meeting on April 20, 2008, after due consideration, the Grey Wolf board of directors:

•	determined that the form, terms, provisions and conditions of the merger agreement and the transactions it contemplates are fair to and in the best interests of Grey Wolf and its stockholders;

•	approved, adopted, declared advisable, ratified and confirmed the merger agreement; and

•	recommended that the Grey Wolf stockholders vote for the adoption and approval of the merger agreement at the special meeting of stockholders of Grey Wolf.

To review the risks related to the mergers and the combined company following consummation of the mergers, please see “Risk Factors” beginning on page 23. To review the background, strategic and financial rationale and reasons for the mergers, please see the sections beginning on pages 33, 38 and 39 and 42, respectively.

Opinions of Basic’s Financial Advisors (Page 47)

Goldman, Sachs & Co.

On April 20, 2008, Goldman, Sachs & Co., or Goldman Sachs, rendered its oral opinion (which was subsequently confirmed in writing) to the board of directors of Basic to the effect that, as of such date, and based upon and subject to the factors and assumptions set forth therein, the Basic merger consideration, taken in the aggregate, to be received by the holders of outstanding shares of Basic common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated April 20, 2008, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. You are encouraged to, and should, read the opinion in its entirety. Goldman Sachs provided its opinion for the information and assistance of Basic’s board of directors in connection with its consideration of the mergers. The Goldman Sachs opinion is not a recommendation as to how any holder of Basic common stock should vote with respect to the mergers or any other matter. Basic has agreed to pay Goldman Sachs a transaction fee of $11.5 million, $8.5 million of which is contingent upon consummation of the mergers.

Tudor, Pickering, Holt & Co. Securities, Inc.

Tudor, Pickering, Holt & Co. Securities, Inc., or TudorPickering, rendered its opinion to the board of directors of Basic that, as of April 20, 2008, based upon and subject to the factors and assumptions set forth in the opinion and based upon such other matters as TudorPickering considered relevant, the merger consideration to be paid to the holders of Basic common stock pursuant to the merger agreement was fair from a financial point of view to such holders. Basic does not intend to request that TudorPickering render an opinion as of any date subsequent to April 20, 2008.

The full text of the written opinion of TudorPickering, dated April 20, 2008, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. You are encouraged to, and should, read the opinion in its entirety.

TudorPickering’s opinion was provided for the information and assistance of the board of directors of Basic in connection with its consideration of the merger agreement and the mergers, and does not constitute a recommendation to any holder of Basic common stock, or any other holder of interests in Basic, as to how such holder should vote with respect to the mergers or any other matters. Basic paid TudorPickering a fee of $1.0 million upon delivery of its written opinion.

Opinions of Grey Wolf’s Financial Advisors (Page 62)

UBS Securities LLC

In connection with the mergers, the board of directors of Grey Wolf received an opinion from UBS Securities LLC, or UBS, one of Grey Wolf’s financial advisors, as to the fairness, from a financial point of view to Grey Wolf and as of the date of the opinion, of the Basic merger consideration relative to the Grey Wolf merger consideration provided for in the mergers. The full text of the written opinion of UBS, dated April 20, 2008, is attached as Annex D. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. UBS’ opinion was provided to the board of directors of Grey Wolf in connection with its evaluation of the mergers, does not address any other aspect of the mergers other than the Basic merger consideration relative to the Grey Wolf merger consideration from a financial point of view and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the mergers. Grey Wolf paid UBS a fee of $1.0 million upon delivery of its written opinion and has also agreed to pay UBS a transaction fee of $6.5 million contingent upon consummation of the mergers. In addition, Grey Wolf may pay UBS an additional fee of $1.0 million, solely in its discretion, upon consummation of the mergers.

Simmons & Company International

Simmons & Company International, or Simmons & Company, delivered its opinion to the board of directors of Grey Wolf to the effect that, as of April 20, 2008, and based upon and subject to factors and assumptions set forth in its opinion, the Basic merger consideration relative to the Grey Wolf merger consideration, as set forth in the merger agreement, was fair to Grey Wolf from a financial point of view. Grey Wolf does not intend to request that Simmons & Company render an opinion as of any date subsequent to April 20, 2008.

The full text of the written opinion of Simmons & Company, dated April 20, 2008, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex E. Grey Wolf paid Simmons & Company a fee of $100,000 on the date Simmons & Company was engaged by Grey Wolf, and an additional fee of $900,000 upon delivery of its written opinion.

Interests of Directors and Executive Officers in the Mergers (Page 75)

You should be aware that some Basic and Grey Wolf directors and executive officers have interests in the mergers as directors or executive officers that are different from, or in addition to, the interests of other Basic and Grey Wolf stockholders.

Continuing Board and Management Positions (Page 80)

The Holdings board of directors will consist of nine members divided into three classes having three members each. The term of each class of directors will expire at Holdings’ annual meeting in the following years: Class I — 2009; Class II — 2010; and Class III — 2011. Four of the members will be current members of, and designated by, Basic’s board of directors and five of the members will be current members of, and designated by, Grey Wolf’s board of directors. Pursuant to the merger agreement, Kenneth V. Huseman was deemed a Basic designated director and Thomas P. Richards was deemed a Grey Wolf designated director, in each case without further consultation or designation by the nominating committees or boards of Basic and Grey Wolf.

Basic intends to designate the following current members of its board of directors to serve on the Holdings board of directors in the class of directors indicated:

Name	Class

Kenneth V. Huseman	Class I
James S. D’Agostino	Class II
Robert F. Fulton	Class II
Steven A. Webster	Class III

Grey Wolf intends to designate the following current members of its board of directors to serve on the Holdings board of directors in the class of directors indicated:

Name	Class

Thomas P. Richards	Class I
Robert E. Rose	Class I
Frank M. Brown	Class II
William T. Donovan	Class III
William R. Ziegler	Class III

Pursuant to the Holdings restated certificate of incorporation and bylaws to be effective at the effective time of the mergers, in the event of the death, removal or resignation of a director designee of either company prior to the first anniversary of the effective time of the mergers, the remaining director designees from that company will be constituted as a committee to designate an individual to fill that vacancy. In addition, pursuant to the merger agreement and the Holdings amended and restated bylaws to be effective at the effective time of the mergers, until the first anniversary of the effective time of the mergers, the consent of at least two-thirds of the directors then in office will be required for (1) the election of any person other than Kenneth V. Huseman as Chief Executive Officer, and of any person other than Thomas P. Richards as Chairman, and (2) the removal, with or without cause, of either Mr. Huseman as Chief Executive Officer or Mr. Richards as Chairman. Further, pursuant to the merger agreement, at the effective time of the mergers Thomas P. Richards will become Chairman of the Board of Holdings, Kenneth V. Huseman will become the Chief Executive Officer of Holdings, David J. Crowley will become the President and Chief Operating Officer of Holdings and Alan Krenek will become the Executive Vice President and Chief Financial Officer of Holdings.

Regulatory Matters (Page 82)

HSR Act

Under the HSR Act, the mergers may not be consummated until premerger notifications and required information have been furnished to the Antitrust Division of the Department of Justice, or DOJ, and the Federal Trade Commission, or FTC, and the relevant waiting periods have been early terminated or have expired. Basic and Grey Wolf filed premerger notification forms pursuant to the HSR Act with the DOJ and the FTC on May 16, 2008 and received notice of early termination on June 6, 2008.

At any time before or after consummation of the mergers, the DOJ, the FTC or any state attorneys general could take any action under the antitrust laws deemed necessary or desirable in the public interest, including seeking to enjoin consummation of the mergers or seeking divestiture of particular assets or businesses of Basic or Grey Wolf.

Accounting Treatment (Page 84)

Immediately after the mergers, the financial statements of Grey Wolf will become the financial statements of Holdings, as adjusted to account for the mergers under the purchase method of accounting. For purposes of generally accepted accounting principles, Grey Wolf has been determined to be the accounting acquiror of Basic. Accordingly, the purchase price will be allocated to Basic’s identifiable assets and liabilities based on their estimated fair market value at the effective time of the mergers, and any excess of the purchase price over those fair values will be accounted for as goodwill on Holdings’ financial statements.

Appraisal Rights (Page 84)

Stockholders who wish to seek appraisal of their shares of Basic common stock or Grey Wolf common stock are urged to seek the advice of counsel with respect to the availability of appraisal rights.

Shares of Basic common stock outstanding immediately prior to the effective time of the Basic merger and held by a holder who has not voted in favor of the adoption of the merger agreement and who has delivered a written demand for appraisal of the stockholder’s shares in accordance with Section 262 of the Delaware General Corporation Law, which we refer to as the DGCL, will not be converted into the right to receive the Basic merger consideration. The holder will instead be entitled to seek an appraisal of the stockholder’s shares under the DGCL, unless and until the dissenting Basic holder fails to perfect or withdraws or otherwise loses the stockholder’s right to appraisal and payment under the DGCL. If, after the effective time of the Basic merger, a dissenting Basic stockholder fails to perfect or withdraws or otherwise loses the stockholder’s right to appraisal, the stockholder’s shares of Basic common stock will be treated as if they had been converted as of the effective time of the Basic merger into the right to receive the Basic merger consideration.

Shares of Grey Wolf common stock outstanding immediately prior to the time effective of the Grey Wolf merger and held by a holder who has not voted in favor of the adoption of the merger agreement and who has delivered a written objection notifying Grey Wolf of the stockholder’s decision to dissent in accordance with Article 5.12 of the Texas Business Corporations Act, which we refer to as the TBCA, will not be converted into the right to receive the Grey Wolf merger consideration. The holder will instead be entitled to receive the fair value of the stockholder’s shares under the TBCA, unless and until the dissenting Grey Wolf holder fails to perfect or withdraws or otherwise loses the stockholder’s right to dissent and payment under the TBCA. If, after the effective time of the Grey Wolf merger, a dissenting Grey Wolf stockholder fails to perfect or withdraws or otherwise loses the stockholder’s right to dissent, the stockholder’s shares of Grey Wolf common stock will be treated as if they had been converted as of the effective time of the Grey Wolf merger into the right to receive the Grey Wolf merger consideration.

The full text of Section 262 of the DGCL is attached to this joint proxy statement/prospectus as Annex H and the full text of Article 5.12 of the TBCA is attached to this joint proxy statement/prospectus as Annex I.

Material U.S. Federal Income Tax Consequences of the Mergers (Page 87)

Basic and Grey Wolf have structured the mergers to qualify as a “reorganization” for United States federal income tax purposes, and it is a condition to their respective obligations to complete the merger that each of Basic and Grey Wolf receive a legal opinion to that effect. Accordingly, neither Holdings, Grey Wolf nor Basic will recognize a gain or loss in connection with the mergers. However, stockholders of Basic and Grey Wolf may recognize a gain (but not loss) as a result of the mergers. Any gain realized from the exchange of the Grey Wolf common stock or Basic common stock in the mergers will generally be recognized only to the extent of the cash portion of the merger consideration received with the remainder of the gain (or any loss) deferred until the subsequent taxable disposition of the Holdings common stock received as merger consideration.

This summary does not address tax consequences that may vary with, or depend upon, individual circumstances. Accordingly, you should consult a tax advisor to determine the U.S. federal, state, local and foreign tax consequences to you of the mergers taking into account your particular circumstances.

Summary of Merger Agreement (Page 93)

The merger agreement is attached as Annex A to this joint proxy statement/prospectus and governs the terms of the mergers.

Conditions to the Mergers (Page 102)

Basic’s and Grey Wolf’s obligations to consummate the mergers are subject to the satisfaction or waiver of a number of conditions, including:

•	adoption and approval of the merger agreement and the mergers by the stockholders of each of Basic and Grey Wolf;

•	the expiration or early termination of any waiting period applicable to the consummation of the mergers under the HSR Act;

•	the approval of the shares of Holdings common stock to be issued in the mergers for listing on the New York Stock Exchange;

•	the availability to Holdings of the contemplated financing or alternative financing to pay the cash portion of the merger consideration;

•	the absence of any action taken by any governmental agency or U.S. court of competent jurisdiction that prohibits the consummation of the mergers;

•	the effectiveness of a registration statement relating to the shares of Holdings common stock to be issued in the mergers;

•	the receipt by each of Basic and Grey Wolf of a legal opinion with respect to certain U.S. federal income tax consequences of the mergers; and

•	other customary conditions, including the truth and correctness of the representations and warranties and performance of covenants by each party, subject to a materiality standard, and the absence of any occurrence, state of facts or development that has had or is reasonably likely to have a material adverse effect on either party.

“No Solicitation” Provisions (Page 100)

The merger agreement contains “no solicitation” provisions that prohibit either party from taking any action to solicit an acquisition proposal. The agreement does not, however, prohibit either party from furnishing information to or participating in negotiations with a person making an unsolicited acquisition proposal if such party’s board of directors determines in good faith that (1) the proposal is, or is reasonably likely to result in, a superior proposal, (2) the person has the financial and legal capacity to consummate such person’s proposal and (3) the person enters into a confidentiality agreement no less favorable than the confidentiality agreement between Basic and Grey Wolf. In addition, either party may terminate the merger agreement to enter into a definitive agreement with respect to a superior proposal.

Termination of Merger Agreement (Page 103)

The parties may terminate the merger agreement by mutual written consent. Either party may terminate the merger agreement if:

•	the mergers have not been consummated by November 30, 2008, through no fault of the terminating party;

•	there is a final and nonappealable legal restraint, injunction or prohibition of the mergers, as long as the terminating party has complied with certain covenants in the merger agreement;

•	the stockholders of Basic or Grey Wolf have held a meeting to consider the merger agreement but have voted not to adopt or approve the merger agreement;

•	the other party has breached its representations and warranties or failed to perform its covenants or agreements and such breach gives rise to a failure of certain closing conditions, unless the breach is cured within 60 days after notice of the breach;

•	the board of directors of the other party has withdrawn or adversely modified its recommendation of the merger agreement or the proposed transactions, recommended a takeover proposal or announced its intention to do either; or

•	the party decides to accept a superior proposal.

Termination Fees and Expenses (Page 104)

Under the merger agreement, Basic or Grey Wolf may be required to pay the other a termination fee of $30 million if the merger agreement is terminated under specified circumstances. In addition, Basic or Grey Wolf may be required to pay the other an expense reimbursement fee of $5 million if the merger agreement is terminated under specified circumstances, but in no event will a party be required to pay more than $30 million. See “The Merger Agreement — Termination of the Merger Agreement and Termination Fees — Termination Fees and Expenses” beginning on page 104.

Financing of the Mergers (Page 87)

Under the commitment letter among Grey Wolf, UBS Loan Finance LLC, UBS Securities LLC, (collectively, the “UBS Lenders”) and Goldman Sachs Credit Partners, L.P. (“GSCP”), dated April 20, 2008, and subject to the conditions set forth therein, the UBS Lenders and GSCP have committed to provide financing for the mergers. The commitment letter provides for a senior secured term loan facility to Holdings of up to $600 million and a senior secured revolving credit facility to Holdings of up to $325 million. The commitments are subject to satisfaction of certain conditions, including (1) execution of satisfactory documentation and (2) the absence of a Material Adverse Effect (as defined in the merger agreement) with respect to the business of Grey Wolf, Basic and their respective subsidiaries, taken as a group. The obligation of both Basic and Grey Wolf to complete the mergers is conditioned upon Holdings obtaining financing.

Comparison of Stockholder Rights (Page 135)

Basic and Holdings are incorporated under the laws of the State of Delaware. Grey Wolf is incorporated under the laws of the State of Texas. In accordance with the merger agreement, upon the consummation of the mergers, the holders of Basic common stock and Grey Wolf common stock will exchange their respective shares of common stock for Holdings common stock in accordance with their respective exchange ratios. Your rights as a stockholder of Holdings will be governed by Delaware law, Holdings’ restated certificate of incorporation and the amended and restated bylaws of Holdings. For a comparison of the material rights of Basic stockholders, Grey Wolf stockholders and Holdings stockholders under each company’s organizational documents and the Delaware statutory framework, please see “Comparison of Stockholder Rights” beginning on page 135.

Matters to be Considered at the Special Meetings

Basic

Basic stockholders will be asked to vote on the following proposals:

•	to adopt the merger agreement;

•	to approve the Horsepower Holdings, Inc. 2008 Equity Incentive Plan, a copy of which is attached as Annex G to this joint proxy statement/prospectus, to be used by Holdings following the consummation of the mergers;

•	to approve adjournment of the meeting, if necessary or appropriate, to solicit additional proxies in favor of approval of the foregoing Basic special meeting proposals; and

•	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Grey Wolf

Grey Wolf stockholders will be asked to vote on the following proposals:

•	to approve the merger agreement;

•	to approve the Horsepower Holdings, Inc. 2008 Equity Incentive Plan, a copy of which is attached as Annex G to this joint proxy statement/prospectus, to be used by Holdings following the consummation of the mergers;

•	to approve adjournment of the meeting, if necessary or appropriate, to solicit additional proxies in favor of approval of the foregoing Grey Wolf special meeting proposals; and

•	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Effectiveness of Holdings’ Equity Incentive Plan

The Horsepower Holdings, Inc. 2008 Equity Incentive Plan will be implemented only if it and the merger agreement are approved by the stockholders of both Basic and Grey Wolf.

Comparative Stock Prices and Dividends

Shares of Basic common stock are listed for trading on the New York Stock Exchange. Shares of Grey Wolf common stock are listed for trading on the American Stock Exchange. The following information is presented for comparative purposes only and does not represent the value of the consideration that Basic and Grey Wolf stockholders will receive per share as a result of the mergers. The following table sets forth the closing sales prices per share of Basic common stock and Grey Wolf common stock, on an actual and equivalent per share basis, on April 18, 2008, the last full trading day prior to the public announcement of the mergers, and on June 9, 2008, the last trading day for which this information could be calculated prior to the mailing of this joint proxy statement/prospectus:

			Equivalent
	Price		Price
	Per Share		Per Share
		Grey		Grey
	Basic	Wolf	Basic(1)	Wolf(2)

April 18, 2008	$25.77	$7.60	$34.73	$32.22
June 9, 2008	$30.44	$8.28	$39.80	$34.94

(1)	The Basic equivalent price per share is calculated as the sum of (i) the closing price of Basic common stock on each date divided by 0.9195, the Basic exchange ratio, plus (ii) $6.70 in cash, the Basic cash merger consideration.

(2)	The Grey Wolf equivalent price per share is calculated as the sum of (i) the closing price of Grey Wolf common stock on each date divided by 0.2500, the Grey Wolf exchange ratio, plus (ii) $1.82 in cash, the Grey Wolf cash merger consideration.

Neither Basic nor Grey Wolf has ever declared or paid any cash dividends on its common stock. The board of directors of Holdings will determine the dividend policy of Holdings after consummation of the mergers. Holdings’ payment of dividends will be restricted by the expected terms of the new Holdings credit agreement entered into as part of the financing for the mergers and by the terms of Basic’s 7.125% senior notes which Holdings will assume.

Selected Historical Financial and Operating Data

Basic and Grey Wolf are providing you with the following financial information to assist you in your analysis of the financial aspects of the mergers. This information is only a summary that you should read together with the historical audited consolidated financial statements of Basic and Grey Wolf and the related notes, as well as the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the annual reports on Form 10-K for the year ended December 31, 2007 and in the quarterly reports on Form 10-Q for the three-month period ended March 31, 2008 that Basic and Grey Wolf previously have filed with the SEC and that are incorporated by reference into this joint proxy statement/prospectus. Historical results are not necessarily indicative of any results to be expected in the future. See “Where You Can Find More Information” beginning on page 147.

The information below refers to EBITDA of Basic and Grey Wolf. EBITDA means earnings before interest, income taxes, depreciation and amortization. EBITDA has limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with generally accepted accounting principles (GAAP). EBITDA excludes some, but not all, items that affect net income. Limitations to using EBITDA as an analytical tool include:

•	EBITDA does not reflect current or future requirements for capital expenditures or capital commitments;

•	EBITDA does not reflect changes in, or cash requirements necessary to service interest or principal payments on indebtedness;

•	EBITDA does not reflect income taxes;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements;

•	an improving trend in EBITDA may not be indicative of an improvement in profitability; and

•	other companies in Basic’s and Grey Wolf’s industries may calculate EBITDA differently than do Basic and Grey Wolf, limiting its usefulness as a comparative measure.

Please see the reconciliations of EBITDA to net income, which is the most directly comparable GAAP financial measure, for each of Basic and Grey Wolf for each of the periods presented, below.

Basic Energy Services, Inc.

	Three Months Ended
	March 31,		Years Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(In thousands, except per share amounts and operating data)
	(Unaudited)

Statement of Operations Data:
Revenues	$229,873	$198,930	$877,173	$730,148	$459,752	$311,502	$180,899
Segment cost and expenses	137,747	116,145	518,917	414,854	282,843	212,160	123,613
General and administrative expenses	25,852	22,649	99,042	81,318	55,411	37,186	22,722
Depreciation and amortization	28,032	19,225	93,048	62,087	37,072	28,676	18,213
(Gain)/loss disposal of assets	225	341	477	277	(222)	2,616	391
Interest expense, net	6,648	5,124	25,136	15,504	12,660	9,550	5,174
Loss on early extinguishment of debt	—	230	230	2,705	627	—	5,197
Other income (expense)	38	61	176	169	220	(398)	146
Income from continuing operations	31,407	35,277	140,499	153,572	71,581	20,916	5,735
Income tax expense	11,751	13,204	52,766	54,742	26,800	7,984	2,772
Net income	19,656	22,073	87,733	98,830	44,781	12,861	2,834
Net income (loss) per share of common stock(1):
Basic	0.48	0.57	2.19	2.87	1.57	0.46	(0.09)
Diluted	0.47	0.56	2.13	2.56	1.35	0.42	(0.09)
Statement of Cash Flows Data:
Cash flows provided by (used in):
Operating activities	55,996	37,737	198,591	145,678	99,189	46,539	29,815
Investing activities	(43,308)	(128,886)	(294,103)	(241,351)	(107,679)	(73,587)	(84,903)
Financing activities	(4,455)	82,938	136,088	114,193	21,188	21,498	79,859
Other Financial Data:
Capital Expenditures:
Acquisitions, net of cash acquired	26,858	104,354	199,673	135,568	25,378	19,284	61,885
Property and equipment	18,427	23,783	98,536	104,574	83,095	55,674	23,501
EBITDA(2)	66,087	59,626	258,683	231,163	121,313	59,071	28,993
Operating Data:
Number of well servicing rigs(3):
Weighted average for period	392	364	376	344	305	279	257
Rig hours (000s)	202.5	210.8	831.2	868.2	760.7	618.8	523.9
Rig utilization rate(4):	72.2%	81.0%	77.3%	88.2%	87.1%	77.8%	71.4%
Number of drilling rigs(3):
Weighted average for period	9	3	8	2	—	—	—
Drilling rig days	645	168	2,233	484	—	—	—
Drilling rig utilization	78.8%	62.2%	76.5%	66.3%	—	—	—
Number of fluid service trucks:
Weighted average for period	644	652	655	588	455	386	249

(1)	Reflects a 5-for-1 stock split effected as a stock dividend in September 2005.

See footnotes continued on following page.

(2)	The following table presents a reconciliation of EBITDA to net income, which is the most directly comparable GAAP financial performance measure, for each of the periods indicated:

	Three Months Ended
	March 31,		Years Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(In thousands)
	(Unaudited)

Earnings before interest expense, income taxes, depreciation and amortization	$66,087	$59,626	$258,683	$231,163	$121,313	$59,071	$28,993
Depreciation and amortization	(28,032)	(19,225)	(93,048)	(62,087)	(37,072)	(28,676)	(18,213)
Net interest expense	(6,648)	(5,124)	(25,136)	(15,504)	(12,660)	(9,550)	(5,174)
Income tax expense	(11,751)	(13,204)	(52,766)	(54,742)	(26,800)	(7,984)	(2,772)
Net income	19,656	22,073	87,733	98,830	44,781	12,861	2,834

(3)	Includes all rigs owned during periods presented and excludes rigs held for sale.

(4)	Rig utilization rate based on the weighted average number of rigs owned during the periods being reported, a 55-hour work week per rig and the number of weekdays in the periods being presented.

	As of March 31,		As of December 31,
	2008	2007	2007	2006	2005	2004	2003
	(In thousands)
	(Unaudited)

Balance Sheet Data:
Cash and cash equivalents	$100,174	$43,154	$91,941	$51,365	$32,845	$20,147	$25,697
Property and equipment, net	649,987	549,134	636,924	475,431	309,075	233,451	188,243
Total assets	1,187,377	975,729	1,143,609	796,260	496,957	367,601	302,653
Long-term debt	410,179	337,069	406,306	250,742	119,241	170,915	142,116
Stockholders’ equity	545,751	445,316	524,821	379,250	258,575	121,786	107,295

Grey Wolf, Inc.

	Three Months Ended
	March 31,		Years Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(In thousands, except per share data and operating data)
	(Unaudited)

Statement of Operations Data:
Contract Drilling Revenue	$201,522	$242,013	$906,577	$945,527	$696,979	$424,634	$285,974
Costs and expenses:
Drilling operations	113,508	120,953	513,847	516,787	418,644	327,797	244,287
Depreciation and amortization	27,759	21,414	97,361	74,010	61,279	55,329	50,521
General and administrative	8,612	7,399	29,439	24,305	16,248	13,317	11,966
(Gain) loss on sale of assets and other	38	(53)	(175)	(16,054)	(115)	(45)	(81)

Total costs and expenses	149,917	149,713	640,472	599,048	496,056	396,398	306,693
Interest income (expense), net	(850)	(333)	(708)	(2,128)	(7,791)	(13,982)	(26,878)
Net income (loss)	31,323	58,578	169,892	219,951	120,637	8,078	(30,200)
Net income (loss) per common share:
Basic	0.18	0.32	0.93	1.16	0.63	0.04	(0.17)
Diluted	0.15	0.27	0.79	0.98	0.54	0.04	(0.17)
Statement of Cash Flows Data:
Cash flows provided by (used in):
Operating activities	93,339	121,191	295,832	288,230	221,612	45,146	(7,040)
Investing activities	(51,167)	(66,040)	(225,500)	(170,514)	(128,250)	(74,077)	(33,927)
Financing activities	(3,304)	(11,225)	(52,404)	(61,088)	8,073	46,291	(18,582)
Other Financial Data:
Capital Expenditures:
Acquisitions, net of cash acquired	—	—	—	—	—	28,906	—
Property and equipment	46,117	67,377	220,191	197,161	131,352	46,951	35,102
Deposits for new rig purchases	5,842	—	9,771	10,979	—	—	—
EBITDA(1)	81,851	116,873	376,668	431,975	265,775	84,342	30,770
Operating Data:
Rig days(2)	9,137	9,921	38,478	39,561	37,229	31,177	22,147
Average revenue per rig day	22,056	24,394	23,561	23,901	18,721	13,620	12,913
Average EBITDA per rig day	8,958	11,780	9,789	10,919	7,139	2,705	1,389
Average number of rigs operating	100	110	105	108	102	85	61

	As of March 31,		As of December 31,
	2008	2007	2007	2006	2005	2004	2003
	(In thousands)
	(Unaudited)

Balance Sheet Data:
Cash and cash equivalents	$286,569	$273,699	$247,701	$229,773	$173,145	$71,710	$54,350
Working capital	352,056	334,592	338,804	304,764	250,446	118,096	71,833
Total assets	1,259,707	1,150,836	1,207,970	1,086,984	869,035	635,876	532,184
Total liabilities	569,588	567,004	548,461	553,190	499,803	398,394	336,547
Shareholders’ equity	690,119	583,832	659,509	533,794	369,232	237,482	195,637

See footnotes on following page.

(1)	The following table presents a reconciliation of EBITDA to net income, which is the most directly comparable GAAP financial performance measure, for each of the periods indicated:

	Three Months Ended
	March 31,		Years Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(In thousands)
	(Unaudited)

Earnings before interest expense, income taxes, depreciation and amortization	$81,851	$116,873	$376,668	$431,975	$265,775	$84,342	$30,770
Depreciation and amortization	(27,759)	(21,414)	(97,361)	(74,010)	(61,279)	(55,329)	(50,521)
Interest expense	(3,337)	(3,492)	(13,910)	(13,614)	(11,364)	(14,759)	(27,832)
Total income tax (expense) benefit	(19,432)	(33,389)	(95,505)	(124,400)	(72,495)	(6,176)	17,383
Net income (loss) applicable to common shares	31,323	58,578	169,892	219,951	120,637	8,078	(30,200)

(2)	A rig day is a twenty-four hour period in which a Grey Wolf rig is under contract and should be earning revenues.

Selected Unaudited Pro Forma Condensed Combined Financial Data

The selected unaudited pro forma statement of operations data presented below is based on the assumption that the mergers occurred at the beginning of the periods presented and reflects only adjustments directly related to the mergers. The selected unaudited pro forma balance sheet data is prepared as if the mergers occurred on March 31, 2008. The pro forma adjustments are based on available information and assumptions that each company’s management believes are reasonable and in accordance with SEC requirements. The selected unaudited pro forma condensed combined financial data are presented for illustrative purposes only and should not be read for any other purpose. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies been combined for the period presented or the future results that the combined company will experience after the mergers. The selected unaudited pro forma condensed combined financial data:

•	have been derived from and should be read in conjunction with the “Holdings Unaudited Pro Forma Condensed Combined Financial Information” and the related notes beginning on page 125 of this joint proxy statement/prospectus; and

•	should be read in conjunction with the historical consolidated financial statements of Basic and Grey Wolf incorporated by reference into this joint proxy statement/prospectus.

	Three Months Ended	Year Ended
	March 31, 2008	December 31, 2007
	(In thousands, except per share data)

Statement of Operations Data:
Revenues	$431,395	$1,783,750
Operating expenses (excluding depreciation and amortization)	251,518	1,033,066
Depreciation and amortization	62,066	234,067
General and administrative	34,464	128,481
Interest expense	22,256	88,832
Net Income	39,915	201,103
Net Income per common share:
Basic	$0.49	$2.44
Diluted	0.44	2.16
Weighted average common shares outstanding:
Basic	81,355	82,584
Diluted	95,598	96,858

As of
March 31, 2008
(In thousands)

Balance Sheet Data:
Cash and cash equivalents	$151,527
Working capital	294,068
Total assets	3,076,573
Long-term debt, net of current portion	1,107,179
Stockholders’ equity	1,220,027

Unaudited Comparative Per Share Data

The following selected comparative per share information of Basic and Grey Wolf as of and for the three months ended March 31, 2008 and the year ended December 31, 2007 were derived from the companies’ unaudited and audited financial statements, respectively. You should read this information along with Basic’s and Grey Wolf’s historical consolidated financial statements and the accompanying notes for that period included in the documents described under “Where You Can Find More Information” beginning on page 147. You should also read the unaudited pro forma condensed combined financial information and accompanying discussion and notes included in this joint proxy statement/prospectus under “Holdings Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 125.

	Three Months Ended	Year Ended
	March 31, 2008	December 31, 2007

Basic — Historical:
Net Income per share:
Basic	$0.48	$2.19
Diluted	0.47	2.13
Book value per share of common stock	13.23	12.83
Basic — Equivalent unaudited pro forma per share data:
Net Income per share(1):
Basic	$.45	$2.24
Diluted	.40	1.99
Book value per share of common stock	13.57	N/A
Grey Wolf — Historical:
Net Income per share:
Basic	$0.18	$0.93
Diluted	0.15	0.79
Book value per share of common stock	3.86	3.70
Holdings — Unaudited pro forma combined amounts:
Net Income per share:
Basic	$0.49	$2.44
Diluted	0.44	2.16
Book value per share of common stock	14.76	N/A

(1)	The Basic equivalent unaudited pro forma per share data represents Holdings’ unaudited pro forma per share data multiplied by Basic’s exchange ratio of 0.9195.

RISK FACTORS

In addition to the other information included and incorporated by reference in this joint proxy statement/prospectus, Basic and Grey Wolf stockholders should carefully consider the matters described below to determine whether to adopt the merger agreement and thereby approve the mergers.

Risks Relating to the Mergers

The value of the shares of Holdings common stock and cash you receive upon the consummation of the mergers may be less than the value of your shares of Basic common stock or Grey Wolf common stock as of the date of the merger agreement, the date of this joint proxy statement/prospectus or the date of the special meetings.

The consideration that you will receive in the Basic merger and the Grey Wolf merger is fixed and will not be adjusted in the event of any change in the stock prices of Basic or Grey Wolf prior to the mergers. There may be a significant amount of time between the dates when the stockholders of each of Basic and Grey Wolf vote on the merger agreement at the special meeting of each company and the date when the mergers are completed. The absolute and relative prices of shares of Basic common stock and Grey Wolf common stock may vary significantly between the date of this joint proxy statement/prospectus, the date of the special meetings and the date of the completion of the mergers. These variations may be caused by, among other things, changes in the businesses, operations, results or prospects of Basic or Grey Wolf, market expectations of the likelihood that the mergers will be completed and the timing of completion, the prospects of post-merger operations, the effect of any conditions or restrictions imposed on or proposed with respect to the combined company by regulatory agencies and authorities, general market and economic conditions and other factors. In addition, it is impossible to predict accurately the market price of the Holdings common stock to be received by Basic and Grey Wolf stockholders after the completion of the mergers. Accordingly, the prices of Grey Wolf common stock and Basic common stock on the date of this joint proxy statement/prospectus and on the date of the special meetings may not be indicative of their prices immediately prior to completion of the mergers and the price of Holdings common stock after the mergers are completed.

The anticipated benefits of combining the companies may not be realized.

Basic and Grey Wolf entered into the merger agreement with the expectation that the mergers would result in various benefits that cannot be quantified at this time. See “The Mergers — Strategic and Financial Rationale for the Mergers” beginning on page 38. We may not achieve these benefits at the levels expected or at all. If we fail to achieve these expected benefits, the results of operations and the enterprise value of the combined company may be adversely affected.

The integration of Basic and Grey Wolf following the mergers will present significant challenges that may reduce the anticipated potential benefits of the mergers.

Basic and Grey Wolf will face significant challenges in consolidating functions and integrating their organizations, procedures and operations in a timely and efficient manner, as well as retaining key personnel. The integration of Basic and Grey Wolf will be complex and time-consuming due to the location of their corporate headquarters, and the size and complexity of each organization. The principal challenges will include the following:

•	integrating accounting systems and internal controls over accounting and financial reporting;

•	integrating Basic’s and Grey Wolf’s existing businesses;

•	combining diverse product and service offerings and sales and marketing approaches;

•	preserving customer, supplier and other important relationships; and

•	addressing differences in business cultures, preserving employee morale and retaining key employees, while maintaining focus on providing consistent, high quality customer service and meeting the operational and financial goals of the combined company.

The respective managements of Basic and Grey Wolf will have to dedicate substantial effort to integrating the businesses. These efforts could divert management’s focus and resources from other day-to-day tasks, corporate initiatives or strategic opportunities during the integration process.

Basic and Grey Wolf may not be able to retain key employees.

Uncertainty about the effect of the mergers on employees may have an adverse effect on Basic and Grey Wolf and, consequently, on the combined company. These uncertainties may impair Basic’s and Grey Wolf’s ability to attract, retain and motivate key personnel until the mergers are consummated and for a period of time thereafter. Employee retention may be particularly challenging during the pendency of the mergers because employees may experience uncertainty about their future roles with the combined company. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined company, the combined company’s business could be seriously harmed.

Basic and Grey Wolf will incur significant transaction and merger-related integration costs in connection with the mergers.

Basic and Grey Wolf expect to pay transaction costs of approximately $35.0 million in the aggregate, excluding change of control severance payments to some of their departing employees. These transaction fees include investment banking, legal and accounting fees and expenses, expenses associated with the financing of the mergers, SEC filing fees, printing expenses, mailing expenses and other related charges. These amounts are preliminary estimates that are subject to change. A portion of the transaction costs will be incurred regardless of whether the mergers are consummated. Basic and Grey Wolf will each pay its own transaction costs, except that they will share equally certain filing, printing, costs related to financing the mergers and other costs and expenses. Basic and Grey Wolf also expect to incur costs associated with integrating the operations of the two companies. Basic and Grey Wolf are in the early stages of assessing the magnitude of these integration costs.

While the mergers are pending, Basic and Grey Wolf will be subject to business uncertainties and contractual restrictions that could adversely affect their businesses.

Uncertainty about the effect of the mergers on customers and suppliers may have an adverse effect on Basic and Grey Wolf and, consequently, on the combined company. These uncertainties could cause customers, suppliers and others who deal with Basic and Grey Wolf to seek to change existing business relationships with Basic and Grey Wolf. In addition, the merger agreement restricts Basic and Grey Wolf, without the other party’s consent and subject to certain exceptions, from making certain acquisitions and taking other specified actions until the mergers occur or the merger agreement terminates. These restrictions may prevent Basic and Grey Wolf from pursuing otherwise attractive business opportunities and making other changes to their businesses that may arise prior to completion of the mergers or termination of the merger agreement.

The merger agreement limits Basic’s and Grey Wolf’s ability to pursue an alternative acquisition proposal and requires Basic or Grey Wolf to pay a termination fee of up to $30 million if either does.

The merger agreement prohibits Basic and Grey Wolf from soliciting, initiating or encouraging alternative merger or acquisition proposals with any third party. The merger agreement also provides for the payment by Basic or Grey Wolf of a termination fee of up to $30 million if the merger agreement is terminated in certain circumstances or the withdrawal by the board of directors of that company of its recommendation that the stockholders of that company vote for the adoption of the merger agreement, as the case may be. See “The Merger Agreement — Covenants and Agreements — No Solicitation” beginning on page 100.

These provisions limit Basic’s and Grey Wolf’s ability to pursue offers from third parties that could result in greater value to Basic’s or Grey Wolf’s stockholders. The obligation to make the termination fee payment may also discourage a third party from pursuing an alternative acquisition proposal.

The approvals needed to consummate the mergers may not be obtained.

The mergers are subject to the receipt of consents and approvals from various government entities that may impose conditions on, jeopardize or delay completion of the mergers or reduce the anticipated benefits of the mergers. It is possible that we may not obtain the required consents, orders, approvals and clearances. Moreover, if they are obtained, they may impose conditions on, or require divestitures relating to, the divisions, operations or assets of Basic or Grey Wolf. A substantial delay in obtaining any required approvals or the imposition of any unfavorable conditions or divestitures in connection with the receipt of any required approvals may jeopardize or delay completion of the mergers or reduce the anticipated benefits of the mergers.

Failure to complete the mergers could negatively impact the stock prices and the future business and financial results of Basic and Grey Wolf because of, among other things, the disruption that would occur as a result of uncertainties relating to a failure to complete the mergers.

The stockholders of both Basic and Grey Wolf may not approve the mergers or Basic and Grey Wolf may not receive the required consents, orders, approvals and clearances or satisfy the other conditions to the completion of the mergers. If the mergers are not completed for any reason, Basic and Grey Wolf could be subject to several risks, including the following:

•	being required to pay the other company a termination fee of up to $30 million in certain circumstances, as described under “The Merger Agreement — Termination of the Merger Agreement and Termination Fees” beginning on page 103;

•	having had the focus of management of each of the companies directed toward the mergers and integration planning instead of on each company’s core business and other opportunities that could have been beneficial to the companies; and

•	incurring substantial transaction costs related to the mergers.

In addition, Basic and Grey Wolf would not realize any of the expected benefits of having completed the mergers.

If the mergers are not completed, the price of Basic or Grey Wolf common stock may decline to the extent that the current market price of that stock reflects a market assumption that the mergers will be completed and that the related benefits will be realized, or a market perception that the mergers were not consummated due to an adverse change in Basic’s or Grey Wolf’s business. In addition, Basic’s business and Grey Wolf’s business may be harmed, and the prices of their stock may decline as a result, to the extent that customers, suppliers and others believe that the companies cannot compete in the marketplace as effectively without the mergers or otherwise remain uncertain about the companies’ future prospects in the absence of the mergers. Similarly, current and prospective employees of Basic and Grey Wolf may experience uncertainty about their future roles with the resulting company and choose to pursue other opportunities, which could adversely affect Basic or Grey Wolf, as applicable, if the mergers are not completed. The realization of any of these risks may materially adversely affect the business, financial results, financial condition and stock prices of Basic and Grey Wolf.

Some of the directors and executive officers of Basic and Grey Wolf have interests in the mergers that are different from the interests of Basic’s and Grey Wolf’s stockholders.

When considering the recommendation of their board of directors with respect to the mergers, stockholders should be aware that some directors and executive officers have interests in the mergers that are different from, or in addition to, the interests of the stockholders. These interests include (1) their designation as Holdings directors or executive officers, (2) the fact that the completion of the transaction will result in the acceleration of vesting of long-term incentive awards held by non-continuing directors and (3) the fact that certain executive officers of Basic and Grey Wolf have entered into change of control agreements that will entitle them to cash payments and other benefits if the mergers are completed and their employment is terminated or if the executive in question resigns or terminates his employment for certain reasons. Steven A.

Webster has also served on the board of directors of both Grey Wolf and Basic and is a beneficial owner in the common stock of each company.

Stockholders should consider these interests in conjunction with the recommendation of the directors of Basic and Grey Wolf of approval of the mergers. These interests have been described more fully in “The Mergers — Interests of Basic and Grey Wolf Directors and Executive Officers in the Mergers” beginning on page 75.

Risks Relating to the Businesses of the Combined Company

Holdings will have substantial debt after the mergers, which could have a material adverse effect on its financial health and limit its future operations.

Holdings will have a significant amount of debt immediately after the mergers. As of March 31, 2008, on a pro forma basis to reflect the mergers and Holdings’ borrowing to finance the cash component of the merger consideration, repayment of outstanding Basic debt and expenses relating to the mergers, Holdings’ total outstanding long-term debt would have been $1,107 million. Under the commitment letter between Grey Wolf, GSCP and the UBS Lenders dated April 20, 2008, and subject to the terms and conditions set forth in the commitment letter, GSCP and the UBS Lenders have committed to provide an aggregate principal amount of up to $600 million under a senior secured term loan facility to Holdings and an aggregate principal amount of up to $325 million under a senior secured revolving credit facility. The proceeds of the term loan facility may be used by Holdings to finance the cash component of the merger consideration, to repay outstanding debt of Basic and its subsidiaries, to pay expenses relating to the mergers, and to provide ongoing working capital requirements of Holdings and its subsidiaries following the mergers. See “Financing of the Mergers.”

Holdings’ substantial debt could have a material adverse effect on its financial condition and results of operations. In particular, it could:

•	increase Holdings’ vulnerability to general adverse economic and industry conditions, and require it to dedicate a substantial portion of its cash flow from operations to payments on its indebtedness, thereby reducing the availability of its cash flow to fund working capital, capital expenditures, acquisitions, other debt service requirements and other general corporate purposes;

•	increase Holdings’ exposure to risks inherent in interest rate fluctuations and changes in credit ratings or statements from rating agencies because certain of its borrowings are at variable rates of interest, which would result in higher interest expense to the extent Holdings has not hedged these risks against increases in interest rates;

•	place Holdings at a competitive disadvantage compared to its competitors that have less debt; and

•	limit Holdings’ ability to borrow additional funds.

Holdings may be vulnerable to interest rate increases due to its floating rate debt obligations.

As of March 31, 2008, on a pro forma basis to reflect the mergers, Holdings would have $732.2 million of outstanding long-term indebtedness subject to interest at floating rates. Changes in economic conditions outside of Holdings’ control could result in higher interest rates, thereby increasing Holdings’ interest expense and reducing its funds available for capital investment, operations or other purposes.

A material or extended decline in expenditures by oil and natural gas exploration and production companies due to a decline or volatility in oil and natural gas prices, a decrease in demand for oil and natural gas or other factors, could adversely affect Holdings’ business.

Holdings will be dependent on the level of activity by oil and natural gas exploration and production companies operating in the geographic markets where it operates. The number of wells they choose to drill and general production spending is strongly influenced by past trends in oil and natural gas prices, current prices and their outlook for future prices. Mild weather conditions and increased supplies of oil and natural gas from other sources could affect these prices. Low oil and natural gas prices, or the perception among oil and natural gas companies that prices are likely to decline, can materially and adversely affect the demand for and price of Holdings’ services.

Depending on the market prices of oil and natural gas, customers may cancel or curtail their drilling, workover and/or maintenance programs, thereby reducing demand for Holdings’ services. Even during periods when prices for oil and natural gas are high, companies exploring for oil and natural gas may cancel or curtail their drilling programs or reduce their maintenance spending for a variety of other reasons beyond Holdings’ control. Any reduction in the demand for Holdings’ services may materially adversely affect utilization rates for equipment and the prices Holdings receives for services, which adverse effects could adversely affect Holdings’ results of operation and financial condition. Oil and natural gas prices have been historically volatile and may continue to be so in the future. Many factors beyond Holdings’ control affect oil and natural gas prices, including:

•	weather conditions in the United States and elsewhere;

•	economic conditions in the United States and elsewhere;

•	actions by OPEC, the Organization of Petroleum Exporting Countries;

•	political instability in the Middle East, Venezuela, Nigeria and other major producing regions;

•	governmental regulations, both domestic and foreign;

•	the pace adopted by foreign governments for exploration of their national reserves; and

•	the overall supply and demand for oil and natural gas.

Holdings will be subject to federal, state and local regulation regarding issues of health, safety and protection of the environment. Under these regulations, Holdings may become liable for penalties, damages or costs of remediation. Any changes in laws and government regulations could increase its costs of doing business.

Holdings’ operations will be subject to federal, state and local laws and regulations relating to protection of natural resources and the environment, health and safety, oilfield waste fluids management, and transportation of oilfield waste fluids and other materials. Holdings’ fluid services operations will include disposal operations into injection wells that pose risks of environmental liability, including leakage from the wells to surface or subsurface soils, surface water or groundwater. Liability under these laws and regulations could result in cancellation of well operations, fines and penalties, expenditures for remediation, and liability for property damage and personal injuries. Sanctions for noncompliance with applicable environmental laws and regulations also may include assessment of administrative, civil and criminal penalties, revocation of permits and issuance of corrective action orders. Additionally, Holdings’ land drilling operations will often be conducted in or near ecologically sensitive areas, such as wetlands, which are subject to special protective measures and which may expose Holdings to additional operating costs and liabilities for noncompliance with applicable laws.

Laws protecting the environment generally have become more stringent over time and are expected to continue to do so, which could lead to material increases in costs for future environmental compliance and remediation. The modification or interpretation of existing laws or regulations, or the adoption of new laws or regulations, could curtail exploratory or developmental drilling for oil and gas and could limit well servicing opportunities. Some environmental laws and regulations may impose strict liability, which means that in some situations Holdings could be exposed to liability as a result of its conduct that was lawful at the time it occurred or conduct of, or conditions caused by, prior operators or other third parties. Clean-up costs and other damages arising as a result of environmental laws, and costs associated with changes in environmental laws and regulations could be substantial and could have a material adverse effect on Holdings’ financial condition.

Business acquisitions entail numerous risks and may disrupt Holdings’ business or distract management attention.

It is contemplated that as part of Holdings’ business strategy it will continue the strategies of Basic and Grey Wolf to consider and evaluate acquisitions of, or significant investments in, businesses and assets that are complementary to it. Any acquisition that Holdings completes could have a material adverse effect on Holdings’ operating results and/or the price of its securities. Acquisitions involve numerous risks, including:

•	unanticipated costs and liabilities;

•	difficulty of integrating the operations and assets of the acquired business;

•	Holding’ ability to properly access and maintain an effective internal control environment over an acquired company, in order to comply with public reporting requirements;

•	potential loss of key employees and customers of the acquired companies; and

•	an increase in Holdings’ expenses and working capital requirements.

Holdings may incur substantial indebtedness to finance future acquisitions and also may issue equity securities or convertible securities in connection with any such acquisitions. Debt service requirements could represent a significant burden on Holdings’ results of operations and financial condition and the issuance of additional equity could be dilutive to shareholders. Holdings will also be required to meet certain financial covenants in order to borrow money under its credit agreement to fund future acquisitions. Acquisitions could also divert the attention of Holdings’ management and other employees from Holdings’ day-to-day operations and the development of new business opportunities. Even if Holdings is successful in integrating its current or future acquisitions into its existing operations, Holdings may not derive the benefits, such as operational or administrative synergies, that Holdings expected from such acquisitions, which may result in the commitment of Holdings’ capital resources without the expected returns on such capital. In addition, Holdings may not be able to continue to identify attractive acquisition opportunities or successfully acquire identified targets.

Any difficulty Holdings experiences retaining, replacing or adding personnel could adversely affect Holdings’ business.

It is anticipated that Holdings will continue the respective businesses of Basic and Grey Wolf after the mergers and as a result will have personnel issues similar to those that have faced Basic and Grey Wolf in the past. Holdings may not be able to find enough skilled labor to meet its needs, which could limit its growth. The business activity performed by Basic historically decreases or increases with the current or forecast price of oil and gas. As a result, Holdings may have problems finding enough skilled and unskilled laborers in the future if demand for its services increases. Basic raised wage rates to attract workers from other fields and to retain or expand its current work force during 2007. If Holdings is not able to increase its service rates sufficiently to compensate for similar wage rate increases, its operating results may be adversely affected.

Although Grey Wolf has not historically encountered material difficulty in hiring and retaining qualified rig crews, shortages of qualified personnel have occurred in the past in its industry during periods of high demand. The demand for qualified rig personnel has increased as a result of overall stronger demand for land drilling services over the last few years. Holdings believes the demand for qualified rig personnel could increase further as new and refurbished rigs are brought into service by Holdings and its competitors.

Other factors may also inhibit Holdings’ ability to find enough workers to meet its employment needs. The work currently performed by Basic and Grey Wolf employees requires skilled workers who can perform physically demanding work. As a result of that industry’s volatility and the demanding nature of the work, workers may choose to pursue employment in fields that offer a more desirable work environment at wage rates that are competitive with Holdings’. Holdings’ believe that its success is dependent upon its ability to continue to employ and retain skilled technical personnel and qualified rig personnel. Holdings’ inability to employ or retain skilled technical personnel and qualified rig personnel generally could have a material adverse effect on its operations.

Holdings’ operations will involve operating hazards which if not adequately insured or indemnified against could adversely affect Holdings’ results of operations and financial condition.

Holdings’ operations will be subject to the usual hazards inherent in land drilling and the oil and gas exploration and production business, including the risks of:

•	accidents;

•	blowouts;

•	reservoir damage;

•	cratering;

•	fires, oil spills, pollution and explosions;

•	collapse of the borehole;

•	lost or stuck drill strings; and

•	damage or loss from natural disasters.

If these events occur they can produce substantial liabilities to Holdings which include:

•	suspension of operations;

•	damage to, or destruction of, property and equipment and the environment;

•	personal injury and loss of life; and

•	damage to producing or potentially productive oil and natural gas formations through which Holdings will likely drill.

It is anticipated that Holdings will attempt to obtain indemnification from its customers by contract, as was done by Grey Wolf, for certain of these risks under daywork contracts but it will not always be able to do so.

It is further anticipated that Holdings will seek to protect itself from some but not all operating risks through insurance coverage that is customary in the industry. The indemnification Holdings will likely receive from its customers and its own insurance coverage may not, however, be sufficient to protect it against liability for all consequences of disasters, personal injury and property damage.

Holdings’ insurance coverage will likely require that Holdings bear a portion of the claim through substantial insurance coverage deductibles. Holdings’ insurance or indemnification arrangements may not adequately protect it against liability from all of the risks of its business. If Holdings were to incur a significant liability for which it was not fully insured or indemnified, it could adversely affect its financial position and results of operations. In addition, claims for loss of oil and gas production and damage to formations can occur in the well services industry. Litigation arising from a catastrophic occurrence at a location where Holdings’ equipment and services are being used may result in Holdings being named as a defendant in lawsuits asserting large claims. Holdings also may be unable to obtain or renew insurance coverage of the type and amount it desires at reasonable rates.

The price of Holdings’ common stock may experience volatility.

Following the consummation of the mergers, the price of Holdings’ common stock may be volatile. Some of the factors that could affect the price of Holdings’ common stock are quarterly increases or decreases in revenue or earnings, changes in revenue or earnings estimates by the investment community, the ability of Holdings to implement its integration strategy and to realize the expected benefits from the mergers and speculation in the press or investment community about Holdings’ financial condition or results of operations. General market conditions and U.S. or international economic factors and political events unrelated to the performance of Holdings may also affect its stock price. For these reasons, investors should not rely on recent trends in the price of Basic or Grey Wolf common stock to predict the future price of Holdings’ common stock or its financial results.

The charter and bylaws of Holdings contain provisions that may make it more difficult for a third party to acquire control of it.

There are provisions in Holdings’ restated certificate of incorporation and amended and restated bylaws that may make it more difficult for a third party to acquire control of it, even if a change in control would result in the purchase of your shares of common stock of Holdings at a premium to the market price or would otherwise be beneficial to you. For example, Holdings’ restated certificate of incorporation authorizes Holdings’ board of directors to issue preferred stock without stockholder approval. If the board of directors of Holdings elects to issue preferred stock, it could be more difficult for a third party to acquire it. In addition, provisions of Holdings’ restated certificate of incorporation and bylaws provide for limitations on stockholder actions by written consent and on stockholder proposals at meetings of stockholders, could make it more difficult for a third party to acquire control of Holdings. Delaware corporation law may also discourage takeover attempts that have not been approved by the board of directors of Holdings.

CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus and the documents that are incorporated into this joint proxy statement/prospectus by reference may contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Those statements are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “will,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast” and other words of similar import. Forward-looking statements include information concerning possible or assumed future results of operations, including statements about the following subjects:

•	benefits, effects or results of the proposed mergers;

•	operations and results after the proposed mergers;

•	integration of operations;

•	business strategies;

•	growth opportunities;

•	competitive position;

•	market outlook;

•	expected financial position;

•	expected results of operations;

•	future cash flows;

•	financing plans;

•	budgets for capital and other expenditures;

•	plans and objectives of management;

•	timing of the consummation of the proposed mergers;

•	tax treatment of the proposed mergers;

•	accounting treatment of the proposed mergers;

•	costs in connection with the proposed mergers; and

•	any other statements regarding future growth, future cash needs, future operations, business plans and future financial results, and any other statements that are not historical facts.

These forward-looking statements represent Holdings’ intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors. Many of those factors are outside of Holdings’ control and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. In addition to the risk factors described in this joint proxy statement/prospectus under “Risk Factors,” as well as the risk factors described in the other documents Basic and Grey Wolf file with the SEC and incorporate by reference in this joint proxy statement/prospectus, those factors include:

•	conditions in the oil and gas industry, including any prolonged substantial reduction in oil and natural gas prices, which could cause a decline in the demand for Holdings’ services;

•	employment workforce factors, including the loss of key personnel;

•	changes in safety and environmental regulations pertaining to Holdings’ business;

•	the inherent risks associated with Holdings’ operations, such as equipment defects, malfunctions and natural disasters;

•	changes in governmental safety, health, environmental and other regulations, which could require us to make significant expenditures;

•	liabilities related to Holdings’ services; and

•	Holdings’ ability to successfully complete merger, acquisition or divestiture plans (including the proposed mergers), regulatory or other limitations imposed as a result of a merger, acquisition or divestiture, and the success of the business following a merger, acquisition or divestiture.

In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. You should consider the areas of risk and uncertainty described above and discussed under “Risk Factors” in this joint proxy statement/prospectus and the other documents we file with the SEC and incorporate by reference in connection with any written or oral forward-looking statements that may be made after the date of this joint proxy statement/prospectus by Basic, Grey Wolf or Holdings or anyone acting for any or all of them. Except as may be required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

THE MERGERS

The discussion in this joint proxy statement/prospectus of the mergers and the principal terms of the merger agreement are subject to, and are qualified in their entirety by reference to, the merger agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A and incorporated into this joint proxy statement/prospectus by reference.

General Description of the Mergers

Prior to entering into the merger agreement, Basic and Grey Wolf formed a new Delaware corporation, Horsepower Holdings, Inc. The merger agreement contemplates that Grey Wolf will merge with and into Holdings, with Holdings surviving the merger. In that merger, which we call the “Grey Wolf merger,” each share of Grey Wolf common stock will be converted into the right to receive 0.2500 of a share of Holdings common stock, which we refer to as the “Grey Wolf stock consideration,” and $1.82 in cash, which we refer to as the “Grey Wolf cash consideration” and together with the Grey Wolf stock consideration, the “Grey Wolf merger consideration.” The merger agreement contemplates that concurrently with the Grey Wolf merger, Basic will merge with and into Holdings, with Holdings surviving the merger. In that merger, which we call the “Basic merger,” each share of Basic common stock will be converted into the right to receive 0.9195 of a share of Holdings common stock, which we refer to as the “Basic stock consideration,” and $6.70 in cash, which we refer to as the “Basic cash consideration” and together with the Basic stock consideration, the “Basic merger consideration.” We refer to the Grey Wolf merger and the Basic merger together throughout this document as the “mergers.” As a result, the current holders of Basic common stock and Grey Wolf common stock will become holders of Holdings common stock. Immediately following completion of the mergers, based on the number of shares of common stock of each of Basic and Grey Wolf outstanding on the record date, former Basic stockholders will own approximately 47% of Holdings’ common stock and former Grey Wolf stockholders will own approximately 53% of Holdings’ common stock.

We intend to apply to the New York Stock Exchange prior to the consummation of the mergers to list Holdings common stock under the symbol “GW.”

Background of the Mergers

Each of Basic’s and Grey Wolf’s board of directors and senior management has from time to time engaged in strategic planning reviews to consider ways to enhance stockholder value. For each company, these reviews have included consideration of merger or acquisition transactions with third parties, both as the acquiring party and as the acquired party, and the potential benefits and risks of those transactions.

In this context, Thomas P. Richards, Chairman and Chief Executive Officer of Grey Wolf, and Kenneth V. Huseman, President and Chief Executive Officer of Basic, met on April 26, 2007, at the invitation of Mr. Richards, to discuss a possible transaction involving Basic and Grey Wolf. The two executives discussed the business prospects of their respective companies and the strategic merits of a business combination. Mr. Huseman advised Mr. Richards that he would consult the Basic board of directors concerning a possible transaction. In a conversation on May 14, 2007, Mr. Huseman and Mr. Richards discussed a possible all-cash transaction but did not have similar expectations as to price. The Grey Wolf board decided to discontinue further discussions with Basic because of the amount of indebtedness that would have then been required to finance an all-cash transaction with Basic.

Later in 2007, each of Basic and Grey Wolf held preliminary discussions with other publicly-held oilfield services companies, but neither resulted in the execution of definitive agreements and the transactions were abandoned.

No further business combination discussions were held between Basic and Grey Wolf until early 2008. However, the Basic board of directors continued to discuss Grey Wolf as a potential strategic combination candidate at regular meetings of the board during 2007.

On February 5, 2008, Steven A. Webster, Chairman of the Board of Basic and also a director of Grey Wolf, hosted a dinner for executives and directors of Basic and Grey Wolf who were attending an energy industry investor conference. Mr. Webster mentioned to David W. Wehlmann, the Executive Vice President and Chief Financial Officer of Grey Wolf, that the time might be right to again discuss a possible business combination between Basic and Grey Wolf. Mr. Webster indicated that he believed that Basic would consider a transaction involving stock consideration. Mr. Richards later contacted Mr. Huseman and the two executives arranged to meet again to discuss a possible business combination.

On February 20, 2008, Mr. Huseman and Mr. Richards met in Houston, Texas and discussed the possible terms and strategic rationale for a transaction, including the composition of the board of directors and senior management of the combined company. Both executives expressed an interest in considering a merger of equals structure similar to one that had been recently completed in the oilfield service sector in which stockholders of both merging companies received cash in the merger funded by indebtedness incurred by the combined company. The amount of a possible substantial cash payment to stockholders of the combined company in the merger was discussed, with Mr. Richards proposing a $200 million, and Mr. Huseman proposing a $600 million, aggregate cash payment. The difficulty of obtaining suitable financing for such a payment in light of then-existing disruption in the credit markets was also discussed. Mr. Richards proposed that the board of directors of the combined company consist of both Basic and Grey Wolf directors, with Grey Wolf directors constituting a majority, and that the combined company be named “Grey Wolf, Inc.” and be headquartered in Houston, Texas. Mr. Richards and Mr. Huseman also discussed pricing terms, with Mr. Richards initially suggesting no premium for Basic stockholders and Mr. Huseman countering that a 10% premium would be in order, but did not reach agreement. Both executives agreed to consult with their respective boards of directors for additional direction and meet again.

On the morning of February 27, 2008, Grey Wolf’s board of directors met at a regularly scheduled meeting at which Mr. Richards reported on his discussions with Mr. Huseman. The Grey Wolf board of directors discussed the strategic merits of a proposed merger with Basic and the amount of cash that might be paid to the stockholders of the combined company. The Grey Wolf board met in executive session to discuss possible candidates for senior management positions of the combined company.

Steven A. Webster is a director and stockholder of both Basic and Grey Wolf, but excused himself from participating in any discussions regarding the potential business combination at all meetings of the board of directors of Basic and Grey Wolf. In addition, he did not vote on the subsequent approvals of the mergers by the Basic and Grey Wolf boards.

On February 27, 2008, Messrs. Huseman and Richards met in Houston, Texas and held further discussions of a possible merger of equals between Basic and Grey Wolf which were continued by telephone the next day. The executives exchanged views concerning pricing terms, the amount of any cash payment to stockholders and the ongoing positions of Messrs. Huseman and Richards with the combined company.

Later in the day on February 27, 2008, Mr. Huseman also held individual discussions with Robert F. Fulton, William E. Chiles, H.H. Wommack, III and James S. D’Agostino, Jr., each of whom are members of the Basic board of directors, in Houston, Texas regarding the discussions being held with Grey Wolf.

On March 4, 2008, Mr. Huseman received a draft of a mutual confidentiality and standstill agreement from Grey Wolf.

On March 5, 2008, Mr. Huseman and Mr. Richards met and discussed potential pricing and other key terms of a merger of equals and the size and composition of the board of directors and the senior management of the combined company. Both agreed to continue discussions after consulting with their respective boards.

On March 7, 2008, a special meeting of the Grey Wolf board of directors was held to discuss the proposed merger. Mr. Richards updated the board concerning his discussions with Mr. Huseman. The board also received a presentation and advice from UBS Securities LLC, Grey Wolf’s financial advisor, concerning the proposed transaction and possible financing structures and terms. A representative of Porter & Hedges, L.L.P., legal counsel to Grey Wolf, also briefed the board on legal matters relating to the board’s responsibilities with respect to the proposed transaction.

On March 7, 2008, Mr. Richards informed Mr. Huseman that the Grey Wolf board of directors had given him authority to pursue negotiations with regard to a transaction with Basic with an 8% premium to Basic’s stockholders and a $600 million aggregate cash payment to the stockholders of the combined company. Mr. Huseman indicated that he believed that the Basic board of directors would require a higher premium. Messrs. Huseman and Richards both agreed that they would suggest an 8.5% premium for discussion by their respective boards.

On March 11, 2008, the Basic board of directors held a regularly scheduled meeting in Houston, Texas. Andrews Kurth LLP, legal counsel to Basic, discussed fiduciary duty matters with the directors, and inquired of the directors whether they had any potential conflicts. These matters, including Mr. Webster’s role as a director of Grey Wolf and his significant stock ownership in Grey Wolf, were disclosed and discussed. After Mr. Webster excused himself from the meeting, Mr. Huseman then briefed the Basic board on his merger talks with Mr. Richards and discussed the rationale and risks of a potential transaction with Grey Wolf. Goldman, Sachs & Co., Basic’s financial advisor, also made a presentation regarding financial aspects of the proposed strategic combination. After further discussion and deliberation, the board agreed that Mr. Huseman should continue to pursue due diligence and negotiations with respect to a possible transaction.

On March 12, 2008, the senior management of Basic and Grey Wolf met and gave presentations to each other regarding their respective businesses. Prior to the commencement of the meeting, a confidentiality and standstill agreement was executed and delivered by the companies. Also in attendance were representatives of Goldman Sachs and UBS. Representatives of Andrews Kurth and Davis Polk & Wardwell, legal counsel to Basic, and representatives of Porter & Hedges and Gardere Wynne Sewell LLP, legal counsel to Grey Wolf, were also present. Following the management presentations, Mr. Huseman and Mr. Richards met privately to discuss the key proposed transaction terms.

During the latter part of the week of March 13, 2008, and continuing into the following week, Basic and Grey Wolf, legal counsel for each of Basic and Grey Wolf, Goldman Sachs, UBS and legal counsel for Goldman Sachs and UBS, in their capacities as potential lead arrangers of financing for the mergers, held telephonic conferences to discuss alternative legal structures for the transaction. The resulting conclusion was that both Basic and Grey Wolf would simultaneously merge with and into a newly-created company, which would be the sole surviving corporation of the mergers.

On the morning of March 19, 2008, Messrs. Huseman and Richards met to discuss various open matters relating to the mergers, particularly those relating to the organizational structure and senior management of the combined company.

In the afternoon of March 19, 2008, a due diligence meeting was attended by senior management of each company and by each company’s financial and legal advisors. Each company’s management gave more detailed presentations about their respective companies than were given in the meeting held on March 12, 2008 and answered due diligence questions. Thereafter, and continuing into late April 2008, each company’s management, its financial advisors, its legal counsel and separate teams of the Transaction Advisory group of KPMG (on behalf of both Grey Wolf and Basic) conducted due diligence inquiries and reviews with respect to the other company.

On March 24, 2008, a special meeting of the Grey Wolf board of directors was held at which Grey Wolf management reported on the status of negotiations of the proposed mergers. UBS made a presentation regarding the proposed mergers, including possible terms and structure of the transaction, board and management composition post-transaction, the relative valuation of the two companies and the expected pro forma capitalization of the combined company, assuming indicative terms of merger financing. The Grey Wolf board also determined to engage Simmons & Company International to analyze the proposed transaction and express their opinion to the board with respect to the fairness of the mergers. Legal counsel to Grey Wolf provided legal advice to the board and briefed the board on the progress of legal due diligence of Basic and its business.

On March 27, 2008, Mr. Krenek, Basic’s chief financial officer, met with William T. Donovan and William R. Ziegler, who are each members of Grey Wolf’s audit committee, to discuss Mr. Krenek’s views on financing initiatives, financial leverage, internal control over financial reporting and disclosure controls and procedures, as well as their views of the corporate culture of Grey Wolf regarding the same matters.

On April 1, 2008, a special meeting of the Grey Wolf board of directors was held, the principal purpose of which was to receive a presentation from UBS, in its capacity as a possible joint lead arranger of financing for the mergers, of indicative financing commitment terms for the proposed merger financing. Also discussed in general were the expected terms of a commitment letter from UBS and an affiliate of Goldman Sachs to provide financing for the mergers. Mr. Richards also updated the board on the state of negotiations with Basic and a timetable for possible signing of the merger agreement.

On April 2, 2008, Mr. Huseman and Mr. Richards met and further discussed organizational matters and job responsibilities of the chairman, the chief executive officer and the president and chief operating officer of the combined company.

On April 3, 2008, Porter & Hedges sent a draft merger agreement to Andrews Kurth and Davis Polk & Wardwell. Thereafter, until the signing of the merger agreement, legal counsel for both companies negotiated and exchanged comments to the merger agreement and ancillary agreements to the merger agreement.

On April 9 and 10, 2008, representatives of Basic and Grey Wolf held meetings to discuss integration, transition and other organizational matters relevant to a possible transaction.

On April 10, 2008, the Grey Wolf board of directors held a special meeting at which a representative of Porter & Hedges reported on the status of negotiations with Basic regarding the merger agreement and the progress of legal due diligence. Management reported on the status of discussions regarding financing for the proposed transaction. A form of severance and retention plan for Basic and Grey Wolf employees following the mergers was also approved.

Later on April 10, 2008, Grey Wolf directors Frank M. Brown, William T. Donovan and Trevor M. Turbidy, met with Mr. Huseman to discuss Mr. Huseman’s background and experience and his vision and goals for the combined company. The group also discussed Mr. Huseman’s plans for managing the much larger combined company and its management organizational structure.

On April 14, 2008, the Grey Wolf board of directors held a special meeting at which a representative of Porter & Hedges briefed the board on the status of negotiations of the merger agreement, management reported on the progress of discussions with UBS and GSCP regarding financing for the mergers, and Gardere Wynne Sewell and Porter & Hedges updated the board regarding legal due diligence matters.

On April 17, 2008, the Basic board of directors held a special meeting in Houston, Texas. At this meeting, Mr. Huseman further discussed the rationale and risks for the potential transaction. The board received from its legal counsel, Davis Polk & Wardwell and Andrews Kurth, an overview of fiduciary duties and a summary of current terms proposed for the transaction. Goldman Sachs was also asked to join the meeting and to make a presentation regarding financial aspects of the proposed strategic combination. The board also discussed the engagement of Tudor, Pickering, Holt & Co. Securities Inc. to render a second fairness opinion in addition to the fairness opinion expected to be delivered by Goldman Sachs to Basic’s board of directors. Mr. Huseman also discussed a proposed mutual retention and severance plan for employees, and Messrs. Huseman and Krenek discussed the status of certain employment agreement amendments being requested by Grey Wolf in connection with the mergers. Goldman Sachs summarized and discussed with the board the current financing terms pursuant to proposed commitment letter. The directors present, other than Mr. Huseman, also met in executive session.

On April 17, 2008, Mr. Huseman and Grey Wolf director Trevor M. Turbidy met and discussed changes to the terms of Mr. Huseman’s and Mr. Krenek’s employment contracts that were being requested by Grey Wolf and management organizational matters of the combined company.

On the morning of April 18, 2008, the Grey Wolf board of directors held a special telephonic meeting to discuss matters relating to Mr. Huseman’s and Mr. Krenek’s employment contracts and the job responsibilities of senior management of the combined company. In addition, the Grey Wolf board received presentations from management and representatives of UBS regarding the proposal of UBS and GSCP to provide financing for the mergers. Representatives of UBS also presented information regarding the proposed mergers including the relative performance of the two companies’ stock prices, the pro forma financial condition of the combined company and an expected accretion/dilution analysis of the proposed transaction.

The Grey Wolf board of directors held a second special telephonic meeting in the early evening of April 18, 2008 to review and discuss two letter agreements that had been prepared by Grey Wolf’s legal counsel for signature by Basic, Grey Wolf and each of Messrs. Huseman and Krenek relating to the waiver by them of their rights to terminate their employment for “good reason” and to receive related change of control severance benefits under their employment contracts in connection with the mergers, and clarifying the management organization and job responsibilities of senior management of the combined company.

On April 19, 2008, Mr. Turbidy and Mr. Huseman discussed by telephone the letter agreements for Mr. Huseman and Mr. Krenek that had been presented by Mr. Turbidy to Mr. Huseman and discussed the previous day.

On the afternoon of April 19, 2008, the Grey Wolf board of directors held a special telephonic meeting to receive the report of legal counsel on negotiations between Grey Wolf and Mr. Huseman and Mr. Krenek regarding the letter agreements proposed by Grey Wolf.

On the afternoon of April 20, 2008, the Grey Wolf board of directors held a special meeting to consider further the mergers and the merger agreement. All members of the board, other than Mr. Webster, were present in person or by telephone. Representatives from Simmons & Company, UBS, Porter & Hedges, Gardere Wynne Sewell and KPMG also attended the meeting. Simmons & Company reviewed its financial analysis of the Basic merger consideration relative to the Grey Wolf merger consideration and then delivered to Grey Wolf’s board of directors its oral and written opinion that, as of the date of the opinion and based upon and subject to factors and assumptions described in the opinion, the Basic merger consideration relative to the Grey Wolf merger consideration was fair, from a financial point of view, to Grey Wolf. UBS then reviewed its financial analysis of the Basic merger consideration relative to the Grey Wolf merger consideration and delivered to Grey Wolf’s board of directors its oral opinion, later confirmed by its written opinion of the same date, that, as of the date of the opinion and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS described in its opinion, the Basic merger consideration relative to the Grey Wolf merger consideration provided for in the mergers was fair, from a financial point of view, to Grey Wolf. Management updated the board on the terms of the proposed transaction and the results of management’s due diligence process. The board also received due diligence reports from Grey Wolf’s legal counsel, Porter & Hedges and Gardere Wynne Sewell, regarding the scope and results of their respective due diligence inquiries. Porter & Hedges also briefed the board on the terms of the merger agreement. Representatives of the Transaction Services group of KPMG also reported to the board on the scope and results of their due diligence process relating to Basic’s financial accounting, tax and other matters. Following all presentations and further discussion, the Grey Wolf board of directors then determined that the form, terms, provisions and conditions of the merger agreement and the transactions contemplated by the merger agreement were fair and in the best interests of Grey Wolf and its stockholders and approved, adopted, declared advisable, ratified and confirmed the merger agreement and the transactions contemplated by the merger agreement, and recommended that the merger agreement be submitted to the Grey Wolf stockholders with the recommendation that the merger agreement be adopted and approved by the Grey Wolf stockholders. The Grey Wolf board of directors also determined that the Holdings incentive plan is fair and in the best interests of Grey Wolf and its stockholders and recommended that the Holdings incentive plan be submitted to the Grey Wolf stockholders with the recommendation that it be adopted and approved by the Grey Wolf stockholders.

On April 20, 2008, the Basic board of directors held a special meeting at the offices of Andrews Kurth in Houston, Texas. At this meeting, the board received from its legal counsel, Davis Polk & Wardwell and Andrews Kurth, a summary of the final terms of the merger agreement, voting agreement, lockup agreements, proposed waivers to employment and equity award documents, and other related matters, which final documents were also provided for the review and consideration of the directors. Goldman Sachs also made a presentation regarding its financial analysis of the strategic combination. After making this presentation, Goldman Sachs rendered its oral opinion, which was subsequently confirmed in writing, to the Basic board of directors to the effect that, as of the date of the opinion, and based upon and subject to the factors and assumptions set forth therein, the Basic merger consideration, taken in the aggregate, to be received by the holders of outstanding shares of Basic common stock pursuant to the merger agreement was fair from a financial point of view to such holders. In addition, TudorPickering also made a presentation and rendered its oral opinion, subsequently confirmed in writing, as to the fairness of the merger consideration from a financial point of view. The directors present, other than Mr. Huseman, also met in executive session. After final deliberation, the Basic board determined that the mergers are advisable and in the best interests of Basic and its stockholders, approved the merger and the merger agreement, recommended that Basic’s stockholders approve the merger agreement and directed that such matters be submitted to the Basic stockholders for their approval. The board also approved the Holdings incentive plan and directed that it be submitted to Basic’s stockholders for approval in connection with the mergers, approved the Severance and Retention Benefits Plan to be implemented for both Basic and Grey Wolf employees in connection with the mergers, and approved and ratified the engagement letters with Goldman Sachs and TudorPickering.

Late in the evening on April 20, 2008, following approval of the merger agreement by the boards of directors of both companies, the chief executive officers of Basic and Grey Wolf signed the merger agreement. Concurrently with the signing of the merger agreement, Grey Wolf entered into financing commitment letters with GSCP and the UBS Lenders pursuant to which GSCP and the UBS Lenders committed subject to the terms and conditions set forth in the financing commitment letter to provide loans under a senior secured term loan facility to the combined company of up to $600 million and a senior secured revolving credit facility to the combined company of up to $325 million to support the cash component of the merger consideration and to provide financing for general corporate purposes. The letter agreements among Basic, Grey Wolf and each of Messrs. Huseman and Krenek were also signed by all parties. In addition, the DLJMB affiliates delivered their executed voting agreement and the applicable officers and directors of Basic and Grey Wolf delivered executed lockup letters.

Early in the morning of April 21, 2008, the parties publicly announced the execution of the merger agreement.

Strategic and Financial Rationale for the Mergers

In the course of their discussions, both Basic and Grey Wolf recognized that there were substantial potential strategic and financial benefits to be obtained from the mergers. This section summarizes the primary strategic and financial reasons why Basic and Grey Wolf entered into the merger agreement. For a discussion of various factors that could prohibit or limit the parties’ ability to realize some or all of the benefits the parties expect to achieve in the mergers, please read “Risk Factors” beginning on page 23, “— Basic’s Reasons for the Mergers and Recommendation of Basic’s Board of Directors” beginning on page 39 and “— Grey Wolf’s Reasons for the Mergers and Recommendation of Grey Wolf’s Board of Directors” beginning on page 42.

We believe the mergers will provide the stockholders of each of Basic and Grey Wolf an opportunity to realize increased long-term returns on their investment by creating a combined company that is more operationally diverse, with enhanced size and scale. We believe that the mergers will enhance stockholder value by, among other things, enabling the parties to capitalize on the following benefits:

•	Complementary Strengths. The mergers will combine Basic’s strength in providing well site services with Grey Wolf’s strength as a land driller to create a larger, more diversified oilfield services company. The combined company is expected to have approximately 7,500 employees and will provide an array of complementary oilfield services spanning the entire life of a well.

•	Diversified Sources of Revenue. The sources of revenue for the combined company will be more diverse than either Basic or Grey Wolf individually because of the combined company’s larger customer base, its broader range of services and its wider geographic areas of operations, including international operations in Mexico. On a pro forma basis for the year ended December 31, 2007, Holdings’ revenues would have been derived 53% from contract drilling, 19% from well servicing, 15% from fluid services and 13% from completion and remedial services.

•	Expected Earnings and Cash Flow. We expect that the combined company will initially have greater earnings and cash flow than either Basic or Grey Wolf as a result of its size and business line diversification, as well as improved buying power and access to capital markets.

•	Premium Equipment. The combined company will benefit from each of its predecessor companies’ strategy of providing customers with premium equipment and is expected to have a fleet of approximately 130 drilling rigs and 395 workover rigs, as well as a broad range of other oilfield service assets.

•	Growth Opportunities. The combined company will be better positioned to take advantage of growth opportunities in domestic and foreign markets, both organically and through acquisitions.

Basic’s Reasons for the Mergers and Recommendation of Basic’s Board of Directors

At its meeting on April 20, 2008, after due consideration, the Basic board of directors:

•	determined that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of the stockholders of Basic;

•	approved, authorized and adopted the merger agreement; and

•	recommended that the stockholders of Basic vote FOR adoption of the merger agreement at the special meeting of stockholders of Basic.

In approving the merger agreement and making these determinations, the Basic board of directors consulted with Basic’s management as well as Goldman Sachs, Basic’s financial advisor, and TudorPickering, and legal counsel, and considered a number of factors, which are discussed below. The following discussion of the information and factors considered by the Basic board of directors is not intended to be exhaustive. In view of the wide variety of factors considered in connection with the mergers, the Basic board of directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific material factors it considered in reaching its decision. In addition, individual members of the Basic board of directors may have given different weight to different factors. The Basic board of directors considered this information and these factors as a whole, and overall considered the relevant information and factors to be favorable to, and in support of, its determinations and recommendations.

The Basic board of directors considered the following as generally supporting its decision to enter into the merger agreement:

•	Mutual Benefits. The Basic board considered the expected benefits to both companies and their stockholders described above under “— Strategic and Financial Rationale for the Mergers.”

•	Long-Term and Immediate Value. The Basic board believes that the mergers will allow Basic stockholders to participate in possible long-term value created by the combination of the two companies, while at the same time providing an immediate consideration to its stockholders in the form of the Basic merger consideration of $6.70 in cash per share plus shares of Holdings common stock.

•	Terms of Merger Agreement and Taxation. The Basic board considered (1) the Basic merger consideration relative to the Grey Wolf merger consideration, (2) the fact that Holdings is expected to be initially owned 47% by the former stockholders of Basic and (3) the anticipated tax aspects of the mergers as summarized below under the caption “— Material U.S. Federal Income Tax Consequences of the Mergers.”

•	Holdings Governance and Board Composition. The Basic board considered the corporate governance provisions of the proposed certificate of incorporation and bylaws of Holdings, that the Holdings board will be initially composed of five former Grey Wolf directors and four former Basic directors, and the initial membership of the committees of Holdings’ board of directors, all as further described in “— Continuing Board and Management Positions.”

•	Executive Management and Headquarters. The Basic board considered the initial composition of the executive management of Holdings after the consummation of the mergers, as further described in “— Continuing Board and Management Positions,” and that the principal executive offices of Holdings will initially be those of Grey Wolf in Houston, Texas. The Basic board considered that Messrs. Huseman and Krenek have agreed to the relocation of their principal offices from Midland to Houston upon completion of the mergers and, in the case of Mr. Krenek, to the later relocation of his principal residence from Midland, Texas to the Houston, Texas area.

•	Premium. The Basic board noted that the Basic merger consideration, based on the closing price of the Basic common stock on the last trading day before the execution of the merger agreement, reflected an approximate 8.5% premium to the closing price of the Basic common stock.

•	Ownership of Holdings. The Basic board noted that the stockholders of Basic would own approximately 47% of the combined company based on the number of shares of Basic and Grey Wolf common stock outstanding as of the date of the merger agreement and that DLJ Merchant Banking Partners III, L.P. and certain affiliated funds, who currently own approximately 44% of the outstanding shares of Basic common stock, would own approximately 21% of the combined company. This increased diversification of the shareholder base could result in increased trading liquidity for the combined company compared to the shareholder base of Basic.

•	Increased Scale. The Basic board considered the potential benefits to the combined company and Basic’s employees from the expanded opportunities available as a result of being part of a larger organization with increased operational scale.

•	Reciprocity of Merger Agreement. The Basic board considered the largely reciprocal nature of the terms of the merger agreement, including the representations and warranties, obligations and rights of the parties under the merger agreement, such as the provisions that permit either party to respond to an unsolicited superior proposal and change its recommendation of the mergers, the conditions to each party’s obligation to complete the mergers, the instances in which each party is permitted to terminate the merger agreement and the related termination fees payable by each party in the event of termination of the merger agreement under specified circumstances.

•	Recommendation of Management. The Basic board considered management’s recommendation in support of the mergers.

•	Fairness Opinions Presented to the Basic Board. The Basic board considered the financial analysis reviewed and discussed with the Basic board by representatives of both Goldman Sachs and TudorPickering on April 20, 2008, as well as the oral opinions of Goldman Sachs and TudorPickering that were delivered to the Basic board on such date (which were subsequently confirmed in writing by delivery of written opinions dated the same date) to the effect that, as of April 20, 2008 and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by each of them in preparing its opinion, the Basic merger consideration, taken in the aggregate, was fair from a financial point of view to the holders of outstanding shares of Basic common stock. Basic does not intend to request that Goldman Sachs or TudorPickering render an opinion as of any date subsequent to April 20, 2008.

•	Stock Market Prices. The Basic board considered the historical and current market prices of the Basic common stock and the Grey Wolf common stock.

The Basic board also considered the potential risks of the mergers, including the following:

•	Fixed Merger Consideration. The Basic board considered the fact that the merger consideration would not adjust downwards to compensate for changes in the price of Basic or Grey Wolf common stock prior to the consummation of the mergers, and that the terms of the merger agreement did not include termination rights triggered expressly by a decrease in the value of Grey Wolf relative to the value of Basic. The Basic board determined this structure was appropriate and the risk acceptable due to the directors’ focus on the relative intrinsic values and performance of Basic and Grey Wolf and the inclusion in the merger agreement of other structural protections, such as the board’s ability to change its recommendation in favor of the merger agreement or to terminate the merger agreement in certain circumstances.

•	Grey Wolf Business Risks. The Basic board considered certain risks inherent in Grey Wolf’s business and operations and other contingent liabilities. These risks include greater cyclicality in the North American land drilling market and natural gas environment compared to well servicing and other markets historically served by Basic. Based on reports of management and outside advisors regarding the due diligence process and the representations and warranties made by Grey Wolf in the merger agreement, the Basic board determined that these risks were manageable as part of the ongoing business of the combined company.

•	Integration and Synergies. The Basic board considered the challenges inherent in the combination of two business enterprises of the size and scope of Basic and Grey Wolf having corporate headquarters located in different cities, including the possibility the anticipated benefits sought to be obtained from the mergers might not be achieved in the time frame contemplated or at all.

•	Restrictions on Interim Operations. The Basic board considered the provisions in the merger agreement placing restrictions on Basic’s operations until completion of the mergers, and the extent of those restrictions as negotiated between the parties. See “The Merger Agreement — Covenants and Agreements — Interim Operations” beginning on page 95 for further information.

•	Personnel. The Basic board considered the adverse impact that business uncertainty pending completion of the mergers could have on the ability to attract, retain and motivate key personnel until the consummation of mergers.

•	No-Solicitation and Related Provisions. The Basic board considered the provisions of the merger agreement that, subject to certain exceptions, prohibit Basic from soliciting, entering into or participating in discussions regarding any acquisition proposal and the provisions of the agreement that require Basic to conduct a stockholder meeting to consider adoption of the merger agreement whether or not the board of that company continues to recommend in favor of the mergers, subject to the ability to terminate the merger agreement to accept a superior proposal. See “The Merger Agreement — Covenants and Agreements — No Solicitation” beginning on page 100 for further information.

•	Regulatory Approvals. The Basic board considered the regulatory approvals required to complete the mergers and the risk that governmental authorities might seek to impose unfavorable terms or conditions on the required approvals or that such approvals may not be obtained at all. The Basic board further considered the potential length of the regulatory approval process and the period of time Basic may be subject to the merger agreement without assurance that the mergers will be completed.

•	Termination Fee. The Basic board considered the risk of the provisions in the merger agreement relating to the potential payment of a termination fee of $30.0 million under certain circumstances or the payment of a $5.0 million expense reimbursement under certain other circumstances. See “The Merger Agreement — Termination of the Merger Agreement and Termination Fees” beginning on page 103 for further information.

•	Financing. The Basic board considered the risk that the financing might not be available on the terms set forth in the commitment letter and that the expiration of the financing commitment is September 30, 2008 while the merger agreement does not expire until November 30, 2008.

The Basic board also considered the following factors relating to the mergers:

•	the expected senior management of Holdings, including that Ken Huseman would be Chief Executive Officer of Holdings and Alan Krenek would be Executive Vice President and Chief Financial Officer of Holdings;

•	the corporate governance provisions of the proposed certificate of incorporation and bylaws of Holdings;

•	the scope of the due diligence investigation conducted by management and Basic’s outside advisors and the results thereof;

•	the pro forma earnings, cash flow and balance sheet impact of the mergers;

•	the relative financial performance, businesses, risks and prospects of Basic and Grey Wolf;

•	the historical and then-current stock price of Basic and Grey Wolf;

•	the fact that Steven A. Webster, the Chairman of Basic’s board of directors and a long-time director of Grey Wolf, abstained from participating in the deliberations of the board of directors of both Basic and Grey Wolf with respect to negotiations relating to the mergers; and

•	the interests that certain Basic executive officers and directors may have with respect to the mergers in addition to their interests as Basic stockholders. See “— Interests of Basic and Grey Wolf Directors and Executive Officers in the Mergers” beginning on page 75 for further information.

The Basic board concluded that, overall, the potential benefits of the mergers to Basic and its stockholders outweighed the risks, many of which are mentioned above.

The Basic board realized that there can be no assurance about future results, including results considered or expected as described in the factors listed above. It should be noted that this explanation of the reasoning of the Basic board and all other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Information Regarding Forward-Looking Statements” beginning on page 31.

The Basic board of directors has approved, authorized and adopted the merger agreement, has determined that the merger agreement and the transactions contemplated thereby, including the mergers, are advisable and in the best interests of the stockholders of Basic, and recommends that Basic stockholders vote FOR the proposal to adopt the merger agreement.

Grey Wolf’s Reasons for the Mergers and Recommendation of Grey Wolf’s Board of Directors

At its meeting on April 20, 2008, after due consideration, the Grey Wolf board of directors:

•	determined that the merger agreement and the transactions it contemplates are advisable, fair to and in the best interests of Grey Wolf and its stockholders;

•	approved the merger agreement; and

•	recommended that the Grey Wolf stockholders vote for the approval of the merger agreement.

In reaching its determination to recommend the approval of the merger agreement, the Grey Wolf board of directors consulted with management, as well as UBS Securities LLC and Simmons & Company International, Grey Wolf’s financial advisors, and Grey Wolf’s legal counsel. Grey Wolf’s board of directors also considered various material factors that are discussed below. The discussion in this section is not intended to be an exhaustive list of the information and factors considered by Grey Wolf’s board of directors. In view of the wide variety of factors considered in connection with the mergers, the Grey Wolf board of directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific material factors it considered in reaching its decision. In addition, individual members of the Grey Wolf board of directors may have given different weight to different factors. The Grey Wolf board of directors considered this information and these factors, as a whole and, overall, and considered the relevant information and factors to be favorable to, and in support of, its determinations and recommendation.

The Grey Wolf board of directors considered the following factors as generally supporting its decision to enter into the merger agreement:

•	Mutual Benefits. The Grey Wolf board considered the expected benefits to both companies and their stockholders described above under “— Strategic and Financial Rationale for the Mergers.”

•	Long-Term and Immediate Value. The Grey Wolf board believes that the mergers will allow Grey Wolf stockholders to participate in possible long-term value created by the combination of the two companies, while at the same time providing an immediate return to its stockholders in the form of the Grey Wolf merger consideration of $1.82 in cash per share plus shares of Holdings common stock.

•	Terms of Merger Agreement and Taxation. The Grey Wolf board considered (1) the largely reciprocal nature of the terms of the merger agreement, (2) the Grey Wolf merger consideration relative to the Basic merger consideration, (3) the fact that Holdings is expected to be initially owned 53% by the former stockholders of Grey Wolf and (4) the anticipated tax aspects of the mergers as summarized below under the caption “Material U.S. Federal Income Tax Consequences of the Mergers.”

•	Holdings Governance and Board Composition. The Grey Wolf board considered the corporate governance provisions of the proposed certificate of incorporation and bylaws of Holdings, that the Holdings board will be initially composed of five former Grey Wolf directors and four former Basic directors, and the initial membership of the committees of Holdings’ board of directors, all as further described in “— Continuing Board and Management Positions.”

•	Improved Commodity Price Exposure. Because a majority of Basic’s services are provided to producers of oil while Grey Wolf’s drilling services are provided predominately to customers in search of natural gas, the Grey Wolf Board considered that the combined company could be expected to have less exposure to changes in demand for its services caused by fluctuations in the price of natural gas.

•	Executive Management and Headquarters. The Grey Wolf board considered the initial composition of the executive management of Holdings after the consummation of the mergers, as further described in “— Continuing Board and Management Positions,” and that the principal executive offices of Holdings will initially be those of Grey Wolf in Houston, Texas. The Grey Wolf board considered that Messrs. Huseman and Krenek have agreed to the relocation of their principal offices from Midland to Houston upon completion of the mergers and, in the case of Mr. Krenek, to the later relocation of his principal residence from Midland, Texas to the Houston, Texas area.

•	Integration Experience of Holdings Senior Management. The Grey Wolf board regarded as positive the successful experience of Holdings’ ongoing management in integrating companies, although none of the companies integrated presented the magnitude or complexity of the integration challenges likely to confront Holdings as a result of the mergers.

•	No Mandatory Repurchase or Redemption of Senior Notes. The Grey Wolf board regarded as favorable that Holdings would succeed to the currently favorable financing terms of Basic’s 7.125% senior notes, Grey Wolf’s 3.75% contingent convertible senior notes and Grey Wolf’s floating rate contingent convertible senior notes because Holdings will not be required to make a mandatory offer to repurchase or redeem the senior notes of either company as a result of the mergers, although holders of Grey Wolf’s contingent convertible senior notes will have an opportunity to convert their senior notes into Grey Wolf common stock prior to the mergers under the terms of the contingent convertible senior notes.

•	Recommendation of Management. The Grey Wolf board considered management’s recommendation in support of the mergers.

•	Fairness Opinions Presented to the Grey Wolf Board. The Grey Wolf board considered the financial analyses presented by UBS Securities LLC and Simmons & Company International on April 20, 2008, as well as the oral opinions of those firms on that date (subsequently confirmed in written opinions dated the same date), to the Grey Wolf board as to the fairness, from a financial point of view and as of the date of such opinions, to Grey Wolf of the Basic merger consideration relative to the Grey Wolf merger consideration provided for in the mergers, as more fully described below under the caption “— Opinions of Grey Wolf’s Financial Advisors” beginning on page 62.

The Grey Wolf board also considered various potential risks of the mergers, including the following:

•	Fixed Merger Consideration. The Grey Wolf board considered the fact that the merger consideration will not adjust upward or downward to compensate for changes in the price of either Basic or Grey Wolf common stock prior to the consummation of the mergers, and that the terms of the merger agreement do not include termination rights triggered expressly by a decrease in value of either company due to a decline in the market price of that company’s common stock. The Grey Wolf board determined that this structure was appropriate and the risk acceptable in view of Grey Wolf board’s focus on the relative intrinsic values and financial performance of Basic and Grey Wolf, the percentage of the combined company to be owned by former holders of Grey Wolf common stock, and the inclusion in the merger agreement of other structural protections such as the board’s ability to change its recommendation in favor of the merger agreement or to terminate the merger agreement in the event of a material adverse change in Basic’s business.

•	Basic Business Risks. The Grey Wolf board considered certain risks inherent in Basic’s business and operations, including environmental risks. Based on reports of management and outside advisors regarding the due diligence process and the representations and warranties of Basic in the merger agreement, the Grey Wolf board determined that these risks were manageable as part of the ongoing business of the combined company.

•	Substantial Indebtedness. The Grey Wolf board considered the fact that as a result of the financing to be obtained in connection with the mergers and Holdings’ assumption of other indebtedness of Basic and Grey Wolf as a consequence of the mergers, Holdings will initially have substantial indebtedness.

•	Benefits of the Mergers and Integration. The Grey Wolf board evaluated the possibility that the anticipated benefits sought to be obtained from the mergers might not be achieved in the time frame contemplated, or at all, and the possibility that the integration of the two companies could be more time consuming and expansive than anticipated.

•	Personnel. The Grey Wolf board considered the adverse impact that uncertainty pending consummation of the mergers could have on the ability to attract, retain and motivate key personnel until the mergers are completed.

•	Restrictions on Interim Operations. The Grey Wolf board considered the provisions of the merger agreement placing restrictions on each company’s operations until completion of the mergers and the extent of those restrictions as negotiated between the parties. See “The Merger Agreement — Covenants and Agreements — Interim Operations” beginning on page 95 for further information.

•	No-Solicitation and Related Provisions. The Grey Wolf board considered the provisions of the merger agreement that, subject to certain exceptions, prohibit each company from soliciting, entering into or participating in discussions regarding any takeover proposal and the provisions of the agreement that require each company to conduct a stockholder meeting to consider adoption of the merger agreement whether or not the board of that company continues to recommend in favor of the mergers, subject to the ability to terminate the merger agreement to accept a superior proposal. See “The Merger Agreement — Covenants and Agreements — No Solicitation” beginning on page 100 for further information.

•	Regulatory Approvals. The Grey Wolf board considered the regulatory approvals required to complete the mergers and the risk that governmental authorities and third parties might seek to impose unfavorable terms or conditions on the required approvals or that such approvals may not be obtained at all. The Grey Wolf board further considered the potential length of the regulatory approval process and the period of time Grey Wolf may be subject to the merger agreement without assurance that it will be completed.

•	Termination Fee. The Grey Wolf board considered the provisions of the merger agreement relating to the potential payment or receipt of a termination fee of $30.0 million under certain circumstances or the payment of a $5.0 million expense reimbursement under certain other circumstances. See “The

Merger Agreement — Termination of the Merger Agreement and Termination Fees” beginning on page 103 for further information.

•	Financing. The Grey Wolf board considered the risk that the financing might not be available on the terms set forth in the commitment letter and that the expiration of the financing commitment is September 30, 2008 while the merger agreement does not expire until November 30, 2008.

The Grey Wolf board also considered the following factors:

•	the scope of the due diligence investigation conducted by management and Grey Wolf’s outside advisors and the results thereof;

•	the provisions of Holdings’ organizational documents, including those that are different from Grey Wolf’s;

•	the pro forma earnings, cash flow and balance sheet impact of the mergers;

•	the relative financial performance, businesses, risks and prospects of Basic and Grey Wolf;

•	the historical and then-current stock price of Basic and Grey Wolf;

•	the fact that the mergers will result in a special conversion privilege permitting, but not requiring, the holders of Grey Wolf convertible notes to convert their notes into Grey Wolf common stock;

•	the fact that an affiliated group of Basic’s stockholders holding approximately 44% of Basic’s common stock executed a voting agreement to vote in favor of the mergers at the Basic meeting;

•	the fact that Steven A. Webster, the Chairman of Basic’s board of directors and a long-time director of Grey Wolf, abstained from participating in the deliberations of the board of directors of both Basic and Grey Wolf with respect to negotiations relating to the mergers; and

•	the interests that certain Grey Wolf executive officers and directors may have with respect to the mergers in addition to their interests as Grey Wolf stockholders. See “— Interests of Basic and Grey Wolf Directors and Executive Officers in the Mergers,” beginning on page 75 for further information.

The Grey Wolf board of directors concluded that, overall, the potential benefits of the mergers to Grey Wolf and Grey Wolf’s stockholders outweighed the risks. The Grey Wolf board of directors realized that there can be no assurance about future results, including results considered or expected as described in the factors listed above. It should be noted that this explanation of Grey Wolf’s board of directors’ reasoning and all other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Information Regarding Forward-Looking Statements” beginning on page 31.

The Grey Wolf board of directors has approved the merger agreement, has determined that the merger agreement and the transactions contemplated thereby, including the mergers, are advisable, fair to and in the best interests of Grey Wolf and Grey Wolf’s stockholders, and recommends that Grey Wolf stockholders vote FOR the proposal to approve the merger agreement.

Financial Forecasts

During the course of discussions between Basic and Grey Wolf, the companies provided their respective financial advisors selected, non-public long-term financial forecasts prepared by the companies’ respective managements. Basic and Grey Wolf also exchanged with each other their managements’ financial projections for 2008. These 2008 forecast amounts are included below in this joint proxy statement/prospectus only because this information was provided by Basic and Grey Wolf directly to each other in connection with the proposed mergers.

Basic and Grey Wolf advised each other and their financial advisors that their respective short-term and long-term internal financial forecasts were subjective in many respects. The forecasts reflect numerous and varying assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and beyond Basic’s and Grey Wolf’s control. The forecasts also reflect numerous estimates and assumptions related to the businesses of Basic and Grey Wolf (including with respect to the growth of certain segments of their respective businesses) that are inherently subject to significant economic, political, and competitive uncertainties, all of which are difficult to predict and many of which are beyond Basic’s and Grey Wolf’s control. See “Risk Factors” beginning on page 23. The assumptions made in preparing the forecasts may not prove accurate, and actual results may be materially greater or less than those set forth below. See “Cautionary Information Regarding Forward-Looking Statements” beginning on page 31.

The managements of Basic and Grey Wolf have prepared from time to time in the past, and will continue to prepare in the future, internal financial forecasts that reflect various estimates and assumptions that change from time to time. Accordingly, the forecasts used in conjunction with the mergers may differ from these other forecasts.

THE FORECASTS OF BASIC AND GREY WOLF INCLUDED IN THIS JOINT PROXY STATEMENT/PROSPECTUS HAVE BEEN PREPARED BY, AND ARE THE RESPONSIBILITY OF, BASIC AND GREY WOLF MANAGEMENT, AS THE CASE MAY BE. THE ACCOMPANYING FORECASTS RELATED TO BASIC AND GREY WOLF WERE NOT PREPARED WITH A VIEW TOWARD PUBLIC DISCLOSURE OR WITH A VIEW TOWARD COMPLYING WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS WITH RESPECT TO FORECASTS, BUT, IN THE VIEW OF BASIC AND GREY WOLF MANAGEMENT, AS THE CASE MAY BE, WERE PREPARED ON A REASONABLE BASIS, REFLECT THE BEST ESTIMATES AND JUDGMENTS AVAILABLE AT THE TIME THE FORECASTS WERE PREPARED, AND PRESENT, TO THE BEST OF BASIC AND GREY WOLF, MANAGEMENT’S KNOWLEDGE AND BELIEF AT THE TIME THE INFORMATION WAS PREPARED, THE EXPECTED COURSE OF ACTION AND THE EXPECTED FUTURE FINANCIAL PERFORMANCE OF BASIC AND GREY WOLF. HOWEVER, THESE FORECASTS ARE NOT FACT AND SHOULD NOT BE RELIED UPON AS BEING NECESSARILY INDICATIVE OF FUTURE RESULTS, AND READERS OF THIS JOINT PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE FORECASTS. NEITHER KPMG LLP NOR ANY OTHER INDEPENDENT ACCOUNTANTS HAVE COMPILED, EXAMINED OR PERFORMED ANY PROCEDURES WITH RESPECT TO THE FORECASTS CONTAINED HEREIN, NOR HAVE THEY EXPRESSED ANY OPINION OR ANY OTHER FORM OF ASSURANCE ON SUCH FORECASTS OR THEIR ACHIEVABILITY, AND ASSUME NO RESPONSIBILITY FOR, AND DISCLAIM ANY ASSOCIATION WITH, THE FORECASTS.

THE INCLUSION OF THE FORECASTS IN THIS JOINT PROXY STATEMENT/PROSPECTUS SHOULD NOT BE REGARDED AS AN INDICATION THAT BASIC OR GREY WOLF OR THEIR RESPECTIVE OFFICERS AND DIRECTORS CONSIDER THE FORECASTS TO BE AN ACCURATE PREDICTION OF FUTURE EVENTS OR NECESSARILY ACHIEVABLE. IN LIGHT OF THE UNCERTAINTIES INHERENT IN FORWARD-LOOKING INFORMATION OF ANY KIND, BASIC AND GREY WOLF CAUTION YOU AGAINST RELYING ON THIS INFORMATION. NONE OF BASIC, GREY WOLF OR THEIR RESPECTIVE OFFICERS OR DIRECTORS INTEND TO UPDATE OR REVISE THE FORECASTS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE THEY WERE PREPARED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EXCEPT TO THE EXTENT REQUIRED BY LAW. SEE “CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS” BEGINNING ON PAGE 31.

Basic’s Forecasts

Basic’s forecasts for 2008 are based on the following material underlying assumptions:

•	the annual average number of workover rigs would be approximately 394 rigs;

•	workover rigs would complete approximately 861,000 hours;

•	workover rigs would average approximately $410 of revenue per rig hour;

•	the annual average number of fluid services trucks would be approximately 653 trucks;

•	fluid services trucks would average approximately $428,000 of annual revenue per truck;

•	the annual average number of drilling rigs would be approximately nine rigs;

•	contract drilling rigs would have an average dayrate of approximately $15,000;

•	total operating costs would be approximately $571 million; and

•	estimated cash capital expenditures, not including acquisitions, would be approximately $104 million.

Basic’s 2008 financial forecast was prepared using accounting principles consistent with its historical financial statements.

Forecast of Basic’s Results (dollars in millions)

2008

Revenue	$966
Operating Income	$172
Net Income	$91

Grey Wolf’s Forecasts

Grey Wolf’s forecasts for 2008 are based on the following material underlying assumptions:

•	the annual average number of its marketed rig fleet would be 122 rigs;

•	the average number of rigs working would be 102;

•	the consolidated average dayrate would be $22,364 per rig;

•	the total cash operating costs would be $553.1 million; and

•	total capital expenditures would be $156.0 million.

Forecast of Grey Wolf’s Results (dollars in millions)

2008

Revenue	$835
Operating Income	170
Net Income	108

Opinions of Basic’s Financial Advisors

Goldman, Sachs & Co.

Basic retained Goldman Sachs as its financial advisor in connection with the mergers.

In this capacity Goldman Sachs rendered its opinion to Basic’s board of directors that, as of April 20, 2008, and based upon and subject to the factors and assumptions set forth therein, the 0.9195 shares of Holdings common stock and the $6.70 in cash, taken in the aggregate, to be received by the holders of outstanding shares of Basic common stock in respect of each outstanding share of Basic common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated April 20, 2008, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B and is incorporated by reference in this joint proxy statement/prospectus. You should read the opinion in its entirety. Goldman Sachs provided its opinion for the information and assistance of Basic’s board of directors in connection with its consideration of the transactions contemplated by the merger agreement. The Goldman Sachs opinion is not a recommendation as to how any holder of outstanding shares of Basic common stock should vote with respect to Basic merger, Grey Wolf merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of Basic for the three fiscal years ended December 31, 2007 and of Grey Wolf for the five fiscal years ended December 31, 2007;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Basic and Grey Wolf;

•	certain other communications from Basic and Grey Wolf to their respective stockholders;

•	certain publicly available research analyst reports for Basic and Grey Wolf;

•	certain internal financial analyses and forecasts for Grey Wolf prepared by Grey Wolf’s management; and

•	certain internal financial analyses and forecasts for Basic prepared by its management and certain internal financial analyses and forecasts for Grey Wolf and for Holdings prepared by the management of Basic (the “Forecasts”), including certain cost savings and operating synergies projected by the managements of Basic and Grey Wolf to result from the mergers (the “Synergies”).

Goldman Sachs also held discussions with members of the senior management of Basic and Grey Wolf regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction and the past and current business operations, financial condition and future prospects of their respective companies. In addition, Goldman Sachs:

•	reviewed the reported price and trading activity for Basic common stock and Grey Wolf common stock;

•	compared certain financial and stock market information for Basic and Grey Wolf with similar information for certain other companies the securities of which are publicly traded;

•	reviewed the financial terms of certain recent business combinations in the oilfield services industry specifically and in other industries generally;

•	performed such other studies and analyses, and considered such other factors, as Goldman Sachs considered appropriate; and

•	reviewed (1) the Appraisal / Inventory Audit Report for Basic dated January 4, 2008 from Hadco International Appraisals & Consulting Services and (2) the Appraisal Report for Grey Wolf dated December 12, 2007 from M.E.L. Valuations, Inc. which Goldman Sachs received in connection with the proposed financing for Holdings (collectively, the “Appraisals”).

Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it. In that regard, Goldman Sachs assumed with Basic’s consent that the Forecasts, including the Synergies, had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Basic. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Basic or Grey Wolf or any of their respective subsidiaries and, except for the Appraisals, Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the mergers will be obtained without any adverse effect on Basic, Grey Wolf or Holdings or on the expected benefits of the mergers in any way meaningful to its analysis. Goldman Sachs’ opinion did not address any legal, regulatory, tax or accounting matters.

Goldman Sachs’ opinion did not address the underlying business decision of Basic to engage in the Basic merger, or the relative merits of the mergers as compared to any strategic alternatives that may be available to Basic. The opinion addressed only the fairness from a financial point of view to the holders of the outstanding shares of Basic common stock, as of the date of the opinion, of the Basic merger consideration, taken in the aggregate, to be received by such holders pursuant to the merger agreement. Goldman Sachs did not express any view on, and its opinion did not address, any other term or aspect of the merger agreement or the mergers, including, without limitation, the fairness of the mergers to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Basic or Grey Wolf; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Basic or Grey Wolf, or class of such persons in connection with the mergers, whether relative to the Basic merger consideration, taken in the aggregate, to be received by the holders of the outstanding shares of Basic common stock pursuant to the merger agreement or otherwise. Goldman Sachs did not express any opinion as to the prices at which shares of Holdings common stock will trade at any time. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of the opinion. Goldman Sachs’ advisory services and its opinion were provided for the information and assistance of the board of directors of Basic in connection with its consideration of the mergers and such opinion did not constitute a recommendation as to how any holder of Basic common stock should vote with respect to the mergers or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the board of directors of Basic in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 20, 2008, and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis.  Goldman Sachs reviewed and compared the historical daily trading prices of Basic common stock and Grey Wolf common stock from December 9, 2005 to April 18, 2008 and from April 18, 2007 to April 18, 2008 relative to the performance of the following indexes consisting of publicly traded corporations over the same periods: (1) an equally-weighted index comprised of common stock of workover services companies (referred to as the “Workover Services Companies”) consisting of Key Energy Services and Complete Production Services, Inc.; (2) an equally-weighted index comprised of common stock of mid and large cap land drilling companies (referred to as the “Mid and Large Cap Drillers Companies”) consisting of Nabors Industries, Inc., Helmerich and Payne, Inc., and Patterson-UTI Energy, Inc.; and (3) an equally-weighted index comprised of common stock of small cap land drilling companies (referred to as the “Small Cap Drillers Companies”) consisting of Parker Drilling Company, Pioneer Drilling Company, and Union Drilling, Inc. We refer to the Workover Services Companies, the Mid and Large Cap Drillers Companies and the Small Cap Drillers Companies as the “Selected Companies.”

Transaction Premium Analysis.  Goldman Sachs analyzed the premium implied by the value of the Basic merger consideration compared to the closing price of Basic common stock as of April 18, 2008, the last day of trading on the New York Stock Exchange prior to the delivery of Goldman’s oral opinion, as well as the premiums over the average of closing share prices during the 10 trading days prior, 30 trading days prior and 90 trading days prior to that day, as well as the premiums over Basic common stock’s 52 week high and 52 week low prior that day.

The following table presents the results of this analysis:

	Price	Implied
Transaction Price Premium to:	per Share	Premium

Current stock price (4/18/08)	$25.77	8.5%
Prior 10 trading days average	$24.35	14.8%
Prior 30 trading days average	$22.18	26.0%
Prior 90 trading days average	$21.13	32.3%
52 week high	$27.77	0.7%
52 week low	$17.95	55.8%

Selected Companies Analysis.  Goldman Sachs reviewed and compared certain financial information for Basic and Grey Wolf to corresponding financial information, ratios and public market multiples for the Selected Companies. Although none of the Selected Companies is directly comparable to Basic or Grey Wolf, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Basic and Grey Wolf.

Goldman Sachs calculated and compared various financial multiples and ratios for the Selected Companies, Basic and Grey Wolf based on information that it obtained from public filings and estimates from the Institutional Brokers Estimate System, or IBES, with respect to the Selected Companies, Basic and Grey Wolf:

•	ratios of current enterprise value (which Goldman Sachs defines as diluted market capitalization plus net debt) to estimated calendar year 2008 earnings before interest, taxes, depreciation and amortization (which Goldman Sachs calls EBITDA);

•	ratios of current enterprise value to estimated calendar year 2009 EBITDA;

•	ratios of the April 18, 2008 closing share price (which Goldman Sachs calls current share price) to estimated calendar year 2008 earnings per share;

•	ratios of current share price to estimated calendar year 2009 earnings per share;

•	ratios of current share price to estimated calendar year 2008 cash flow per share; and

•	ratios of current share price to estimated calendar year 2009 cash flow per share.

The following table presents the results of this analysis:

	Implied Multiples
					Workover Services		Mid and Large Cap		Small Cap Drillers
			Grey		Companies		Drillers Companies		Companies
	Basic		Wolf		(Median Multiples)		(Median Multiples)		(Median Multiples)

Enterprise Value/EBITDA:
2008 (estimated)	5.3	x	4.8	x	5.7	x	7.1	x	4.9	x
2009 (estimated)	4.9	x	4.4	x	5.2	x	6.4	x	4.4	x
Current Share Price/Earnings per Share:
2008 (estimated)	13.2	x	13.8	x	11.8	x	13.4	x	14.0	x
2009 (estimated)	11.8	x	12.3	x	9.9	x	12.0	x	11.1	x
Current Share Price/Cash Flow per Share:
2008 (estimated)	5.2	x	7.1	x	5.8	x	7.7	x	5.4	x
2009 (estimated)	4.7	x	6.5	x	5.1	x	6.6	x	4.8	x

In addition, using estimates provided by the management of Basic for Basic and Grey Wolf, Goldman Sachs also calculated:

•	ratios of current enterprise value to estimated EBITDA for 2008 and 2009;

•	ratios of current share price to estimated earnings per share for 2008 and 2009; and

•	ratios of current share price to estimated cash flow per share (which Goldman Sachs defines as net income plus depreciation and amortization per share) for 2008 and 2009.

Goldman Sachs, using estimates provided by Basic, also calculated for Grey Wolf, assuming convertible debt is treated as debt, ratios of current enterprise value to estimated EBITDA, current share price to estimated earnings per share and current share price to estimated cash flow per share for 2008 and 2009.

The following table presents the results of this analysis with respect to Basic and Grey Wolf:

	Implied Multiples
	Basic		Grey Wolf
			Basic Management
	Basic		Estimates (Assuming		Basic Management
	Management		Convertible Debt		Estimates (Assuming
	Estimates		Treated as Debt)		Conversion of Debt)

Enterprise Value/ EBITDA:
2008 (estimated)	5.0	x	4.6	x	4.6	x
2009 (estimated)	4.7	x	4.2	x	4.2	x
Current Share Price/Earnings per Share:
2008 (estimated)	11.8	x	11.3	x	13.1	x
2009 (estimated)	11.1	x	9.5	x	11.1	x
Current Share Price/Cash Flow per Share:
2008 (estimated)	5.2	x	5.8	x	6.9	x
2009 (estimated)	4.8	x	5.3	x	6.3	x

Selected Precedent Transactions Analysis.  Goldman Sachs reviewed and compared the proposed terms of the mergers to corresponding publicly available terms for recent precedent transactions that Goldman Sachs deemed generally comparable to the mergers. The reviewed terms included relative market capitalization, relative ownership, premium to market, and the number of board seats and senior management positions the constituent companies contributed to the merged entities following the consummation of the transaction.

The selected precedent transactions, in order of announcement date, were:

Date
Announced	Acquiror	Target

7/23/07	Transocean, Inc.	GlobalSantaFe Corporation
2/5/07	Universal Compression Holdings, Inc.	Hanover Compressor Company
8/12/04	National-Oilwell, Inc.	Varco International, Inc.
1/28/02	PanCanadian Energy Corp.	Alberta Energy Company Ltd.
11/19/01	Phillips Petroleum Company	Conoco, Inc.
9/1/01	Santa Fe International Corporation	Global Marine, Inc.
5/23/01	Pride International, Inc.	Marine Drilling Co., Inc.
3/16/01	BHP Ltd.	Billiton PLC
10/16/00	Chevron Corporation	Texaco, Inc.

Historical Exchange Ratio Analysis.  Goldman Sachs calculated the average historical exchange ratios of Basic common stock to Grey Wolf common stock and the premium or discount derived by comparing the implied exchange ratio based on the closing prices of Basic Common Stock and Grey Wolf common stock on April 18, 2008 of 3.39 to the implied exchange ratios of 3.68 implied by the transaction terms as well as the implied exchange ratios based on the average closing prices of Basic common stock and Grey Wolf common stock during the following periods ending on April 18, 2008: 5-trading days, 10-trading days, 30-trading days, 3-months, 6-months, one year, and since Basic initial public offering on December 9, 2005.

The following table presents the results of this analysis:

	Implied Exchange Ratio
	of Basic Common Stock
Time Period (up to	to Grey Wolf		Premium/Discount to
April 18, 2008)	Common Stock		Market

Current	3.39	x	0.0%
Transaction Terms	3.68	x	8.5%
5-day Average	3.37	x	(0.6)%
10-day Average	3.38	x	(0.2)%
30-day Average	3.31	x	(2.3)%
3-month Average	3.30	x	(2.7)%
6-month Average	3.52	x	3.9%
1-Year Average	3.38	x	(0.2)%
Since Basic IPO (on December 9, 2005)	3.51	x	3.4%

Contribution Analysis.  Goldman Sachs performed a contribution analysis in which Goldman Sachs analyzed the relative estimated contributions to be made by Basic and Grey Wolf to EBITDA, cash flow (defined as net income plus depreciation and amortization), and net income of the combined company following consummation of the mergers, before taking into account any of the possible benefits that may be realized following the mergers.

The following table presents the results of this analysis:

	Implied
	Exchange		Premium to
	Ratios		Current

EBITDA:
2008 (estimated)	3.11	x	(8.3)%
2009 (estimated)	3.00	x	(11.6)%
Cash Flow:
2008 (estimated)	3.84	x	13.3%
2009 (estimated)	3.75	x	10.7%
Net Income:
2008 (estimated)	3.26	x	(4.0)%
2009 (estimated)	2.94	x	(13.2)%

Relative Discounted Cash Flow Analysis.  Goldman Sachs performed an illustrative relative discounted cash flow analysis to determine the implied exchange ratios of Basic common stock to Grey Wolf common stock, assuming each company continued to operate as a standalone company and using estimates for Basic and Grey Wolf prepared by Basic’s management. Goldman Sachs calculated the implied exchange ratios using present values of five years of estimated cash flows starting from March 31, 2008 for Basic and Grey Wolf, applying a range of discount rates ranging from 6.5% to 8.5%, and the present value of an illustrative terminal value of Basic and Grey Wolf at March 31, 2013, based on a range of terminal multiples from 4.0x to 5.5x estimated EBITDA. This analysis resulted in implied exchange ratios of Basic common stock to Grey Wolf common stock ranging from 3.22x to 3.53x.

Goldman Sachs then calculated the premiums, expressed as a percentage, the transaction exchange ratio of 3.68x bears to the range of implied exchange ratios set forth above. This analysis resulted in a range of premiums of the transaction exchange ratio to the implied exchange ratios of 4.2% to 14.1%.

Accretion/Dilution Analysis.  Goldman Sachs analyzed the pro forma financial effects of the mergers on Grey Wolf’s estimated earnings per share and cash flow per share using estimates for Basic and Grey Wolf based on the views of Basic’s management. Goldman Sachs compared the projected earnings per share and cash flow per share of Grey Wolf common stock on a standalone basis for 2008 and 2009, assuming no mergers, to the projected earnings per share and cash flow per share of the holdings company assuming completion of the mergers. This analysis indicated that the mergers would be accretive on an estimated earnings per share basis and on an estimated cash flow per share basis for both years analyzed.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company used in the above analyses as a comparison is directly comparable to Basic or Grey Wolf.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to Basic’s board of directors as to the fairness from a financial point of view to the holders of outstanding shares of Basic common stock of the Basic merger consideration, taken in the aggregate, to be received by such holders in connection with the mergers. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Basic or Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The Basic merger consideration to be received by Basic shareholders was determined through arms’ length negotiations between Basic and Grey Wolf and was approved by Basic’s board of directors. Goldman Sachs provided advice to Basic during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Basic or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the mergers.

As described above, Goldman Sachs’ opinion to Basic’s board of directors was one of many factors taken into consideration by Basic’s board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of Basic, Grey Wolf and any of their respective affiliates or any currency or commodity that may be involved in the mergers contemplated by the merger agreement for their own account and for the accounts of their customers. Goldman Sachs acted as financial advisor to Basic in connection with, and has participated in certain of the negotiations leading to, the mergers.

At Basic’s request, GSCP, an affiliate of Goldman Sachs has entered into financing commitments to provide Holdings with revolving credit facilities and a term loan in connection with the consummation of the mergers, subject to the terms of such commitments, and for which such affiliate will receive customary fees and as a result of which potential conflicts of interest (or a perception thereof) between Goldman Sachs and Basic may arise. Please be advised that GSCP is acting as an independent contractor in connection with the proposed financing and will not have, and the proposed financing will not be deemed to create, an advisory, fiduciary or agency relationship, or any fiduciary or other implied duties, between GSCP, on the one hand, and Basic or Holdings, and their respective equity holders and affiliates, on the other. In addition, please be advised that GSCP looked solely to its own interests and objectives in determining whether, and on what terms, it would arrange and/or provide such financing, as set forth in the commitment letter.

In addition, Goldman Sachs provided certain investment banking and other financial services to Basic and its affiliates from time to time, including having acted as joint bookrunner for the initial public offering of 14,375,000 shares of common stock of Basic in December 2005, and as co-manager for the offering of the Company’s 7.125% Senior Notes due 2016 (aggregate principal amount $225 million) in April 2006. Goldman Sachs also may provide investment banking and other financial services to Basic, Grey Wolf and Holdings and their respective affiliates in the future. In connection with the above-described services Goldman Sachs has received, and may receive, compensation.

The board of directors of Basic selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the mergers. Pursuant to a letter agreement dated April 8, 2008 Basic engaged Goldman Sachs to act as its financial advisor in connection with the mergers. Pursuant to the terms of this engagement letter, Basic has agreed to pay Goldman Sachs a transaction fee of $11.5 million, $8.5 million of which is contingent upon consummation of the mergers. In addition, Basic has agreed to reimburse Goldman Sachs for its expenses and indemnify Goldman Sachs against certain liabilities arising out of its engagement.

Tudor, Pickering, Holt & Co. Securities, Inc.

Basic retained Tudor, Pickering, Holt & Co. Securities, Inc., or TudorPickering, to provide a fairness opinion to the board of directors of Basic in connection with the mergers. Basic instructed TudorPickering to evaluate the fairness, from a financial point of view, of the merger consideration to be paid to the holders of Basic common stock pursuant to the merger agreement.

At a meeting of the board of directors of Basic held on April 20, 2008, TudorPickering rendered its opinion to the board of directors of Basic that, as of April 20, 2008, based upon and subject to the factors and assumptions set forth in the opinion and based upon such other matters as TudorPickering considered relevant, the merger consideration to be paid to the holders of Basic common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The opinion speaks only as of the date it was delivered and not as of the time the mergers will be completed. The opinion does not reflect changes that may occur or may have occurred after April 20, 2008, which could significantly alter the value of Basic or Grey Wolf or the respective trading prices of their common stock, which are factors on which TudorPickering’s opinion was based.

The full text of the TudorPickering opinion, dated April 20, 2008, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken by TudorPickering in rendering its opinion, is attached as Annex C to this document and is incorporated herein by reference. The summary of the TudorPickering opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion. Basic stockholders are urged to read the TudorPickering opinion carefully and in its entirety. TudorPickering provided its opinion for the information and assistance of the board of directors of Basic in connection with its consideration of the mergers. The TudorPickering opinion does not constitute a recommendation to any holder of shares of Basic common stock as to how such holder should vote with respect to the mergers or any other matter.

TudorPickering’s opinion and its presentation to the board of directors of Basic were among many factors taken into consideration by the board of directors of Basic in approving the merger agreement and making its recommendation regarding the mergers.

In connection with rendering its opinion and performing its related financial analysis, TudorPickering reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of Basic for the three years ended December 31, 2007;

•	annual reports to shareholders and Annual Reports on Form 10-K of Grey Wolf for the five years ended December 31, 2007;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Basic and Grey Wolf;

•	certain other communications from Basic and Grey Wolf to their respective stockholders;

•	certain internal financial information and forecasts for Basic and Grey Wolf prepared by the management of Basic;

•	certain publicly available research analyst reports with respect to the future financial performance of Basic and Grey Wolf, which it discussed with the senior managements of Basic and Grey Wolf; and

•	certain cost savings and operating synergies projected by the managements of Basic and Grey Wolf to result from the mergers.

TudorPickering also held discussions with members of the senior managements of Basic and Grey Wolf regarding their assessment of the strategic rationale for, and the potential benefits of, the mergers and the past and current business operations, financial condition and future prospects of their respective entities and of

Holdings. In addition, TudorPickering reviewed the reported price and trading activity for the Basic common stock and Grey Wolf common stock, compared certain financial and stock market information for Basic and Grey Wolf with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the drilling and oilfield services industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

For purposes of its opinion, TudorPickering assumed and relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by or for it, or publicly available, and has not independently verified such information. In that regard, TudorPickering assumed with Basic’s consent that the financial information and forecasts and synergies referenced above were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Basic. TudorPickering also assumed that all governmental, regulatory or other consents or approvals necessary for the consummation of the mergers will be obtained without any material adverse effect on Basic, Grey Wolf, Holdings, the holders of Basic common stock or the mergers. Further, it assumed the financing for the mergers will be consummated on terms consistent with the commitment letter among Grey Wolf, GSCP and the UBS Lenders. In addition, TudorPickering has not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Basic or any of its subsidiaries or Grey Wolf or any of its subsidiaries and has not been furnished with any such evaluation or appraisal.

TudorPickering’s opinion is necessarily based upon economic, monetary, market and other conditions as in effect on, and the information made available to it as of, April 20, 2008. TudorPickering has disclaimed any undertaking or obligation to update, revise or reaffirm its opinion or to advise any person of any change in any matter affecting its opinion which may be brought to its attention after the date of its opinion.

The estimates contained in TudorPickering’s analysis and the results from any particular analysis are not necessarily indicative of future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets neither purport to be appraisals nor do they necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, TudorPickering’s analysis and estimates are inherently subject to substantial uncertainty.

In arriving at its opinion, TudorPickering did not attribute any particular weight to any particular analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Several analytical methodologies were employed by TudorPickering in its analyses, and no one single method of analysis should be regarded as critical to the overall conclusion reached by TudorPickering. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, TudorPickering believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by TudorPickering, therefore, is based on the application of TudorPickering’s own experience and judgment to all analyses and factors considered by TudorPickering, taken as a whole.

TudorPickering’s opinion relates solely to the fairness from a financial point of view to the holders of the outstanding shares of Basic common stock of the merger consideration to be paid to such holders in the mergers as contemplated by the merger agreement. TudorPickering’s opinion was provided for the information and assistance of the board of directors of Basic in connection with its consideration of the merger agreement and the mergers, and does not constitute a recommendation to any holder of Basic common stock, or any other holder of interests in Basic, as to how such holder should vote with respect to the mergers or any other matters.

TudorPickering’s opinion does not address the relative merits of the mergers as compared to any alternative business transaction or strategic alternative that might be available to Basic, nor does it address the underlying business decision of Basic to engage in the mergers and the other transactions contemplated by the merger agreement. TudorPickering does not express any view on, and its opinion does not address, any other term or aspect of the merger agreement or the mergers, including, without limitation, the fairness of the mergers to, or any consideration received in connection therewith by, creditors or other constituencies of Basic or Grey Wolf; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Basic or Grey Wolf, or any class of such persons, in connection with the mergers. TudorPickering has not been asked to consider, and its opinion does not address, the price at which Holdings’ common stock will trade at any time. TudorPickering is not rendering any legal or accounting advice and understands Basic is relying on its legal counsel and accounting advisors as to legal and accounting matters in connection with the mergers.

The data and analysis summarized herein is from TudorPickering’s presentation to the board of directors of Basic delivered on April 20, 2008, which primarily utilized data from market closing prices as of April 18, 2008. For purposes of its analysis, TudorPickering defined EBITDA as net income plus income taxes, interest expense (less interest income), depreciation and amortization. Cash flow represents cash flow provided by operations, which includes changes in working capital.

Summary of TudorPickering’s Analysis

Pursuant to the merger agreement, holders of Basic common stock will receive in the mergers 0.9195 shares of Holdings’ common stock and $6.70 in cash for each share of Basic common stock. Holders of Grey Wolf common stock will receive 0.2500 shares of Holdings’ common stock and $1.82 in cash for each share of Grey Wolf common stock. These figures represent the outcome of a negotiated share exchange ratio of 3.678x (the number of shares of Holdings’ common stock to be paid in the mergers in respect to each share of Basic common stock in relation to the number shares of Holdings’ common stock to be paid in respect to each share of Grey Wolf common stock) and a pro rata distribution of approximately $600 million to the stockholders of Basic and Grey Wolf based on such share exchange ratio. Based on this share exchange ratio, former Basic stockholders would own approximately 46% of the shares of common stock of Holdings.

In determining its opinion, TudorPickering focused its analysis on determining if the merger consideration to be paid to holders of Basic common stock in the mergers was fair from a financial point of view to such holders. As part of that analysis, TudorPickering analyzed the relative valuations of Basic and Grey Wolf to assess whether a 3.678x share exchange ratio was fair to Basic’s stockholders from a financial point of view.

Historical Share Exchange Ratio Analysis

TudorPickering derived implied historical share exchange ratios by dividing the closing price of the Basic common stock by the closing price of the Grey Wolf common stock for each trading day over varying time periods. Such derived share exchange ratios were used by TudorPickering as a basis for comparison with the proposed share exchange ratio, which is calculated as an 8.5% premium to the exchange ratio calculated based on the 10-day volume weighted average prices of the Basic and Grey Wolf shares as of April 18, 2008. The following table sets forth the results of this analysis:

			Premium
			Implied by
	Share		Proposed
	Exchange		Exchange
	Ratio		Ratio

Ratio As Of April 18, 2008	3.391	x	8.5%
10-Day Average	3.383	x	8.7
1-Month Average	3.300	x	11.5
6-Month Average	3.502	x	5.0
1-Year Average	3.358	x	9.5
Since Basic IPO	3.503	x	5.0

Accretion / Dilution Analysis

TudorPickering analyzed the pro forma effects of the mergers on Basic’s estimated earnings per share and cash flow per share based on the views of Basic’s management. For purposes of the analysis, each share of Basic common stock and Grey Wolf common stock was converted to an equivalent number of shares of Holdings’ common stock using the share exchange ratio. For purposes of the analysis, $600 million, which is the estimated cash component of the merger consideration to be paid to holders of Basic common stock and Grey Wolf common stock in the mergers, was treated as having been paid in the form of a pro rata dividend to holders of Holdings’ common stock immediately following the mergers. The analysis was performed first assuming that the Grey Wolf convertible debt remained outstanding and then assuming that the debt converted to shares of Holdings’ common stock.

% Accretion/
(Dilution)
to Basic
Stockholders

Accretion / Dilution without Conversion
2008E EPS	21%
2009E EPS	34
2008E CFPS	31
2009E CFPS	31

% Accretion/
(Dilution)
to Basic
Stockholders

Accretion / Dilution with Conversion
2008E EPS	8%
2009E EPS	18
2008E CFPS	14
2009E CFPS	14

Relative Contribution Analysis

TudorPickering analyzed implied share exchange ratios based on projections of each company’s relative contributions of EBITDA, cash flow and net income as provided by Basic’s management. Relative contribution analysis was done for each of the three parameters utilized and the projected years ending December 31, 2008 and December 31, 2009. The analysis was performed first assuming that the Grey Wolf convertible debt remained outstanding and then assuming that the debt converted to shares of Holdings’ common stock. The implied ownership of Basic stockholders was converted to an implied exchange ratio, which was compared with the exchange ratio proposed by the transaction.

	Implied Share
	Exchange Ratio

Without Conversion
2008E EBITDA	3.129	x
2009E EBITDA	3.246	x
2008E Cash Flow	3.551	x
2009E Cash Flow	3.564	x
2008E Net Income	2.817	x
2009E Net Income	2.313	x

	Implied Share
	Exchange Ratio

With Conversion
2008E EBITDA	3.341	x
2009E EBITDA	3.405	x
2008E Cash Flow	4.294	x
2009E Cash Flow	4.307	x
2008E Net Income	3.317	x
2009E Net Income	2.745	x

Discounted Cash Flow Contribution Analysis

TudorPickering performed a discounted cash flow analysis of Basic and Grey Wolf using financial forecasts through 2013 as provided by Basic’s management. A total of three cases were analyzed reflecting sensitivities to both revenues and gross margins. Terminal values in 2013 were based on 5.0x EBITDA. Discount rates of 9% for Basic and 10% for Grey Wolf were used to discount annual free cash flows and terminal values to derive enterprise values, which were then adjusted by respective net debt amounts to assess the relative equity values of Basic and Grey Wolf. The results were presented as part of the contribution analysis. The implied ownership of Basic stockholders was converted to an implied exchange ratio, which was compared with the exchange ratio proposed by the transaction.

Implied Share
Exchange Ratio

Discounted Cash Flow Without Conversion
DCF Contribution	2.836-3.816	x
Discounted Cash Flow With Conversion
DCF Contribution	3.175-3.530	x

Selected Stock Merger Transactions

TudorPickering reviewed certain financial and governance information for each “merger of equals” transaction in the energy industry with the following criteria: (1) greater than 60% stock consideration; (2) the target retained at least 25% ownership; (3) announced since 2003; and (4) transaction value greater than $300 million.

•	Transocean/GlobalSantaFe (2007)

•	Hercules Offshore/TODCO (2007)

•	Universal Compression/Hanover Compressor (2007)

•	Petrohawk Energy Corporation/KCS Energy, Inc. (2006)

•	SEACOR Holdings Inc./Seabulk International (2005)

•	Cimarex Energy Co./Magnum Hunter Resources, Inc. (2005)

•	National-Oilwell, Inc./Varco International Inc. (2004)

•	Kerr-McGee Corporation/Westport Resources Corp. (2004)

•	Plains Exploration & Production Co./Nuevo Energy Company (2004)

•	Devon Energy Corp./Ocean Energy, Inc. (2003)

For each of the preceding transactions, TudorPickering calculated the premium to the stock price implied by the exchange ratio for the transaction to the last trading day prior and a trading day one month prior to the announcement of the transaction, compared the target pro forma ownership of the combined company, and reviewed certain non-financial terms of the transaction, including the composition of the board of directors and management of the combined company. TudorPickering did not perform its selected transactions review for the purposes of performing financial analyses. The results of these analyses and reviews are summarized in the following table:

				% of Board of
			Target	Directors	Premium to
	% Stock		Ownership	from Target	1-Day	1-Month

Transocean/GlobalSantaFe(1)	100	%(1)	28%	50%	0.0%	1.5%
Hercules Offshore/TODCO	62%		64%	30%	28.2%	27.5%
Universal Compression/Hanover Compressor	100%		56%	44%	2.4%	12.1%
Petrohawk Energy Corporation/KCS Energy, Inc.	71%		50%	44%	9.6%	32.9%
SEACOR Holdings Inc./Seabulk International	81%		26%	15%	NA	NA
Cimarex Energy Co./Magnum Hunter Resources, Inc.	100%		48%	10%	26.9%	31.8%
National-Oilwell, Inc./Varco International Inc.	100%		49%	50%	9.2%	9.9%
Kerr-McGee Corporation/Westport Resources Corp.	100%		33%	10%	10.7%	13.4%
Plains Exploration & Production Co./Nuevo Energy Company	100%		49%	29%	(3.0)%	2.7%
Devon Energy Corp./Ocean Energy, Inc.	100%		33%	31%	3.6%	6.9%
Median	100%		48%	30%	9.2%	12.1%

(1)	For purposes of its analysis, TudorPickering has assumed that the cash component of the merger consideration paid to holders of Transocean’s and GlobalSantaFe’s common stock was paid in the form of a pro rata dividend by the combined company immediately following the merger.

Selected Transactions Analysis

TudorPickering calculated multiples of enterprise value to certain financial data based on the purchase prices paid in selected publicly announced transactions involving companies in the oil and gas services industry. The calculated multiples included enterprise value as a multiple of trailing twelve month EBITDA and/or forward year EBITDA. The selected transactions were chosen because the target companies were deemed to be similar to Basic in one or more respects including nature of the business, size and geographic concentration. The multiples implied by the mergers were compared to the multiples of the selected transactions.

Acquirer	Target

Pioneer Drilling Company	WEDGE Companies
Allis-Chalmers	Bronco Drilling
Basic Energy Services	Sledge Drilling Holding Corp.
Basic Energy Services	JetStar Consolidated Holdings
Complete Production Services	Pumpco Services
Allis-Chalmers	Oil and Gas Rentals
Flint Energy Services	Transco Energy Services
Superior Energy Services	Warrior Energy Services

	Transaction Value
	TTM EBITDA				FY + 1 EBITDA
	Range		Median		Range		Median

2008E EBITDA	2.4x - 11.4	x	4.7	x	4.5x - 5.6	x	5.0x

Comparable Company Trading Analysis

TudorPickering reviewed and compared certain financial, operating and stock market information of Basic and Grey Wolf to corresponding information of seven publicly traded companies. Also, TudorPickering classified each of these seven companies into two groups: those that had businesses and operations more similar to Basic and those with businesses and operations more similar to Grey Wolf. The Basic group included Complete Production Services and Key Energy Services. The Grey Wolf group included Helmerich & Payne, Parker Drilling Company, Patterson-UTI Energy, Pioneer Drilling Company and Union Drilling.

For Basic, Grey Wolf and each of the comparable companies, TudorPickering reviewed the following ratios for the year ended December 31, 2008 and the year ended December 31, 2009:

•	the ratio of each company’s enterprise value to EBITDA;

•	the ratio of earnings per share to the company’s stock price per share; and

•	the ratio of cash flow per share to the company’s stock price per share.

TudorPickering utilized third-party research estimates for each company’s EBITDA, earnings per share and cash flow per share.

	Basic Group				Grey Wolf Group
	Range		Median		Range		Median

Ratio Of Enterprise Value To:
2008E EBITDA	5.3x - 6.1	x	5.7	x	4.2x - 7.2	x	5.9	x
2009E EBITDA	4.6x - 5.4	x	5.0	x	3.8x - 5.6	x	4.7	x
Ratio Of Equity Value To:
2008E Net Income	11.4x - 12.1	x	11.7	x	11.0x - 15.1	x	13.6	x
2009E Net Income	8.7x - 10.8	x	9.8	x	9.0x - 12.8	x	12.4	x
2008E Cash Flow	5.6x - 5.9	x	5.8	x	4.0x - 9.2	x	5.6	x
2009E Cash Flow	4.4x - 5.1	x	4.8	x	3.4x - 6.8	x	4.8	x

The multiples implied by the mergers were compared to the trading multiples of the comparable companies.

Assessment of Cash Distribution

TudorPickering reviewed the calculations as to how the cash component of the merger consideration would be allocated to Basic and Grey Wolf stockholders. For purposes of its analysis, TudorPickering has assumed that $600 million, which is the estimated cash component of the merger consideration to be paid to holders of Basic common stock and Grey Wolf common stock in the mergers, would be paid in the form of a pro rata dividend to holders of Holdings’ common stock immediately following the mergers. A summary of these calculations is as follows:

•	A total of approximately $600 million will be distributed pro rata from the proceeds of a $600 million loan and cash on hand.

•	Cash will be allocated on the basis of the agreed exchange ratio in the mergers. This will result in approximately 46% of the distribution, or approximately $274 million, being distributed to the Basic stockholders.

•	Based on Basic’s actual common stock outstanding of approximately 40.9 million shares, as furnished by Basic, the cash distribution per share of Basic common stock would be $6.70.

TudorPickering’s opinion does not address the underlying business decision for the combined company to incur new debt to fund the above distribution to stockholders.

General

TudorPickering and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Basic selected TudorPickering to provide a fairness opinion in connection with the mergers because of TudorPickering’s expertise, reputation and familiarity with the oil and gas industry generally and the oil and gas services industry specifically and because its investment banking professionals have substantial experience in transactions comparable to the mergers.

Although TudorPickering has not provided investment banking services to Basic or Grey Wolf, other than with respect to its opinion, it may provide such services to Basic, Grey Wolf or Holdings in the future. In connection with the above-described investment banking services, TudorPickering may receive compensation. The description set forth above constitutes a summary of the analyses employed and factors considered by TudorPickering in rendering its opinion to the board of directors of Basic. TudorPickering believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. The preparation of a fairness opinion is a complex, analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description.

No company or transaction used in the analyses of comparable transactions summarized above is identical to Basic, Grey Wolf or the mergers. Accordingly, these analyses must take into account differences in the financial and operating characteristics of the selected publicly traded companies and differences in the structure and timing of the selected transactions and other factors that would affect the public trading value and acquisition value of the companies considered.

Pursuant to the terms of the engagement of TudorPickering, Basic agreed to pay TudorPickering a $1,000,000 fee for rendering its opinion. In addition, Basic has agreed to reimburse TudorPickering for its reasonably incurred out-of-pocket expenses incurred in connection with the engagement, including fees and disbursements of its legal counsel. Basic has also agreed to indemnify TudorPickering and its officers, directors, agents, employees and controlling persons for liabilities related to or arising out of its rendering of services under its engagement, including liabilities under the federal securities laws.

Opinions of Grey Wolf’s Financial Advisors

UBS Securities LLC

On April 20, 2008, at a meeting of the Grey Wolf board of directors held to evaluate the mergers, UBS delivered its oral opinion to the Grey Wolf board of directors, confirmed by delivery of a written opinion of the same date, to the effect that, as of April 20, 2008, and based on and subject to various assumptions, matters considered and limitations described in its opinion, the Basic Exchange Ratio provided for in the mergers was fair, from a financial point of view, to Grey Wolf. As used herein, the term “Basic Exchange Ratio” means the Basic merger consideration relative to the Grey Wolf merger consideration.

The full text of the opinion of UBS, dated April 20, 2008, describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. This opinion is attached as Annex D and is incorporated herein by reference in its entirety. UBS’ opinion was directed only to the fairness, from a financial point of view, to Grey Wolf, of the Basic Exchange Ratio provided for in the mergers and did not address any other aspect of the mergers. The opinion did not address the relative merits of the mergers as compared to other business strategies or transactions that might be available with respect to Grey Wolf or Grey Wolf’s underlying business decision to effect the mergers. UBS’ opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the mergers. UBS provided its opinion for the information and assistance of Grey Wolf’s board of directors in connection with its consideration of the mergers. Holders of Grey

Wolf common stock are encouraged to read the opinion carefully in its entirety. The summary of UBS’ opinion described below is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, UBS, among other things:

•	reviewed certain publicly available business and financial information relating to Basic and Grey Wolf;

•	reviewed certain internal financial information and other data relating to the business and financial prospects of Basic that were provided to UBS by the management of Basic and not publicly available, including financial forecasts and estimates prepared by the management of Basic that the Grey Wolf board of directors directed UBS to use for purposes of its analysis;

•	reviewed certain internal financial information and other data relating to the business and financial prospects of Grey Wolf that were provided to UBS by the management of Grey Wolf and not publicly available, including financial forecasts and estimates prepared by the management of Grey Wolf that the Grey Wolf board of directors directed UBS to use for purposes of its analysis;

•	reviewed certain estimates of synergies prepared by the management of Grey Wolf that were provided to UBS by Grey Wolf and not publicly available that the Grey Wolf board of directors directed UBS to use for purposes of its analysis;

•	conducted discussions with members of the senior managements of Basic and Grey Wolf concerning the businesses and financial prospects of Basic and Grey Wolf;

•	reviewed publicly available financial and stock market data with respect to certain other companies UBS believed to be generally relevant;

•	compared the financial terms of the mergers with the publicly available financial terms of certain other transactions UBS believed to be generally relevant;

•	reviewed current and historical market prices of Basic common stock and Grey Wolf common stock;

•	considered certain pro forma effects of the mergers on Grey Wolf’s financial statements;

•	reviewed an April 20, 2008 draft of the merger agreement; and

•	conducted such other financial studies, analyses and investigations, and considered such other information, as UBS deemed necessary or appropriate.

In connection with its review, with the consent of the Grey Wolf board of directors, UBS assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by UBS for the purpose of its opinion. In addition, with the consent of the Grey Wolf board of directors, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Basic, Grey Wolf or Holdings, nor was UBS furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates, synergies and pro forma effects reviewed by UBS, UBS assumed, at the direction of the Grey Wolf board of directors, that they were reasonably prepared on a basis reflecting the best then available estimates and judgments of the management of Basic as to the future financial performance of Basic and of the management of Grey Wolf as to the future financial performance of Grey Wolf and such synergies and pro forma effects. In addition, UBS assumed, with the approval of the Grey Wolf board of directors, that the financial forecasts and estimates, including synergies, reviewed by UBS would be achieved at the times and in the amounts projected. UBS also assumed, with the consent of the Grey Wolf board of directors, that the mergers would qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. UBS’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to UBS as of, April 20, 2008.

At the direction of the Grey Wolf board of directors, UBS was not asked to, and it did not, offer any opinion as to the terms, other than the Basic Exchange Ratio to the extent expressly specified in UBS’ opinion, of the merger agreement or any related documents or the form of the mergers. In addition, UBS expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the mergers, or any class of such persons, relative to the Basic merger consideration or the Grey Wolf merger consideration. UBS expressed no opinion as to what the value of Holdings common stock would be when issued pursuant to the mergers or the prices at which Grey Wolf common stock, Basic common stock or Holdings common stock will trade at any time. In rendering its opinion, UBS assumed, with the consent of the Grey Wolf board of directors, that (1) the final executed form of the merger agreement did not differ in any material respect from the draft dated April 20, 2008 that UBS reviewed, (2) Basic, Holdings and Grey Wolf would comply with all of the material terms of the merger agreement, and (3) the mergers would be consummated in accordance with the terms of the merger agreement without any adverse waiver or amendment of any material term or condition of the merger agreement. UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the mergers would be obtained without any material adverse effect on Grey Wolf, Basic, Holdings or the mergers.

In connection with rendering its opinion to the Grey Wolf board of directors, UBS performed a variety of financial and comparative analyses which are summarized below. The following is not a complete description of all analyses performed and factors considered by UBS in connection with its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected companies analysis and selected transactions analysis summarized below, no company or transaction used as a comparison is either identical or directly comparable to Grey Wolf, Basic and Holdings pro forma for the mergers. These analyses necessarily involved complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

The estimates of future performance of Grey Wolf, Basic and Holdings pro forma for the mergers in or underlying UBS’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analysis, UBS considered industry performance, general business and economic conditions and other matters, many of which are beyond Grey Wolf’s or Basic’s control. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which companies may actually be sold.

The Basic merger consideration and the Grey Wolf merger consideration were determined through negotiations between Basic and Grey Wolf and the decision of the Grey Wolf board of directors to enter into and approve the merger agreement was solely that of the Grey Wolf board of directors. UBS’ opinion and financial analyses were only one of many factors considered by the Grey Wolf board of directors in its evaluation of the mergers and should not be viewed as determinative of the views of the Grey Wolf board of directors or management with respect to the mergers, the Basic merger consideration, the Grey Wolf merger consideration or the Basic Exchange Ratio.

The following is a brief summary of the material financial analyses performed by UBS and reviewed with the Grey Wolf board of directors in connection with UBS’ opinion relating to the proposed mergers. Portions of the summaries of the financial analyses include information presented in tabular format. In order to fully understand UBS’ financial analyses, the tables must be read together with the text of each summary. Considering the data in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS’ financial analyses.

Implied Trading Ratio Analysis.  UBS reviewed the ratio of the average daily closing price per share of Basic common stock to the average daily closing stock price per share of Grey Wolf common stock for the period from December 10, 2005, the date of the initial public offering of Basic common stock, to April 18, 2008, the last trading day before the Grey Wolf board of directors approved the mergers, for the one-year period ending April 18, 2008 and as of April 18, 2008, to calculate illustrative implied exchange ratios between shares of Basic common stock and Grey Wolf common stock for each such period. The average daily closing prices per share of Grey Wolf common stock used in this analysis were adjusted for the exchange ratio of 0.2500 of a share of Holdings common stock per share of Grey Wolf common stock provided for in the mergers. UBS compared the results of this analysis to the exchange ratio of 0.9195 of a share of Holdings common stock per share of Basic common stock provided for in the mergers.

The following table presents the results of this analysis:

Illustrative Implied Exchange Ratio
(Shares of Basic Common Stock per Share of
Grey Wolf Common Stock, adjusted for Grey
Wolf Exchange Ratio)

Average Since December 10, 2005	0.8767
1-Year Average	0.8469
April 18, 2008	0.8477
Mergers	0.9195

Selected Public Companies Analysis.  UBS compared selected financial information, ratios and public market multiples for Grey Wolf to the corresponding data for the following publicly traded companies selected by UBS:

•	Nabors Industries Ltd.

•	Helmerich & Payne, Inc.

•	Patterson-UTI Energy, Inc.

•	Ensign Energy Services, Inc.

•	Precision Drilling Trust

•	Unit Corp.

•	Parker Drilling

•	Pioneer Drilling

•	Union Drilling, Inc.

In addition, UBS compared selected financial information, ratios and public market multiples for Basic to the corresponding data for the following publicly traded companies selected by UBS:

•	Nabors Industries Ltd.

•	Superior Energy Services, Inc.

•	Oil States International, Inc.

•	Complete Production Services, Inc.

•	W-H Energy Services, Inc.

•	Key Energy Services, Inc.

•	RPC, Inc.

•	TETRA Tech, Inc.

•	Allis-Chalmers Inc.

•	Pioneer Drilling Company

•	Superior Well Services, Inc.

UBS compared financial information and calculated various financial market multiples and ratios with respect to the selected companies based on information it obtained from SEC filings for historical information and consensus estimates provided by Institutional Brokerage Estimate System, or IBES (a data service that compiles estimates issued by securities analysts), for forecasted information. The multiples and ratios of the selected companies were calculated using common stock closing prices on April 18, 2008. The multiples and ratios of Basic and Grey Wolf were calculated based on IBES consensus estimates and estimates of the respective managements of Basic and Grey Wolf as well as balance sheet data for each company as of December 31, 2007. The multiples and ratios of Basic were calculated using (1) the $25.77 closing price per share of Basic common stock on April 18, 2008 and (2) the $25.77 closing price per share of Basic common stock on April 18, 2008 as adjusted to give effect to the Basic merger consideration, which we refer to as the Basic Adjusted Price. The multiples of Grey Wolf were calculated using the $7.60 closing price per share of Grey Wolf common stock on April 18, 2008.

For each of the companies selected by UBS, UBS reviewed, among other information:

•	the ratio of price per share to estimated earnings per share, or EPS, for fiscal years 2008 and 2009;

•	the ratio of price per share to estimated cash flow per share for fiscal years 2008 and 2009; and

•	the ratio of enterprise value, which was calculated as diluted equity value based on closing stock prices on April 18, 2008, plus the book value of debt, less cash and cash equivalents, as a multiple of 2007 and estimated 2008 and 2009 EBITDA (earnings before interest, taxes, depreciation and amortization).

The results of these analyses are summarized in the following tables:

Basic

	Price per		Price/Cash Flow		Enterprise
	Share/EPS		per Share		Value/EBITDA
	2008E	2009E	2008E	2009E	2007A	2008E	2009E

Selected Companies
Mean	13.5	11.2	7.2	6.2	7.0	6.1	5.3
Median	12.1	10.1	7.0	6.2	6.9	6.0	5.4
Range	11.2 to 21.3	7.9 to 18.2	4.4 to 9.9	3.6 to 9.0	5.4 to 8.5	4.1 to 8.1	3.4 to 7.0
Basic
Management Estimates at April 18, 2008 Closing Price	11.8	11.1	5.2	4.5	5.5	4.9	4.6
Management Estimates at Basic Adjusted Price	12.0	11.3	5.3	4.6	5.6	5.0	4.7
IBES Consensus Estimates at April 18, 2008 Closing Price	13.3	12.0	5.2	4.8	5.5	5.2	4.7
IBES Consensus Estimates at Basic Adjusted Price	13.6	12.2	5.4	4.9	5.6	5.3	4.8

Grey Wolf

	Price per		Price/Cash Flow		Enterprise
	Share/EPS		per Share		Value/EBITDA
	2008E	2009E	2008E	2009E	2007A	2008E	2009E

Selected Companies
Mean	13.0	11.0	6.9	5.8	6.2	6.1	5.2
Median	13.3	11.5	7.0	5.6	5.4	6.2	5.1
Range	9.7 to 15.6	8.9 to 13.8	4.0 to 9.8	3.6 to 8.3	4.6 to 8.2	4.1 to 8.5	3.4 to 7.0
Grey Wolf
Management Estimates	12.7	10.5	5.3	5.5	3.9	4.9	4.4
IBES Consensus Estimates	12.2	10.6	5.9	5.2	3.9	4.8	4.3

Selected Precedent Transactions Analysis.  UBS analyzed certain publicly available financial information relating to the following selected transactions:

Date Announced	Acquiror	Target

January 31, 2008	Pioneer Drilling Company	WEDGE Group Incorporated
June 29, 2007	MBO Investors	CCS Income Trust
February 5, 2007	Universal Compression, Inc.	Hanover Compressor Company
January 10, 2007	Basic Energy Services, Inc.	JetStar Consolidated Holdings, Inc.
November 8, 2006	Complete Production Services, Inc.	Pumpco Services, Inc.
September 25, 2006	Superior Energy Services, Inc.	Warrior Energy Services Corporation

For each selected transaction and for Basic at the Basic Adjusted Price, UBS calculated and compared:

•	equity value as a multiple of last twelve months, or LTM, cash flow, one-year forward cash flow, LTM net income and one-year forward net income; and

•	enterprise value as a multiple of LTM EBITDA, one-year forward EBITDA and LTM EBIT.

Multiples for the selected transactions were calculated based on publicly available information at the time of the relevant transaction and data collected from John S. Herold, Inc. Multiples for Basic were calculated based on IBES consensus estimates and estimates of Basic management.

The following tables summarize the results of this analysis:

	Equity Value
		1-Year		1-Year
	LTM Cash	Forward Cash	LTM Net	Forward Net
	Flow	Flow	Income	Income

Median	11.0	7.5	23.9	11.8
Mean	11.0	7.5	20.1	16.1
Range	7.9 to 14.0	7.5	4.6 to 28.1	9.9 to 26.7
Management-Basic Adjusted Price	5.6	5.3	12.7	12.0
Consensus-Basic Adjusted Price	5.6	5.4	12.7	13.6

	Enterprise Value
		1-Year
		Forward
	LTM EBITDA	EBITDA	LTM EBIT

Median	9.7	7.5	14.9
Mean	9.1	7.1	13.0
Range	4.6 to 12.5	4.9 to 8.9	5.3 to 16.8
Management-Basic Adjusted Price	5.6	5.0	8.7
Consensus-Basic Adjusted Price	5.6	5.3	8.7

Relative Discounted Cash Flow Analysis.  UBS performed an illustrative discounted cash flow analysis to determine the implied exchange ratio per share of Basic common stock to Grey Wolf common stock as of June 30, 2008, assuming each company continued to operate as a standalone company and using estimates of unlevered free cash flows for Basic and Grey Wolf for the last two quarters of fiscal year 2008 and fiscal years 2009 through 2013 prepared by the respective managements of Basic and Grey Wolf. UBS assumed discount rates ranging from 9.5% to 11.5% for Basic and 10% to 12% for Grey Wolf and calculated present values of unlevered free cash flows for Basic and Grey Wolf generated over the periods described above. UBS then added terminal values assuming terminal year EBITDA multiples ranging from 4.0x to 6.0x for Basic and 3.5x to 5.5x for Grey Wolf discounted at the above referenced discount rates. The resulting implied exchange ratios were adjusted by the exchange ratio of 0.2500 of a share of Holdings common stock per share of Grey Wolf common stock to be received by the holders of shares of Grey Wolf common stock in the mergers. This analysis indicated a reference range of implied exchange ratios of Basic common stock to Grey Wolf common stock of 0.994 to 1.013.

Contribution Analysis.  UBS performed an analysis of the relative contributions from each of Basic and Grey Wolf to the combined company, before taking into account any synergies arising from the mergers, with respect to each of the following:

•	enterprise value and equity value based on closing stock prices as of April 18, 2008, which we refer to as the current enterprise value and current equity value;

•	resulting enterprise value and equity value based on the Basic Energy Adjusted Price for Basic and the closing price per share of Grey Wolf common stock as of April 18, 2008 for Grey Wolf, which we refer to as the transaction enterprise value and transaction equity value;

•	estimated 2008 and 2009 EBITDA;

•	estimated 2008 and 2009 cash flows from operations; and

•	estimated 2008 and 2009 net income.

Estimated financial data of Basic and Grey Wolf were based on internal estimates of the respective managements of Basic and Grey Wolf.

The following table presents the results of this analysis:

	Percentage Contribution
	Grey Wolf	Basic

Enterprise Value
Current Enterprise Value	49.6	50.4
Transaction Enterprise Value	49.2	50.8
2008E EBITDA	49.6	50.4
2009E EBITDA	50.8	49.2
Equity Value
Current Equity Value	55.8	44.2
Transaction Equity Value	53.6	46.4
2008E Cash Flow from Operations	55.3	44.7
2009E Cash Flow from Operations	50.9	49.1
2008E Net Income	53.8	46.2
2009E Net Income	57.4	42.6

Accretion/Dilution Analysis.  UBS reviewed the potential pro forma effect of the mergers on Grey Wolf’s fiscal year 2008 and 2009 estimated EPS and cash flow per share, after giving effect to the estimated synergies to result from the mergers reviewed by UBS. Estimated financial data of Basic and Grey Wolf were based on estimates prepared by the respective managements of Basic and Grey Wolf. Based on the exchange ratio provided in the mergers, estimated annual synergies reviewed by UBS and the assumption that the mergers would be completed as of June 30, 2008, this analysis indicated that the mergers would be accretive to Grey Wolf’s estimated EPS and cash flow per share in each of fiscal years 2008 and 2009.

Miscellaneous.  UBS has acted as financial adviser to Grey Wolf’s board of directors in connection with the mergers and will receive a fee for its services, $1.0 million of which was paid upon delivery of UBS’ opinion and $6.5 million of which is contingent upon consummation of the mergers. In addition, Grey Wolf may pay UBS an additional fee of $1.0 million, solely in its discretion, upon consummation of the mergers. Grey Wolf also agreed to pay UBS a fee if Grey Wolf receives a break-up or similar fee in connection with the termination of the merger agreement. In addition, Grey Wolf has agreed to reimburse UBS for its reasonable expenses, including fees, disbursements and other charges of its counsel, and to indemnify UBS and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement. At Grey Wolf’s request, the UBS Lenders have entered into financing commitments to provide Holdings with revolving credit facilities and a term loan in connection with the consummation of the mergers, subject to the terms of such commitments, and for which the UBS Lenders will receive fees and as a result of which potential conflicts of interest (or a perception thereof) between UBS and Grey Wolf may arise. The UBS Lenders are acting as independent contractors in connection with the proposed financing and will not have, and the proposed financing will not be deemed to create, an advisory, fiduciary or agency relationship, or any fiduciary or other implied duties, between the UBS Lenders, on the one hand, and Grey Wolf or Holdings, and their respective equity holders and affiliates, on the other. The UBS Lenders looked solely to their own interests and objectives in determining whether, and on what terms, they would arrange and/or provide such financing, as set forth in the commitment letter.

In the past, UBS and its affiliates have provided investment banking services to Basic unrelated to the mergers, for which UBS and its affiliates received compensation, including having acted as senior co-manager of Basic’s initial public offering and as joint bookrunner of a Basic bond offering. In addition, UBS or an affiliate has acted as sole lead arranger for Basic’s senior secured credit facility and for subsequent refinancings, for which it received and continues to receive fees and interest payments. In the ordinary course of business, UBS and its affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of Grey Wolf and/or Basic and, accordingly, may at any time hold a long or short position in such securities. The issuance of UBS’ opinion was approved by an authorized committee of UBS. Grey Wolf selected UBS as its financial advisor in connection with the mergers because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions. UBS is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

Simmons & Company International

Grey Wolf retained Simmons & Company as a financial advisor to evaluate the fairness, from a financial point of view, to Grey Wolf of the Basic merger consideration relative to the Grey Wolf merger consideration pursuant to the merger agreement and to provide its opinion thereon to the Grey Wolf board of directors in connection with the mergers. Grey Wolf selected Simmons & Company based upon Simmons & Company’s qualifications, reputation and experience in connection with mergers and acquisitions.

On April 20, 2008, Simmons & Company delivered its written opinion to the board of directors of Grey Wolf to the effect that, as of that date and based upon and subject to factors and assumptions set forth in its opinion, the Basic merger consideration relative to the Grey Wolf merger consideration was fair, from a financial point of view, to Grey Wolf. The opinion speaks only as of the date it was delivered and not as of the time the mergers will be completed. The opinion does not reflect changes that may occur or may have occurred after April 20, 2008, which could significantly alter the value of Basic or Grey Wolf or the respective trading prices of their common stock, which are factors on which Simmons & Company’s opinion was based.

The full text of the Simmons & Company fairness opinion, dated April 20, 2008, which sets forth the assumptions made, matters considered and qualifications and limitations on the review undertaken, is attached as Annex E to this joint proxy statement/prospectus and is incorporated into this document by reference. The summary of the Simmons & Company fairness opinion set forth in this joint proxy statement/prospectus does not describe all aspects of Simmons & Company’s opinion and it is qualified in its entirety by reference to the full text of the Simmons & Company fairness opinion. Grey Wolf stockholders should read the Simmons & Company fairness opinion carefully and in its entirety. In arriving at its opinion, Simmons & Company did not ascribe a specific value to Basic or Grey Wolf, but rather made its determination as to the fairness, from a financial point of view, to Grey Wolf of the Basic merger consideration relative to the Grey Wolf merger consideration on the basis of the financial and comparative analyses described below. Simmons & Company’s opinion is for the use and benefit of the Grey Wolf board of directors and was rendered to the board of directors in connection with its consideration of the mergers. The opinion does not address the merits of the underlying decision of Grey Wolf to engage in the transaction contemplated by the merger agreement. Grey Wolf’s stockholders should not view Simmons & Company’s opinion as providing any assurance that the market value of merger consideration to be received in the mergers will be in excess of the market value of Grey Wolf common stock owned by such stockholders at any time before the announcement or completion of the mergers. Moreover, it does not constitute a recommendation by Simmons & Company to any Grey Wolf stockholder as to how such stockholder should vote or make any election with respect to the mergers.

In reaching its opinion, Simmons & Company reviewed and analyzed, among other things, the following:

•	the draft dated April 20, 2008 of the merger agreement;

•	the financial statements and other information concerning Grey Wolf, including Grey Wolf’s Annual Reports on Form 10-K for each of the years in the three-year period ended December 31, 2007, certain other communications from Grey Wolf to its stockholders, and Grey Wolf’s most recent proxy statement;

•	the financial statements and other information concerning Basic, including Basic’s Annual Reports on Form 10-K for each of the years in the three-year period ended December 31, 2007, certain other communications from Basic to its stockholders, and Basic’s most recent proxy statement;

•	certain business and financial analysis and information relating to Basic and Grey Wolf, including certain internal financial forecasts prepared by management of Basic and Grey Wolf and which were provided to Simmons & Company by Grey Wolf;

•	certain publicly available information concerning the trading of, and the trading market for, Grey Wolf’s common stock and Basic’s common stock;

•	certain publicly available information with respect to certain other companies Simmons & Company believes to be comparable to Basic or Grey Wolf and the trading markets for certain of such companies’ securities;

•	certain publicly available information concerning the estimates of the future operating and financial performance of Grey Wolf, Basic and the comparable companies prepared by industry experts unaffiliated with either Basic or Grey Wolf; and

•	certain publicly available information concerning the nature and terms of certain other transactions considered relevant to Simmons & Company’s analysis.

Simmons & Company also considered such other information, financial studies, analysis and investigations and financial, economic and market criteria which Simmons & Company deemed relevant. Simmons & Company also met with officers and employees of Grey Wolf and has participated in discussions with officers of Basic to discuss the foregoing, as well as other matters believed relevant to Simmons & Company’s analysis.

Simmons & Company did not independently verify any of the foregoing information and have relied on it being complete and accurate in all material respects. With respect to the financial forecasts, Simmons & Company assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Grey Wolf’s management as to the future financial performance of Basic and Grey Wolf. Simmons & Company assumed that the mergers will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions. Simmons & Company have assumed that in connection with the receipt of all necessary governmental, regulatory or other approvals and consents required for the mergers, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived by the mergers. Simmons & Company did not perform any tax or regulatory analysis nor was Simmons & Company furnished with any such analysis. Accordingly, Simmons & Company did not evaluate (and Simmons & Company’s opinion does not include) any potential tax or regulatory consequences related to the mergers including, without limitation, any potential tax or regulatory consequences to Grey Wolf, Basic or their respective stockholders. Simmons & Company’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Simmons & Company as of the date thereof. Events occurring after the date thereof may affect this opinion and the assumptions used in preparing it, and Simmons & Company does not assume any obligation to update, revise or reaffirm this opinion.

In preparing its fairness opinion for the Grey Wolf board of directors, Simmons & Company performed a variety of financial and comparative analyses, including those described below. The summary of the analyses performed by Simmons & Company, as set forth below, does not purport to be a complete description of the analyses underlying the opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, fairness opinions are not readily susceptible to partial or summary description. No company or transaction used in such analyses as a comparison is identical to Grey Wolf, Basic or the transaction contemplated by the merger agreement, nor is an evaluation of the results of such analyses entirely mathematical; rather, it involves complex considerations and judgments concerning financial and operational characteristics and other factors that could affect the public trading or other values of the companies or transactions being analyzed. The estimates contained in such analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of the business or securities do not purport to be appraisals or to reflect the prices at which businesses, companies or securities actually may be sold. Accordingly, such analyses and estimates are subject inherently to substantial uncertainty.

In arriving at the fairness opinion, Simmons & Company made qualitative judgments as to the significance and relevance of each analysis as well as other data considered by Simmons & Company. Accordingly, Simmons & Company believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create an incomplete view of the processes underlying such analyses and the fairness opinion. In its analyses, Simmons & Company made numerous assumptions with respect to general business, economic, market and financial conditions, as well as other matters, many of which are beyond the control of Basic and Grey Wolf and involve the application of complex methodologies and experienced and educated judgment.

The analyses were prepared solely as part of Simmons & Company’s analysis of the fairness, from a financial point of view, to Grey Wolf of the Basic merger consideration relative to the Grey Wolf merger consideration in the proposed mergers.

Simmons & Company’s opinion and financial analyses were only one of the many factors considered by Grey Wolf’s management and the Grey Wolf board of directors in their evaluation of the mergers and should not be viewed as determinative of the views of Grey Wolf’s management or the Grey Wolf board of directors with respect to the mergers and the merger consideration.

The data and analysis summarized herein is from Simmons & Company’s presentation to the Grey Wolf board of directors delivered on April 20, 2008, which primarily utilized data from market closing prices as of April 18, 2008. For purposes of its analysis, Simmons & Company defined EBITDA as net income plus income taxes, interest expense (less interest income), depreciation and amortization. Cash flow represents net income plus depreciation and amortization and deferred taxes.

Introduction

In the mergers, Grey Wolf stockholders will receive $1.82 of cash and 0.2500 of a share of the combined company for each Grey Wolf share. Basic stockholders will exchange each of their shares for $6.70 of cash and 0.9195 of a share of the combined company. These figures represent the outcome of a negotiated share exchange ratio of 0.9195x (number of shares of Grey Wolf common stock, adjusted for a four-to-one reverse stock split, per share of Basic common stock), which represents an 8.5% premium to the ratio of the two companies’ 10-day volume weighted average share prices prior to signing the definitive agreement and a pro-rata distribution of $600.0 million to stockholders of the combined company.

In determining its opinion, Simmons & Company focused on the relative valuations of Basic and Grey Wolf to assess whether the Basic merger consideration relative to the Grey Wolf merger consideration was fair to Grey Wolf from a financial point of view.

Historical Share Price Ratio Analysis

Simmons & Company derived implied historical share price ratios by dividing the closing price of shares of Basic common stock by the closing price of shares of Grey Wolf common stock for each trading day over varying time periods. The historical share price ratio analysis and all share price ratios derived by Simmons & Company in its analysis assume a four-to-one reverse stock split for Grey Wolf common stock. Such derived share price ratios were used by Simmons & Company as a basis for comparison with the transaction share exchange ratio of 0.9195x. The following table sets forth the results of this analysis:

			Transaction
	Share		Premium Based
	Price Ratio		On 0.9195x

Ratio As Of 4/18/08	0.848	x	8.5%
10-Day Average	0.846	x	8.7
30-Day Average	0.828	x	11.0
60-Day Average	0.824	x	11.5
90-Day Average	0.869	x	5.8

Comparable Company Trading Analysis

Simmons & Company reviewed and compared certain financial, operating and stock market information of Grey Wolf to corresponding information of seven publicly traded, land drilling-oriented companies (the “Land Drilling Group”). Simmons & Company reviewed and compared certain financial, operating and stock market information of Basic to corresponding information of nine publicly traded, production and well services companies (the “Production and Well Services Group”). The Land Drilling Group included Bronco, Helmerich & Payne, Nabors Industries, Patterson-UTI Energy, Pioneer Drilling, Union Drilling, and Unit. The Production and Well Services Group included Allis-Chalmers Energy, Complete Production Services, Key Energy Services, Oil States International, RPC, Superior Energy Services, Superior Well Services, Tetra Technologies and W-H Energy.

For Grey Wolf, Basic and each of the comparable companies, Simmons & Company reviewed the following ratios for the year ended December 31, 2008 and the year ended December 31, 2009:

•	the ratio of each company’s enterprise market value to EBITDA;

•	the ratio of earnings per share to the company’s stock price per share; and

•	the ratio of cash flow per share to the company’s stock price per share.

Simmons & Company utilized third-party research estimates for each company’s projected earnings per share. Adjustments to convert earnings per share to cash flow per share and EBITDA were based on data from third-party research analysts and Simmons & Company’s research group. Enterprise value, as used by Simmons & Company in its analysis, means equity value (fully diluted shares outstanding multiplied by the closing share price as of April 18, 2008) plus debt and minority interests and less cash and any investment in unconsolidated affiliates.

The following table sets forth the results of this analysis:

	Land Drilling		Production And Well
	Group		Services Group
	Range		Range

Ratio Of Enterprise Value To
2008P EBITDA	2.4x - 8.0	x	4.5x - 7.5	x
2009P EBITDA	2.3x - 7.0	x	3.9x - 6.6	x
Ratio Of Equity Value To
2008P Net Income	4.8x - 15.5	x	11.4x - 21.3	x
2009P Net Income	4.6x - 13.5	x	8.3x - 18.2	x
2008P Cash Flow	3.4x - 8.4	x	4.0x - 9.5	x
2009P Cash Flow	3.3x - 7.7	x	3.4x - 8.4	x

Based on the above data, Simmons & Company subjectively selected a range of ratios for Basic and Grey Wolf for each of the above measures and time periods. These ratio ranges were then used to determine an implied share price for Basic and Grey Wolf using research estimates from third party research analysts and financial forecasts provided by Grey Wolf’s and Basic’s management. Generally, Simmons & Company placed more emphasis on the multiples of the Land Drilling Group for Grey Wolf. For Basic, Simmons & Company placed more emphasis on the multiples of the Production and Well Services Group. The following table sets forth the range of multiples selected:

	Grey Wolf		Basic
	Suggested		Suggested
	Range		Range

Ratio Of Enterprise Value To
2008P EBITDA	4.5x - 5.5	x	5.0x - 6.0	x
2009P EBITDA	4.0x - 5.0	x	4.5x - 5.5	x
Ratio Of Equity Value To
2008P Net Income	10.0x - 12.0	x	11.0x - 14.0	x
2009P Net Income	8.0x - 11.0	x	9.0x - 13.0	x
2008P Cash Flow	5.0x - 6.0	x	5.0x - 6.0	x
2009P Cash Flow	4.5x - 5.5	x	4.5x - 5.5	x

Implied share prices for Basic and Grey Wolf where then used to determine an implied exchange ratio range for each measure and time period. The results of this analysis based on third-party research estimates for projected financial periods suggest an exchange ratio range of 0.623x to 1.236x. The results of this analysis based on financial forecasts provided by Grey Wolf’s and Basic’s management suggested an exchange ratio range of 0.661x to 1.314x.

Comparable Transactions Analysis

Simmons & Company analyzed certain information relating to selected transactions in the land drilling segment since 2003. Specifically, Simmons & Company calculated, when available, the trailing twelve month (“TTM”) EBITDA and projected year EBITDA multiples implied by the transaction value of the selected transactions. Simmons & Company determined the selected transactions’ range of ratios of transaction value to each of (1) TTM EBITDA and (2) projected year EBITDA were 3.7x to 9.0x and 2.4x to 6.9x, respectively. Simmons & Company calculated the ratio of Grey Wolf’s enterprise value to each of Grey Wolf’s (1) TTM EBITDA and (2) projected year EBITDA and suggested that these multiples were within the ranges of multiples of the comparable transactions.

Simmons & Company also analyzed certain information relating to selected transactions in the production and well services segment since 2004. Simmons & Company determined the selected transactions’ range of ratios of transaction value to each of (1) TTM EBITDA and (2) projected year EBITDA were 4.0x to 12.3x and 3.4x to 8.2x, respectively. Simmons & Company calculated the ratio of the merger’s transaction value to each of Basic’s (1) TTM EBITDA and (2) projected year EBITDA and suggested that these multiples were within the ranges of multiples of the comparable transactions.

Premiums Paid Analysis

Simmons & Company analyzed the premiums implied by the merger consideration and compared that to the premiums paid in selected merger of equals transactions in the energy service industry since 1997. Simmons & Company determined the range of premiums in the selected transactions to be 0.0% to 17.8% and (9.3)% to 25.8% based on the closing share price ratio one-day and 30-days prior to public announcement of the transaction, respectively. Simmons & Company also noted that the premiums to be paid by Grey Wolf in the mergers were within the ranges of premiums of the comparable transactions (based on an exchange ratio of 0.9195x applied to Grey Wolf’s share price (reverse split adjusted) at the respective dates).

Relative Contribution Analysis

Simmons & Company analyzed implied equity exchange ratios based on each company’s relative contributions of EBITDA, cash flow and net income as provided by Grey Wolf’s and Basic’s management. Relative contribution analysis was done for each of the projected years ending December 31, 2008 through December 31, 2010 using financial forecasts provided by Basic and Grey Wolf. Simmons & Company also analyzed two additional cases with each case reflecting different levels of industry performance and financial performance by business segment of each company for the projected year ending December 31, 2010. These financial forecasts imply equity exchange ratios of 0.896x to 1.033x in 2008, 0.808x to 1.008x in 2009 and 0.634x to 1.632x in 2010. Simmons & Company also reviewed implied equity exchange ratios based on each company’s relative contributions based on third party research analyst estimates of EBITDA, cash flow and net income for years ending December 31, 2008 through December 31, 2009. These financial forecasts imply equity exchange ratios of 0.774x to 0.970x in 2008 and 0.761x to 0.965x in 2009. However, Simmons & Company did not emphasize the implied equity exchange ratios suggested by third party analyst estimates as such estimates reflect a more limited time period.

Discounted Cash Flow Analysis

Simmons & Company performed a discounted cash flow analysis of Basic and Grey Wolf using financial forecasts through 2012 as provided by Basic and Grey Wolf. Simmons & Company also analyzed the additional cases used in the relative contribution analysis. Terminal values in 2012 were based on 5.5x and 6.5x EBITDA. Discount rates of 9% to 13% were used to discount annual free cash flows and terminal values to derive an assessment of the enterprise value of Basic and Grey Wolf. Simmons & Company then converted implied enterprise values to implied share prices for each company based on their respective capital structure and shares outstanding. Finally, share prices were converted to implied share exchange ratios. The implied share price ratios suggested by the discounted cash flow analysis were in the range of 0.722x to 1.555x.

Accretion/Dilution Analysis

Simmons & Company prepared a pro forma merger model that incorporated Grey Wolf’s and Basic’s financial projections for the years 2008 and 2009, as well as the estimated transaction costs and estimated synergies that could result from the mergers. Simmons & Company then compared the earnings and cash flow per share for Grey Wolf, on a stand-alone basis to the earnings and cash flow per share for the combined company following the completion of the mergers. Based on such analysis the proposed transaction would be accretive to earnings per share and cash flow per share in 2008 and 2009.

Miscellaneous

Simmons & Company is an internationally recognized investment banking firm specializing in the energy industry and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions. Grey Wolf selected Simmons & Company to provide a fairness opinion in connection with the mergers because of Simmons & Company’s experience and expertise. In the ordinary course of its business, Simmons & Company may actively trade the debt and equity securities of both Basic and Grey Wolf for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Other than in the context of this proposed transaction, Simmons & Company has not acted as financial advisor to Grey Wolf or Basic, although Simmons & Company may act as financial advisor to Grey Wolf or Basic with respect to future transactions.

Interests of Basic and Grey Wolf Directors and Executive Officers in the Mergers

You should be aware that some Basic and Grey Wolf directors and executive officers have interests in the mergers as directors or officers that are different from, or in addition to, the interests of other Basic and Grey Wolf stockholders.

Governance Structure and Management Positions

As provided in the merger agreement, upon the consummation of the mergers, the Holdings board of directors will consist of nine members, four of whom will be current members of, and designated by, Basic’s board of directors and five of whom will be current members of, and designated by, Grey Wolf’s board of directors. In addition, certain executive officers of Basic and Grey Wolf have been selected to serve as executive officers of Holdings. More information regarding the directors and executive officers that have been designated or selected is set forth in “— Continuing Board and Management Positions” beginning on page 80.

Steven A. Webster Directorship and Ownership Interests in Basic and Grey Wolf

Steven A. Webster is a director of both Basic and Grey Wolf having served on the board of Basic since 2001 and on the board of Grey Wolf since 1996. Mr. Webster is also a beneficial owner of Basic and Grey Wolf common stock. Mr. Webster excused himself from participating in any discussions regarding the mergers at all meetings of the board of directors of Basic and Grey Wolf. Additionally, Mr. Webster did not participate in, or vote at, the board of directors meetings of Basic and Grey Wolf held on April 20, 2008, at which the merger agreement was approved and recommended to the respective stockholders of the companies for approval and adoption.

Interests of Basic Directors and Executive Officers in the Mergers

Equity Compensation Awards

The outstanding equity awards and the Third Amended and Restated Basic Energy Services, Inc. 2003 Incentive Plan, as may be amended upon approval of the Basic stockholders, will be assumed by Holdings. The merger agreement provides that upon completion of the mergers, each share of restricted stock issued by Basic will be converted into the Basic merger consideration, or at the election of a holder solely into shares of Holdings common stock, and each Basic stock option will be converted into Holdings stock options with adjustments to the number of shares and the exercise price, in each case, adjusted pursuant to the terms of the merger agreement. Upon the consummation of the Basic merger, under the terms of Basic’s equity incentive plans, each Basic stock option and each share of restricted stock of Basic held by a non-continuing director outstanding as of the effective time of the Basic merger will vest in full. Restricted stock held by anyone other than a non-continuing director will not vest upon the consummation of the Basic merger, but will vest in accordance with their normal vesting schedule and be subject to the same risk of forfeiture provisions that were subject prior to the Basic merger. If the Holdings incentive plan is approved by the stockholders of Basic and Grey Wolf and the mergers are consummated, Holdings will not issue any further equity incentive awards under the existing Basic plans following the consummation of the mergers. For additional information regarding the treatment of equity awards in the mergers, see “The Merger Agreement — Consideration to be Received in the Mergers — Treatment of Equity Awards” beginning on page 94.

In addition to the treatment of options under the merger agreement, in light of the 60-day lockup agreement agreed to by the non-continuing directors of Basic, Basic has agreed to extend the expiration date during which non-continuing directors can exercise their options from 90 days after the director’s termination date until 150 days after the director’s termination date in connection with the mergers.

Change of Control Payments

The employment agreements of Basic’s executive officers provide for the payment of severance benefits upon the occurrence of a change in control. The agreements generally provide that following a “qualifying termination” of employment (which is generally defined as either the termination of the executive officer by Basic without “cause” or the termination by the executive officer for “good reason,” in each case within 12 months of a change of control, such as the Basic merger), Basic will pay to the executive officer an amount equal to the sum of:

•	the executive officer’s earned but unpaid base salary through the date of termination plus the executive officer’s target bonus for the current year;

•	any earned but unpaid actual bonus for the prior year;

•	that portion of the executive officer’s vacation pay accrued, but not used, for the current year to the date of termination; and

•	the product of a multiple (for Mr. Huseman — 3.0 times; for Messrs. Krenek and Swift — 2.0 times; and for Messrs. Patterson, Tyner and Rankin — 1.0 times) times the sum of the executive officer’s respective base salary and the higher of (i) his current annual incentive target bonus for the full year in which the termination of employment occurred or (ii) the highest annual incentive target bonus received by him for any of the last three fiscal years.

For purposes of these agreements, “good reason” includes, in relevant part, the following events:

•	a reduction in executive’s base salary or bonus opportunity;

•	a relocation of more than fifty miles of executive’s principal office with Basic or its successor;

•	a substantial and adverse change in the executive’s duties, control, authority, status or position, or the assignment to the executive of duties or responsibilities which are materially inconsistent with such status or position, or a material reduction in the duties and responsibilities previously exercised by the executive, or a loss of title, loss of office, loss of significant authority, power or control, or any removal of executive from, or any failure to reappoint or reelect him to, such positions, except in connection with the termination of his employment by Basic for “cause,” as defined below (provided, a change in reporting relationships alone will not constitute such a change);

•	Basic or its successor fails to continue in effect any pension plan, life insurance plan, health-and-accident plan, retirement plan, disability plan, stock option plan, deferred compensation plan or executive incentive compensation plan under which the executive was receiving material benefits (or plans providing the executive with substantially similar benefits), or the taking of any action by Basic or its successor that would materially and adversely affect the executive’s participation in or materially reduce his benefits under any such plan, unless any such adverse change to any such plan applies on the same terms to all of the then-current senior officers of Basic;

•	any material breach by Basic or its successor of any other material provision of the executive’s employment agreement; or

•	any failure by Basic to obtain an assumption of the executive’s employment agreement by its successor in interest.

For purposes of these agreements “cause” includes but is not limited to:

•	the commission by the executive of a material act of fraud upon Basic or an affiliate;

•	a conviction or a no contest plea in connection with a felony or a crime involving moral turpitude or a felony;

•	the knowing engagement in any material activity which directly competes with the business of Basic or an affiliate; or

•	failure of the executive to follow the written directions of the board of directors or to render services in accordance with an employment arrangement.

As a result of the change of control provision in their employment agreements, any executive officers of Basic who are terminated without “cause” or who terminate their own employment for “good reason” within 12 months of the consummation of the Basic merger will be entitled to the severance benefits set forth in their employment agreement.

Letter Agreement Relating to Employment of Messrs. Huseman and Krenek

In connection with the signing of the merger agreement, each of Mr. Huseman and Mr. Krenek entered into a letter agreement waiving certain contractual rights under his employment agreement with Basic to receive change of control severance payments and benefits that would otherwise become payable to them as a result of certain consequences of the mergers. The waivers given by each of Messrs. Huseman and Krenek related to the change in the location of their principal office from Midland, Texas to Houston, Texas (the headquarters of Holdings after the mergers) and certain changes in their current health and benefit plans upon consummation of the mergers. Mr. Huseman also waived contractual rights regarding the change in his personal title and responsibilities resulting from the creation of the position of President and Chief Operating Officer of Holdings upon consummation of the mergers. The title of President of Basic is now held by Mr. Huseman and certain of his current responsibilities with Basic include responsibilities that are expected to become those of Holdings’ President and Chief Operating Officer upon consummation of the mergers. Mr. Krenek agreed to relocate his principal residence to the Houston metropolitan area within 90 days after the closing of the mergers. Mr. Huseman acknowledged in his letter agreement that he would initially perform his duties as Chief Executive Officer of Holdings from his current residence in Midland, Texas but that the need to effectively manage Holdings, including the successful integration of the businesses and personnel of Basic and Grey Wolf, would require him to travel regularly to Houston, Texas and spend a substantial amount of his time at Holdings’ headquarters there. Following the integration of the companies, which is expected to take approximately one year, Mr. Huseman agreed that substantially all of his business time would be spent working from Holdings’ headquarters in Houston, Texas.

Interests of Grey Wolf Directors and Executive Officers in the Mergers

Grey Wolf, Inc. 2003 Incentive Stock Plan and Other Compensatory Plans

The Grey Wolf, Inc. 1996 Employee Stock Option Plan and the Grey Wolf, Inc. 2003 Incentive Stock Plan (collectively, the “Grey Wolf Equity Plans”) will be assumed by Holdings. Pursuant to the terms of the merger agreement, upon the consummation of the mergers, all outstanding unvested restricted stock awards and unexercised options to purchase shares of Grey Wolf common stock will be assumed by Holdings. Each share of Grey Wolf restricted stock held by anyone other than a non-continuing director will be converted into the right to receive the Grey Wolf merger consideration, or at the holder’s election, shares of Holdings common stock. The consideration that a holder receives in exchange for restricted stock will be subject to the same vesting or risk of forfeiture provisions that the shares of Grey Wolf restricted stock were subject to prior to the mergers. Each share of Grey Wolf restricted stock held by a non-continuing director will become fully vested and be converted into the right to receive the Grey Wolf merger consideration. Each option to acquire shares of Grey Wolf common stock will be converted into an option to acquire shares of Holdings common stock with adjustments to the number of shares and exercise price, in each case, adjusted pursuant to the terms of the merger agreement. If the Holdings incentive plan is approved by the stockholders of Basic and Grey Wolf and the mergers are consummated, Holdings will not issue any further equity incentive awards under the existing Grey Wolf plans following the consummation of the mergers. For additional information regarding the treatment of equity awards in the mergers, see “The Merger Agreement — Consideration to be Received in the Mergers — Treatment of Equity Awards” beginning on page 94.

Change of Control Payments Under Executive Severance Plan and Employment Agreements

In November 2001, Grey Wolf established an Executive Severance Plan. The purpose of the Executive Severance Plan is to provide those executive officers who have not entered into employment agreements with Grey Wolf economic protection in the event of termination of employment within 12 months after a “Change in Control” (as defined in the Executive Severance Plan). Pursuant to the terms of the Executive Severance Plan, a participant will receive a severance payment equal to one and one half times the sum of: (1) the participant’s annual salary, plus (2) a bonus equal to thirty percent of such annual salary.

Grey Wolf is a party to employment agreements with Thomas P. Richards, David W. Wehlmann, David J. Crowley, Robert J. Proffit, Edward S. Jacob III, Forrest M. Conley, Jr., Joseph C. Hopewell and Ronald G. Hale which contain provisions that provide for severance payments to the executive. The employment agreements were amended and restated to provide that the mergers will constitute a “change of control,” but such amended and restated agreements will only become effective if the mergers are consummated. If the employment of any of these executive officers is terminated by Grey Wolf during the one-year (two-year in the case of Mr. Richards) period immediately following the consummation of the mergers for any reason other than death, disability or “cause,” as defined below, or if the executive terminates his employment due to a “constructive termination without cause,” as defined below, the former officer will be entitled to receive the following from Holdings:

•	the product of three times (three and three quarters times in the case of Mr. Richards) the executive’s current base salary and a bonus equal to 50% (100% in the case of Mr. Richards) of the executive’s base salary;

•	for varying periods of time following the executive’s date of termination (depending on the executive’s age and years of service with Grey Wolf), medical and welfare benefits equal to those benefits which would have been provided to such executive in accordance with the benefits if the executive’s employment had not been terminated;

•	all stock options, restricted stock, restricted stock units or other stock-based awards held by the executive that are not vested, will vest; and

•	in the event any payment or distribution to the executive would be subject to the federal excise tax imposed by section 4999 of the Internal Revenue Code on “excess parachute payments,” the executive will be made whole by Grey Wolf for any such payments.

For purposes of these change of control agreements, “constructive termination without cause” includes, in relevant part, the following events:

•	a failure to elect or reelect or to appoint or reappoint the executive to the office he currently holds with Grey Wolf or other material change by Grey Wolf of the executive’s functions, duties or responsibilities which change would reduce the ranking or level, dignity, responsibility, importance or scope of the executive’s position with Grey Wolf from the position and attributes he currently holds;

•	the assignment or reassignment by Grey Wolf of the executive to a location not within fifty (50) miles of Grey Wolf’s current location;

•	the liquidation, dissolution, consolidation or merger of Grey Wolf, or transfer of all or substantially all of its assets, other than a transaction in which a successor corporation with a net worth substantially the same as or greater than that of Grey Wolf assumes the executive’s employment agreement and all obligations and undertakings of Grey Wolf thereunder;

•	a reduction in the executive’s fixed salary;

•	the failure of Grey Wolf to continue to provide the executive with office space, related facilities and secretarial assistance that are commensurate with the executive’s responsibilities to and position with Grey Wolf;

•	the notification by Grey Wolf of Grey Wolf’s intention not to observe or perform one or more of the obligations of Grey Wolf under the executive’s employment agreement;

•	the failure by Grey Wolf to indemnify, pay or reimburse the executive at the time and under the circumstances required by the executive’s employment agreement;

•	the occurrence of any other material breach of the executive’s employment agreement by Grey Wolf or any of its subsidiaries; or

•	the delivery of notice by the Company in accordance with the executive’s employment agreement hereof that it desires to terminate the executive’s employment agreement.

For purposes of these change of control agreements, termination for “cause” includes, in relevant part, termination for any of the following reasons:

•	chronic alcoholism or controlled substance abuse;

•	an act of proven fraud or dishonesty on the part of the executive with respect to Grey Wolf;

•	knowing and material failure by the executive to comply with material applicable laws and regulations relating to the business of Grey Wolf;

•	the executive’s material and continuing failure to perform (as opposed to unsatisfactory performance) his duties or a material breach by the executive of his employment agreement except, in each case, where such failure or breach is caused by the illness or other similar incapacity or disability of the executive; or

•	conviction of a crime involving moral turpitude or a felony.

Messrs. Richards and Wehlmann will not be continuing as employees of the combined company after the effective time of the mergers, and thus, in connection with the mergers, Mr. Richards will receive approximately $4.9 million and Mr. Wehlmann will receive approximately $1.6 million six months after the closing of the mergers. In addition, all unvested options and restricted stock automatically will vest and any other conditions to these awards will be deemed satisfied upon closing of the mergers. Additionally, Messrs. Richards and Wehlmann will be provided health care insurance benefits for three years in the case of Mr. Wehlmann and for life in the case of Mr. Richards.

Consulting Agreement

Mr. Richards entered into a consulting agreement with Grey Wolf which will be effective upon consummation of the mergers. Under the terms of the consulting agreement will be paid a consulting fee at an annual rate of $400,000, payable monthly, less any cash fees he receives as a director of Holdings. Mr. Richards will also be entitled to an office and secretarial assistance provided by Holdings. This agreement will terminate the earlier of (1) 30 days after either Mr. Richards or Holdings gives notice of termination or (2) Holdings’ 2009 annual shareholders meeting.

Director Ownership Interests

Messrs. Huseman and Johnson each beneficially own 2,000 and 5,000 shares of Grey Wolf common stock, respectively, which ownership interests were disclosed to the Basic board of directors in connection with its consideration of the merger. In addition, Mr. Ziegler beneficially owns 3,900 shares of Basic common stock, which ownership interests were disclosed to the Grey Wolf board of directors in connection with its consideration of the merger.

Continuing Board and Management Positions

The merger agreement provides that upon the consummation of the mergers, the Holdings board of directors will consist of nine members divided into three classes having three members each. Four of the members will be current members of, and designated by, Basic’s board of directors and five of the members will be current members of, and designated by, Grey Wolf’s board of directors. The term of each class of directors expires at the annual meeting of Holdings held in the following years: Class I — 2009; Class II — 2010; and Class III — 2011.

The following table identifies those individuals that, upon consummation of the mergers, are expected to be members of the board of directors of Holdings, their board classification and their expected board committee assignments:

Committee Membership
Nominating and
			Audit		Compensation		Governance
Name	Designated by	Class	Committee		Committee		Committee

Kenneth V. Huseman	Basic	I
Thomas P. Richards	Grey Wolf	I
Robert E. Rose	Grey Wolf	I			X
James S. D’Agostino	Basic	II	X		X	(1)
Robert F. Fulton	Basic	II			X		X
Frank M. Brown	Grey Wolf	II
Steven A. Webster	Basic	III
William T. Donovan	Grey Wolf	III	X	(1)			X
William R. Ziegler	Grey Wolf	III	X				X	(1)

(1)	Chair of Committee.

Each of the foregoing directors have been, or will be, approved by the board of directors of each of Basic and Grey Wolf as continuing directors of Holdings as successor to each of Basic and Grey Wolf. As contemplated by the merger agreement, Grey Wolf has designated William T. Donovan as the lead independent director of Holdings who will chair executive sessions of Holdings’ board of directors in accordance with the New York Stock Exchange requirements. Mr. Richards has informed the parties that he does not plan to stand for re-election to the Holdings board of directors following the expiration of his term in 2009. The bylaws of Holdings that will become effective upon the consummation of the mergers provide that the size of the board of directors can be increased or decreased, and any vacancies on the board can be filled, only with the affirmative vote of a majority of the whole board, which is defined to mean the total number of authorized directors, regardless of whether there exists a vacancy in any previously authorized director position. However, if there is a vacancy due to the death, resignation or removal of a director designated by either company within the one year anniversary of the mergers, a committee of the remaining designated directors of that company will be formed to fill that vacancy.

The merger agreement provides that Kenneth V. Huseman, the current President and Chief Executive Officer of Basic, will be the Chief Executive Officer of Holdings and Thomas P. Richards, the current President and Chief Executive Officer of Grey Wolf and Chairman of Grey Wolf’s board of directors, will be the Chairman of the board of directors of Holdings. Messrs. Huseman and Richards will have all duties customary to their respective positions, as well as any duties specifically set forth in the amended and restated bylaws of Holdings, a copy of which is included as Exhibit 2.3(b) of Annex A to this joint proxy statement/prospectus.

David J. Crowley, the current Executive Vice President and Chief Operating Officer of Grey Wolf, will be President and Chief Operating Officer of Holdings and Alan Krenek, the current Senior Vice President and Chief Financial Officer of Basic, will be Executive Vice President and Chief Financial Officer of Holdings.

Mr. Huseman and Mr. Richards are jointly evaluating candidates to fill the other senior officer positions at Holdings.

Effect of Conversion of Grey Wolf Convertible Notes

The holders of Grey Wolf’s 3.75% convertible notes and floating rate convertible notes will be entitled to a special conversion privilege entitling them to convert the principal amount of their convertible notes into Grey Wolf common stock for a period beginning 15 business days prior to, and ending two business days prior to, the anticipated effective time of the mergers. If converted, the holders of Grey Wolf’s convertible notes will be entitled to receive one share of Grey Wolf common stock for each $6.45 of principal amount of Grey Wolf’s 3.75% convertible notes that is converted, and one share of Grey Wolf common stock for each $6.51 of principal amount of Grey Wolf’s floating rate convertible notes that is converted.

The following table illustrates the effect of possible conversions of Grey Wolf’s convertible notes on the total merger consideration, the resulting ownership of Holdings by Basic stockholders and Grey Wolf stockholders, and Holding’s long-term indebtedness, as if the mergers had been completed at March 31, 2008:

				Resulting Ownership
	Aggregate Cash Merger Consideration			Percentage of Holdings		Long-Term
	Basic	Grey Wolf		Basic	Grey Wolf	Debt of
Conversion Assumptions	Stockholders	Stockholders	Total	Stockholders	Stockholders	Holdings
	(in thousands, except percentages)

No conversion of Grey Wolf convertible notes	$276,000	$326,000	$602,000	46.6. %	53.4%	$1,107,000
Conversion of Grey Wolf floating rate notes only	276,000	360,000	636,000	44.1%	55.9%	982,000
Conversion of Grey Wolf 3.75% convertible notes only	276,000	368,000	644,000	43.7%	56.3%	957,000
Conversion of all Grey Wolf convertible notes	276,000	403,000	679,000	41.5%	58.5%	832,000

If the holders of Grey Wolf’s convertible notes do not convert their notes into Grey Wolf common stock prior to the effective time of the Grey Wolf merger, the convertible notes will be assumed by, and become indebtedness of, Holdings. After the effective time of the mergers, the exercise price of the convertible notes will be adjusted to give effect to the Grey Wolf merger and will thereafter will be convertible (assuming a conversion privilege then exists) into the number of shares of Holdings common stock and cash that the holder would have received if the holder had converted the convertible notes into Grey Wolf common stock immediately before the Grey Wolf merger.

Regulatory Matters

Before completing the mergers, Basic and Grey Wolf must make merger filings with, and in some cases obtain clearances or consents from, United States federal antitrust authorities, as described below. Although Basic and Grey Wolf believe that they will receive the required consents and clearances described below to complete the mergers, we cannot assure you whether or when these consents and clearances will be obtained or that they will be obtained on satisfactory terms and conditions.

Hart-Scott-Rodino Act

The mergers are subject to the requirements of the HSR Act. The HSR Act provides that certain transactions may not be consummated until premerger notifications and required information have been furnished to the Antitrust Division of the Department of Justice, or DOJ, and the Federal Trade Commission, or FTC, and the relevant waiting periods have been early terminated or have expired. Basic and Grey Wolf filed premerger notification forms pursuant to the HSR Act with the DOJ and the FTC on May 16, 2008 and received notice of early termination on June 6, 2008. At any time before or after consummation of the mergers, the Antitrust Division, the FTC or any state attorneys general could take any action under the antitrust laws deemed necessary or desirable in the public interest, including seeking to enjoin consummation of the mergers or seeking divestiture of particular assets or businesses of Basic or Grey Wolf. Pursuant to the merger agreement, completion of the mergers is subject to expiration or early termination of any applicable waiting period under the HSR Act. The expiration or early termination of the applicable HSR Act waiting period, and the consummation of the mergers, does not preclude the Antitrust Division or the FTC from challenging the mergers on antitrust grounds and seeking divestiture of businesses or assets or rescission of the transaction. Private parties also may take legal action under the antitrust laws in certain circumstances. It is possible that Basic and Grey Wolf may not prevail in any such challenge.

Effect on Awards Outstanding Under Equity Compensation Plans

Basic

At the time of the Basic merger, each outstanding stock option granted under the Basic equity incentive plans, whether vested or unvested, will be assumed by Holdings and converted into an option to acquire, on the same terms and conditions as were applicable under that Basic stock option (after taking into account the transactions contemplated by the merger agreement), shares of Holdings common stock with appropriate adjustments to the number of shares and the exercise price. Likewise, at the time of the Basic merger, each restricted share of Basic common stock, whether vested or unvested, will be converted into 0.9195 of a share of Holdings common stock and $6.70 in cash or, at the holder’s election, into shares of Holdings common stock. Each share of Holdings common stock and the cash consideration paid to anyone other than a non-continuing director, with respect to such shares of Basic restricted stock, will be subject to the same vesting or risk of forfeiture provisions that shares of Basic restricted stock were subject to. Each share of Holdings common stock and the cash consideration received by a non-continuing director will be fully vested.

Grey Wolf

At the time of the Grey Wolf merger, each outstanding stock option granted under the Grey Wolf equity incentive plans, whether vested or unvested, will be assumed by Holdings and converted into an option to acquire, on the same terms and conditions as were applicable under that Grey Wolf stock option (after taking into account the transactions contemplated by the merger agreement), shares of Holdings common stock with appropriate adjustments to the number of shares and the exercise price. Likewise, at the time of the Grey Wolf merger, each restricted share of Grey Wolf common stock, whether vested or unvested, will be converted into 0.2500 of a share of Holdings common stock and $1.82 in cash or, at the holder’s election, into shares of Holdings common stock. Each share of Holdings common stock and the cash consideration paid to anyone other than a non-continuing director, with respect to such shares of Grey Wolf restricted stock, will be subject to the same vesting or risk of forfeiture provisions that shares of Grey Wolf restricted stock were subject to.

Each share of Holdings common stock and the cash consideration received by a non-continuing director will be fully vested.

Basic and Grey Wolf Equity Plans

The Basic and Grey Wolf equity plans that will be assumed by Holdings pursuant to the mergers include the Basic Energy Services, Inc. Third Amended and Restated 2003 Incentive Plan, as may be amended, which we refer to as the Basic Incentive Plan, the Grey Wolf, Inc. 2003 Incentive Plan, and the Grey Wolf, Inc. 1996 Employee Stock Option Plan, as amended, effective as of July 29, 1996. If the Holdings incentive plan is approved by stockholders of both Basic and Grey Wolf, as described on pages 117 and 122, then no further grants of awards will be made under any of the Basic and Grey Wolf equity plans assumed by Holdings in connection with the mergers, and the outstanding awards shall continue subject to the plans as adjusted pursuant to the merger agreement.

Under the Basic Incentive Plan, awards of stock options (both incentive stock options or nonqualified stock options), restricted stock, performance awards, bonus shares, phantom shares, and other stock-based awards are permitted. After the mergers, any employee or consultant of Holdings and its affiliates (as that term is defined in the Basic Incentive Plan) or directors of Holdings is eligible to be designated a participant and receive an award under the plan. As a result of adjustments as required under the plan and in connection with the assumption of the plan in mergers, a total of up to 2,012,000 shares of Holdings common stock may be granted under the plan. Pursuant to the terms of the plan, the maximum number of shares for options that may be granted to any participant in any calendar year is 100,000 which will be adjusted to Holdings common stock and will be 91,950 shares.

The Grey Wolf, Inc. 2003 Incentive Plan authorizes the issuance of options (nonstatutory stock options and incentive stock options), restricted stock, performance-based awards or other stock-based awards, or any combination of the foregoing. As a result of the assumption of this plan by Holdings, after the mergers, employees and consultants of Holdings (or its corporate parent or subsidiaries with the meaning of Section 424 of the Internal Revenue Code), or outside directors of Holdings, may be granted awards under this plan. Consultants and outside directors, however, are not eligible to be granted any incentive stock options. As a result of adjustments pursuant to the plan and in connection with the assumption of the plan by Holdings in the mergers, 1.3 million shares of Holdings common stock will be available for awards under the plan. The total amount of shares available under the plan are available for grants of incentive stock awards.

No new awards may be granted under the Grey Wolf, Inc. 1996 Employee Stock Option Plan, and outstanding awards under that plan will be adjusted as provided in the merger agreement.

As a result the assumption of these plans by Holdings in the mergers, any settlement of awards outstanding or new equity awards made under these plans after the mergers are completed will be in Holdings common stock.

Voting Agreement

DLJ Merchant Banking Partners III, L.P. and certain affiliated funds beneficially own approximately 44% of the outstanding shares of Basic common stock and have entered into an agreement with Grey Wolf to vote all of the shares of Basic common stock that they beneficially own in favor of adoption of the merger agreement. This voting agreement will terminate if the merger agreement is terminated or Basic’s board of directors recommends another acquisition proposal.

Lock-up Agreements

DLJ Merchant Banking Partners III, L.P. and certain affiliated funds and each director and executive officer of Basic and Grey Wolf have entered into a lock-up agreement stating that they will not sell or otherwise dispose of the Holdings common stock that they receive in the mergers. These lock-up agreements will terminate 60 days after the closing of the mergers.

Rights Agreement

Pursuant to the merger agreement, Grey Wolf entered into Amendment No. 1 to its Rights Agreement with American Stock Transfer & Trust Company, a New York corporation, to provide that Basic, Holdings and certain of their affiliates would not become an acquiring person or beneficial owner, as those terms are defined in the rights agreement, as a result of the execution of the merger agreement or the consummation of the transactions contemplated by the merger agreement. Additionally, the rights agreement was amended such that it will terminate upon the earlier of September 18, 2008 (its original expiration date) or immediately prior to the effective time of the mergers.

Registration Rights Agreement

Pursuant to the terms of a stockholders’ agreement among Basic, DLJ Merchant Banking and certain affiliated funds and other Basic stockholders, subject to certain restrictions, DLJ Merchant Banking has rights to require Basic to register shares of its common stock. These stockholders may require Basic to register shares of its common stock on up to three occasions, provided that the proposed offering proceeds for the offering equal or exceed $10.0 million (or $5.0 million if Basic is able to register on Form S-3). Basic has agreed to pay most offering fees and expenses associated with the registration and offering of these shares, other than underwriting fees, discounts or commissions. Basic has also agreed to indemnify these stockholders and their officers, directors, partners, legal counsel and other listed representatives against certain losses, claims, damages or liabilities in connection with the registered offering of their shares. These stockholders also have certain piggyback rights pursuant to the stockholders’ agreement. Basic’s obligations under the stockholders’ agreement will be assumed by Holdings upon the consummation of the mergers.

Accounting Treatment

The mergers will be accounted for using the purchase method of accounting. Although the business combination of Basic and Grey Wolf is a merger of equals, generally accepted accounting principles require that one of the two companies in the transaction be designated as the acquirer for accounting purposes. After a review of relevant factors, Grey Wolf has been determined to be the accounting acquirer based on the fact that its stockholders are expected to hold more than 50% of the Holdings common stock after the mergers. The purchase price will be allocated to Basic’s identifiable assets and liabilities based on their estimated fair values at the date of the consummation of the mergers, and any excess of the purchase price over those fair values will be accounted for as goodwill. The results of final valuations of property and equipment, and intangible and other assets and the finalization of any potential plans of restructuring have not yet been completed. We will revise the allocation of the purchase price based on Basic’s net assets at the time of the mergers and when additional information becomes available.

Appraisal Rights

Section 262 of the DGCL grants appraisal rights to stockholders who are required, by the terms of a merger, to accept any consideration other than shares of stock in the surviving company, shares of stock listed on a national securities exchange or cash received as payment for fractional shares. Article 5.12 of the TBCA grants dissenters’ rights to stockholders who are required, by the terms of a merger, to accept any consideration other than shares of stock in the surviving company, shares of stock listed on a national securities exchange or cash received as payment for fractional shares. Because Basic and Grey Wolf stockholders will receive cash as part of their merger consideration, Basic and Grey Wolf stockholders will have appraisal rights as a result of the mergers. The full text of Section 262 of the DGCL and Article 5.12 of the TBCA are attached to this joint proxy statement/prospectus as Annex H and Annex I, respectively.

Resale of Holdings Common Stock

The shares of Holdings common stock issued in the mergers will not be subject to any restrictions on transfer arising under the Securities Act except for shares issued to any Basic or Grey Wolf stockholder who is, or is expected to be, an “affiliate” of Holdings for purposes of Rule 144 under the Securities Act upon completion of the mergers. Persons who may be deemed to be “affiliates” of Holdings for these purposes generally include individuals or entities that control, are controlled by or are under common control with Holdings, and will include officers and directors of Holdings. This joint proxy statement/prospectus does not cover resales of Holdings common stock received by any person upon consummation of the mergers, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale.

Listing of Holdings Common Stock

It is a condition to the consummation of the mergers that the Holdings common stock issuable to Basic and Grey Wolf stockholders pursuant to the merger agreement be approved for listing on the New York Stock Exchange, subject to official notice of issuance.

Deregistration and Delisting of Basic and Grey Wolf Common Stock

If the mergers are consummated, Basic will delist its common stock from the New York Stock Exchange, Grey Wolf will delist its common stock from the American Stock Exchange, and both companies may deregister their respective common stock under the Exchange Act. The stockholders of each of Basic and Grey Wolf will become stockholders of Holdings, and their rights as stockholders will be governed by Delaware law and by Holdings’ certificate of incorporation and bylaws.

Basic and Grey Wolf may cease filing periodic reports pursuant to the Exchange Act with the SEC following deregistration of their common stock, subject to securities laws requirements and the companies’ obligations under their respective debt instruments.

Dividends

Neither Basic nor Grey Wolf ever has declared a dividend on its common stock. Both parties’ bank credit facilities restrict the parties’ respective ability to declare or pay any dividend on, or make similar payments with respect to, their capital stock. In addition, the merger agreement prohibits the parties from declaring, setting aside or paying any dividend with respect to their capital stock while the mergers are pending.

We expect that, after the consummation of the mergers, Holdings will adopt a policy not to pay dividends as well. The payment of any dividend by Holdings would be subject to approval and declaration by the Holdings board of directors and would depend on a variety of factors, including business, financial and regulatory considerations as well as any limitations in any agreements governing indebtedness of Holdings that may then be in existence.

Recent Developments

On April 25, 2008, Natalie Gordon filed an Original Petition in a case Natalie Gordon, on behalf of Herself and All Others Similarly Situated v. Basic Energy Services, Inc., Steven A. Webster, Kenneth V. Huseman, James S. D’Agostino, Jr., William E. Chiles, Robert F. Fulton, Sylvester P. Johnson, IV, H.H. Wommack, III, Thomas Moore, Jr., and Grey Wolf, Inc. (Cause No. CV46465), in the District Court of Midland County, Texas, 238th Judicial District. This original petition alleges that she is a stockholder of Basic and is brought as a putative class action. This lawsuit alleges that the proposed merger consideration is inadequate and that Basic and its individual directors breached fiduciary duties owed to the stockholders of Basic in connection with the proposed merger. Additionally, the plaintiff alleges that Grey Wolf aided and abetted the alleged breach of fiduciary duty by Basic and its board of directors. The plaintiff seeks certification of its lawsuit as a class action, seeks to enjoin the proposed merger and also ask for other legal and equitable relief, including an award of attorneys’ fees and costs of court. This litigation is in its very early stages; however, each of Basic and Grey Wolf believe that this lawsuit is without merit with respect to it and intend to defend the lawsuit vigorously.

On June 8, 2008, Grey Wolf received a letter from the board of trustees of Precision Drilling Trust, which we refer to as the “Trust,” making an unsolicited proposal to acquire Grey Wolf. Grey Wolf understands that the Trust is an unincorporated open-ended investment trust established under the laws of the Province of Alberta, Canada and that its Trust units are traded on the Toronto Stock Exchange under the symbol “PD.UN” and on the New York Stock Exchange under the symbol “PDS.” The Trust’s letter states that it proposes to acquire all of the common stock of Grey Wolf for total consideration of USD $9.00 per share on a fully diluted basis, consisting of cash and Trust units at the election of Grey Wolf stockholders, subject to proration so that the cash portion does not exceed 33 1/3% of the equity purchase price. Other terms and conditions of the Trust’s proposal letter include the following:

•	final agreement on a transaction would be conditioned on:

•	negotiation of acceptable legal documentation;

•	satisfactory completion of due diligence;

•	final approval of the transaction by the Grey Wolf board of directors and the Precision board of directors;

•	Grey Wolf stockholder approval, but would not be conditioned on Trust unitholder approval; and

•	regulatory approval under the HSR Act.

•	the Trust states that it expects to maintain Grey Wolf’s principal offices and facilities and to offer opportunities to Grey Wolf employees to have continued roles in the combined company;

•	possible inclusion of Grey Wolf nominees on the board of directors of Precision Drilling Corporation, the administrator of the Trust;

•	possible completion of due diligence and signing of definitive documents within two weeks of the date of the letter; and

•	attached letters from Deutsche Bank Securities Inc. and RBC Royal Bank indicating that they were highly confident that they could arrange for or provide financing to the Trust for the proposed acquisition, subject in each case to numerous conditions, some of which were unspecified or were to be met to the satisfaction of the lender; however, each institution indicated that their letter should not be considered a binding commitment to provide such financing.

Due to the recent receipt of the Trust’s letter, Grey Wolf’s board of directors intends to evaluate the Trust’s proposal consistent with its fiduciary duties and Grey Wolf’s obligations with respect to unsolicited third party offers under the merger agreement with Basic and Holdings, which remains in effect.

FINANCING OF THE MERGERS

In order to finance substantially all of the cash component of the merger consideration, the repayment of outstanding Basic debt and transaction expenses, Holdings expects to incur incremental indebtedness of up to $925 million. Under the commitment letter among Grey Wolf, GSCP and the UBS Lenders, dated April 20, 2008, GSCP and the UBS Lenders committed to provide loans under a senior secured term loan facility to Holdings of up to $600 million and a senior secured revolving credit facility to Holdings of up to $325 million, which we refer to as the Bank Facilities.

The financing commitments of GSCP and the UBS Lenders under the Bank Facilities are subject to the satisfaction of certain conditions including, among others, (1) the execution of satisfactory documentation and (2) the absence of a Material Adverse Effect (as defined in the merger agreement) with respect to Basic, Grey Wolf and their respective subsidiaries, taken as a whole. The commitments will terminate on September 30, 2008, if the definitive documentation with respect to the Bank Facilities has not been executed by all parties prior to that date. The commitments may also terminate prior to September 30, 2008, if the mergers are abandoned or a material condition to the mergers is not satisfied or Grey Wolf breaches its obligations under the commitment letter.

The Bank Facilities are expected to contain financial covenants relating to maximum leverage and minimum fixed charge coverage. Other covenants contained in the facility are expected to restrict, among other things, asset dispositions, mergers and acquisitions, dividends, stock repurchases and redemptions, other restricted payments, indebtedness and preferred stock, loans and investments, liens and affiliate transactions. Grey Wolf anticipates that the Bank Facilities will contain customary events of default.

While the parties currently expect to finance the approximate $600 million of Holdings’ cash requirements in connection with the mergers by term loans under the Bank Facilities, Holdings may instead finance a portion of that amount through the issuance of debt securities, depending on market conditions.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS

The following discussion summarizes material U.S. federal income tax consequences of the mergers to U.S. holders and non-U.S. holders (as defined below) of Basic and Grey Wolf common stock. This discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated under the Internal Revenue Code, court decisions, published positions of the Internal Revenue Service and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders who hold Basic and Grey Wolf common stock as capital assets for U.S. federal income tax purposes (generally, assets held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of his particular circumstances or to holders who may be subject to special treatment under U.S. federal income tax laws, such as:

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity;

•	an insurance company;

•	a mutual fund;

•	a dealer in stocks and securities, or foreign currencies;

•	a trader in securities who elects the mark-to-market method of accounting;

•	a holder of Basic or Grey Wolf common stock subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	a holder of Basic or Grey Wolf common stock who received such common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	a holder of options granted under any Basic or Grey Wolf benefit plan;

•	certain expatriates or a person that has a functional currency other than the U.S. dollar;

•	a regulated investment company;

•	a real estate investment trust;

•	a controlled foreign corporation;

•	a passive foreign investment company; or

•	a holder of Basic or Grey Wolf common stock who holds such common stock as part of a hedge, straddle, wash sale, synthetic security, conversion transaction or other integrated transaction comprised of Basic or Grey Wolf common stock and one or more investments.

Further, this discussion does not address any aspect of non-income taxation or any state, local or foreign taxation. No ruling has been or will be obtained from the Internal Revenue Service regarding any matter relating to the mergers. While receipt of opinions of counsel on the tax consequences of the mergers are conditions to the closing, an opinion of counsel is not a guaranty of a result as it merely represents counsel’s best legal judgment and is not binding on the Internal Revenue Service or the courts. As a result, no assurance can be given that the Internal Revenue Service will not assert, or that a court will not sustain, a position contrary to any of the tax aspects described below. Holders of Basic or Grey Wolf common stock are urged to consult their own tax advisors as to the U.S. federal income tax consequences of the mergers, as well as the effects of non-income tax and all state, local and foreign tax laws applicable to such holder.

As used in this summary, a “U.S. holder” is a beneficial owner of Basic or Grey Wolf common stock who for U.S. federal income tax purposes is:

•	an individual U.S. citizen or resident alien;

•	a corporation or other entity created or organized under U.S. law (federal or state) and treated as a corporation for U.S. federal income tax purposes;

•	an estate whose worldwide income is subject to U.S. federal income tax; or

•	a trust if a court within the United States of America is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of Basic or Grey Wolf shares, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Holders of Basic or Grey Wolf shares that are partnerships and partners in these partnerships are urged to consult their tax advisors regarding the U.S. federal income tax consequences of owning and disposing of such common stock in the mergers.

A “non-U.S. holder” of Basic or Grey Wolf common stock is a holder, other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes, that is not a U.S. holder. For purposes of this summary, “holder” means either a U.S. holder or a non-U.S. holder or both.

THIS SUMMARY IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES OF THE MERGERS TO YOU. WE URGE YOU TO CONSULT A TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGERS IN LIGHT OF YOUR OWN SITUATION.

It is a condition to the closing of the mergers that (1) Porter & Hedges, L.L.P. will deliver its opinion, effective as of the date of closing, to Grey Wolf and Holdings, and (2) that Andrews Kurth LLP will deliver its opinion, effective as of the date of closing, to Basic and Holdings, to the effect that (i) the mergers will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and (ii) each of Grey Wolf, Basic and Holdings will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code.

The opinions of Porter & Hedges, L.L.P., counsel to Grey Wolf, and Andrews Kurth LLP, counsel to Basic are and will be based on U.S. federal income tax law in effect as of the date of these opinions. In rendering their opinions, Porter & Hedges, L.L.P. and Andrews Kurth LLP will rely on certain assumptions, including assumptions regarding the absence of changes in existing facts and the completion of the mergers strictly in accordance with the merger agreement and this proxy statement/prospectus. The opinions will also rely upon certain representations and covenants in the merger agreement as well as representation letters provided by the management of Grey Wolf, Basic and Holdings and will assume that these representations are true, correct and complete without regard to any knowledge limitation, and that these covenants will be complied with. If any of these assumptions or representations is inaccurate in any way, or any of the covenants are not complied with, the opinions could be adversely affected.

U.S. Holders

Assuming the mergers qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, the material U.S. federal income tax consequences to a U.S. holder are as follows (gain realized is equal to the sum of the cash and value of Holdings common stock received in the respective merger less your adjusted tax basis in the shares cancelled in such merger):

•	You may recognize gain (but not loss) as a result of the mergers.

•	If your gain realized is less than the cash received in the respective merger, then you will recognize gain only to the extent of your realized gain and your tax basis in your Holdings shares will be equal to their fair market value as of the date of the applicable merger.

•	If your gain realized is more than the cash received in the respective merger, then you will recognize gain equal to the cash received as merger consideration and your tax basis in the Holdings shares will be equal to your basis in the particular shares exchanged in the applicable merger (which will be less than fair market value of such shares as of the date of the applicable merger).

•	Gain recognized upon the exchange generally will be capital gain, unless the receipt of cash by a U.S. holder has the effect of a distribution of a dividend, in which case the gain will be treated as dividend income to the extent of the U.S. holder’s ratable share of Basic or Grey Wolf current or accumulated earnings and profits as calculated for U.S. federal income tax purposes. In general, the determination as to whether the receipt of cash has the effect of a distribution of a dividend depends upon whether and to what extent the transactions related to the mergers will be deemed to reduce a U.S. holder’s percentage ownership of the companies following the mergers. For purposes of that determination, a U.S. holder will be treated as if it first exchanged all of the U.S. holder’s Basic or Grey Wolf common stock solely for Holdings common stock, and then a portion of that stock was immediately redeemed by Holdings for the cash that the U.S. Holder actually received in the mergers. The Internal Revenue Service has indicated that a reduction in the interest of a minority stockholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain (as opposed to dividend) treatment. In determining whether or not the receipt of cash has the effect of a distribution of a dividend, certain constructive ownership rules must be taken into account. A U.S. holder is urged to consult its tax advisors about the possibility that all or a portion of any cash received in exchange for Basic or Grey Wolf common stock will be treated as a dividend. Any recognized capital gain will be long-term capital gain if the U.S. holder has held its Basic or Grey Wolf shares for more than one year.

•	If a U.S. holder receives cash in lieu of a fractional share of Holdings common stock, subject to the discussion above regarding possible dividend treatment, it will generally recognize capital gain or loss equal to the difference between the cash received in lieu of this fractional share and the portion of its adjusted tax basis in Basic or Grey Wolf shares surrendered that is allocable to this fractional share. The capital gain or loss will be long-term capital gain or loss if the holding period for Basic or Grey Wolf shares exchanged for cash in lieu of the fractional share of Holdings stock is more than one year as of the date of the mergers. The deductibility of capital losses is subject to limitations.

•	If a U.S. Holder owns stock in both Basic and Grey Wolf it will likely need to calculate its tax results separately with respect to each company’s stock cancelled in the respective merger, as well as for each block of company stock acquired at different times. Additionally such holders may be subject to special rules regarding dividend treatment discussed above.

•	U.S. Holders who hold shares in both Basic and Grey Wolf, and/or with differing bases or holding periods within the same company are strongly urged to consult their tax advisors with regard to (1) exposure to dividend treatment and (2) identifying the bases or holding periods of the particular Holdings shares received in the mergers.

Non-U.S. Holders

Assuming the mergers qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, a result of the mergers, a non-U.S. holder will recognize gain (all or part of which could be recharacterized as a dividend) in the same manner as of that a U.S. holder as described above under the heading “— U.S. Holders.” Any gain a non-U.S. holder will recognize will generally not be subject to U.S. federal income tax unless:

•	the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of the mergers and certain other requirements are met;

•	such gain is effectively connected with the conduct of a trade or business in the United States, and, if certain tax treaties apply, is attributable to a U.S. permanent establishment; or

•	Basic or Grey Wolf is or has been a “United States real property holding corporation” for United States federal income tax purposes and the non-U.S. holder owned more than 5% of Basic’s or Grey Wolf’s common stock, as applicable, at any time during the five years preceding the mergers. However, neither Basic nor Grey Wolf believes it is or has been a “United States real property holding corporation” for U.S. federal income tax purposes.

If a non-U.S. holder is described in the first bullet above, it will be subject to a flat 30% tax on any gain recognized, which may be offset by U.S. source capital losses. If a non-U.S. holder is described in the second bullet above, it will be subject to tax on any gain recognized at applicable U.S. federal income tax rates and, if it is treated as a corporation for U.S. federal income tax purposes, may be subject to a branch profits tax equal to 30% (or lower rate under an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year, which would include such gain.

The material U.S. federal income tax consequences of the mergers to a non-U.S. holder that is not described in either of the two bullet points above are generally as follows:

•	Any gain recognized by the non-U.S. holder generally will not be subject to U.S. federal income tax, subject to the following sentence. If all or part of the gain recognized by a non-U.S. holder would be treated as a dividend rather than as capital gain pursuant to the rules described above under the heading “— U.S. Holders,” then the non-U.S. holder would be subject to a U.S. income tax of 30% of the amount of such dividend, which rate may be reduced by an applicable income tax treaty. A

non-U.S. holder is urged to consult its tax advisor about the possibility that all or a portion of any cash received in exchange for its Basic or Grey Wolf common stock will be treated as a dividend.

•	A non-U.S. holder will have an aggregate tax basis in the Holdings common stock received, if any, in the mergers equal to the aggregate tax basis of its Basic or Grey Wolf common stock surrendered decreased (but not below zero) by the amount of cash received by the stockholder in the mergers.

•	The non-U.S. holder’s holding period for shares of Holdings common stock received in exchange for shares of Basic or Grey Wolf common stock in the mergers will include the holding period of the non-U.S. holder’s respective Basic or Grey Wolf common stock exchanged for Holdings common stock.

•	Non-U.S. Holders who hold shares of both Basic and Grey Wolf common stock, and/or with differing bases or holding periods within the same company are strongly urged to consult their tax advisors with regard to (1) exposure to dividend treatment and (2) identifying the bases or holding periods of the particular Holdings shares received in the mergers.

Ownership and Subsequent Disposition of Holdings Common Stock — U.S. Holders

Dividends paid to a U.S. holder with respect to shares of Holdings common stock (to the extent paid out of the higher of Holdings’ current or accumulated earnings and profits, which will include the earnings and profits of Basic and Grey Wolf, all as determined for U.S. federal income tax purposes) will be subject to tax at a rate as low as 15% for certain individuals. Certain corporate recipients of dividends may be eligible for a dividends received deduction.

A U.S. Holder will generally be subject to capital gains tax upon the disposition of its shares of Holdings common stock. The tax basis and holding period of such shares is discussed above.

Ownership and Subsequent Disposition of Holdings Common Stock — Non-U.S. Holders

Dividends paid to a non-U.S. holder with respect to shares of Holdings common stock will be subject to withholding at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with conduct of a trade or business within the United States or, if certain tax treaties apply, are attributable to a U.S. permanent establishment, are not subject to withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated rates. Special certification and disclosure requirements must be satisfied for effectively connected income to be exempt from withholding. If a non-U.S. holder is treated as a corporation for U.S. federal income tax purposes, any such effectively connected dividend received may be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

If a non-U.S. holder wishes to claim the benefit of an applicable treaty rate (and avoid backup withholding as discussed below) for dividends, it must provide the applicable withholding agent with a properly executed IRS Form W-8BEN or other applicable form claiming exemption from, or reduction in the rate of, withholding. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, it may obtain a refund of any excess amount withheld by filing an appropriate claim for refund with the IRS.

Subject to the exceptions described above, a non-U.S. holder generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of shares of Holdings common stock.

Dissenting Stockholders

Holders of Basic or Grey Wolf common stock are entitled to dissenters’ rights under Delaware or Texas law in connection with the mergers. If a U.S. holder receives cash pursuant to the exercise of dissenters’ rights, that U.S. holder generally will recognize gain or loss measured by the difference between the cash received and its adjusted tax basis in its Basic or Grey Wolf shares. This gain should be long-term capital gain or loss if the U.S. holder held Basic or Grey Wolf shares for more than one year. Any holder of Basic or Grey Wolf common stock that plans to exercise dissenters’ rights in connection with the mergers is urged to consult a tax advisor to determine the related tax consequences. If a non-U.S. holder receives cash pursuant to the exercise of dissenters’ rights, that non-U.S. holder generally will not be subject to U.S. federal income tax on any gain recognized.

Backup Withholding

Certain holders of Basic or Grey Wolf common stock may be subject to backup withholding (currently at a rate of 28%) on amounts received pursuant to the mergers. Backup withholding will not apply, however, to a holder of Basic or Grey Wolf common stock who provides a correct taxpayer identification number or a certificate of foreign status and certain other required information or comes within certain exempt categories and, in each case, complies with applicable certification requirements. In addition to being subject to backup withholding, if a holder of Basic or Grey Wolf common stock does not provide Holdings (or the exchange agent) with its correct taxpayer identification number or a certificate of foreign status or other required information, the holder may be subject to penalties imposed by the Internal Revenue Service. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the stockholder’s U.S. federal income tax liability, provided that the holder furnishes certain required information to the Internal Revenue Service.

Information Reporting

Significant stockholders of Basic and Grey Wolf, generally those that own at least 5% of the relevant corporation, receiving shares of Holdings common stock in the mergers and who are required to file a U.S. federal income tax return should file a statement with their U.S. federal income tax return setting forth the fair market value of and their adjusted tax basis in Basic or Grey Wolf shares exchanged in the mergers. In addition, stockholders of Basic and Grey Wolf will be required to retain permanent records of these facts and any relevant facts regarding liabilities assumed or extinguished as part of the mergers.

Failure to Qualify as a Reorganization

If the mergers are not treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, then (1) each holder would recognize gain or loss equal to the difference between the sum of the fair market value of the Holdings shares and the amount of cash received in the mergers (including cash received in lieu of fractional shares of Holdings common stock) and its tax basis in Basic or Grey Wolf shares surrendered in exchange therefor, (2) each U.S. holder generally will be subject to U.S. federal income tax on such recognized gain, and (3) subject to the exceptions described above under the heading “— Non-U.S. Holders”, a non-U.S. holder generally will not be subject to U.S. federal income tax with respect to such recognized gain. Further, if the mergers are not treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, Basic or Grey Wolf would be subject to tax on the deemed sale of its assets to Holdings, with gain or loss for this purpose measured by the difference between Basic or Grey Wolf’s tax basis in its respective assets and the fair market value of the respective consideration deemed to be received therefor, or, in other words, the cash and shares of Holdings common stock. This gain or loss would be reported on Grey Wolf and/or Basic’s final tax returns, subject to the effect of any tax carryovers and the effect of its other income or loss for that period, and Holdings would become liable for any such tax liability by virtue of the mergers.

Other Tax Consequences

This discussion does not address tax consequences that may vary with, or are contingent upon, the individual circumstances of holders of Basic or Grey Wolf common stock. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the mergers. Tax matters are very complicated, and the tax consequences of the mergers to holders of Basic and Grey Wolf common stock will depend upon the facts of their particular situation. Accordingly, we strongly urge each holder of Basic and Grey Wolf common stock to consult with their tax advisors to determine the particular federal, state, local or foreign income or other tax consequences to it as a result of the mergers.

THE MERGER AGREEMENT

The following summary of the merger agreement is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated by reference and attached as Annex A to this joint proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as well as this joint proxy statement/prospectus, before making any decisions regarding the mergers.

The merger agreement has been included with this joint proxy statement/prospectus to provide you additional information regarding its terms. The merger agreement sets forth the contractual rights of Basic and Grey Wolf but is not intended to be a source of factual, business or operational information about Basic or Grey Wolf. That kind of information can be found elsewhere in this joint proxy statement/prospectus and in the other filings each of Basic and Grey Wolf makes with the SEC, which are available as described in “Where You Can Find More Information.”

As a stockholder, you are not a third party beneficiary of the merger agreement and therefore you may not directly enforce any of its terms or conditions. The parties’ representations, warranties and covenants were made as of specific dates and only for purposes of the merger agreement and are subject to important exceptions and limitations, including a contractual standard of materiality different from that generally relevant to investors. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating risk between Basic and Grey Wolf, rather than to establish matters as facts. Certain of the representations, warranties and covenants in the merger agreement are qualified by information each of Basic and Grey Wolf filed with the SEC prior to the date of the merger agreement, as well as by disclosure letters each of Basic and Grey Wolf delivered to the other party prior to signing the merger agreement. The disclosure letters have not been made public because, among other reasons, they include confidential or proprietary information. The parties believe, however, that all information material to a stockholder’s decision to approve the mergers is included or incorporated by reference in this document.

You should also be aware that none of the representations or warranties has any legal effect among the parties to the merger agreement after the effective time of the mergers, nor will the parties to the merger agreement be able to assert the inaccuracy of the representations and warranties as a basis for refusing to close the transaction unless all such inaccuracies as a whole would give rise to the failure of certain closing conditions.

Furthermore, you should not rely on the covenants in the merger agreement as actual limitations on the respective businesses of Basic and Grey Wolf, because either party may take certain actions that are either expressly permitted in the confidential disclosure letters to the merger agreement or as otherwise consented to by the appropriate party, which may be given without prior notice to the public.

The Mergers

The merger agreement provides for two mergers. Each of Basic and Grey Wolf will merge simultaneously with and into Holdings, with Holdings surviving in each case.

The Closing and the Effective Times of the Mergers

The closing of the mergers will take place in Houston, Texas on the first business day after all of the conditions to the mergers described below in “— Conditions to the Mergers” are fulfilled or waived (other than those conditions that by their nature are to be fulfilled at the closing, but subject to the fulfillment or waiver of those conditions). The Grey Wolf merger will be effective at the time a certificate of merger is filed with the office of the Secretary of State of the State of Delaware and articles of merger are filed with the Secretary of State of the State of Texas (or at such time thereafter as is agreed by Basic and Grey Wolf and provided for in such certificate of merger and in such articles of merger), and the Basic merger will be effective at the time a certificate of merger is filed with the office of the Secretary of State of Delaware (or at such time thereafter as is agreed by Basic and Grey Wolf and provided for in such certificate of merger).

Consideration to be Received in the Mergers

Consideration to be Received in the Grey Wolf Merger

In the Grey Wolf merger, each holder of shares of Grey Wolf common stock (other than treasury shares and shares for which stockholders have properly exercised dissenter’s rights) will have the right to receive 0.2500 of a share of Holdings common stock and $1.82 in cash in exchange for each share of Grey Wolf common stock. No fractional shares of Holdings common stock will be issued to holders of Grey Wolf common stock. All fractional shares of Holdings common stock that a Grey Wolf stockholder would be entitled to receive as a result of the Grey Wolf merger will be aggregated and if a fractional share results from such aggregation, the stockholder will be entitled to receive, in lieu of such fractional share, an amount in cash equal to such fraction of Holdings common stock multiplied by the closing sales price of Holdings common stock on the New York Stock Exchange on the first trading day following the effective time of the mergers.

Consideration to be Received in the Basic Merger

In the Basic merger, each holder of shares of Basic common stock (other than treasury shares and shares for which stockholders have properly exercised dissenter’s rights) will have the right to receive 0.9195 of a share of Holdings common stock and $6.70 in cash in exchange for each share of Basic common stock. No fractional shares of Holdings common stock will be issued to holders of Basic common stock. All fractional shares of Holdings common stock that a Basic stockholder would be entitled to receive as a result of the Basic merger will be aggregated and if a fractional share results from such aggregation, the stockholder will be entitled to receive, in lieu of such fractional share, an amount in cash equal to such fraction of Holdings common stock multiplied by the closing price of Holdings common stock on the New York Stock Exchange on the first trading day immediately following the effective time of the mergers.

Treatment of Equity Awards

Each outstanding option to purchase shares of Basic or Grey Wolf common stock (whether or not vested or exercisable) that are outstanding pursuant to either companies’ equity incentive plans will remain outstanding following the effective time of the mergers and will be assumed by Holdings. Each such option will be exercisable for that whole number of shares of Holdings common stock equal to the number of shares of either Basic or Grey Wolf common stock, as applicable, subject to such option multiplied by the applicable exchange ratio with an upwards adjustment to reflect the cash portion of the merger consideration and a corresponding change to the exercise price.

Each share of Basic and Grey Wolf restricted stock will be converted into the right to receive shares of Holdings common stock (based upon the applicable exchange ratio) and the amount of cash consideration applicable to such restricted stock. At the election of the holder of restricted stock, such holder will be entitled to receive additional shares of Holdings restricted stock in lieu of the cash portion of the merger consideration. Such consideration, including any cash consideration, will be subject to the same vesting or risk of forfeiture provisions to which the shares of Basic or Grey Wolf restricted stock were subject immediately prior to the effective time of the mergers.

Adjustment to the Exchange Ratios

If, before the completion of the mergers, the outstanding shares of Basic common stock or the outstanding shares of Grey Wolf common stock are increased, decreased, changed into or exchanged for a different number or class of shares, in each case, by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in other securities is declared with a record date prior to the consummation of the mergers, or any other similar transaction occurs, the consideration to be received in the mergers will be adjusted appropriately to provide the holders of Basic common stock or Grey Wolf common stock, as the case may be, the same economic effect as contemplated by the merger agreement prior to such event.

Procedures for Exchange of Share Certificates

Holdings will choose a bank or trust company reasonably satisfactory to Basic and Grey Wolf to act as exchange agent. Holdings will deposit, or cause to be deposited, with the exchange agent certificates (or evidence of book-entry shares of Holdings common stock) representing the aggregate number of shares of common stock of Holdings to be issued as merger consideration pursuant to the merger agreement, the aggregate amount of cash to be paid as merger consideration pursuant to the merger agreement and sufficient cash, when and as needed, to pay cash in lieu of fractional shares of Holdings common stock in accordance with the merger agreement. Promptly after the effective time of the mergers, Holdings will cause the exchange agent to mail to each holder of record of shares of common stock of Basic or Grey Wolf:

•	a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the certificates will pass, only upon delivery of the certificates or transfer of uncertificated shares to the exchange agent and will be in such form and have such other provisions as Holdings may reasonably specify); and

•	instructions for use in effecting the surrender of the certificates or transfer of uncertificated shares in exchange for shares of Holdings common stock, the cash consideration, any unpaid dividends and distributions on those shares and cash in lieu of any fractional shares.

Upon surrender of a certificate or transfer of uncertificated shares representing the common stock of Basic or Grey Wolf, as the case may be, for cancellation to the exchange agent, together with the letter of transmittal described above, duly executed and completed in accordance with the instructions that accompany the letter of transmittal, the holder will be entitled to receive (1) shares of Holdings common stock and (2) a check representing the amount of cash consideration and cash in lieu of fractional shares of Holdings common stock, if any, and unpaid dividends and distributions, if any, the holder has the right to receive pursuant to the provisions of the merger agreement, after giving effect to any required withholding tax. Surrendered certificates will then be canceled.

No interest will be paid or accrued on the cash consideration to be received in the mergers, cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Basic common stock or Grey Wolf common stock. Further, no dividends or other distributions declared or made after the effective time of the mergers with respect to shares of Holdings common stock with a record date after the effective time of the mergers will be paid to any holder of any shares of common stock of Basic or Grey Wolf that have not been surrendered or transferred to the exchange agent with respect to the shares of Holdings common stock issuable upon the surrender or transfer until such surrender or transfer.

In the event of a transfer of ownership of common stock of Basic or Grey Wolf that is not registered in the transfer records of Basic or Grey Wolf, respectively, the proper number of shares of Holdings common stock, together with a check for the cash consideration and cash to be paid in lieu of fractional shares and unpaid dividends, if any, may be issued to the transferee if the certificate or uncertificated share representing such common stock of Basic or Grey Wolf, as the case may be, is presented to the exchange agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

Any former stockholders of Basic or Grey Wolf who have not surrendered their Basic or Grey Wolf common stock within one year after the effective time of the mergers should only look to Holdings, not the exchange agent, for their shares of Holdings common stock, their cash consideration and cash in lieu of any fractional shares and for any unpaid dividends and distributions on the shares of Holdings common stock deliverable to those former stockholders pursuant to the merger agreement.

Covenants and Agreements

Interim Operations

Each of Basic and Grey Wolf has agreed to customary covenants that place restrictions on it and its subsidiaries until the effective time of the mergers. Except as set forth in the disclosure schedules provided by each of Basic and Grey Wolf, as expressly permitted or contemplated by the merger agreement, as required by applicable laws or with the written consent of the other party, each of Basic and Grey Wolf has agreed that it will:

•	conduct its operations and cause each of its subsidiaries to conduct its operations in all material respects in the usual, regular and ordinary course in substantially the same manner as previously conducted;

•	use its commercially reasonable efforts consistent with past practice to:

•	preserve intact its business organization and goodwill,

•	keep available the services of its executive officers, directors and key employees, and

•	preserve their relationships with customers, suppliers, agents and creditors;

•	not amend or propose to amend its organizational documents;

•	not adjust, split, combine, reclassify or dispose of any of its equity securities;

•	not issue any shares of its capital stock or other equity securities, effect any stock split or otherwise change its capitalization as it existed on the date of the merger agreement, except pursuant to the exercise of options existing on the date of the merger agreement, pursuant to Grey Wolf’s Rights Agreement, as amended, and upon the conversion of any of Grey Wolf’s outstanding convertible notes in accordance with their terms or pursuant to the grant or exercise of awards granted after the date of the merger agreement and expressly permitted under the merger agreement;

•	not, and will not permit any of its subsidiaries to, grant any option, warrant, conversion right or other right not existing on the date of the merger agreement to acquire or otherwise with respect to shares of its capital stock or other equity securities, or grant or issue any restricted stock or securities, except for awards under the Basic or Grey Wolf benefit plans in existence as of the date of the merger agreement to any newly hired employees in the ordinary course of business consistent with past practices, as long as the vesting or exercisability of any award made after the date of the merger agreement does not accelerate as a result of the pendency, approval or consummation of the transactions contemplated by the merger agreement;

•	not declare, set aside or pay any dividend on or make other distributions or payment with respect to any shares of its capital stock;

•	not, and will not permit any of its subsidiaries to, amend or modify any option, warrant, conversion right or other right to acquire shares of its capital stock existing on the date of the merger agreement;

•	not, and will not permit any of its subsidiaries to, increase any compensation or benefits, award or pay any bonuses, establish any bonus plan or arrangement or enter into, amend or extend any employment or consulting agreement with any former, present or future officers, directors or employees, except in the ordinary course of business consistent with past practices;

•	not, and will not permit any of its subsidiaries to, adopt any new employee benefit plan or agreement (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, except as expressly required or permitted by the merger agreement;

•	not, and will not permit any of its subsidiaries to, permit any holder of an option or other award to acquire shares of common stock of Basic or Grey Wolf to have shares withheld upon exercise, vesting or payment for tax purposes, in excess of the number of shares needed to satisfy the minimum federal and state tax withholding requirements;

•	not purchase, redeem or otherwise acquire any shares of its capital stock or the capital stock of any of its subsidiaries, except (1) by or among direct or indirect wholly-owned subsidiaries, (2) pursuant to the terms of the Grey Wolf Convertible Notes and (3) shares withheld to satisfy tax withholding requirements;

•	not liquidate, wind-up, dissolve or adopt any plan to liquidate, wind-up or dissolve;

•	not, and will not permit any of its subsidiaries to, sell, lease, license or otherwise dispose of, any assets (including capital stock of subsidiaries) that are, individually or in the aggregate, material to it and its subsidiaries as a whole, except:

•	sales of surplus or obsolete equipment,

•	sales of other assets in the ordinary course of business or sales of assets pursuant to contractual rights existing as of the date of the merger agreement that were entered into in the ordinary course of business consistent with past practices,

•	sales, leases or other transfers between itself and its wholly owned subsidiaries or between such subsidiaries,

•	sales, dispositions or divestitures required by or in conformance with applicable laws in order to permit or facilitate the consummation of the mergers in accordance with the terms of the merger agreement, or

•	arm’s-length sales or transfers for aggregate consideration not exceeding $30 million for each of Basic and Grey Wolf;

•	not, and will not permit any of its subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing an equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, except in each case for acquisitions that:

•	are not in excess of $50.0 million aggregate cash consideration less the aggregate amount of any unbudgeted capital expenditures made pursuant to the terms of the merger agreement, and

•	would not require historical or pro forma financial statements with respect to such acquisitions to be included in this joint proxy statement prospectus;

•	not make any loans, advances, capital contributions to or investments in any person, other than to its wholly-owned subsidiaries or from its wholly-owned subsidiaries, customer loans and advances to employees consistent with past practices or short-term investment of cash in the ordinary course of business in accordance with its cash management procedures;

•	not terminate or amend any material contract or waive or assign any of its rights under a material contract in a manner that would be materially adverse to it, or enter into any material contract other than customer contracts entered into in the ordinary course of business;

•	not, and will not permit any of its subsidiaries to, incur any indebtedness in excess of $7.5 million, in the aggregate, or guarantee any such indebtedness, issue or sell any debt securities or warrants or rights to acquire any of its or its subsidiary’s debt securities, or guarantee any debt securities of others, except for borrowings from its credit facility in the ordinary course of business, borrowings to repay or repurchase its other indebtedness or borrowings in respect of intercompany debt;

•	not, and will not permit any of its subsidiaries to, enter into any material lease or create any material liens or encumbrances (other than certain permitted liens) on any of its property, except in the ordinary course of business or with or between its subsidiaries;

•	not, and will not permit any of its subsidiaries to:

•	make or rescind any material tax election,

•	settle or compromise any material tax claim or controversy, or

•	materially change its methods of reporting relating to taxes from those employed in the preparation of its tax return for the most recent taxable year for which a return has been filed;

•	not incur or commit to any capital expenditures that in the aggregate exceed its capital expenditure budget by more than $50.0 million in the aggregate less the aggregate amount actually spent on acquisitions as permitted by the merger agreement;

•	not enter into any material new line of business;

•	not enter into any contract that subjects Holdings to any material non-compete or similar agreement;

•	not, and will cause its subsidiaries not to, change any material accounting principle or practice used by it except as required by a change in generally accepted accounting principles;

•	not compromise, settle or grant any waiver or release related to any litigation or proceeding, other than settlements or compromises of such litigation or proceedings where the full amount to be paid is covered by insurance or where the amount to be paid does not exceed $3.0 million individually or $7.5 million in the aggregate;

•	not willfully or intentionally breach any representation or warranty set forth in the merger agreement or take any action that is reasonably likely to materially delay or impair the ability of the parties to the merger agreement to consummate the transactions contemplated by the merger agreement;

•	subject to certain exceptions, not engage in any transaction or enter into any agreement with any of its affiliates; and

•	not enter into any contract or obligation with respect to any of the foregoing.

Regulatory Filings and Related Matters

Pursuant to the merger agreement, Basic and Grey Wolf have also agreed to take all action and do all things necessary, appropriate or desirable under applicable law (including the HSR Act) so as to enable the closing to occur as soon as reasonably practicable including:

•	using commercially reasonable efforts to obtain all necessary waivers, consents and approvals;

•	identifying and making any necessary regulatory filings;

•	using reasonable best efforts to avoid the entry of, or to have vacated or terminated, any decree, order, ruling or injunction that would restrain, prevent or delay the consummation of the mergers;

•	furnishing each other with information and reasonable assistance that the other party reasonably requests in connection with the preparation of necessary filings, registrations or submissions of information to any governmental authorities;

•	responding promptly to requests for additional information made by the FTC or the DOJ and causing the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the initial HSR filing;

•	promptly notifying each other of any communication from any authority concerning the mergers and permit the other party to review in advance any proposed communication to any authority concerning the mergers; and

•	not participating or agreeing to participate in any meeting or discussion with any authority in respect to any filing, investigation or other inquiry about the mergers unless the other party is consulted in advance and, to the extent allowed, given the opportunity to attend and participate.

Basic, Grey Wolf and Holdings are not required to take or agree to dispose of any of their respective assets or to limit their freedom of action with respect to any of their businesses, to obtain any approvals or to remove any antitrust-related impediments to the mergers, except those actions, to which the other party agrees, that are conditioned upon the consummation of the mergers and that, individually or in the aggregate, do not have or cause and would not reasonably be expected to have or cause a material adverse effect on Holdings after the mergers.

Additional Agreements

Pursuant to the merger agreement, each of Basic and Grey Wolf also has agreed to:

•	to the extent permitted by law, provide the other party reasonable access to its properties, records, files, correspondence, audits and other information;

•	to the extent permitted by law and applicable stock exchange listing arrangements, consult with one another before issuing any press releases and other announcements regarding the mergers;

•	promptly prepare and file this joint proxy statement/prospectus, promptly respond to any comments made by the SEC and ensure that the information provided by each of them for inclusion in this proxy statement/prospectus will not include any untrue statement of a material fact or omit a material fact required to make the statements therein, in light of the circumstances under which they were made, not misleading, at the time of the mailing of this proxy statement/prospectus and at the time of the respective special meetings of the stockholders of Basic and Grey Wolf;

•	use its commercially reasonable best efforts to enable Holdings to obtain, before the effective time, the New York Stock Exchange’s approval for the listing of shares of Holdings common stock;

•	use its commercially reasonable best efforts to have timely delivered to the other party a “comfort” letter from its independent public accounting firm; and

•	pay all costs and expenses incurred by them in connection with the merger agreement, regardless of whether the mergers are consummated, other than costs that are specified to be shared or reimbursed under the merger agreement.

Pursuant to the merger agreement and in addition to the applicable covenants of Holdings listed above, Holdings has agreed:

•	to prepare and submit to the New York Stock Exchange a listing application covering the shares of Holdings common stock issuable in connection with the mergers;

•	for a period of six years after the effective time of the mergers, to indemnify, defend, hold harmless and advance expenses to, to the greatest extent permitted by law, each person who is, or has been at any time prior to the effective time of the mergers, an officer, director, employee, controlling stockholder or agent of Basic, Grey Wolf or their respective subsidiaries, from any damages based in or arising out of the fact that such person was serving in such capacity and pertaining to any matter existing or arising out of actions or omissions (or alleged actions or omissions) occurring at or prior to the effective time of the mergers;

•	to honor all indemnification agreements, advancement and expenses and exculpation agreements or other obligations of Basic or Grey Wolf with respect to any of the current or former officers and directors of Basic or Grey Wolf (including under Basic’s or Grey Wolf’s certificate of incorporation or bylaws) in effect as of the date of the merger agreement;

•	for a period of at least six years after the effective time of the mergers, to use reasonable best efforts to maintain officers’ and directors’ liability insurance covering the individuals who are covered by Basic’s or Grey Wolf’s existing officers’ and directors’ liability insurance policies at the effective time of the mergers on terms substantially no less advantageous to such individuals than the existing policies, provided that Holdings will not be required to pay an annual premium in excess of 250% of the last annual premium paid by Basic or Grey Wolf, whichever premium was higher, prior to the date of the merger agreement, but in such case will purchase as much coverage as reasonably obtainable for such amount; and

•	to assume the Basic stock incentive plans and the Grey Wolf stock incentive plans.

No Solicitation

The merger agreement provides that during the period from the date of the merger agreement until the effective time of the mergers or the earlier termination of the merger agreement, subject to limited exceptions described below, each of Basic and Grey Wolf will not, and will cause their respective subsidiaries and representatives not to:

•	solicit, initiate, encourage or facilitate (including by way of furnishing or disclosing non-public information) any inquiries, offers or proposals that constitute, or are reasonably likely to lead to, another acquisition proposal;

•	engage in discussions or negotiations with, furnish or disclose any non-public information or data relating to itself or any of its subsidiaries to, or in response to a request, give access to the properties, assets or books and records of itself or any of its subsidiaries to, any person who has made or may be considering making another acquisition proposal or take any action that may otherwise lead to another acquisition proposal;

•	approve, endorse or recommend another acquisition proposal; or

•	enter into any agreement in principle, letter of intent, arrangement, understanding or other contract relating to another acquisition proposal.

Except as permitted below, each party is required to cease and terminate all solicitations, discussions, negotiations or other activity with any person with respect to another acquisition proposal or which could reasonably be expected to lead to another acquisition proposal and will inform its subsidiaries and representatives to do the same.

Nothing in the merger agreement prevents either Basic or Grey Wolf, prior to obtaining its required stockholder approval of the merger agreement, from doing any of the following, subject to compliance with notifications to the other party with respect to the receipt of any third party acquisition proposal as described below:

•	engaging in discussions or negotiations with, furnishing or disclosing any information or data relating to itself or any of its subsidiaries to, or in response to a request therefore, giving access to the properties, assets or books and records of itself or its subsidiaries to, any third party who has made an unsolicited bona fide written acquisition proposal after the date of the merger agreement that did not result from a violation of its no solicitation covenant, provided that prior to doing any of the foregoing its board of directors determines that the acquisition proposal is reasonably likely to result in a superior proposal (as defined in the merger agreement) and (2) that such person has the financial and legal capacity to consummate such acquisition proposal and, provided further, that such party executes a confidentiality agreement with the third party with material terms that are no more favorable than those contained in the confidentiality agreement between Basic and Grey Wolf;

•	withdrawing or amending (or publicly proposing to withdraw or amend) the approval, recommendation or declaration of advisability by its board of directors or any committee thereof of the merger agreement, the mergers or the other transactions contemplated by the merger agreement, provided that, if such withdrawal or amendment (1) does not involve a third party acquisition proposal, the board determines that the failure to take such actions is reasonably likely to be inconsistent with its fiduciary duties, or (2) does involve a third party acquisition proposal, the board determines that such alternative proposal constitutes a superior proposal and it complies with the five-business day renegotiation period described below;

•	recommending, adopting or approving (or publicly proposing to recommend, adopt or approve) another acquisition proposal so long as the board determines that such alternative proposal constitutes a superior proposal and it complies with the five-business day renegotiation period described below; or

•	entering into any agreement, including any agreement in principle, which constitutes, relates to, is intended to lead to or could reasonably be expected to lead to another acquisition proposal so long as the board determines that such alternative proposal constitutes a superior proposal and complies with the five-business day renegotiation period; and, provided further, that concurrently with entering into such an agreement, it terminates the merger agreement and pays the $30 million termination fee.

Each party, upon receipt of an acquisition proposal or an inquiry that is likely to lead to an acquisition proposal from a third party, has agreed to inform the other party of the acquisition proposal within 24 hours of receipt of the proposal, the identity of the third party making the acquisition proposal and the material terms and conditions of the acquisition proposal. The parties have agreed to promptly provide one another with written notice of any changes in the price or form of consideration or other material changes in the status or terms of the acquisition proposal.

Each party, upon a board determination that an acquisition proposal is a superior proposal, has agreed to notify the other party of such determination, at which time the notified party has five-business days to submit a revised offer to enable the transaction to proceed, and any amendments to the acquisition proposal in response to a party’s revised offer triggers an additional three-business day renegotiation period for the notified party to submit another revised offer.

Nothing contained in the no-solicitation provisions of the merger agreement prohibits Basic or Grey Wolf or their boards of directors from taking and disclosing to their respective stockholders a position with respect to another acquisition proposal pursuant to Rule 14d-9 and 14e-2(a) under the Exchange Act or from making any similar disclosure, in either case to the extent required by applicable law.

Representations and Warranties

Basic, on the one hand, and Grey Wolf, on the other hand, have made various representations and warranties in the merger agreement which are substantially reciprocal. Those representations and warranties are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement, including, in many cases, a material adverse effect standard, as defined below. Some of the more significant of these representations and warranties pertain to:

•	the organization, good standing and foreign qualification of the parties and the corporate authority to own, operate and lease their respective properties and to carry on their respective businesses as currently conducted;

•	the authorization, execution, delivery and enforceability of the merger agreement and related matters;

•	capitalization;

•	subsidiaries;

•	compliance with laws and possession of permits;

•	whether each party’s execution and delivery of the merger agreement or consummation of the transactions contemplated thereby causes any:

•	conflict with such party’s organizational documents or the organizational documents of its subsidiaries,

•	material agreements of such party being declared void,

•	breach or default, or the creation of any liens, under any agreements of such party, or

•	violation of applicable law;

•	the documents and reports that the parties have filed with the SEC;

•	litigation;

•	whether certain events, changes or effects have occurred from December 31, 2007 to the date of the merger agreement;

•	taxes;

•	employee benefit plans;

•	labor matters;

•	environmental matters;

•	intellectual property matters;

•	broker’s fees and similar fees;

•	receipt of opinions from financial advisors;

•	beneficial ownership of the other party’s capital stock;

•	the stockholder votes required in connection with the adoption of merger agreement;

•	ownership and condition of assets;

•	undisclosed liabilities;

•	material contracts;

•	improper payments;

•	takeover statutes and rights plans; and

•	title and ownership of property and equipment and related matters.

None of these representations and warranties will survive after the effective times of the mergers.

Conditions to the Mergers

Mutual Conditions to Each Party’s Obligation to Effect the Mergers

The obligations of each of Basic, Grey Wolf and Holdings to complete the mergers are subject to the satisfaction or waiver of the following conditions:

•	each of Basic and Grey Wolf has obtained the approval of its stockholders to approve and adopt the merger agreement;

•	any waiting period applicable to the completion of the mergers under the HSR Act has expired or been terminated;

•	no governmental authority has taken any action that prohibits the consummation of the mergers;

•	no decree, order or injunction of a governmental authority prohibits the consummation of the mergers;

•	the SEC has declared the registration statement, of which this joint proxy statement/prospectus forms a part, to be effective, and no stop order concerning the registration statement is in effect;

•	the New York Stock Exchange has authorized for listing the shares of Holdings common stock to be issued pursuant to the mergers, subject to official notice of issuance;

•	all conditions to the funding under the financing or a commitment with respect to alternative financing will have been satisfied so that, at the time of the closing under the merger agreement, sufficient funds will be available at and after the closing to fund the payment of the Grey Wolf cash consideration and the Basic cash consideration, and to pay all fees and expenses associated with the transactions contemplated by the merger agreement; and

•	the parties have obtained all required governmental consents, except where the failure to obtain any such consents has not had and would not reasonably be expected to have or cause a material adverse effect on Holdings assuming the mergers have taken place.

For purposes of the merger agreement, the term “material adverse effect” means, with respect to any party, a material adverse effect on the business, results of operations or condition (financial or otherwise) of such party and its subsidiaries, taken as a whole, except to the extent any such effect results from:

•	changes in the industry in which such person operates or in the economy or the financial, securities or credit markets in the U.S. or elsewhere in the world, including any regulatory or political conditions or developments, or any outbreak or escalation of hostilities or declared or undeclared acts of war, terrorism, insurrection or natural disasters that do not disproportionately affect such person, relative to other industry participants, in any material respect;

•	changes in law, GAAP or the interpretation thereof (after the date of the merger agreement) that, in any case, do not disproportionately affect such person, relative to other industry participants, in any material respect;

•	the execution or public disclosure of the merger agreement or the consummation of the mergers;

•	any change in the trading prices or trading volume of the stock of such party (but not any change or effect underlying such change in prices or volume);

•	any legal proceedings made or brought by any of the current or former stockholders of such party arising out of or related to the mergers; or

•	the failure of a party to meet any published analyst estimates or expectations regarding such person’s revenue, earnings or other financial performance or results of operations or any failure to meet internal budgets, plans or forecasts regarding its revenues, earnings or other financial performance or results of operations (but not any change or occurrence underlying such failure).

Additional Conditions to Each Party’s Obligation to Effect the Mergers

In addition to the conditions described above, neither Basic, on the one hand, nor Grey Wolf, on the other hand, is obligated to effect the mergers unless the following conditions are satisfied or waived by that party on or before the closing date:

•	subject to certain materiality standards, the representations and warranties of the other party are true and correct as of the date of the merger agreement and as of the closing date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);

•	the other party has performed in all material respects its covenants and agreements under the merger agreement;

•	since the date of the merger agreement, no event, occurrence or development has occurred that has had, caused or would reasonably be expected to have or cause a material adverse effect on the other party; and

•	such party’s tax counsel has provided the tax opinion described under “Material U.S. Federal Income Tax Consequences of the Mergers” beginning on page 87.

Termination of the Merger Agreement and Termination Fees

Termination of the Merger Agreement

The merger agreement may be terminated by written notice at any time prior to the effective time of the mergers in any of the following ways:

•	by mutual written consent of Basic and Grey Wolf;

•	by either Basic or Grey Wolf if:

•	the mergers have not been consummated by November 30, 2008, provided that a party may not terminate upon occurrence of this event if that party’s failure to fulfill its obligations under the merger agreement has caused or resulted in the mergers not occurring before November 30, 2008,

•	any governmental authority has issued an order, decree or ruling or taken any other action permanently prohibiting the consummation of the mergers or making the mergers illegal and such order, decree or ruling or other action will have become final and nonappealable, or

•	the stockholders of either company fail to adopt the merger agreement by the requisite vote.

•	by Basic or Grey Wolf if:

•	there has been a material breach by the other party of any of its covenants, representations or warranties which would give rise to the failure of certain closing conditions and the breach is incapable of being cured within 60 days following receipt of written notice of the breach,

•	prior to the adoption of the merger agreement by its stockholders, a party enters into an agreement with respect to a superior proposal, or

•	the other party has breached its no-solicitation covenant in any material respect, the other party’s board of directors has resolved to withdraw or change adversely its recommendation of the mergers or has recommended any other acquisition transaction, the other party or the other party’s subsidiaries has entered into another acquisition agreement, or the other party has publicly announced its intention to take any of the foregoing actions.

Termination Fees and Expenses

All costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby (other than certain costs related to the printing of this joint proxy statement/prospectus and the filing fees with respect to the HSR Act) will be paid by the party incurring the costs or expenses, except for termination fees set forth in the merger agreement and described below or damages resulting from a party’s willful or intentional breach of its representations, warranties, covenants or agreements under the merger agreement.

A $30 million termination fee is payable to Basic or Grey Wolf, as the case may be, by the other party upon a termination of the merger agreement in the following situations:

•	the party terminates the merger agreement due to the a material breach by the other party of its no-solicitation covenant (or a public announcement of its intent to do the foregoing);

•	the party terminates the merger agreement due to the withdrawal or adverse change by the other party’s board of directors of its recommendation of the merger (or a public announcement of its intent to do the foregoing);

•	prior to obtaining the requisite vote of its stockholders regarding the adoption or approval of the merger agreement, the party terminates the merger agreement due to entry into an agreement regarding an alternative acquisition proposal and is otherwise in compliance in all material respects with its no-solicitation covenant;

•	the party terminates the merger agreement due to the recommendation by the other party’s board of directors of an alternative acquisition proposal (or a public announcement of its intent to do the foregoing);

•	the other party’s entry into an agreement regarding an alternative acquisition proposal (or a public announcement of the other party’s intent to do the foregoing);

•	the other party’s stockholders fail to adopt the merger agreement by the requisite vote and prior to such stockholder vote the board of directors of that party had withdrawn or adversely changed their recommendation; or

•	(1) the merger fails to close on or before November 30, 2008 or the other party’s stockholders fail to adopt or approve the merger agreement by the requisite vote, (2) prior to such termination the other party publicly announces an alternative acquisition proposal and (3) a definitive agreement is entered into with respect to any alternative acquisition proposal or any alternative acquisition proposal is consummated within 365 days of such termination.

Additionally, if the merger agreement is terminated solely because the stockholders of either party fail to approve the mergers (and prior to the stockholders’ meeting, there was no withdrawal or adverse board recommendation or recommendation for an alternative acquisition proposal by the party’s board whose stockholders failed to approve the mergers, in which case the $30 million fee applies), that party will pay the other party a fee of $5 million for out-of-pocket expenses incurred in connection with the mergers and the transactions contemplated by the merger agreement.

Amendment; Extensions and Waivers

The parties may amend the merger agreement, by action taken or authorized by their boards of directors, at any time before or after approval of the mergers by the stockholders of Basic or Grey Wolf. After the stockholders adopt the merger agreement, however, no amendment to the merger agreement may be made that by law requires the further approval of stockholders unless that further approval is obtained.

Governing Law

The merger agreement is governed by and will be construed and enforced in accordance with the laws of the State of Delaware without regard to the conflicts of law provisions of Delaware law that would cause the laws of other jurisdictions to apply.

THE COMPANIES

Horsepower Holdings, Inc.
10370 Richmond Avenue, Suite 600
Houston, Texas 77042
(713) 435-6100

Horsepower Holdings, Inc., a Delaware corporation, is an equally owned subsidiary of Basic and Grey Wolf, formed on April 15, 2008 solely for the purpose of engaging in the mergers and the other transactions contemplated by the merger agreement. Holdings has not conducted any business operations other than incidental to its formation and in connection with the transactions contemplated by the merger agreement. In the mergers, Basic and Grey Wolf will merge with and into Holdings and thereafter cease to exist. Following the mergers, Holdings will have no significant assets other than the stock or other voting securities of its subsidiaries. Holdings’ corporate name will be changed to “Grey Wolf, Inc.” upon consummation of the mergers. Its common stock is expected to be listed for trading on the New York Stock Exchange under the symbol “GW.”

Basic Energy Services, Inc.
500 W. Illinois, Suite 100
Midland, Texas 79701
(432) 620-5500

Basic provides a wide range of well site services to oil and gas drilling and producing companies, including well servicing, fluid services, contract drilling, completion and remedial services and well site construction services. These services are fundamental to establishing and maintaining the flow of oil and gas throughout the productive life of a well. Basic’s broad range of services enables Basic to meet multiple needs of its customers at the well site. Basic’s operations are managed regionally and are concentrated in the major United States onshore oil and gas producing regions in Texas, New Mexico, Oklahoma, Arkansas, Kansas, Louisiana and the Rocky Mountain states. Basic provides its services to a diverse group of over 2,000 oil and gas companies. Basic operates the third-largest fleet of well servicing rigs (also commonly referred to as workover rigs) in the United States, representing over 14% of the overall available U.S. fleet, with Basic’s two larger competitors controlling approximately 33% and 20%, respectively, according to the Association of Energy Services Companies and other publicly available data. All rig and truck counts are as of March 31, 2008.

Basic currently conducts its operations through the following four business segments:

•	Well Servicing. Basic’s well servicing segment currently operates its fleet of 395 well servicing rigs and related equipment. This business segment encompasses a full range of services performed with a mobile well servicing rig, including the, installation and removal of downhole equipment, and elimination of obstructions in the well bore to facilitate the flow of oil and gas. These services are performed to establish, maintain and improve production throughout the productive life of an oil and gas well and to plug and abandon a well at the end of its productive life. Basic’s well servicing equipment and capabilities are essential to facilitate most other services performed on a well.

•	Fluid Services. Basic’s fluid services segment currently utilizes its fleet of 648 fluid services trucks and related assets, including specialized tank trucks, storage tanks, water wells, disposal facilities and related equipment. These assets provide, transport, store and dispose of a variety of fluids. These services are required in most workover, completion and remedial projects and are routinely used in daily producing well operations.

•	Completion and Remedial Services. Basic’s completion and remedial services segment currently operates its fleet of pressure pumping units, an array of specialized rental equipment and fishing tools, air compressor packages specially configured for underbalanced drilling operations, and cased-hole wireline units. The largest portion of this business segment consists of pressure pumping services focused on cementing, acidizing and fracturing services in niche markets. Basic entered the rental and fishing tool business through an acquisition in the first quarter of 2006.

•	Contract Drilling. Basic’s contract drilling segment currently operates nine drilling rigs and related equipment. Basic uses these assets to penetrate the earth to a desired depth and initiate production from a well. Basic greatly increased its presence in this line of business through the Sledge Drilling acquisition in the second quarter of 2007.

For more information regarding Basic, please see “Where You Can Find More Information” beginning on page 147.

Grey Wolf, Inc.
10370 Richmond Avenue, Suite 600
Houston, Texas 77042
(713) 435-6100

Grey Wolf, a Texas corporation formed in 1980, is a leading provider of contract land drilling services in the United States. Grey Wolf’s customers include independent producers and major oil and natural gas companies. Grey Wolf conducts all of its operations through its subsidiaries. At March 31, 2008 Grey Wolf had a rig fleet of 121 rigs, all of which were marketed. Grey Wolf currently conducts its operations primarily in the Ark-La-Tex, Gulf Coast, Mississippi/Alabama, South Texas, Rocky Mountain and Mid-Continent domestic drilling markets.

Grey Wolf continually evaluates opportunities to enter foreign markets in which it can enter into term contracts to support such a commitment. Consistent with that strategy, in 2007 Grey Wolf signed three-year term contracts with a major oilfield services company for two of its rigs to go to work in Mexico. These two rigs began operations in Mexico in the third quarter of 2007.

Most of the wells Grey Wolf drills for its customers were drilled in search of natural gas. Larger natural gas reserves are typically found in deeper geological formations and generally require premium equipment and quality crews to drill the wells. In addition, with continued technological advances in the industry, oil and natural gas companies are drilling an increasing number of directional and horizontal wells. Drilling directional and horizontal wells generally requires larger rigs capable of drilling to depths in excess of 15,000 feet. Grey Wolf’s fleet of rigs consists of 90 rigs, or 74% of the total fleet, capable of drilling to 15,000 feet or deeper and fit well with the trend in the industry.

The following is a summary of the deployment of Grey Wolf’s rigs throughout the geographic market areas where it operates. All rig deployment counts are as of March 31, 2008:

Louisiana, Southern Arkansas and the Mississippi/Alabama market.  Grey Wolf has 29 marketed rigs in this division consisting of 19 diesel electric rigs and 10 mechanical rigs. One of the diesel electric rigs and two of the mechanical rigs are trailer-mounted rigs. Grey Wolf also operates a fleet of 27 trucks in this division which is used exclusively to move its rigs.

Gulf Coast Division.  Grey Wolf’s Gulf Coast division provides drilling services in Southern Louisiana and along the upper Texas Gulf Coast. Grey Wolf has 25 marketed rigs in this division consisting of 20 diesel electric rigs and five mechanical rigs. Grey Wolf had an average of 23 rigs working in its Gulf Coast division during 2007.

South Texas Division.  Grey Wolf has 31 marketed rigs in this division. These marketed rigs consist of 16 diesel electric rigs and 15 mechanical rigs. Of the mechanical rigs, 10 are trailer-mounted. Grey Wolf also operates a fleet of 34 trucks in this division which is used exclusively to move its rigs. Grey Wolf had an average of 28 rigs working in the South Texas division during 2007.

Rocky Mountain Division.  Grey Wolf’s Rocky Mountain division provides drilling services in the market area which consists of Wyoming, Colorado, Northwest Utah and Northern New Mexico. Grey Wolf has 16 marketed rigs in this division consisting of nine diesel electric rigs and seven mechanical rigs. During 2007, Grey Wolf had an average of 13 rigs working.

Mid-Continent District.  Grey Wolf’s Mid-Continent district provides drilling services in West Texas, Southeast New Mexico, the Barnett Shale area in North Texas, and the Mid-Continent region.

Grey Wolf has 18 marketed rigs in this district, including 11 diesel electric rigs and seven mechanical rigs. One of the mechanical rigs is trailer-mounted. During 2007, Grey Wolf had an average of 15 rigs working.

Mexico.  Grey Wolf began operations of two of diesel electric rigs in Mexico during the third quarter of 2007.

For more information regarding Grey Wolf, please see “Where You Can Find More Information” beginning on page 147.

COMPARATIVE STOCK PRICES AND DIVIDENDS

Shares of Basic common stock are listed for trading on the New York Stock Exchange. Shares of Grey Wolf common stock are listed for trading on the American Stock Exchange. The following information is presented for comparative purposes only and does not represent the value of the consideration that Basic and Grey Wolf stockholders will receive per share as a result of the mergers. The following table sets forth the closing sales prices per share of Basic common stock and Grey Wolf common stock, on an actual and equivalent per share basis, on April 18, 2008, the last full trading day prior to the public announcement of the mergers, and on June 9, 2008, the last trading day for which this information could be calculated prior to the filing of this joint proxy statement/prospectus:

			Equivalent
	Price Per Share		Price Per Share
	Basic	Grey Wolf	Basic(1)	Grey Wolf(2)

April 18, 2008	$25.77	$7.60	$34.73	$32.22
June 9, 2008	$30.44	$8.28	$39.80	$34.94

(1)	The Basic equivalent price per share is calculated as the sum of (i) the closing price of Basic common stock on each date divided by 0.9195, the Basic exchange ratio, plus (ii) $6.70 in cash, the Basic cash merger consideration.

(2)	The Grey Wolf equivalent price per share is calculated as the sum of (i) the closing price of Grey Wolf common stock on each date divided by 0.2500, the Grey Wolf exchange ratio, plus (ii) $1.82 in cash, the Grey Wolf cash merger consideration.

Neither Basic nor Grey Wolf has ever declared or paid any cash dividends on its common stock. The board of directors of Holdings will determine the dividend policy of Holdings after consummation of the mergers. Holdings’ payment of dividends will be restricted by the expected terms of the new Holdings credit agreement as part of the financing for the mergers and by the terms of Basic’s 7.125% senior notes which Holdings will assume.

The following table sets forth, for the periods indicated, the high and low sales prices per share of Basic common stock on the New York Stock Exchange composite transaction reporting system and the Grey Wolf common stock on the American Stock Exchange composite transaction reporting system. For current price information, you should consult publicly available sources. Neither Basic nor Grey Wolf paid any dividends during the periods presented.

	Basic		Grey Wolf
Calendar Period	High	Low	High	Low

Year ended December 31, 2006
First Quarter	$31.15	$19.91	$8.93	$6.50
Second Quarter	$38.30	$24.32	$8.85	$6.61
Third Quarter	$31.37	$22.06	$7.79	$6.35
Fourth Quarter	$26.84	$22.02	$7.43	$6.10
Year ended December 31, 2007
First Quarter	$24.99	$21.44	$7.08	$6.38
Second Quarter	$28.00	$23.22	$8.60	$6.65
Third Quarter	$25.88	$18.61	$8.33	$6.18
Fourth Quarter	$23.36	$18.58	$6.63	$4.85
Year ending December 31, 2008
First Quarter	$22.65	$17.50	$7.01	$5.00
Second Quarter (through June 9, 2008)	$30.86	$21.95	$8.38	$6.11

DESCRIPTION OF THE HORSEPOWER HOLDINGS 2008 EQUITY INCENTIVE PLAN

Below is a summary of the Horsepower Holdings 2008 Equity Incentive Plan, which we refer to as the “Holdings incentive plan,” that you will be asked to approve at your company’s special meeting of stockholders. A copy of the Holdings incentive plan is attached to this joint proxy statement/prospectus as Annex G, and this summary is qualified in its entirety by reference to the full text of the plan.

Effect of Stockholder Vote on Basic’s and Grey Wolf’s Existing Equity Plans

If the stockholders of Basic and Grey Wolf approve the Holdings incentive plan proposal and the mergers are consummated, Holdings will not issue any further equity incentive awards under the existing Basic and Grey Wolf equity incentive plans. If the stockholders of Basic and Grey Wolf do not approve the Holdings incentive plan proposal and the mergers are consummated, Holdings intends to use the remaining availability under Basic’s and Grey Wolf’s existing equity plans for additional equity incentive awards in Holdings common stock following the consummation of the mergers.

Number of Shares Subject to the Holdings Incentive Plan and Award Limits

The maximum number of shares of common stock of Holdings that will be available for issuance under the Holdings incentive plan is 4,250,000 shares and of such amount the total number of shares will be available for incentive stock options. If awards under the Holdings incentive plan expire or are cancelled, forfeited, settled in cash, or withheld for taxes or the purchase price or otherwise terminated without issuing the underlying shares of common stock of Holdings, such shares will again become available for future awards under the Holdings incentive plan, and if issued but unvested shares of restricted stock are forfeited or withheld for the purchase price or taxes, such shares will again become available for future awards under the Holdings incentive plan; provided, however, that shares withheld for the purchase price or taxes for an option or stock appreciation right will be counted against the aggregate limitation of shares available under the Holdings incentive plan and will not be available for future awards. The maximum number of shares of common stock of Holdings that may be subject to awards granted to any one individual during any twelve-month period may not exceed 4,000,000 shares. The maximum amount of cash compensation that may be paid under awards intended to qualify for the “performance-based compensation exception” under Section 162(m) of the Internal Revenue Code granted to any one individual during any twelve-month period may not exceed $5 million.

Administration

The Holdings incentive plan will be administered by Holdings’ Compensation Committee or such other committee as designated by the Holdings’ board of directors, which will have full authority, subject to the terms of the Holdings incentive plan, to make all determinations necessary or advisable for administering the Holdings incentive plan. The Holdings Compensation Committee may delegate to the board or a senior officer of Holdings the authority to grant awards to employees who are not subject to Section 16(b) of the Exchange Act. The Holdings Compensation Committee may delegate to the Nominating and Governance Committee of Holdings’ board of directors the authority to make awards to directors. With respect to any director or employee who is resident outside of the United States, the Holdings Compensation Committee may amend or vary the terms of the Holdings incentive plan to conform such terms to the requirements of local law and to meet the goals and objectives of the Holdings incentive plan. In addition, the Holdings Compensation Committee may establish administrative rules and procedures to facilitate the operation of the Holdings incentive plan in such non-U.S. jurisdictions. The Holdings Compensation Committee may establish one or more sub-plans of the Holdings incentive plan for these purposes.

Eligibility

Subject to any delegation of power as described in the paragraph captioned “Administration” above, the Holdings Compensation Committee in its sole discretion may from time to time grant awards to any individual who, at the time of grant, is an employee or director of Holdings or an employee of an affiliate of Holdings.

Term of Holdings Incentive Plan

The Holdings incentive plan will become effective upon the effective date of the mergers, provided that the Holdings incentive plan has been approved by the stockholders of each of Basic and Grey Wolf. Notwithstanding any provision in the Holdings incentive plan, no award will be granted prior to Basic and Grey Wolf stockholder approval. No additional awards may be granted under the Holdings incentive plan after the tenth anniversary of the effective date of the Holdings incentive plan. The Holdings incentive plan will remain in effect until all awards granted thereunder have been vested or forfeited and exercised or expired.

Types of Awards Available Under the Holdings Incentive Plan

Options

Options entitle the participant to purchase shares of common stock of Holdings at a price no less than the fair market value of the common stock of Holdings on the date of grant. Options may be either incentive stock options or non-qualified stock options; provided that only employees may be granted incentive stock options and such options will be subject to the applicable restrictions on such type of option. The option price is payable (1) in cash; (2) at the discretion of the Holdings Compensation Committee in a manner as determined by the Holdings Compensation Committee in the award notice (i) by the delivery of a number of already-owned shares of the common stock of Holdings having a fair market value equal to such option price, or (ii) by withholding shares subject to the option equal to the option price; or (3) any combination of (1) or (2). No stock option may be exercised more than ten years from the date of grant or such shorter period, if any, as may be determined by the Holdings Compensation Committee. Each grant may specify a period of continuous employment or service with Holdings that is necessary before the stock option or any portion thereof will become exercisable.

Restricted Stock

Restricted stock awarded under the Holdings incentive plan results in the immediate transfer of stock, subject to certain restrictions by Holdings, to the participant. Unless otherwise provided in the award notice, the participant is immediately entitled to voting, dividend and other ownership rights in such shares, except that: (1) Holdings will retain custody of the restricted stock until the restrictions have expired; (2) the participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the restricted stock until the restrictions have expired; and (3) a breach of the terms and conditions established by the Holdings

Compensation Committee pursuant to the award notice will cause a forfeiture of the restricted stock. For restrictions to lapse, one or more of the following conditions must be met, as determined by the Holdings Compensation Committee: (1) the attainment of one or more performance measures; (2) the participant’s continued employment with Holdings and its affiliates or continued service as a director for a specified period of time; (3) the occurrence of any event or the satisfaction of any other condition specified by the Holdings Compensation Committee in its sole discretion; or (4) a combination of any of the foregoing. Each grant of restricted stock may have different restrictions as established in the sole discretion of the Holdings Compensation Committee.

Restricted Stock Units

Restricted stock units will be subject to a restriction on disposition by the participant and an obligation of the participant to forfeit the restricted stock units under certain circumstances, and any other restrictions determined by the Holdings Compensation Committee, in its sole discretion, on the date of grant; provided, however, that such restrictions will lapse upon: (1) the attainment of one or more performance measures; (2) the participant’s continued employment with Holdings and its affiliates or continued service as a director for a specified period of time; (3) the occurrence of any event or the satisfaction of any other condition specified by the Holdings Compensation Committee in its sole discretion; or (4) a combination of any of the foregoing. Each grant of restricted stock units may have different restrictions as established in the sole discretion of the Holdings Compensation Committee. The participant will not be entitled to vote the shares of common stock of Holdings underlying the restricted stock units or enjoy any other stockholder rights unless and until the restrictions have lapsed and the shares have been registered in the participant’s name. Upon the lapse of the restrictions described in the award notice, the participant will then receive the shares of stock or will receive a payment equal to the fair market value of the shares of common stock of Holdings underlying the restricted stock units on the vesting date, less applicable withholding. Settlement of restricted stock units may be in the form of shares of common stock of Holdings, cash, other equity compensation, or a combination thereof, as determined by the Holdings Compensation Committee.

Stock Appreciation Rights

Stock appreciation rights (“SARs”) will be subject to a restriction on disposition by the participant and an obligation of the participant to forfeit the stock appreciation rights under certain circumstances, and any other restrictions determined by the Holdings Compensation Committee, in its sole discretion, on the date of grant; provided, however, that such restrictions will lapse upon: (1) the attainment of one or more performance measures; (2) the participant’s continued employment with Holdings and its affiliates or continued service as a director for a specified period of time; (3) the occurrence of any event or the satisfaction of any other condition specified by the Holdings Compensation Committee in its sole discretion; or (4) a combination of any of the foregoing. Each award of stock appreciation rights may have different restrictions as established in the sole discretion of the Holdings Compensation Committee. The exercise price of the stock appreciation rights will not be less than the fair market value of the shares of common stock of Holdings underlying the stock appreciation rights on the date of grant. Upon exercise of the stock appreciation rights, the participant will then be entitled to receive payment in an amount equal to: (1) the difference between the fair market value of the underlying shares of common stock of Holdings subject to the stock appreciation rights on the date of exercise and the exercise price; multiplied by (2) the number of shares of common stock of Holdings with respect to which the stock appreciation rights are exercised; less (3) any applicable withholding taxes. Settlement of stock appreciation rights may be in the form of shares of common stock of Holdings or cash, or a combination thereof, as determined by the Holdings Compensation Committee. The exercise price will be payable by the participant in cash; provided, however, that the Holdings Compensation Committee in its sole discretion may allow the participant to pay the exercise price by the withholding shares of common stock of Holdings otherwise issuable upon exercise or with shares of common stock of Holdings previously owned by the participant or any combination of any of the foregoing.

Performance Awards

The Holdings Compensation Committee will establish, with respect to and at the time of each performance award, the maximum value of the performance award and the performance period over which the performance applicable to the performance award will be measured. A performance award will be contingent upon future performance of Holdings or any affiliate, or a division or department of Holdings or any affiliate thereof during the performance period. With respect to any performance award intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code, the Holdings Compensation Committee will establish the performance measures applicable to such performance either (1) prior to the beginning of the performance period or (2) within ninety days after the beginning of the performance period if the outcome of the performance targets is substantially uncertain at the time such targets are established, but not later than the date that 25% of the performance period has elapsed. The vesting of the performance award will be based upon the participant’s continued employment with Holdings and its affiliates or continued service as a director for a specified period of time and (1) the attainment of one or more performance measures; (2) the occurrence of any event or the satisfaction of any other condition specified by the Holdings Compensation Committee in its sole discretion; or (3) a combination of any of the foregoing. Following the end of the performance period, the holder of a performance award will be entitled to receive payment of an amount not exceeding the maximum value of the performance award, based on the achievement of the performance measures for such performance period, as determined and certified in writing by the Holdings Compensation Committee. Payment of a performance award may be made in cash, Holdings common stock, stock options or other equity compensation, or a combination thereof, as determined by the Holdings Compensation Committee. If a performance award covering shares of common stock of Holdings is to be paid in cash, such payment will be based on the fair market value of a share of common stock of Holdings on the payment date.

Other Stock-Based Awards

The Holdings Compensation Committee may also grant to participants other stock-based awards, which will consist of a right which is an award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of common stock as is deemed by the Holdings Compensation Committee to be consistent with the purposes of the plan and will be payable in cash or common stock as determined by the Holdings Compensation Committee in the award notice. The Holdings Compensation Committee will determine the terms and conditions of any such other stock-based award including, without limitation, vesting provisions as provided in the award notice.

Acceleration of Vesting

If a participant’s termination of service is due to his or her death or disability, all then outstanding awards will immediately vest in full and all restrictions applicable to such awards will terminate as of such date with all performance criteria, if any, applicable to such awards deemed met at 100% of target. Upon a participant’s retirement, all stock options then outstanding will immediately vest in full. The Holdings Compensation Committee may, in its discretion and as of a date determined by the Holdings Compensation Committee, fully vest any portion or all of a participant’s awards under the Holdings incentive plan (except with respect to awards designed to meet the exception for performance-based compensation under Section 162(m) of the Code as determined by the Holdings Compensation Committee in its sole discretion such awards may only be modified in accordance with Code Section 162(m)).

Adjustments and Corporate Change

If there is any change in the common stock of Holdings by reason of a stock split, consolidation, stock dividend, recapitalization, reorganization, merger, spin-off, exchange of shares or other similar event or any distribution to the holders of common stock of Holdings other than a regular cash dividend, the Holdings Compensation Committee has the authority to adjust or substitute the number of or class of shares which may be issued under the Holdings incentive plan and further adjust or substitute the number, class, price or terms of the shares underlying any outstanding awards as it deems appropriate. Except as otherwise provided in an award notice, in the event of a corporate change (as defined in the plan), including, but not limited to, a merger, consolidation, or reorganization of Holdings or the sale, lease or other disposition of all or substantially all of the assets of Holdings and its subsidiaries, taken as a whole (other than to an entity wholly owned, either directly or indirectly, by Holdings), if a participant is terminated without cause or for good reason within two years after the corporate change, any outstanding performance awards under the Holdings incentive plan will become fully vested and immediately exercisable or payable at such percentage of their respective target levels determined by the Holdings Compensation Committee.

Amendments

The board of directors of Holdings in its discretion may terminate the Holdings incentive plan (except with respect to awards that are then outstanding) at any time except that it may not, without approval of the stockholders of Holdings, increase the maximum number of shares issuable (except to reflect changes in capitalization as discussed above), change the class of individuals eligible to receive awards, or amend any outstanding award notice to lower the exercise price or replace any outstanding award with an award having a lower exercise price.

Federal Income Tax Aspects of the Holdings Incentive Plan

The following is a brief summary of the U.S. federal income tax consequences applicable to awards granted under the Holdings incentive plan based on U.S. federal income tax laws in effect as of the date of this joint proxy statement/prospectus. This summary is not intended to be exhaustive and does not address all matters which may be relevant to a particular participant based on his or her specific circumstances, including, without limitation, foreign, state or local tax laws or any estate tax laws.

Non-Qualified Options

Non-qualified options granted under the Holdings incentive plan will not be taxable to a participant at grant, but generally will result in taxation at exercise. At such time, the participant will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares of Holdings common stock on the exercise date. Holdings will be entitled to deduct a corresponding amount as a business expense in the year the participant recognizes this income.

Incentive Stock Options

Generally, a participant will not recognize ordinary income at the time of grant or exercise of an incentive stock option so long as he or she has been an employee of Holdings or its parent or subsidiary corporation from the date the incentive stock option was granted until three months before the date of exercise. However, the amount by which the fair market value of the shares on the exercise date exceeds the exercise price is an adjustment in computing the participant’s alternative minimum tax in the year of exercise. If the participant holds the shares of Holdings common stock received on exercise of an incentive stock option for one year after the date of exercise and for two years from the date of grant, any difference between the amount realized upon the disposition of the shares and the amount paid for the shares will be treated as long-term capital gain (or loss, if applicable) to the participant. If the participant exercises an incentive stock option and satisfies these holding period requirements, Holdings may not deduct any amount in connection with the incentive stock option.

If a participant exercises an incentive stock option but engages in a “disqualifying disposition” by selling the shares acquired on exercise before the expiration of the one-year and two-year holding periods described in the previous paragraph, the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the difference between the fair market value of the shares on the date of exercise and the exercise price. Any excess of the amount realized on the disposition over the fair market value on the date of exercise will be taxed as long-term or short-term capital gain (as applicable). If, however, the amount realized on the disposition on the date of the disqualifying disposition is less than the fair market value of the shares on the date of exercise, the participant will recognize ordinary income equal to the difference between the amount realized on the disqualifying disposition and the exercise price. In either event, Holdings will be entitled to deduct an amount equal to the amount constituting ordinary income to the participant in the year of the disqualifying disposition.

Restricted Stock

In general, a participant who receives a restricted stock award will not recognize taxable income at the time of grant. Instead, a participant will recognize taxable ordinary income in the first taxable year that the participant’s interest in the shares becomes either: (1) freely transferable; or (2) no longer subject to a substantial risk of forfeiture. The amount of taxable ordinary income is equal to the fair market value of the shares less the amount (if any) paid for the shares. In certain circumstances, a participant may elect to recognize taxable income at the time of grant in an amount equal to the fair market value of the restricted stock (less any amount paid for the shares) at the time of grant. Holdings will be entitled to a compensation expense deduction equal to the ordinary income recognized by the participant in the taxable year in which the participant recognizes such taxable income. Under Section 83(b) of the Internal Revenue Code, a participant may elect to be taxed at the time of receipt of the restricted shares rather than upon lapse of restrictions on transferability or substantial risk of forfeiture, but if the participant subsequently forfeits such shares or property, the participant would not be entitled to any tax deduction, including as a capital loss, for the value of the shares or property on which he previously paid tax. The participant must file such election with the Internal Revenue Service and Holdings within 30 days of the receipt of the shares or other property. Holdings generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant.

Restricted Stock Units

In general, a participant who receives an award of restricted stock units will not recognize taxable income at the time of grant. Instead, a participant will recognize taxable ordinary income in the year in which the participant becomes vested in the restricted stock units. The taxable amount will equal the fair market value of the shares issued to the participant (or the amount of cash paid to the participant where the restricted stock units are settled in cash). Holdings will be entitled to a compensation expense deduction equal to the ordinary income recognized by the participant in the taxable year in which the participant recognizes such taxable income.

Stock Appreciation Rights

There are no tax consequences to a participant upon the grant or vesting of SARs. Upon exercise, the participant will recognize as compensation income the fair market value of the shares of common stock of Holdings or the cash received, as the case may be. Holdings will be entitled to deduct the same amount as a business expense in the year of exercise.

Performance Awards and Other Stock-Based Awards

Generally, an individual who has been granted a performance award or other stock-based award will not be taxable at the time of grant, but will be taxable on the fair market value of the shares of Holdings common stock, or cash, as the case may be, at the time the award becomes vested and is paid to the participant. Generally, Holdings will be entitled to deduct as a business expense the amount the participant includes as income in the year of payment.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code, in general, precludes a public corporation from taking a deduction for compensation in excess of $1 million paid to “covered employees.” However, compensation that qualifies under Section 162(m) of the Internal Revenue Code as “performance-based” is specifically exempt from the deduction limit. In general, based on Section 162(m) of the Internal Revenue Code and the regulations issued thereunder, Holdings’ ability to deduct compensation income generated in connection with the exercise of options and stock appreciation rights granted under the Holdings incentive plan should not be limited by Section 162(m) of the Internal Revenue Code. Generally, Holdings believes that compensation income generated in connection with certain other types of awards granted under the Holdings incentive plan should not be limited by Section 162(m) of the Internal Revenue Code provided the vesting of such awards are based solely on the achievement of performance measures and targets established for such grants that are intended to comply with Section 162(m) of the Internal Revenue Code. However, Holdings’ Compensation Committee at its discretion may grant awards that do not meet the performance-based exception under Section 162(m) of the Internal Revenue Code. The Holdings incentive plan has been designed to provide flexibility with respect to the performance measures that may be used in establishing performance targets for these awards.

Section 401(a) of the Internal Revenue Code

The Holdings incentive plan is not qualified under Section 401(a) of the Internal Revenue Code.

Deferred Compensation

Any deferrals made under the Holdings incentive plan, including awards granted under the plan that are considered to be deferred compensation, must satisfy the requirements of Section 409A of the Internal Revenue Code to avoid adverse tax consequences to participants. These requirements include limitations on election timing, acceleration of payments and the timing of distributions. Holdings intends to structure any awards under the Holdings incentive plan to avoid the application of Section 409A of the Internal Revenue Code.

Section 280G of the Internal Revenue Code

Generally, awards that are granted, accelerated or enhanced upon the occurrence of a change in control may give rise, in whole or in part, to excess parachute payments within the meaning of Section 280G of the Internal Revenue Code and, to such extent, will be non-deductible by Holdings and subject to a 20% excise tax by the participant.

Miscellaneous

Awards will not be transferable except (1) by will or the laws of descent and distribution, (2) a qualified domestic relations order, or (3) if vested, with the consent of the Holdings Compensation Committee, provided that any such transfer is permitted under the applicable securities laws. Based upon current law and published interpretations, Holdings does not believe that the Holdings incentive plan is subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

BASIC SPECIAL MEETING

General Information

The Basic board of directors has sent these proxy materials to you to solicit your vote at the Special Meeting of Stockholders, which is referred to herein as the “Basic special meeting.” The Basic special meeting will begin promptly at 9:00 a.m. local time on Tuesday, July 15, 2008, at the Hyatt Regency Houston, 1200 Louisiana Street, Houston, Texas.

Agenda

The Basic special meeting will be held for the following purposes:

1. to adopt the Agreement and Plan of Merger, dated as of April 20, 2008, among Basic, Grey Wolf, and Holdings;

2. to approve the Holdings 2008 Equity Incentive Plan;

3. to approve the adjournment of the Basic special meeting, if necessary or appropriate, to solicit additional proxies in favor of the foregoing proposals; and

4. to transact such other business as may properly come before the Basic special meeting or any adjournment or postponement thereof.

All of these items are discussed in more detail in this joint proxy statement/prospectus.

Stockholders Entitled to Vote

Owners of Basic common stock at the close of business on June 6, 2008, are entitled to notice of and to vote at the Basic special meeting. At the close of business on June 6, 2008, there were 41,305,222 shares of Basic common stock issued and outstanding. Each share of Basic common stock entitles the holder to one vote on all matters submitted to a vote at the Basic special meeting and any adjournment or postponement of the meeting. A complete list of the Basic stockholders entitled to vote will be available for examination at the meeting and for at least 10 days prior to the meeting at Basic’s principal executive offices.

Quorum and Required Votes

A quorum of stockholders is necessary for a valid meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of Basic common stock as of the record date will constitute a quorum for the Basic special meeting. Under Basic’s amended and restated bylaws and under Delaware law, abstentions and “broker non-votes” are counted as present in determining whether the quorum requirement is satisfied. A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner.

The table below shows the vote required to approve the proposals described in this joint proxy statement/prospectus.

Proposal	Required Vote

Proposal 1 — Adoption of the merger agreement	Adoption of the merger agreement requires the affirmative vote of a majority of the shares of common stock outstanding and entitled to vote as of the record date. “Broker non-votes” and abstentions will have the same effect as a vote against the merger proposal.

Note: Approval of Proposal 1 is a condition precedent to implementation of Proposal 2.

Proposal 2 — Approval of the Holdings 2008 Equity Incentive Plan	Approval of Proposal 2 requires the affirmative vote of the holders of a majority of the Basic common stock present in person or by proxy and entitled to vote as of the record date. “Broker non-votes” will not be treated as votes cast, but abstentions will have the same effect as a vote against Proposal 2.

Proposal 3 — Adjournment of the Basic Special Meeting	Adjournment of the Basic special meeting to solicit additional proxies in favor of adopting the merger agreement requires the affirmative vote of a majority of votes cast. “Broker non-votes” will not be treated as votes cast, but abstentions will have the same effect as a vote against Proposal 3.

How to Vote Your Proxy

Because many stockholders cannot attend the Basic special meeting in person, it is necessary that a large number of stockholders be represented by proxy. You can vote your proxy by the following three methods:

•	over the Internet,

•	by calling a toll-free telephone number, or

•	by completing the enclosed proxy card and mailing it in the postage-paid envelope provided in these materials.

Basic stockholders whose shares are registered in the name of a bank or brokerage firm may be eligible to vote through the Internet or by telephone. For more information on how to vote your proxy, see “Summary — Voting by Internet, Telephone or Mail” beginning on page 7.

You may receive more than one proxy card depending on how you hold your shares. You should vote each proxy provided to you. Please refer to your proxy card or the information forwarded by your bank, broker or other nominee to determine which options are available for voting the proxy. The internet and telephone voting procedures are designed to authenticate Basic stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded.

When a properly executed proxy is received prior to the Basic special meeting, the shares represented will be voted at the meeting in accordance with the directions noted on the proxy. If a Basic stockholder of record signs, dates and returns the enclosed proxy card but does not specify how to vote, his, her or its shares will be voted (1) for the adoption of the merger agreement, (2) for the approval of the Holdings 2008 Equity Incentive Plan, and (3) for adjournment of the Basic special meeting to solicit additional proxies in favor of adopting the merger agreement.

Revocation of a Proxy

A proxy may be revoked at any time before it is voted by (1) sending written notice of revocation to Basic’s Corporate Secretary, (2) delivering a later dated proxy (by one of the methods described above) so that it is received prior to the Basic special meeting or (3) voting in person at the Basic special meeting.

The Corporate Secretary may be contacted at the following address: 500 West Illinois, Suite 100, Midland, Texas 79701, Attention: Corporate Secretary.

Proxy Solicitation

This solicitation is made on behalf of Basic’s board of directors. Basic has agreed with Grey Wolf to each pay one-half of the costs and expenses of printing and mailing this joint proxy statement/prospectus and all fees paid to the SEC. Basic will pay the cost of soliciting proxies from its stockholders. Proxies are being solicited by mail and may be solicited by telephone, telegram, facsimile, or in person by Basic employees, who will not receive additional compensation for any such solicitation. Georgeson, Inc. has been retained to assist in the solicitation of proxies at a fee of approximately $10,000, plus reimbursement for out-of-pocket expenses. Basic will also request brokers and other fiduciaries to forward proxy soliciting material to the beneficial owners of shares of Basic common stock that are held of record by such brokers and fiduciaries and Basic will reimburse their reasonable out-of-pocket expenses. Grey Wolf will pay the cost of soliciting proxies and all other expenses related to the Grey Wolf special meeting.

Proposal 1

Adoption Of The Merger Agreement

As discussed elsewhere in this joint proxy statement/prospectus, holders of Basic common stock are considering the approval of the merger agreement. Holders of Basic common stock should read carefully this joint proxy statement/prospectus, including the annexes, in its entirety for more detailed information concerning the merger agreement and the mergers. In particular, holders of Basic common stock are directed to the merger agreement, a copy of which is included as Annex A to this joint proxy statement/prospectus.

The Basic board of directors recommends that stockholders vote FOR the adoption of the merger agreement.

Proposal 2

Approval Of The Horsepower Holdings 2008 Equity Incentive Plan

At the Basic special meeting, the holders of Basic common stock are being asked to approve the Holdings 2008 Equity Incentive Plan, which we refer to herein as the “Holdings incentive plan,” a copy of which is included in this joint proxy statement/prospectus as Annex G. Holdings is the successor company in the proposed merger of Basic and Grey Wolf, which is more fully described beginning on page 33 under the caption the “The Mergers.” For a description of the material provisions of this plan, holders of Basic common stock should read carefully “Description of Horsepower Holdings 2008 Equity Incentive Plan” beginning on page 109.

The Basic board of directors adopted the Holdings incentive plan on April 20, 2008, subject to the approval of the stockholders. In addition, the directors of Holdings approved the Holdings incentive plan on April 20, 2008 and the stockholders of Holdings approved the plan on April 20, 2008. The consummation of the mergers is not conditioned on the approval of the Holdings incentive plan, but the Holdings incentive plan, if approved, would become effective only upon the consummation of the mergers. If Basic’s (or Grey Wolf’s) stockholders do not adopt the merger agreement, or if the merger agreement is terminated or the mergers are not consummated for any other reason, the Holdings incentive plan will not be implemented.

If the mergers are approved by the stockholders of Basic and Grey Wolf, but the Holdings incentive plan does not receive the required Basic and Grey Wolf stockholder approval, no awards will be granted under the Holdings incentive plan and Holdings will continue to make equity grants under Grey Wolf’s and Basic’s existing equity plans. If the Holdings incentive plan becomes effective, Basic and Grey Wolf have agreed to terminate the authority to make future grants under their respective equity incentive plans upon the consummation of the mergers.

The Basic board of directors is recommending stockholder approval of the Holdings incentive plan in order to provide a uniform plan document under which equity awards can be granted to the employees of

Holdings and its affiliates following consummation of the mergers. The Holdings incentive plan is designed to provide Holdings and its affiliates with the means to attract and retain highly qualified directors and employees with incentives that provide an opportunity to acquire and maintain stock ownership, thereby encouraging and rewarding individual performance that should improve operating results and enhance stockholder value. Accordingly, the Holdings incentive plan provides for discretionary grants of options, restricted stock, restricted stock units, stock appreciation rights, performance awards and other stock-based awards, each type of grant will be referred to as an “award.”

No benefits or amounts have been granted, awarded or received under the Holdings incentive plan. Awards under the Holdings incentive plan are discretionary; therefore, no awards are determinable at this time. Since certain of Basic’s directors and executive officers may be eligible to receive awards under the Holdings incentive plan, such directors and executive officers may be considered to have an interest in the approval of the Holdings incentive plan. Stockholder approval of the Holdings incentive plan is required for listing of the shares of Holdings common stock for trading on the New York Stock Exchange and as a condition to the effectiveness of the Holdings incentive plan. Stockholder approval is also required so that incentive stock options under the Holdings incentive plan will qualify under Section 422 of the Internal Revenue Code and so that certain awards under the Holdings incentive plan will qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. If the stockholders of Basic and Grey Wolf approve the Holdings incentive plan, Holdings intends to register the shares issuable pursuant to the Holdings incentive plan under the Securities Act of 1933 as soon as practicable.

The Basic board of directors recommends that stockholders vote FOR the approval of the Horsepower
Holdings 2008 Equity Incentive Plan.

Equity Compensation Plan Information

The table below provides information as of December 31, 2007 with respect to shares of Basic common stock that may be issued under the Basic Energy Services, Inc. Third Amended and Restated 2003 Stock Incentive Plan.

	Number of	Weighted-	Number of Securities
	Securities to be	Average Exercise	Remaining Available for
	Issued Upon	Price of	Future Issuance Under
	Exercise of	Outstanding	Equity Compensation
	Outstanding	Options,	Plans (Excluding
	Options, Warrants	Warrants	Securities Reflected in
	and Rights	and Rights	Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	2,257,355	$9.58	2,240,950
Equity compensation plans not approved by security holders	—	—	—

Total	2,257,355	$9.58	2,240,950

Proposal 3

Approval Of The Adjournment Of The Basic Special Meeting

Basic is asking its stockholders to vote on a proposal to adjourn the Basic special meeting, if necessary or appropriate, in order to allow for the solicitation of additional proxies. The affirmative vote of a majority of the votes cast on this matter is required to adjourn the Basic special meeting, if necessary or appropriate, in order to allow for the solicitation of additional proxies.

The Basic board of directors recommends that stockholders vote FOR the Basic proposal to approve the adjournment of the Basic special meeting, if necessary or appropriate, to solicit additional proxies.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on July 15, 2008

This joint proxy statement/prospectus is available free of charge on the Investor Relations section of the Basic website through the “SEC Filings” link at (http://www.basicenergyservices.com). Basic’s annual report to stockholders covering the fiscal year ended December 31, 2007 is available free of charge on the Investor Relations section of its website through the “SEC Filings” link at (http://www.basicenergyservices.com).

GREY WOLF SPECIAL MEETING

General Information about Proxies and Voting

Solicitation, Use and Revocation of the Proxies

Grey Wolf’s board of directors solicits the accompanying proxy for use at the special meeting to be held at 8:30 a.m., local time, on Tuesday, July 15, 2008, at the Hyatt Regency Houston, 1200 Louisiana Street, Houston, Texas. Giving a proxy means that a Grey Wolf stockholder of record authorizes the persons indicated on the Grey Wolf proxy card to vote his, her or its shares at Grey Wolf’s special meeting in the manner directed. If a Grey Wolf stockholder of record signs, dates and returns the enclosed proxy card but does not specify how to vote, his, her or its shares will be voted (1) for the adoption of the merger agreement, (2) for the approval of the Holdings 2008 Equity Incentive Plan, and (3) adjournment of the Grey Wolf special meeting to solicit additional proxies in favor of adopting the foregoing proposals. A Grey Wolf stockholder of record may revoke his, her or its proxy at any time before it is voted at the special meeting by:

•	voting over the telephone or Internet if eligible to do so, in which case a Grey Wolf stockholder’s latest dated vote before the special meeting will be the vote counted;

•	delivering to Grey Wolf’s corporate secretary a signed notice of revocation or a new proxy card with a later date; or

•	voting in person at the special meeting.

For more information on how to vote your proxy, see “Summary — Voting by Internet, Telephone or Mail” beginning on page 7.

Grey Wolf stockholders whose shares are registered in the name of a bank or brokerage firm may be eligible to vote through the Internet or by telephone. The enclosed proxy card or voting instruction form or information forwarded by your bank brokerage firm provides instructions for eligible Grey Wolf stockholders. Grey Wolf stockholders not wishing to vote through the Internet or by telephone or who are not eligible to vote through the Internet or by telephone should complete the enclosed paper proxy card and return it in the enclosed postage-paid envelope.

Signing and returning the proxy card or submitting the proxy via the Internet or by telephone does not affect a Grey Wolf stockholder’s right to revoke his, her or its proxy or to vote in person at the special meeting. A Grey Wolf stockholder’s attendance at the special meeting by itself does not constitute revocation of his, her or its proxy. Before the Grey Wolf special meeting, any written notice of revocation should be sent by a stockholder of record of Grey Wolf to Grey Wolf, Inc., 10370 Richmond Avenue, Suite 600, Houston, Texas 77042, Attention: Corporate Secretary. Any notice of revocation that is delivered at the special meeting by a stockholder of record of Grey Wolf should be hand delivered to the corporate secretary before a vote is taken. If you hold your shares in “street name,” please follow the instructions provided by your bank or brokerage firm to revoke or change your vote. A Grey Wolf stockholder may be asked to present documents for the purpose of establishing his or her identity as a Grey Wolf stockholder.

On or about June 16, 2008, Grey Wolf commenced mailing this joint proxy statement/prospectus and the enclosed form of proxy to its stockholders entitled to vote at the meeting.

Grey Wolf and Basic have each agreed to pay one-half of the costs and expenses of printing and mailing this joint proxy statement/prospectus. Grey Wolf will pay the cost of soliciting proxies from its stockholders. Proxies are being solicited by mail and may be solicited by telephone, telegram, facsimile, or in person by employees of Grey Wolf, who will not receive additional compensation for their services. Grey Wolf has retained Georgeson, Inc., the information agent, to assist in the solicitation of proxies at a fee of approximately $10,000, plus out-of-pocket expenses. Grey Wolf will also request brokers and other fiduciaries to forward the proxy materials to the beneficial owners of shares of Grey Wolf common stock and will reimburse their reasonable out-of-pocket expenses.

Record Date; Voting Rights and Outstanding Shares

Grey Wolf’s board of directors has established the close of business on June 6, 2008 as the record date for determining Grey Wolf stockholders entitled to receive notice of and to vote on proposals at the special meeting or any adjournment or postponement of the special meeting. Only holders of record of Grey Wolf common stock on the record date are entitled to vote at the special meeting. Each owner of record is entitled to one vote on all matters submitted for a vote for each share of Grey Wolf common stock held. As of the record date, there were 198,166,463 shares of Grey Wolf common stock issued and outstanding (excluding 19,309,466 treasury shares).

A complete list of stockholders entitled to vote at the Grey Wolf special meeting will be available for examination by any Grey Wolf stockholder at Grey Wolf’s headquarters, 10370 Richmond Avenue, Suite 600, Houston, Texas 77042 for purposes pertaining to the Grey Wolf special meeting, during normal business hours for a period of ten days before the Grey Wolf special meeting, and at the time and place of Grey Wolf’s special meeting.

Quorum, Voting Requirements and Effect of Abstentions and Non-votes

A quorum is necessary for the transaction of business at the Grey Wolf special meeting. A quorum exists when holders of a majority of the total number of issued and outstanding shares of Grey Wolf common stock that are entitled to vote at the special meeting are present in person or by proxy. At the special meeting, inspectors of election will determine the presence of a quorum and tabulate the results of the voting by Grey Wolf stockholders. The inspectors will treat valid proxies marked “abstain” or proxies required to be treated as “non-votes” as present for purposes of determining whether there is a quorum at the special meeting. A “non-vote” occurs when a broker or nominee holding shares for a beneficial owner votes on one proposal but does not vote on another proposal, because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner of the shares. Broker non-votes will not be treated as votes cast, except that they will have the same effect as votes against the adoption of the merger agreement. Brokers do not have discretionary authority to vote on the merger proposal. Abstentions will have the same effect as a vote against all of the proposals.

The approval of the merger agreement requires the approval of the holders of a majority of the issued and outstanding shares of Grey Wolf common stock. The approval of the Holdings incentive plan and the proposal to adjourn the Grey Wolf special meeting to solicit additional proxies in favor approving the merger agreement requires the approval of a majority of the votes cast.

Proposal 1

Approval Of The Merger Agreement

As discussed elsewhere in this joint proxy statement/prospectus, holders of Grey Wolf common stock are considering adoption of the merger agreement. Holders of Grey Wolf common stock should read carefully this joint proxy statement/prospectus, including the annexes, in its entirety for more detailed information concerning the merger agreement and the mergers. In particular, holders of Grey Wolf common stock are directed to the merger agreement, a copy of which is included as Annex A to this joint proxy statement/prospectus.

The Grey Wolf Board of Directors recommends that stockholders vote FOR the approval of the merger agreement.

Proposal 2

Approval Of The Horsepower Holdings 2008 Equity Incentive Plan

At the Grey Wolf special meeting, holders of Grey Wolf common stock are being asked to approve the Holdings 2008 Equity Incentive Plan, which we refer to as the “Holdings incentive plan,” a copy of which is included in this joint proxy statement/prospectus as Annex G. Holdings is the successor company in the proposed merger of Basic and Grey Wolf, which is more fully described beginning on page 33 under the caption “The Mergers.” For a description of the material provisions of this plan, holders of Grey Wolf common stock should read carefully “Description of the Horsepower Holdings 2008 Equity Incentive Plan” beginning on page 109.

The Grey Wolf board of directors approved the Holdings incentive plan on April 20, 2008, subject to the approval of the stockholders. In addition, the directors of Holdings approved the Holdings incentive plan on April 20, 2008 and the stockholders of Holdings approved the plan on April 20, 2008. The consummation of the mergers is not conditioned on the approval of the Holdings incentive plan, but the Holdings incentive plan, if approved, would become effective only upon the consummation of the mergers. If Grey Wolf’s (or Basic’s) stockholders do not adopt the merger agreement, or if the merger agreement is terminated or the mergers are not consummated for any other reason, the Holdings incentive plan will not be implemented.

If the mergers are approved by the stockholders of Basic and Grey Wolf, but the Holdings incentive plan does not receive the required Basic and Grey Wolf stockholder approval, no awards will be granted under the Holdings incentive plan and Holdings will continue to make equity grants under Grey Wolf’s and Basic’s existing equity plans. If the Holdings incentive plan becomes effective, Basic and Grey Wolf have agreed to terminate the authority to make future grants under their respective equity incentive plans upon the consummation of the mergers.

The Grey Wolf board of directors is recommending approval of the Holdings incentive plan in order to provide a uniform plan document under which equity awards can be granted to employees of Holdings and its affiliates following consummation of the mergers. The Holdings incentive plan is designed to provide Holdings and its affiliates with the means to attract and retain highly qualified directors and employees by providing an opportunity to acquire and maintain stock ownership, thereby encouraging and rewarding individual performance that should improve operating results and enhance stockholder value.

No benefits or amounts have been granted, awarded or received under the Holdings incentive plan. Awards under the Holdings incentive plan are discretionary; therefore, no awards are determinable at this time. Since certain of Grey Wolf’s directors and executive officers may be eligible to receive awards under the Holdings incentive plan, such directors and executive officers may be considered to have an interest in the approval of the Holdings incentive plan. Stockholder approval of the Holdings incentive plan is required for listing of the shares for trading on the New York Stock Exchange and as a condition to the effectiveness of the Holdings incentive plan. Stockholder approval is also required so that incentive stock options under the Holdings incentive plan will qualify under section 422 of the Internal Revenue Code and so that certain awards under the Holdings incentive plan will qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. If the stockholders of Basic and Grey Wolf approve the Holdings incentive plan, Holdings intends to register the shares issuable pursuant to the Holdings incentive plan under the Securities Act of 1933 as soon as practicable.

The Grey Wolf board of directors recommends that stockholders vote FOR the approval of the
Horsepower Holdings 2008 Equity Incentive Plan.

Equity Compensation Plan Information

The following table provides information as of December 31, 2007 with respect to the number of shares of Grey Wolf common stock remaining available for issuance under the Grey Wolf 1996 Employee Plan and the Grey Wolf 2003 Incentive Plan and other equity compensation plans.

	Number of	Weighted-	Number of Securities
	Securities to be	Average Exercise	Remaining Available for
	Issued Upon	Price of	Future Issuance Under
	Exercise of	Outstanding	Equity Compensation
	Outstanding	Options,	Plans (Excluding
	Options, Warrants	Warrants	Securities Reflected in
	and Rights	and Rights	Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	2,682,252	$5.231	7,213,823
Equity compensation plans not approved by security holders(1)	700,500	3.154	—

Total	3,382,752	$4.801	7,213,823

(1)	Reflects options granted to non-employee members of Grey Wolf’s board of directors. These options have an exercise price equal to the fair market value of the Grey Wolf common stock on the date of grant and expire 10 years from the date of grant.

Proposal 3

Approval Of The Adjournment Of The Grey Wolf Special Meeting

Grey Wolf is asking its stockholders to vote on a proposal to adjourn the Grey Wolf special meeting, if necessary or appropriate, in order to allow for the solicitation of additional proxies. The affirmative vote of a majority of the votes cast on this matter is required to adjourn the Grey Wolf special meeting, if necessary or appropriate, in order to allow for the solicitation of additional proxies.

The Grey Wolf board of directors recommends that stockholders vote FOR the Grey Wolf proposal to approve the adjournment of the Grey Wolf special meeting, if necessary or appropriate, to solicit additional proxies.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on July 15, 2008

This joint proxy statement/prospectus is available free of charge on the Investor Relations section of the Grey Wolf website through the “SEC Filings” link at (http://www.gwdrilling.com). Grey Wolf’s annual report to stockholders covering the fiscal year ended December 31, 2007 is available free of charge on the Investor Relations section of its website through the “Financial Reports” link at (http://www.gwdrilling.com).

HOLDINGS UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial statements of Holdings presented below are based on, and should be read together with, the historical information that Basic and Grey Wolf have presented in their respective filings with the SEC. See “Where You Can Find More Information” on page 147. The unaudited pro forma condensed combined balance sheet as of March 31, 2008 gives effect to the proposed mergers as if they had occurred on March 31, 2008, and combines the historical balance sheets of Basic and Grey Wolf as of March 31, 2008. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2008 and the year ended December 31, 2007 are presented as if the proposed mergers had occurred on January 1, 2007, and combines the historical results of Basic and Grey Wolf for the year ended December 31, 2007 and for the three-months ended March 31, 2008. The historical financial information is adjusted to give effect to pro forma events that (1) are directly attributable to the mergers, (2) are factually supportable and (3) with respect to the statements of operations, are expected to have a continuing impact on combined results.

Immediately after the mergers, the financial statements of Grey Wolf will become the financial statements of Holdings. The mergers will be accounted for using the purchase method of accounting. Under GAAP, Grey Wolf has been determined to be the accounting acquirer based on the fact that its shareholders are expected to hold greater than 50% of the Holdings common stock after the mergers. The pro forma adjustments are based on a preliminary purchase price allocation whereby the cost to acquire Basic was allocated to the assets acquired and the liabilities assumed, based upon their estimated fair values. Actual adjustments will be based on the final purchase price and analyses of fair values of identifiable tangible and intangible assets, deferred tax assets and liabilities, and estimates of the useful lives of tangible and amortizable intangible assets, which will be finalized after completion of the valuation and assessment process using all available data. The final purchase price allocation will be performed using estimated fair values as of the date of the completion of the mergers. Differences between the preliminary and final purchase price allocations could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and Holdings’ future results of operations and financial position.

The unaudited pro forma condensed combined financial statements do not reflect the realization of potential cost savings, or any related restructuring or integration costs. Although Basic and Grey Wolf believe that certain cost savings may result from the mergers, there can be no assurance that these cost savings will be achieved.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations in future periods or the results that actually would have been realized if the proposed mergers had been completed as of the dates indicated.

The unaudited financial statements assume that the holders of Grey Wolf’s 3.75% convertible notes and floating rate convertible notes do not exercise a special conversion privilege entitling them to convert the principal amount of their notes into Grey Wolf common stock prior to the effective time of the mergers. For a summary of certain effects of possible conversions of Grey Wolf’s convertible notes on the merger consideration, see “The Mergers — Effect of Conversion of Grey Wolf Convertible Notes” on page 81.

The estimated purchase price of $1.3 billion has been calculated as follows (in thousands, except per share data and the conversion ratio):

Basic common stock outstanding	41,252
Multiplied by the cash merger consideration per share	$6.70

Cash merger consideration for outstanding common stock	$276,388
Less: Cash merger consideration for restricted stock excluded from the purchase price in accordance with GAAP	$3,298

Total cash merger consideration		$273,090

Basic common stock outstanding	41,252
Less: Shares of Basic restricted stock outstanding	567

Estimated number of Basic shares of common stock to be converted	40,685
Multiplied by the per share exchange ratio of 0.9195	37,410
Assumed market price of a share of Holdings’ common stock that will be issued	$21.84

Estimated value of the shares of Holdings’ common stock that will be issued	$817,035
Estimated value of the shares of Holdings’ restricted stock included in the purchase price in accordance with GAAP	$1,499
Estimated value of Holdings’ stock options included in the purchase price in accordance with GAAP	$37,374

Total stock merger consideration		$855,908

Retirement of Basic revolving credit facility		150,000
Pro forma transaction costs		35,000

Total pro forma purchase price		$1,313,998

Immediately prior to the effective time of the Merger, each outstanding common share of Grey Wolf will be converted into the right to receive (1) 0.2500 shares of Holdings’ common stock and (2) $1.82 in cash. Immediately prior to the effective time of the Merger, each outstanding common share of Basic will be converted into the right to receive (1) 0.9195 shares of Holdings’ common stock and (2) $6.70 in cash.

An independent appraisal firm has been engaged to assist in finalizing the allocation of the purchase price. The preliminary purchase price allocations are subject to change based on finalization of the fair values of the tangible and intangible assets acquired and liabilities assumed as described above. The estimated purchase price has been preliminarily assigned to the net tangible and intangible assets acquired and liabilities assumed as follows (in thousands):

Preliminary
Fair Value

Current assets	$284,393
Property, plant and equipment	1,008,635
Goodwill	535,365
Other intangible assets	194,068
Other assets	6,495
Current liabilities	(107,165)
Long-term debt	(260,179)
Deferred income taxes	(343,811)
Other liabilities	(3,803)

Total pro forma purchase price	$1,313,998

Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 31, 2008

	Historical		Pro Forma
					Holdings
	Grey Wolf	Basic	Adjustments		Combined
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$286,569	$100,174	$(634,091	) (a)	$151,527
			572,000	(b)
			(23,125	) (c)
			(150,000	) (d)
Accounts receivable, net	168,804	148,828	—		317,632
Other current assets	11,703	24,984	—		36,687
Deferred tax assets	5,351	10,407	—		15,758

Total current assets	472,427	284,393	(235,216)		521,604
Property and equipment, net	755,472	649,987	358,649	(f)	1,764,108
Goodwill	10,377	218,430	316,935	(g)	545,742
Other intangible assets, net of amortization	—	26,431	167,637	(e)	194,068
Other assets, net	21,431	8,136	23,125	(c)	51,051
			(1,641	) (d)

TOTAL ASSETS	$1,259,707	$1,187,377	$629,489		$3,076,573

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$18,886	$—		$18,886
Trade accounts payable	65,242	20,629	—		85,871
Other current liabilities	55,129	67,650	—		122,779

Total current liabilities	120,371	107,165	—		227,536
Long-term debt, net of current portion	275,000	410,179	572,000	(b)	1,107,179
			(150,000	) (d)
Other long term liabilities	17,064	3,803	—		20,867
Deferred income tax	157,153	120,479	223,332	(h)	500,964
Stockholders’ equity:	690,119	545,751	(326,000	) (a)	1,220,027
			855,908	(i)
			(545,751	) (j)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,259,707	$1,187,377	$629,489		$3,076,573

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Three Months Ended March 31, 2008

	Historical			Pro Forma
						Holdings
	Grey Wolf		Basic	Adjustments		Combined
	(In thousands, except per share data)

Revenues	$201,522		$229,873	$—		$431,395
Costs and expenses:
Operating expenses, excluding depreciation and amortization	113,546		137,972	—		251,518
Depreciation and amortization	27,759		28,032	3,481	(k)	62,066
				2,794	(o)
General and administrative	8,612		25,852	—		34,464

	149,917		191,856	6,275		348,048

Operating income	51,605		38,017	(6,275)		83,347
Other income (expense):
Interest income	2,487		701	—		3,188
Interest expense	(3,337)		(7,349)	(11,250	) (l)	(22,256)
				(2,575	) (m)
				2,255	(n)
Other income (expense)	—		38	—		38

Income before income taxes	50,755		31,407	(17,845)		64,317
Income tax provision (benefit)	19,432		11,751	(6,781	) (p)	24,402

Net income	$31,323		$19,656	$(11,064)		$39,915

Basic income per common share	$0.18		$0.48			$0.49

Diluted income per common share	$0.15		$0.47			$0.44

Weighted average common shares outstanding:
Basic	175,771		40,577	37,412	(q)	81,355

Diluted	219,332		41,464	40,725	(q)	95,598

Basic income per common share, restated for reverse stock-split	$0.71	(r)

Diluted income per common share, restated for reverse stock-split	$0.61	(r)

Weighted average common shares outstanding, restated for reverse stock-split:
Basic	43,943	(r)

Diluted	54,833	(r)

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2007

	Historical			Pro Forma
						Holdings
	Grey Wolf		Basic	Adjustments		Combined
	(In thousands, except per share data)

Revenues	$906,577		$877,173	$—		$1,783,750
Costs and expenses:
Operating expenses, excluding depreciation and amortization	513,672		519,394	—		1,033,066
Depreciation and amortization	97,361		93,048	32,482	(s)	234,067
				11,176	(w)
General and administrative	29,439		99,042	—		128,481

	640,472		711,484	43,658		1,395,614

Operating income	266,105		165,689	(43,658)		388,136
Other income (expense):
Interest income	13,202		2,280	—		15,482
Interest expense	(13,910)		(27,416)	(45,000	) (t)	(88,832)
				(10,301	) (u)
				7,795	(v)
Loss on early extinguishment of debt	—		(230)	—		(230)
Other income (expense)	—		176	—		176

Income before income taxes	265,397		140,499	(91,164)		314,732
Income tax provision (benefit)	95,505		52,766	(34,642	) (x)	113,629

Net income	$169,892		$87,733	$(56,522)		$201,103

Basic income per common share	$0.93		$2.19			$2.44

Diluted income per common share	$0.79		$2.13			$2.16

Weighted average common shares outstanding:
Basic	182,006		40,013	37,083	(y)	82,584

Diluted	225,649		41,112	40,395	(y)	96,858

Basic income per common share, restated for reverse stock-split	$3.73	(z)

Diluted income per common share, restated for reverse stock-split	$3.16	(z)

Weighted average common shares outstanding, restated for reverse stock-split:
Basic	45,502	(z)

Diluted	56,412	(z)

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS

The historical condensed combined balance sheet and statements of income of Grey Wolf and Basic have been prepared in accordance with accounting principles generally accepted in the United States of America. Transactions between Grey Wolf and Basic were not material individually or in the aggregate. The following notes set forth the assumptions used in preparing the unaudited pro forma condensed combined financial statements. The pro forma adjustments are based on estimates made by Grey Wolf’s and Basic’s management that are preliminary and subject to change based upon the final purchase price allocation.

The adjustments to the accompanying unaudited pro forma condensed combined balance sheet as of March 31, 2008 are described below:

(a) To record the payment of estimated cash consideration to Basic stockholders of $273.1 million, estimated cash to Grey Wolf stockholders of $326.0 million, and an estimate of Grey Wolf’s out-of-pocket transaction costs associated with the acquisition totaling $35.0 million.

(b) To reflect borrowings of approximately $600.0 million under a proposed six-year, senior secured term loan facility (the “Term Loan Facility”) to satisfy the cash purchase price obligation to Basic stockholders and cash to Grey Wolf stockholders.

(c) Reflects the adjustment to record debt issuance costs of $15.0 million incurred under the Term Loan facility and debt issuance costs of $8.1 million incurred under a proposed five-year, $325.0 million revolving credit facility (the “New Revolving Credit Facility”).

(d) To reflect the repayment of Basic’s outstanding balances associated with a revolving credit facility that will terminate upon consummation of the acquisition totaling $150.0 million and to write-off Basic’s remaining long-term deferred debt issuance costs related to the facility in the amount of $1.6 million.

(e) To record a preliminary estimate of separately identifiable intangible assets related primarily to customer relationships with an expected useful life of approximately 15 years.

(f) Reflects the adjustment to record the difference between the preliminary estimate of the fair value and the historical amount of Basic’s property, plant and equipment.

(g) To record the excess purchase price over the estimated fair value of Basic’s net assets.

(h) To reflect the adjustment of approximately $223.3 million required under Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes,” to record the estimated incremental deferred income taxes. The adjustment reflects the difference between the preliminary fair value of Basic’s assets, other than goodwill, and liabilities recorded under purchase accounting and the carryover tax basis of those assets and liabilities. A combined statutory federal and blended state income tax rate of 38.0% was used for these adjustments.

(i) To record the issuance of approximately 37.4 million shares of Holdings’ common stock, par value $0.01, at an assumed price of $21.84, which was based on the average closing price of Grey Wolf common stock for the two trading days before through the two trading days after the announcement of the mergers on April 21, 2008. In addition to the common stock issuance, approximately $37.4 million and $1.5 million was recorded to additional paid-in capital related to the conversion of certain of Basic’s stock options and restricted stock awards, respectively.

(j) Reflects the adjustment to eliminate Basic’s historical equity accounts.

The adjustments to the accompanying unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2008 are described below:

(k) To reflect the additional depreciation expense of $3.5 million for the increase in estimated fair value of the acquired assets. For purposes of this adjustment, Basic’s historical carrying values of its fixed assets were analyzed and these historical carrying values were adjusted to estimated fair value.

(l) To reflect interest expense of $11.3 million related to the Term Loan Facility to satisfy approximately $600.0 million of cash obligations associated with the merger estimated at 7.50% per annum.

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

(m) To reflect the increase to interest expense associated with the amortization, over a six-year term, of the anticipated debt issuance costs incurred with the Term Loan Facility; the amortization, over a five-year term, of the anticipated debt issuance costs incurred with the New Revolving Credit Facility; and letter of credit fees and commitment fees associated with the New Revolving Credit Facility.

(n) Reflects the adjustment to eliminate $2.3 million of Basic’s historical interest expense, letter of credit fees, and amortization of debt issuance costs associated with Basic’s existing revolving credit facility that were assumed to be repaid at the beginning of the period presented.

(o) To record amortization expense over an estimated useful life of 15 years for the estimated intangible assets separately identified primarily related to customer relationships.

(p) To record the income tax benefit related to the effect of the pro forma adjustments at a combined statutory federal and blended state income tax rate of 38.0%.

(q) Pro forma weighted average shares outstanding have been adjusted to reflect the conversion of Basic’s outstanding common stock, stock options and restricted stock to shares of Holdings’ common stock and reflect the Grey Wolf exchange ratio, which is deemed to be a reverse stock split, associated with the acquisition assuming the transaction was consummated at the beginning of the period presented.

(r) Historical shares outstanding and earnings per share are restated to reflect the deemed reverse stock split resulting from the transaction. Restated shares outstanding are calculated based on the ratio of 0.2500 for each share outstanding in accordance with the merger agreement.

The adjustments to the accompanying unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2007 are described below:

(s) To reflect additional depreciation expense of $32.5 million for the increase in estimated fair value of the acquired assets. For purposes of this adjustment, Basic’s historical carrying values of its fixed assets were analyzed and these historical carrying values were adjusted to estimated fair value.

(t) To reflect interest expense of $45.0 million related to the Term Loan Facility to satisfy approximately $600.0 million of cash obligations associated with the merger estimated at 7.50% per annum.

(u) To reflect the increase to interest expense associated with the amortization, over a six-year term, of the anticipated debt issuance costs incurred with the Term Loan Facility; the amortization, over a five-year term, of the anticipated debt issuance costs incurred with the New Revolving Credit Facility; and letter of credit fees and commitment fees associated with the New Revolving Credit Facility.

(v) Reflects the adjustment to eliminate $7.8 million of Basic’s historical interest expense, letter of credit fees, and amortization of debt issuance costs associated with Basic’s existing revolving credit facility that were assumed to be repaid at the beginning of the period presented.

(w) To record amortization expense over an estimated useful life of 15 years for the estimated intangible assets separately identified primarily related to customer relationships.

(x) To record the income tax benefit related to the effect of the pro forma adjustments at a combined statutory federal and blended state income tax rate of 38.0%.

(y) Pro forma weighted average shares outstanding have been adjusted to reflect the conversion of Basic’s outstanding common stock, stock options and restricted stock to shares of Holdings’ common stock and reflect the Grey Wolf exchange ratio, which is deemed to be a reverse stock split, associated with the acquisition assuming the transaction was consummated at the beginning of the period presented.

(z) Historical Grey Wolf shares outstanding and earnings per share are restated to reflect the deemed reverse stock split resulting from the transaction. Restated shares outstanding are calculated based on the Grey Wolf exchange ratio of 0.2500 for each Grey Wolf share outstanding in accordance with the merger agreement.

DESCRIPTION OF HOLDINGS CAPITAL STOCK

The following summary of the capital stock of Holdings is subject in all respects to the applicable provisions of the DGCL and the restated certificate of incorporation of Holdings to be in effect on the effective date of the mergers. Additional information regarding the capital stock of Basic and Grey Wolf is incorporated by reference as set forth in “Where You Can Find More Information” beginning on page 147; a comparison of your rights before and after the proposed mergers is set forth in “Comparison of Stockholder Rights” beginning on page 135. Prior to the consummation of the mergers, Holdings will adopt a restated certificate of incorporation and amended and restated bylaws. The following discussion is a summary of the restated certificate of incorporation and the amended and restated bylaws of Holdings that will be in effect following the consummation of the mergers and is qualified in its entirety by reference to the forms thereof as of the effective time of the mergers attached as Exhibits 2.3(a) and 2.3(b), respectively, to the copy of the merger agreement included as Annex A to this joint proxy statement/prospectus.

General

Upon consummation of the mergers, the total number of authorized shares of capital stock of Holdings will consist of 290 million shares of common stock, par value $0.01 per share, and 10 million shares of preferred stock, par value $0.01 per share.

Preferred Stock

The board of directors of Holdings is authorized, subject to any limitations prescribed by law, to provide by resolution for the issuance of authorized and unissued shares of preferred stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, which certificate is referred to in this joint proxy statement/prospectus as a “preferred stock designation,” to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights, and any qualifications and limitations of the shares of each such series including, among other things, voting rights and restrictions thereon, rights upon any liquidation of Holdings, the provision of a sinking fund payment for the redemption of a given series of preferred shares, dividends or the making of distributions and imposing restrictions thereon, the terms of conversions or exchanges of a given series of preferred shares into other securities of Holdings, and grant other special rights to the full extent permitted by Delaware law.

Common Stock

The shares of Holdings common stock to be issued in the mergers will be duly authorized, validly issued, fully paid and non-assessable. Except as otherwise required by applicable law and subject to the rights of the holders of any series of preferred stock, each registered holder of common stock will be entitled to one vote for each share of common stock held by such holder on each matter properly submitted to the stockholders of Holdings for their vote; provided, however, that, except as otherwise required by applicable law, holders of common stock of Holdings will not be entitled to vote on any amendment to the restated certificate of incorporation of Holdings (including any preferred stock designation) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of that affected series of preferred stock are entitled, either separately or together as a class with the holders of one or more other series of preferred stock, to vote thereon by law or pursuant to Holdings’ restated certificate of incorporation (including any preferred stock designation).

Holdings’ restated certificate of incorporation does not permit cumulative voting. Holders of Holdings common stock are not entitled to any sinking fund provisions or preemptive rights to subscribe for additional shares of Holdings common stock, nor are they liable to further capital calls or to assessments by Holdings.

Subject to any preferential rights with respect to any series of outstanding preferred stock and any restrictions that may be imposed by instruments governing any indebtedness of Holdings or its subsidiaries, holders of Holdings common stock are entitled to receive dividends when and as declared by board of directors of Holdings at its discretion out of legally available funds. On liquidation, dissolution, sale or winding up of Holdings, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights.

Application will be made to list the common stock of Holdings on the New York Stock Exchange under the trading symbol “GW.”

Provisions that Have or May Have the Effect of Delaying or Prohibiting a Change in Control

Under the Holdings restated certificate of incorporation, the board of directors of Holdings has the full authority permitted by Delaware law to determine the voting rights, if any, and designations, preferences, limitations and special rights of any series of the preferred stock. The issuance of preferred stock could adversely affect the voting power of holders of Holdings common stock and restrict their rights to receive payments upon liquidation of Holdings. Further, the Holdings restated certificate of incorporation provides that a director may be removed from office only for cause. In addition, subject to applicable law, if the board of directors were to establish a series of preferred stock and provide that series with the right to elect a director in the preferred stock designation, that director could be removed without cause only by the holders of a majority of the shares of that series of preferred stock. Holdings’ restated certificate of incorporation provides that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting and may not be taken by written consent. The amended and restated bylaws of Holdings further provide that special meetings of the stockholders of Holdings may be called only by the Chairman of the board of directors of Holdings, the Chief Executive Officer of Holdings, or by the board of directors of Holdings acting pursuant to a resolution adopted by a majority of the total number of authorized directors on the board of directors of Holdings (regardless of whether there exist any vacancies in the authorized directorships). Stockholders are not entitled to call special meetings of the stockholders of Holdings. The provisions of Holdings’ restated certificate of incorporation and amended and restated bylaws (1) conferring on the Holdings board of directors the full authority to issue preferred stock, (2) limiting the right to remove a director without cause, (3) limiting the right to remove a director elected by the holders of any series of preferred stock, (4) requiring that stockholders act at a duly called meeting and (5) prohibiting stockholders from calling a special meeting, in certain instances could have the effect of delaying, deferring or preventing a change in control of Holdings or the removal of existing management.

Limitation on Directors’ and Officers’ Liability

The restated certificate of incorporation of Holdings provides that a director of Holdings will not be personally liable to Holdings or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any of the following:

•	any breach of the director’s duty of loyalty to Holdings or its stockholders,

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•	payments of unlawful dividends or unlawful stock repurchases or redemptions, or

•	any transaction from which the director derived an improper personal benefit.

Holdings’ restated certificate of incorporation further provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of Holdings will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of the limitation of the directors’ liability to Holdings by the stockholders of Holdings will not adversely affect any right or protection of a director of Holdings existing at the time of such repeal or modification. Holdings’ restated certificate of incorporation and bylaws also provide that Holdings will indemnify and advance expenses to its officers and directors to the fullest extent permitted by applicable law. The inclusion of these provisions in Holdings’ restated certificate of incorporation and amended and restated bylaws may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their fiduciary duty as a director, even though such an action, if successful, might otherwise have benefited Holdings and the holders of Holdings common stock.

COMPARISON OF STOCKHOLDER RIGHTS

Basic and Holdings are incorporated under the laws of the State of Delaware. Grey Wolf is incorporated under the laws of the State of Texas. In accordance with the merger agreement, upon the consummation of the mergers, the holders of Basic common stock and Grey Wolf common stock will receive the right to exchange their respective shares of common stock for Holdings common stock in accordance with their respective exchange ratios and cash. Your rights as a stockholder of Holdings will be governed by Delaware law, Holdings’ restated certificate of incorporation and Holdings’ amended and restated bylaws. The following is a comparison of the material rights of stockholders under each company’s organizational documents and the Delaware and Texas statutory framework. The forms of the Holdings’ restated certificate of incorporation and amended and restated bylaws are included in this joint proxy statement/prospectus as Exhibits 2.3(a) and 2.3(b), respectively, to the merger agreement that is included as Annex A to this joint proxy statement/prospectus. Copies of the restated certificate of incorporation of Basic, the amended and restated articles of incorporation of Grey Wolf, and the amended and restated bylaws of each of Basic and Grey Wolf were previously filed with the SEC. See “Where You Can Find More Information” on page 147. The following description does not purport to be complete and is qualified by reference to the DGCL, the TBCA and other Delaware and Texas laws, the amended and restated articles of incorporation of Grey Wolf, the amended and restated certificate of incorporation of Basic, the restated certificate of incorporation of Holdings, and the amended and restated bylaws of each of Grey Wolf, Basic and Holdings.

Authorized Capital Stock

Grey Wolf	Basic	Holdings

501 million, of which (1) 500 million are shares of common stock, par value $0.10 per share, and (2) 1 million are shares of preferred stock, par value $1.00 per share.	85 million, of which (1) 80 million are shares of common stock, par value $0.01 per share, and (2) 5 million are shares of preferred stock, par value $0.01 per share.	300 million, of which (1) 290 million are shares of common stock, par value $0.01 per share, and (2) 10 million are shares of preferred stock, par value $0.01 per share.

Number of Directors

Grey Wolf	Basic	Holdings

Grey Wolf currently has 7 directors. The Grey Wolf bylaws provide that the number of directors can be increased or decreased from time to time by the board of directors of Grey Wolf.	Basic currently has 8 directors. The number of directors on the Basic board of directors will be fixed from time to time by the board of directors, but shall consist of not less than 3 nor more than 10 (except in certain circumstances as necessary to allow preferred stockholders to elect directors). The maximum number of directors may not be increased by the Basic board of directors to exceed 10 members without the affirmative vote of 66 2/3% of the members of the entire board of directors.	Holdings’ restated certificate of incorporation provides that at the effective time of the mergers Holdings will have nine directors, five designated by Grey Wolf and four designated by Basic, pursuant to the merger agreement. Holdings’ amended and restated bylaws provide that the number of directors shall be fixed from time to time as set forth in Holdings’ restated certificate of incorporation, but that the maximum number of directors may not be increased by the Holdings board of directors to exceed ten members without the affirmative vote of two-thirds of the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

Removal of Directors

Grey Wolf	Basic	Holdings

A Grey Wolf director may be removed from office only for cause and then only by the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of Grey Wolf entitled to vote generally in the election of directors, voting together as a single class; provided, however, these requirements do not apply to directors elected by holders of preferred stock.	A Basic director may be removed from office only for cause by the holders of not less than a majority of the shares then entitled to vote in an election of directors. The Basic board of directors may not remove a director and may not recommend to the Basic stockholders that a director be removed unless the recommendation is approved by the affirmative vote of not less than 66 2/3% of the directors then in office. Basic directors elected by holders of any class or series of preferred stock may be removed with or without cause by the affirmative vote of not less than a majority of all outstanding shares of such class or series of preferred stock.	A Holdings director may be removed from office only for cause and then only by a resolution adopted by the affirmative vote of not less than a majority of the holders of the voting power of the outstanding Holdings shares entitled to vote generally in the election of directors.

Removal of Officers — Special Provisions

Grey Wolf	Basic	Holdings

None.	None.	Until the date one year after the effective date of the mergers, the consent of at least two-thirds of the number of Holdings directors then in office shall be required for (1) the election of any person other than Kenneth V. Huseman as Chief Executive Officer of Holdings, and of any person other than Thomas A. Richards as Chairman of the Holdings board, and (2) the removal, with or without cause, of either Mr. Huseman as Chief Executive Officer or Mr. Richards as Chairman.

Cumulative Voting

Grey Wolf	Basic	Holdings

None.	None.	None.

Classes of Directors

Grey Wolf	Basic	Holdings

Subject to the rights of holders of preferred stock to elect additional directors under certain circumstances, there are three classes of Grey Wolf directors, designated Class I, Class II and Class III, as nearly equal in number as possible. One class of directors is elected each year, and the term of each class of directors expires at the third succeeding annual meeting of stockholders after their election by the stockholders.	Same as Grey Wolf.	Same as Basic and Grey Wolf, except that initially Class I and Class III will each consist of one director designated by Basic and two directors designated by Grey Wolf and Class II will consist of one director designated by Grey Wolf and two directors designated by Basic.

Vacancies on the Board

Grey Wolf	Basic	Holdings

Subject to the rights of the holders of any series of Grey Wolf preferred stock outstanding, vacancies and newly created directorships may be filled by the vote of a majority of the remaining directors in office, even though less than a quorum, or by the sole remaining director.	Same as Grey Wolf.	Same as Basic and Grey wolf, except that any vacancy on the board of directors that occurs prior to the date that is one year after the date of Holdings’ restated certificate of incorporation will be filled: (1) if the vacancy is due to the death, resignation or removal of a director designated by Grey Wolf, by designation by a committee constituted by the remaining Grey Wolf directors to fill such vacancy or (2) if the vacancy is due to the death, resignation or removal of a director designated by Basic, by designation by a committee constituted by the remaining Basic directors to fill such vacancy.

Board Quorum and Vote Requirements

Grey Wolf	Basic	Holdings

A majority of the total number of Grey Wolf directors then in office constitutes a quorum. The affirmative vote of a majority of directors present at meeting at which there is a quorum constitutes action by the Grey Wolf board of directors.	Same as Grey Wolf.	A majority of the total number of authorized Holdings directors (whether or not there vacancies exist in previously authorized directorships) constitutes a quorum. The affirmative vote of a majority of Holdings directors present at a meeting at which there is a quorum constitutes action by the Holdings board of directors.

Annual Meetings of Stockholders

Grey Wolf	Basic	Holdings

The date, time and place of the annual meeting are determined by the Grey Wolf board of directors. Notice of the annual meeting must be mailed to the Grey Wolf stockholders no less than 10 and no more than 60 days prior to the meeting.	The date and time of the annual meeting are determined by the Basic board of directors (the date of the annual meeting will be no later than 13 months after the date of the last annual meeting of the stockholders). Notice of the annual meeting must be mailed to Basic stockholders no less than 10 and no more than 60 days prior to the meeting.	The date and time of the annual meeting are determined by the Holdings board of directors. Notice of the annual meeting must be mailed to Holdings stockholders no less than 10 and no more than 60 days prior to the meeting.

Special Meetings of Stockholders

Grey Wolf	Basic	Holdings

Except as otherwise required by law or Grey Wolf’s articles of incorporation, special meetings of the Grey Wolf stockholders may be called by the Chairman of the Board, the Vice Chairman of the Board, the Chief Executive Officer, the President, by a resolution approved by a majority of the entire Grey Wolf board of directors or by the holders of at least 50% of all the shares entitled to vote at such meeting.	Special meetings of the Basic stockholders may be called by the Chairman of the Board (if any), the Chief Executive Officer or by the board of directors upon an affirmative vote of a majority of the directors then in office; except as otherwise provided by applicable law, Basic’s certificate of incorporation or Basic’s bylaws, stockholders may not call special meetings of stockholders.	Special meetings of the Holdings stockholders may be called by the Chairman of the Board (if any), the Chief Executive Officer or by the Holdings board of directors upon an affirmative vote of a majority of the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships; except as otherwise provided by applicable law, stockholders may not call special meetings of stockholders.

Quorum Requirements for Stockholder Meetings

Grey Wolf	Basic	Holdings

The holders of at least one half of all of the shares of the stock entitled to vote, present at the meeting in person or by proxy, constitute a quorum for all purposes, unless otherwise provided by law, Grey Wolf’s articles of incorporation or Grey Wolf’s bylaws.	The holders of a majority of all the shares of Basic stock entitled to vote generally in the election of directors, present in person or by proxy, constitute a quorum at any meeting of the stockholders unless otherwise provided by applicable law, Basic’s certificate of incorporation or Basic’s bylaws.	Same as Basic.

Voting Standards

Grey Wolf	Basic	Holdings

The affirmative vote of a majority of the shares having voting power represented, present in person or by proxy, at the meeting and voting for or against or expressly abstained on any matter, will decide all matters (even those requiring more than a majority vote by the TBCA) unless otherwise required by law, Grey Wolf’s articles of incorporation or Grey Wolf’s bylaws. Pursuant to the TBCA, directors shall be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors.	The affirmative vote of a majority of the shares of voting stock entitled to vote on such matters represented at a meeting of stockholders, present in person or by proxy, constitute the act of the stockholders in all matters other than the election of directors unless otherwise provided by applicable law, Basic’s certificate of incorporation or Basic’s bylaws. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors, except as otherwise provided in Basic’s certificate of incorporation or Basic’s bylaws.	Same as Basic.

Stockholder Action by Written Consent

Grey Wolf	Basic	Holdings

Stockholder action by written consent must be unanimous.	Stockholder action by written consent is not permitted.	Same as Basic.

Notice Requirements for Stockholder Nominations and Other Proposals

Grey Wolf	Basic	Holdings

To bring a matter before an annual meeting or to nominate a candidate for director, a stockholder’s notice of the proposed matter or nomination must be received at Grey Wolf’s principal executive office not less than 60 and not more than 120 days prior to the anniversary date of the mailing to stockholders of the notice of meeting for the immediately preceding annual meeting.

In the event that the date of the annual meeting is changed by more than 30 days from the anniversary date of the immediately preceding annual meeting, the stockholder’s notice must be received at Grey Wolf’s principal executive office no later than the close of business on the 10th day following the earlier of the date on which a written statement setting forth the date of such meeting was mailed to stockholders or the date on which it is first disclosed to the public. In the case of a special meeting at which directors are to be elected, a stockholder nomination notice must be received at Grey Wolf’s principal executive office not less than 50 nor more than 120 days prior to the date of such meeting.	To bring business before an annual meeting, a stockholder’s notice of the proposed business must be received at Basic’s principal executive office not less than 120 days in advance of the first anniversary of the date of Basic’s proxy statement released to stockholders in connection with the previous year’s annual meeting of stockholders.

If no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, the notice must be received by Basic at least 80 days prior to the date Basic intends to distribute its proxy statement with respect to such meeting.

In the case of a special meeting at which directors are to be elected, notice must be received by Basic not earlier than the close of business on the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by Basic’s board of directors to be elected at such special meeting; stockholders are not entitled to bring matters other than nominations of directors before a special meeting.	To bring business before an annual meeting, a stockholder’s notice of the proposed business must be received at Holdings’ principal executive office not less than 120 days nor more than 150 days prior to the first anniversary date of the date of Holdings’ proxy statement released to stockholders in connection with the previous year’s annual meeting of stockholders.

If no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, the notice must be received by Holdings no earlier than 150 days prior to the date of the meeting and no later than 120 days prior to the meeting or the 10th day following the day on which public announcement of the meeting was first made.

Stockholders may not nominate persons for election as directors at any special meeting unless the business to be transacted at such meeting, as set forth in the notice of such meeting, includes the election of directors. To be timely in the case of a special meeting, a stockholder nomination notice in connection with such special meeting must be received at the principal executive office of Holdings not later than the close of business on the 10th day following the day on which public announcement is first made of the date of the special meeting.

Takeover Restrictions

Grey Wolf	Basic	Holdings

None. Grey Wolf’s articles of incorporation contain a clause stating that if, with respect to any action to be taken by the stockholders of Grey Wolf, any provision of the TBCA would require a vote of more than a majority of stockholders, the vote of the holders of shares having only a majority will be required with respect to any such action.	Subject to certain exceptions, Section 203 of the DGCL generally prohibits public corporations from engaging in significant business transactions, including mergers, with a holder of 15% or more of the corporation’s stock, referred to as an interested stockholder, for a period of three years after the interested stockholder becomes an interested stockholder. Basic has not elected to not be governed by Section 203 of the DGCL.	Same as Basic.

Rights Plan

Grey Wolf	Basic	Holdings

Grey Wolf has a stockholder rights plan exercisable only if affiliated persons acquire (or there is an announcement of a tender offer under which such persons would acquire) 15% or more of the outstanding common stock of Grey Wolf. In such case, each holder of one share of Grey Wolf stock would be entitled to purchase, from Grey Wolf, 1/1000 of a share of Series B Participating Preferred Stock, par value $1.00 per share, at an exercise price of $11.00 per 1/1000 of a share. Grey Wolf has entered into an amendment to this rights plan the effect of which is to ensure that the mergers do not trigger any provisions under the rights agreement.	None.	None.

Amendments to the Certificate of Incorporation

Grey Wolf	Basic	Holdings

Grey Wolf’s articles of incorporation do not contain any special provisions regarding amendments, generally, except that: (1) the articles may not be amended in any manner which would materially and adversely alter the powers, preferences or special rights of the Series B Preferred Stock without the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Series B Preferred Stock voting as a single class and (2) the provision in the articles relating to amendments to Grey Wolf’s bylaws cannot be amended without the affirmative vote of 75% of the holders of all shares of Grey Wolf stock entitled to vote, voting as a single class.	Basic’s certificate of incorporation does not contain any special provisions regarding the approval of amendments to Basic’s certificate of incorporation. Under Delaware law, approval of a majority of the outstanding stock entitled to vote is required to amend a corporations’ certificate of incorporation.	Holdings’ restated certificate of incorporation requires a vote of stockholders holding at least 66 2/3% of the outstanding shares present in person or represented by proxy at a meeting and entitled to vote generally in the election of directors in order to amend the following Articles of Holdings’ restated certificate of incorporation: FIFTH (stockholder vote requirements), SIXTH (directors), SEVENTH (amendment to bylaws), EIGHTH (limitation on liability of directors), NINTH (indemnification of directors and officers) and ELEVENTH (amendment to certificate of incorporation). Under Delaware law, approval of a majority of the outstanding stock entitled to vote is required to amend a corporations’ certificate of incorporation.

Amendments to the Bylaws

Grey Wolf	Basic	Holdings

The Grey Wolf board of directors is expressly and exclusively empowered to adopt, amend or repeal Grey Wolf’s bylaws.	Basic’s bylaws may be altered, amended or repealed, and new bylaws may be adopted by the affirmative vote of a majority of the board of directors then in office, provided that no such action may be taken at a special meeting of the board unless notice of such meeting is contained in the notice of the meeting, or by the affirmative vote of not less than 66 2/3% of all authorized shares of voting stock entitled to vote generally in the election of directors of Basic voting together as a single class. According to Basic’s certificate of incorporation, Basic’s bylaws may be amended by a majority of the board, but bylaws adopted by the board may be amended “by the stockholders entitled to vote thereon.”	Holdings’ amended and restated bylaws may not be altered, amended or rescinded, nor may new bylaws be adopted except (1) by the board of directors by the affirmative vote of a majority of the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships, provided that no such action may be taken at a special meeting of the board unless notice of such action is contained in the notice of the meeting, (2) until the date that is one year from the date of Holdings’ amended and restated bylaws, amendments to certain sections of the bylaws dealing with the number, qualification, classes, election, term and committees of directors as well as certain sections dealing with officers, by the affirmative vote of not less than 66 2/3% of the number of directors then in office or (3) by the stockholders by the affirmative vote of holders of not less than 66 2/3% of all authorized shares entitled to vote generally in the election of directors, voting together as a single class.

Limitation of Personal Liability of Directors, Officers and Employees

Grey Wolf	Basic	Holdings

No director of Grey Wolf will be liable to Grey Wolf or its stockholders for an act or omission in the director’s capacity as director except for: (1) a breach of the director’s duty of loyalty to Grey Wolf or its stockholders, (2) an act or omission not in good faith that constitutes a breach of duty of the director to Grey Wolf or an act or omission that involves intentional misconduct or knowing violation of the law, (3) a transaction from which the director received improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office or (4) an act or omission for which the liability of a director is expressly provided by applicable statutes.

If Texas law is amended to authorize corporate action further eliminating or limiting the personal liabilities of directors, then the liability of a director of Grey Wolf will be eliminated or limited to the fullest extent permitted by such laws, as so amended.	A director of Basic will not be personally liable to Basic or its stockholders for breach of fiduciary duty except for: (1) any breach of the director’s duty of loyalty to Basic or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) willful or negligent violation of provisions of the DGCL governing payment of dividends and stock purchases or redemptions (Section 174 of the DGCL) or (4) any transaction from which the director derived an improper personal benefit.

	If the DGCL is amended to authorize a corporation to further eliminate or limit the personal liabilities of directors, then the liability of a director of Basic will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.	Same as Basic.

Indemnification

Grey Wolf	Basic	Holdings

Grey Wolf is required to indemnify its officers and directors and may indemnify its employees and agents to the maximum extent allowed under Texas law.

Under Texas law, Grey Wolf is permitted to provide advancement of expenses and indemnification against judgments, penalties, fines, settlement and reasonable expenses actually incurred by a person in connection with proceedings against such person because the person served as a director, officer employee or agent of Grey Wolf if it is determined in accordance with Article 2.02 of the TBCA that the person (1) acted in good faith, (2) reasonably believed that his conduct in his official capacity as director or officer was in Grey Wolf’s best interest or, with respect to conduct in other capacities, was not opposed to Grey Wolf’s best interest and (3) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. In addition, indemnification is not permitted if the person is found liable to Grey Wolf or if the person is found liable on the basis that he received an improper personal benefit.	With respect to its officers and directors, Basic is required to, and with respect to its employees and agents, Basic may, indemnify, to the maximum extent permitted by Delaware law, every person who is or was a party or is or was threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Basic) by reason of the fact that such person is or was a director, officer, employee or agent, as applicable, of Basic or any of its subsidiaries or is or was serving at the request of Basic or any its subsidiaries as a director, officer, fiduciary, employee or agent, as applicable, of another entity, against expenses (including counsel fees), judgments, fines and amounts paid or owed in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Basic, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In proceedings by or in the right of Basic, persons are indemnified by Basic in accordance with the standards set forth above, except that (1) such indemnity is only against expenses (including counsel fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Basic and (2) no indemnification will be made with respect to any claim, issue or matter as to which such person is adjudged to be liable to Basic unless and to the extent that such person is, despite such adjudication but in view of all the circumstances of the case, fairly and reasonably entitled to indemnification.	Same as Basic.

Applicable State Takeover Laws

Grey Wolf	Basic	Holdings

None.	Section 203 of the DGCL generally prohibits significant business transactions, including mergers, with a holder of 15% or more of a public corporation’s stock for a period of three years after such holder exceeds such ownership level, unless:	Same as Basic.

• the board approves either the transaction in question or the acquisition of shares by the interested stockholder prior to the time the stockholder becomes an interested stockholder based on its direct or indirect ownership of 15% of the corporation’s stock; or

• when the interested stockholder exceeds the fifteen percent threshold, it acquires at least 85% of the outstanding shares not held by certain affiliates, such as pursuant to a tender offer; or

• the transaction is approved by the board of directors and the holders of at least two-thirds of the corporation’s shares entitled to vote thereon, excluding the shares held by the interested stockholder, at a meeting of stockholders. Delaware law does not require that this vote occur within six month’s of the interested stockholder’s share acquisition date.

LEGAL MATTERS

The validity of the Holdings common stock offered by this joint proxy statement/prospectus has been passed upon for Holdings by Porter & Hedges, L.L.P., Houston, Texas. Certain U.S. federal income tax consequences relating to the mergers will be passed upon for Grey Wolf by Porter & Hedges, L.L.P., Houston, Texas, and for Basic by Andrews Kurth LLP, Houston, Texas.

EXPERTS

The consolidated financial statements and schedule of Grey Wolf as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2007 consolidated financial statements refers to a change in the method of accounting for income taxes as of January 1, 2007, and accounting for stock-based compensation plans as of January 1, 2006.

The balance sheet of Holdings as of May 5, 2008, has been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements and schedule of Basic as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2007 consolidated financial statements refers to a change in accounting for share-based payments effective January 1, 2006. The audit report on the effectiveness of internal control over financial reporting as of December 31, 2007, contains an explanatory paragraph that states that Basic acquired JetStar Consolidated Holdings, Inc., Sledge Drilling Holding Corp., and Wildhorse Services, Inc. (collectively the 2007 Excluded Acquisitions) during 2007, and management excluded from its assessment of the effectiveness of Basic’s internal control over financial reporting as of December 31, 2007, the 2007 Excluded Acquisitions’ internal control over financial reporting associated with total assets of $236.1 million and total revenues of $85.8 million included in the consolidated financial statements of Basic and subsidiaries as of and for the year ended December 31, 2007. The audit of internal control over financial reporting of Basic also excluded an evaluation of the internal control over financial reporting of the 2007 Excluded Acquisitions.

WHERE YOU CAN FIND MORE INFORMATION

Holdings filed a registration statement on Form S-4 to register with the SEC the Holdings common stock to be issued to Basic and Grey Wolf stockholders in connection with the mergers. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Holdings in addition to being a joint proxy statement of Basic and Grey Wolf. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in Holdings’ registration statement or the exhibits to the registration statement. Basic and Grey Wolf file special, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Basic and Grey Wolf file with the SEC at the SEC’s public reference room at the following location:

Public Reference Room
100 F Street, N.E.
Room 1580
Washington, DC 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning Basic also may be inspected at the offices of the New York Stock Exchange, which is located at 20 Broad Street, New York, New York 10005.

The SEC allows Basic and Grey Wolf to “incorporate by reference” information into this joint proxy statement/prospectus, which means that the companies can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this joint proxy statement/prospectus, except for any information superseded by information contained directly in this joint proxy statement/prospectus or in later-filed documents incorporated by reference in this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents listed below that Basic and Grey Wolf have previously filed with the SEC. These documents contain important business and financial information about the companies.

Period

Basic Energy Services, Inc. Filings (File No. 1-32693):
Annual Report on Form 10-K, as amended by Form 10-K/A	Fiscal year ended December 31, 2007.
Quarterly Report on Form 10-Q	Quarter ended March 31, 2008.
Current Reports on Form 8-K	Filed March 4, 2008, March 17, 2008, April 22, 2008, May 5, 2008, May 8, 2008, May 29, 2008 and June 6, 2008.

Period

Grey Wolf, Inc. Filings (File No. 1-08226)
Annual Report on Form 10-K	Fiscal year ended December 31, 2007.
Quarterly Report on Form 10-Q	Quarter ended March 31, 2008.
Current Reports on Form 8-K	Filed March 4, 2008, April 2, 2008, April 22, 2008 and June 10, 2008.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished, rather than filed with, the SEC, that information or exhibit is specifically not incorporated by reference in this document.

This joint proxy statement/prospectus also incorporates by reference all documents that may be filed by Basic and Grey Wolf with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and the date of the Grey Wolf special meeting and the date of the Basic special meeting (other than portions of those documents that are furnished and not filed). Those documents are considered to be part of this joint proxy statement/prospectus, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest-filed document should be considered correct.

Basic has supplied all information relating to Basic, Grey Wolf has supplied all information relating to Grey Wolf, and Basic and Grey Wolf have jointly supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Holdings.

Basic and Grey Wolf stockholders can obtain any documents incorporated by reference in this document from the SEC through its website listed above or from the companies without charge, excluding all exhibits other than those exhibits specifically incorporated by reference as an exhibit in this joint proxy statement/

prospectus, by requesting them in writing or by telephone from the appropriate company at the following addresses:

Basic Energy Services, Inc. 500 W. Illinois, Suite 100 Midland, Texas 79701 (432) 620-5500 Attention: Investor Relations	Grey Wolf, Inc. 10370 Richmond Avenue, Suite 600 Houston, Texas 77042 (713) 435-6100 Attention: Investor Relations

You may also obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the information agent:

Georgeson, Inc.
199 Water Street
26th Floor
New York, N.Y. 10038
Banks and Brokers call (212) 440-9800
Basic and Grey Wolf stockholders call toll-free (800) 561-3540

If you would like to request documents, please do so by July 8, 2008, in order to receive them before your special meeting. If you request any documents from Basic or Grey Wolf, Basic or Grey Wolf will mail them to you by first class mail or another equally prompt means within one business day of receiving your request. You may also obtain these documents by visiting our respective websites at www.basicenergyservices.com or www.gwdrilling.com and clicking on “Investor Relations” or at the SEC’s website described above. Information contained on these websites does not constitute a part of this joint proxy statement/prospectus.

You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus. We have not authorized anyone to provide you with information that is different from the information contained in this joint proxy statement/prospectus. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. This joint proxy statement/prospectus speaks only as of its date unless the information specifically indicates that another date applies. Neither the mailing of this joint proxy statement/prospectus to Basic stockholders and Grey Wolf stockholders nor the issuance of the Holdings common stock in the mergers creates any implication to the contrary.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Shareholders and Board of Directors
Horsepower Holdings, Inc.:

We have audited the accompanying balance sheet of Horsepower Holdings, Inc. as of May 5, 2008. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit of a balance sheet includes examining, on a test basis, evidence supporting the amounts and disclosures in that balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Horsepower Holdings, Inc. as of May 5, 2008 in conformity with U.S. generally accepted accounting principles.

KPMG LLP

Houston, Texas
May 9, 2008

HORSEPOWER HOLDINGS, INC. BALANCE SHEET
AS OF MAY 5, 2008

ASSETS
Current Assets
Cash	$100

Total assets	$100

STOCKHOLDERS’ EQUITY
Common stock	$1
Additional paid-in capital	99

Total stockholders’ equity	$100

See accompanying note to balance sheet.

HORSEPOWER HOLDINGS, INC.
NOTE TO BALANCE SHEET

1.	Nature of Operations

Horsepower Holdings, Inc. (“Holdings”) is a Delaware corporation formed in April 2008 for the purpose of facilitating the mergers combining Grey Wolf, Inc. (“Grey Wolf”) and Basic Energy Services, Inc. (“Basic” and together with Grey Wolf, the “Purchasers”).

The Purchasers formed Holdings and both Grey Wolf and Basic acquired 50 shares of Holdings common stock, $0.01 par value, for $1.00 per share.

ANNEX A

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
BASIC ENERGY SERVICES, INC.,
GREY WOLF, INC.
AND
HORSEPOWER HOLDINGS, INC.
DATED APRIL 20, 2008

A-i

A-ii

Exhibits and Schedules

Exhibit A	Form of Lock-up Agreement	A-77
Exhibit 2.3(a)	Certificate of Incorporation of Horsepower Holdings, Inc.	A- 78
Exhibit 2.3(b)	Amended and Restated Bylaws of Horsepower Holdings, Inc.	A-83
Exhibit 2.5	Certain Executive Officers of Surviving Corporation	A-105
Schedule A-1	List of Basic Energy Services, Inc. Signatories to Voting Agreement	A-106
Schedule A-2	List of Basic Energy Services, Inc. Signatories to Lock-Up Agreements	A-107
Schedule B	List of Grey Wolf, Inc. Signatories to Lock-Up Agreements	A-108

A-iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (as amended, supplemented or modified from time to time, this “Agreement”), dated as of April 20, 2008, is by and among GREY WOLF, INC., a Texas corporation (“Grey Wolf”), BASIC ENERGY SERVICES, INC., a Delaware corporation (“Basic”) and HORSEPOWER HOLDINGS, INC., a Delaware corporation owned equally by Grey Wolf and Basic (“Holdings”).

WHEREAS, the boards of directors of each of Basic, Grey Wolf and Holdings have approved this Agreement and the mergers of Basic and Grey Wolf with and into Holdings, with Holdings continuing as the surviving corporation, upon the terms and subject to the conditions of this Agreement, the Texas Business Corporation Act, as amended, or any successor law thereto (the “TBCA”), and the Delaware General Corporation Law, as amended or any successor law thereto (the “DGCL”);

WHEREAS, the boards of directors of each of Basic, Grey Wolf and Holdings have determined that this Agreement, the mergers herein provided for, and the other transactions contemplated hereby are advisable and in the best interests of their respective companies and stockholders;

WHEREAS, for federal income Tax purposes, it is intended that (i) the Mergers qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) Grey Wolf, Basic and Holdings each will be parties to the reorganization within the meaning of Section 368(b) of the Code and (iii) this Agreement will constitute a plan of reorganization within the meaning of Section 1.368-2(g) of the Treasury Regulations; and

WHEREAS, concurrent with the execution of this Agreement and as a condition to and inducement of Grey Wolf’s and Holdings’ willingness to enter into this Agreement, each of the stockholders of Basic set forth on Schedule A-1 is entering into a voting agreement (the “Basic Voting Agreement”).

NOW, THEREFORE, for and in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties to this Agreement (each a “Party,” and collectively, the “Parties”) agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1  Defined Terms.

(a) As used in this Agreement, capitalized terms shall have the meanings set forth below:

“Acquisition Proposal” means for any Person any Contract, proposal, offer or other inquiry or indication of interest (regardless of whether in writing and regardless of whether delivered to the stockholders) relating to any of the following (other than the transactions contemplated by this Agreement or the Mergers): (a) any merger, reorganization, share exchange, take-over bid, tender offer, recapitalization, consolidation, liquidation, dissolution or other business combination, purchase or similar transaction or series of transactions, directly or indirectly, involving 20% or more of the assets, net revenues or net income of such Person and its Subsidiaries taken as a whole; (b) the sale, lease, exchange, transfer or other disposition, directly or indirectly, of any business or assets that generate 20% or more of the consolidated net revenues or net income, or of assets representing 20% or more of the book value of the consolidated assets, of such Person and its Subsidiaries, taken as a whole, or any license, lease, exchange, mortgage, pledge or other agreement or arrangement having a similar economic effect, in each case in a single transaction or a series of related transactions or (c) any direct or indirect acquisition of beneficial ownership (as defined in Section 13(d) of the Exchange Act) or any direct or indirect acquisition of the right to acquire beneficial ownership (as defined in Section 13(d) of the Exchange Act) by any Person or any “group” (as defined in the Exchange Act) of 20% or more of the shares of any class of the issued and outstanding Equity Interests of such Person, whether in a single transaction or a series of related transactions.

“Affiliate” means, with respect to any Person, each other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. Notwithstanding the foregoing, for purposes of this Agreement, none of the Persons listed on Schedule A-1 shall be considered an Affiliate of Basic.

“AMEX” means the American Stock Exchange LLC.

“Applicable Law” means with respect to any Person, any international, federal, state, local or foreign statute, code, ordinance, rule, regulation, consent, approval, judgment, Order, writ, decree, injunction or other authorization, treaty, convention, or governmental requirement of any Governmental Authority that is binding upon, or applicable to, such Person.

“Basic 2003 Plan” means the Basic Energy Services, Inc. Second Amended and Restated 2003 Incentive Plan, as such may be amended and restated by the Basic Energy Services, Inc. Third Amended and Restated 2003 Incentive Plan approved by the Basic Board in March 2008 if such plan is approved by the stockholders of Basic prior to the consummation of the Mergers.

“Basic Acquisition Proposal” means an Acquisition Proposal involving Basic or the Basic Companies taken as a whole, as the case may be.

“Basic Adjustment Fraction” means (a) the average closing price of one share of Basic Common Stock on the NYSE for the five consecutive day trading period ending on the last trading day immediately preceding the Effective Time divided by (b) the Notional Surviving Corporation Share Fair Market Value.

“Basic Benefit Plan” means a Benefit Plan (a) providing benefits to (i) any current or former employee, officer or director of Basic or any of the Basic Subsidiaries or ERISA Affiliates or (ii) any beneficiary or dependent of any such employee, officer or director that is sponsored, maintained or contributed to by Basic or any of the Basic Subsidiaries or ERISA Affiliates or to which Basic or any of the Basic Subsidiaries or ERISA Affiliates is a party or is obligated to contribute; or (b) with respect to which Basic or any of the Basic Subsidiaries or ERISA Affiliates has any liability, whether direct or indirect, contingent or otherwise.

“Basic Board” means the board of directors of Basic.

“Basic Certificate” means a certificate representing a share or shares of Basic Common Stock or other appropriate evidence of a share or shares of Basic Common Stock issued in book-entry form.

“Basic Common Stock” means the common stock, par value $0.01 per share, of Basic.

“Basic Companies” means Basic and each of the Basic Subsidiaries.

“Basic Credit Agreement” means the Fourth Amended and Restated Credit Agreement dated as of October 3, 2003, amended and restated as of February 6, 2007, among Basic, the subsidiary guarantors party thereto, Bank of America, N.A., as syndication agent, Capital One, National Association, as documentation agent, BNP Paribas, as documentation agent, UBS AG, Stamford Branch, as issuing bank, administrative agent and collateral agent, and the lenders party thereto.

“Basic Deferred Compensation Plan” means the Executive Deferred Compensation Plan of Basic Energy Services, Inc. effective April 1, 2005.

“Basic Dissenting Shares” means any shares of Basic Common Stock held by a Basic Dissenting Stockholder as of the Effective Time.

“Basic Dissenting Stockholder” means any holder of shares of Basic Common Stock who does not vote in favor of the Basic Merger (or consent thereto in writing) and who is entitled to demand and properly demands a judicial appraisal of the fair value of such stockholder’s shares pursuant to, and otherwise complies in all respects with, the provisions of Section 262 of the DGCL.

“Basic Employees” means the individuals who are employed as employees by Basic or any of the Basic Subsidiaries immediately prior to the Effective Time who remain employed as employees of Holdings or any of its Subsidiaries immediately after the Effective Time.

“Basic Indenture Trustee” means The Bank of New York, N.A., trustee of the Basic Senior Notes Indenture.

“Basic Leased Real Property” means all real property leased by Basic or any of the Basic Subsidiaries.

“Basic Material Adverse Effect” means a Material Adverse Effect with respect to Basic.

“Basic Meeting” means a meeting of the stockholders of Basic duly called and held for the purposes set forth in the Proxy Statement/Prospectus.

“Basic Merger Proposal” means the proposal to adopt this Agreement which proposal is to be presented to the stockholders of Basic in the Proxy Statement/Prospectus and voted on at the Basic Meeting.

“Basic Owned Real Property” means all real property owned by Basic or any of the Basic Subsidiaries.

“Basic Plan Proposal” means the proposal to approve the Holdings Plan which proposal is to be presented to the stockholders of Basic in the Proxy Statement/Prospectus and voted on at the Basic Meeting.

“Basic Preferred Stock” means shares of preferred stock, par value $0.01 per share, of Basic.

“Basic Proposals” means the Basic Merger Proposal and the Basic Plan Proposal.

“Basic Real Property” means the Basic Leased Real Property and the Basic Owned Real Property.

“Basic Representative” means a Representative of Basic or the Basic Subsidiaries.

“Basic Restricted Stock” means the shares of restricted Basic Common Stock issued pursuant to a Basic Stock Plan.

“Basic Senior Notes Indenture” means the Indenture dated as of April 12, 2006, among Basic, the guarantors party thereto, and The Bank of New York, Trust Company, N.A. as trustee pursuant to which Basic issued $225 million principal amount of the Basic Senior Notes, and all supplemental indentures thereto.

“Basic Subsidiary” means a Subsidiary of Basic.

“Basic Subsidiary Charter Documents” means the certificate of incorporation, articles of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement or other governing or organizational documents of each of the Basic Subsidiaries.

“Basic Subsidiary Guarantors” means all of the Subsidiaries of Basic that have guaranteed the Basic Senior Notes.

“Basic Superior Proposal” means a Basic Acquisition Proposal that is a Superior Proposal.

“Benefit Plan” means any qualified or non-qualified employee benefit plan, program, policy, practice, agreement, Contract or other arrangement, regardless of whether written, regardless of whether U.S.-based, including any “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA (including post-retirement medical and life insurance), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (regardless of whether such plan is subject to ERISA), including any multiemployer plan (as defined in Section 3(37) of ERISA) or multiple employer plan (within the meaning of Section 413(c) of the Code), any employment or severance agreement or other arrangement, and any employee benefit, bonus, incentive, deferred compensation, profit sharing, vacation, stock, stock purchase, stock option, severance, change of control, fringe benefit or other plan, program, policy, practice, agreement, Contract, or other arrangement, regardless of whether subject to ERISA and regardless of whether funded.

“Business Day” means any day other than a Saturday, Sunday or any day on which banks in the State of New York are authorized or required by federal law to be closed in New York, New York.

“Certificates” means certificates representing shares of Grey Wolf Common Stock or Basic Common Stock, as applicable.

“Certificate of Mergers” means the certificate of mergers, prepared and executed in accordance with the applicable provisions of the DGCL and this Agreement, filed with the Secretary of State of Delaware to effect the Mergers in Delaware.

“Commitment Letter” means the commitment letter dated April 20, 2008, from the Joint Lead Arrangers to provide a $600 million senior secured term loan facility and a $325 million senior secured revolving credit facility to provide debt financing for the transactions contemplated by this Agreement, as such commitment letter may be amended, supplemented or replaced from time to time.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of March 8, 2008, between Basic and Grey Wolf.

“Continuing Director” means an individual who is a director of Basic or Grey Wolf immediately prior to the Effective Time and who will become a director of Holdings at the Effective Time in accordance with this Agreement. For the avoidance of doubt, Steven A. Webster shall be deemed a Continuing Director of both Basic and Grey Wolf.

“Contract” means any agreement, arrangement, commitment or instrument, written or oral, including, without limitation, any loan or credit agreement or other agreement evidencing Indebtedness, promissory note, bond, mortgage, indenture, guarantee, permit, lease, sublease, license, agreement to render services, or other agreement, arrangement, commitment or instrument evidencing rights or obligations of any kind or nature, including all amendments, modifications, supplements and options relating thereto.

“Control” (and related terms) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, by contract, credit arrangement or otherwise.

“Disclosure Letter” means, as applicable, the Grey Wolf Disclosure Letter or the Basic Disclosure Letter.

“DOJ” means the United States Department of Justice.

“Environmental, Health and Safety Laws” means any present or future Applicable Laws relating to (a) emissions, discharges, releases or threatened releases of Hazardous Materials into the environment, including into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly-owned treatment works, or septic systems, (b) the generation, treatment, storage, disposal, use, handling, manufacturing, recycling, transportation or shipment of Hazardous Materials, (c) occupational health and safety, or (d) the pollution of the environment, solid waste handling, treatment or disposal, reclamation or remediation activities, or protection of environmentally sensitive areas.

“Equity Interests” means (a) with respect to a corporation, any and all shares, interests, participation, phantom stock plans or arrangements or other equivalents (however designated) of corporate stock, including all common stock, preferred stock and other equity and voting interests, and warrants, options, calls, subscriptions or other convertible securities or other rights to acquire any of the foregoing, and (b) with respect to a partnership, limited liability company or similar Person, any and all units, membership or other interests, including rights to purchase, warrants, options, calls, subscriptions or other equivalents of, or other interests convertible into, any beneficial or legal ownership interest in such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any regulations promulgated pursuant thereto.

“ERISA Affiliate” means any trade or business, regardless of whether incorporated, which is required to be treated as a single employer together with an entity pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financing” means the debt financing to be provided to Holdings pursuant to the Commitment Letter.

“FTC” means the United States Federal Trade Commission.

“GAAP” means generally accepted accounting principles, as recognized by the U.S. Financial Accounting Standards Board (or any generally recognized successor).

“Governmental Authority” means any national, state, local, county, parish or municipal government, domestic or foreign, any agency, board, bureau, commission, court, tribunal, subdivision, department or other governmental or regulatory authority or instrumentality, or any arbitrator in any case that has jurisdiction over any of the Grey Wolf Companies or Basic Companies, as the case may be, or any of their respective properties or assets.

“Grey Wolf 3.75% Notes Indenture” means the Indenture dated as of May 7, 2003, between Grey Wolf, JPMorgan Chase Bank and the guarantors party thereto pursuant to which Grey Wolf issued $150,000,000 principal amount of the Grey Wolf 3.75% Notes, and all supplemental indentures thereto.

“Grey Wolf Acquisition Proposal” means an Acquisition Proposal involving Grey Wolf or the Grey Wolf Companies taken as a whole, as the case may be.

“Grey Wolf Adjustment Fraction” means (a) the average closing price of one share of Grey Wolf Common Stock on the AMEX for the five consecutive day trading period ending on the last trading day immediately preceding the Effective Time divided by (b) the Notional Surviving Corporation Share Fair Market Value.

“Grey Wolf Benefit Plan” means a Benefit Plan (a) providing benefits to (i) any current or former employee, officer or director of Grey Wolf or any of the Grey Wolf Subsidiaries or ERISA Affiliates or (ii) any beneficiary or dependent of any such employee, officer or director that is sponsored, maintained or contributed to by Grey Wolf or any of the Grey Wolf Subsidiaries or ERISA Affiliates or to which Grey Wolf or any of the Grey Wolf Subsidiaries or ERISA Affiliates is a party or is obligated to contribute, or (b) with respect to which Grey Wolf or any of the Grey Wolf Subsidiaries or ERISA Affiliates has any liability, whether direct or indirect, contingent or otherwise.

“Grey Wolf Board” means the board of directors of Grey Wolf.

“Grey Wolf Certificate” means a certificate representing a share or shares of Grey Wolf Common Stock or other appropriate evidence of a share or shares of Grey Wolf Common Stock issued in book-entry form.

“Grey Wolf Common Stock” means the common stock, par value $0.10 per share, of Grey Wolf.

“Grey Wolf Companies” means Grey Wolf and each of the Grey Wolf Subsidiaries.

“Grey Wolf Credit Agreement” means the Revolving Credit Agreement, dated as of January 14, 1999, among Grey Wolf Drilling, LP (as borrower), Grey Wolf (as guarantor), The CIT Group/Business Credit, Inc. (as agent) and various financial institutions (as lenders), as amended.

“Grey Wolf Dissenting Shares” means any shares of Grey Wolf Common Stock held by a Grey Wolf Dissenting Stockholder as of the Effective Time.

“Grey Wolf Dissenting Stockholder” means any holder of shares of Grey Wolf Common Stock who does not vote in favor of the Grey Wolf Merger (or consent thereto in writing) and who is entitled to demand and properly demands a judicial appraisal of the fair value of such stockholder’s shares pursuant to, and otherwise complies in all respects with, the provisions of Article 5.12 of the TBCA.

“Grey Wolf Employees” means the individuals who are employed as employees by Grey Wolf or any of the Grey Wolf Subsidiaries immediately prior to the Effective Time who remain employed as employees of Holdings or any of its Subsidiaries immediately after the Effective Time.

“Grey Wolf Floating Rate Notes Indenture” means the Indenture dated as of March 31, 2004, between Grey Wolf, JPMorgan Chase Bank and the guarantors party thereto pursuant to which Grey Wolf issued $125,000,000 principal amount of the Grey Wolf Floating Rate Contingent Convertible Senior Notes.

“Grey Wolf Indenture Trustee” means The Bank of New York Trust Company, N.A., trustee of each of the Grey Wolf Senior Notes Indentures.

“Grey Wolf Leased Real Property” means all real property leased by Grey Wolf or any of the Grey Wolf Subsidiaries.

“Grey Wolf Material Adverse Effect” means a Material Adverse Effect with respect to Grey Wolf.

“Grey Wolf Meeting” means a meeting of the stockholders of Grey Wolf duly called and held for the purposes set forth in the Proxy Statement/Prospectus.

“Grey Wolf Merger Proposal” means the proposal to approve this Agreement which proposal is to be presented to the stockholders of Grey Wolf in the Proxy Statement/Prospectus and voted on at the Grey Wolf Meeting.

“Grey Wolf Owned Real Property” means all real property owned by Grey Wolf or any of the Grey Wolf Subsidiaries.

“Grey Wolf Plan Proposal” means the proposal to approve the Holdings Plan which proposal is to be presented to the stockholders of Grey Wolf in the Proxy Statement/Prospectus and voted on at the Grey Wolf Meeting.

“Grey Wolf Preferred Stock” means shares of preferred stock, par value $1.00 per share, of Grey Wolf.

“Grey Wolf Proposals” means the Grey Wolf Merger Proposal and the Grey Wolf Plan Proposal.

“Grey Wolf Real Property” means Grey Wolf Leased Real Property and Grey Wolf Owned Real Property.

“Grey Wolf Representative” means a Representative of Grey Wolf or the Grey Wolf Subsidiaries.

“Grey Wolf Restricted Stock” means the shares of restricted Grey Wolf Common Stock issued pursuant to a Grey Wolf Stock Plan.

“Grey Wolf Senior Notes Indentures” means (a) the Grey Wolf 3.75% Notes Indenture, and (b) the Grey Wolf Floating Rate Notes Indenture.

“Grey Wolf Subsidiary” means a Subsidiary of Grey Wolf.

“Grey Wolf Subsidiary Charter Documents” means the certificate of incorporation, articles of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement or other governing or organizational documents of each of the Grey Wolf Subsidiaries.

“Grey Wolf Subsidiary Guarantors” means all of the Subsidiaries of Grey Wolf that have guaranteed obligations with respect to the Grey Wolf 3.75% Notes, the Grey Wolf Floating Rate Notes or both the Grey Wolf 3.75% Notes and the Grey Wolf Floating Rate Notes.

“Grey Wolf Superior Proposal” means a Grey Wolf Acquisition Proposal that is a Superior Proposal.

“Hazardous Material” means any chemical, pollutant, contaminant, material, waste or substance regulated by any Governmental Authority under Environmental, Health and Safety Law, including, but not limited to, any hazardous waste, hazardous substance, toxic substance, radioactive material (including any naturally occurring radioactive material), asbestos-containing materials in any form or condition, polychlorinated biphenyls in any form or condition, or petroleum, petroleum hydrocarbons, petroleum products or any fraction or byproducts thereof.

“Holdings Credit Facilities” means the credit agreement entered into by Holdings pursuant to the Commitment Letter or any definitive documentation with respect to an Alternative Financing.

“Holdings Plan” means the Holdings 2008 Equity Incentive Plan.

“Indebtedness” of any Person means and includes any obligations consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earn out” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) commitments or obligations by which such Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit, (e) payment obligations secured by a Lien, other than a Permitted Lien, on assets or properties of such Person, (f) obligations to repay deposits or other amounts advanced by and owing to third parties, (g) obligations under capitalized leases, (h) obligations under any interest rate, currency or other hedging agreement or derivatives transaction, (i) guarantees or other contingent liabilities with respect to any amounts of a type described in clauses (a) through (h) above, and (j) any change of control payments or prepayment premiums, penalties, charges or equivalents thereof with respect to any indebtedness, obligation or liability of a type described in clauses (a) through (i) above that are required to be paid at the time of, or the payment of which would become due and payable solely as a result of, the execution of this Agreement or the consummation of the transactions contemplated by this Agreement at such time, in each case determined in accordance with GAAP; provided, however, that Indebtedness shall not include accounts payable to trade creditors and accrued expenses arising in the ordinary course of business consistent with past practices and shall not include the endorsement of negotiable instruments for collection in the ordinary course of business.

“Intellectual Property” means all United States and foreign (a) patents and patent applications and all reissues, renewals, divisions, extensions, provisionals, continuations and continuations in part thereof, (b) inventions (regardless of whether patentable), invention disclosures, trade secrets, proprietary information, industrial designs and registrations and applications, mask works and applications and registrations therefor, (c) copyrights and copyright applications and corresponding rights, (d) trade dress, trade names, logos, URLs, common law trademarks and service marks, registered trademarks and trademark applications, registered service marks and service mark applications, (e) domain name rights and registrations, (f) databases, customer lists, data collections and rights therein, and (g) confidentiality rights or other intellectual property rights of any nature, in each case throughout the world.

“Joint Lead Arrangers” means UBS Loan Finance LLC, UBS Securities LLC and Goldman Sachs Credit Partners L.P. or, as applicable, any lead arranger or arrangers in connection with the Alternative Financing.

“Lien” means any lien, mortgage, security interest, indenture, deed of trust, pledge, deposit, restriction, burden, lien, license, lease, sublease, right of first refusal, right of first offer, charge, privilege, easement, right of way, reservation, option, preferential purchase right, right of a vendor under any title retention or conditional sale agreement, or other arrangement substantially equivalent thereto, in each case regardless of whether relating to the extension of credit or the borrowing of money.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on the business, results of operations, or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, except to the extent any such effect results from: (a) changes in the industry in which such Person or its Subsidiaries operate or in the economy or the financial, securities or credit markets in the U.S. or elsewhere in the world, including any regulatory or political conditions or developments, or any outbreak or escalation of hostilities or declared or undeclared acts of war, terrorism, insurrection or natural disasters, that do not disproportionately affect the business, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, relative to other industry participants, in any material respect (b) the execution or public disclosure of this Agreement or the consummation or the pendency of the transactions contemplated hereby, (c) fluctuations in the price or trading volume of shares of any trading stock of such Person (provided, however, that the exception in this clause (c) shall not prevent or otherwise affect a determination that any fact, circumstance, event, change, effect or occurrence underlying such fluctuation has resulted in, or contributed to, a Material Adverse Effect), (d) changes in Applicable Law or in GAAP (or the interpretation thereof) after the date hereof that do not disproportionately affect the business, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, relative to other industry participants, in any material respect, (e) any legal proceedings made or brought by any of the current or former stockholders of such Person (or on their behalf or on behalf of such Persons) arising out of or related to this Agreement or any of the transactions contemplated hereby, or (f) any failure by such Person to meet any published analyst estimates or expectations regarding such Person’s revenue, earnings or other financial performance or results of operations for any period or any failure by such Person to meet its internal budgets, plans or forecasts regarding its revenues, earnings or other financial performance or results of operations (provided, however, that the exception in this clause (f) shall not prevent or otherwise affect a determination that any fact, circumstance, event, change, effect or occurrence underlying such failure has resulted in, or contributed to, a Material Adverse Effect with respect to such Person).

“Notional Surviving Corporation Share Fair Market Value” means (a) for purposes of determining the Basic Adjustment Fraction (i) the average closing price of one share of Basic Common Stock on the NYSE for the five consecutive day trading period ending on the last trading day immediately preceding the Effective Time minus (ii) the Basic Cash Consideration, divided by (iii) the Basic Exchange Ratio and (b) for purposes of determining the Grey Wolf Adjustment Fraction (i) the average closing price of one share of Grey Wolf Common Stock on the AMEX for the five consecutive day trading period ending on the last trading day immediately preceding the Effective Time minus (ii) the Grey Wolf Cash Consideration, divided by (iii) the Grey Wolf Exchange Ratio.

“NYSE” means the New York Stock Exchange, Inc.

“Order” means any order, writ, fine, injunction, decree, judgment, award or enforceable determination of any Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established and described in the applicable Disclosure Letter, (b) Liens in connection with workmen’s compensation, unemployment insurance or other social security, old age pension or public liability obligations not yet due or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established and described in the applicable Disclosure Letter, (c) operators’, vendors’, suppliers’, carriers’, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, or construction Liens (during repair or upgrade periods) or other like Liens arising by operation of Applicable Law in the ordinary course of business or statutory landlord’s Liens, each of which is in respect of obligations that have not been outstanding more than 90 days (so long as no action has been taken to file or enforce such Liens within said 90-day period) or which are being contested in good faith, or (d) any other Lien, encumbrance or other imperfection of title that does not materially affect the value or use of the property subject thereto.

“Person” means any natural person, corporation, company, limited or general partnership, joint stock company, joint venture, association, limited liability company, trust, bank, trust company, land trust, business trust or other entity or organization.

“Proxy Statement/Prospectus” means a joint proxy statement in definitive form relating to Basic Meeting and the Grey Wolf Meeting, which joint proxy statement will be included in the prospectus contained in the Registration Statement.

“Registration Statement” means the Registration Statement on Form S-4 under the Securities Act to be filed by Holdings with respect to the shares of Holdings Common Stock issuable in the Mergers.

“Representative” means any director, officer, employee, agent, advisor (including legal, accounting and financial advisors) or other representative.

“Responsible Officers” means (a) for Basic, each of the Chief Executive Officer and Chief Financial Officer of Basic, and (b) for Grey Wolf, each of the Chief Executive Officer and Chief Financial Officer of Grey Wolf.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“SOX” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means for any Person at any time (a) any corporation of which such Person owns, either directly or through its Subsidiaries, more than 50% of the total combined voting power of all classes of voting securities of such corporation, or (b) any partnership, association, joint venture, limited liability company or other business organization, regardless of whether such constitutes a legal entity, in which such Person directly or indirectly owns more than 50% of the total Equity Interests.

“Superior Proposal” means a bona fide written Acquisition Proposal (with all percentages used in the definition of Acquisition Proposal increased to 50% for purposes of this definition) made by a Third Party after the date of this Agreement through the Effective Time (or such earlier date that this Agreement is terminated in accordance with the terms set forth herein), if the Grey Wolf Board or the Basic Board, as the case may be, determines in good faith and after consultation with a financial advisor of nationally recognized reputation, and taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal that such Acquisition Proposal (a) would, if consummated in accordance with its terms, be more favorable, from a financial point of view, to the holders of the common stock of Grey Wolf or Basic, as the case may be, than the transactions contemplated by this Agreement (taking into account any amounts payable pursuant to Section 7.3 and any Grey Wolf Revised Offer made under Section 5.4(e) or any Basic Revised Offer made under Section 5.5(e), as the case may be), (b) contains conditions which are all reasonably capable of being satisfied in a timely manner, and (c) is not subject to any financing contingency or, to the extent financing for such proposal is required, that such financing is then committed in writing by financially sound financial institutions of national reputation.

“Tax” or “Taxes” (including with correlative meaning, “Taxable”) means (a) any federal, foreign, state or local tax, including any income, gross income, gross receipts, ad valorem, excise, sales, use, value added, admissions, business, occupation, license, franchise, margin, capital, net worth, customs, premium, real property, personal property, intangibles, capital stock, transfer, profits, windfall profits, environmental, severance, fuel, utility, payroll, social security, employment, withholding, disability, stamp, rent, recording, registration, alternative minimum, add-on minimum, or other tax, assessment, duty, fee, levy or other governmental charge of any kind whatsoever imposed by a Governmental Authority (a “Tax

Authority”), together with and including, without limitation, any and all interest, fines, penalties, assessments and additions to tax resulting from, relating to, or incurred in connection with any such tax or any contest or dispute thereof, (b) any liability for the payment of any amount of the type described in the immediately preceding clause (a) as a result of being a member of a consolidated, affiliated, unitary or combined group with any other corporation or entity at any time prior to and through the Closing Date, and (c) any liability for the payment of any amount of the type described in the preceding clauses (a) or (b) as a result of a contractual obligation to any other Person or of transferee, successor or secondary liability.

“Tax Return” means any report, return, document, declaration or other information (including any attached schedules and any amendments to such report, return, document, declaration or other information) required to be supplied to or filed with any Tax Authority with respect to any Tax, including an information return and any document with respect to or accompanying payments, deposits or estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Third Party” means a Person other than any of the Grey Wolf Companies or any of the Basic Companies.

“Treasury Regulations” means the regulations promulgated by the United States Treasury Department under the Code.

“Uncertificated Shares” means shares of Basic Common Stock or Grey Wolf Common Stock, as applicable, that are held in book-entry form.

“U.S.” means the United States of America.

Term	Section

Agreement	Preamble
Alternative Financing	5.22(a)
Antitrust Laws	5.9(f)
ARTICLES of Merger	2.1(c)
Basic	Preamble
Basic Acquisition Agreement	5.4(c)(ii)
Basic Acquisition Proposal Recommendation	5.4(c)(ii)
Basic Adverse Recommendation Change	5.4(c)(ii)
Basic Cash Consideration	2.6(a)
Basic Charter Documents	4.1
Basic Designated Directors	2.4(a)
Basic Disclosure Letter	Preamble to Article 4
Basic Exchange Ratio	2.6(a)
Basic Financial Statements	4.7(a)
Basic Information	5.3(a)
Basic Lock-Up Agreements	4.3(c)
Basic Material Contracts	4.22(a)
Basic Merger	2.1(a)
Basic Merger Consideration	2.6(a)
Basic Option	2.6(c)(i)
Basic Permits	4.5(b)
Basic Regulatory Filings	4.6(b)
Basic Reports	4.7(a)
Basic Revised Offer	5.5(e)(ii)

Term	Section

Basic Senior Notes	2.7
Basic Stock Consideration	2.6(a)
Basic Stock Plans	2.6(c)(i)
Basic Supplemental Indentures	2.7
Basic Voting Agreement	Recitals
Basic Voting Debt	4.3(b)
Claim	5.15(b)
Closing	2.2
Closing Date	2.2
Code	Recitals
Continuing Employees	5.16(a)
DGCL	Recitals
Effective Time	2.1(c)
Exchange Agent	2.11(a)
Exchange Fund	2.11(a)
Grey Wolf	Preamble
Grey Wolf 1996 Plan	3.3(a)
Grey Wolf 2003 Plan	3.3(a)
Grey Wolf 3.75% Notes	3.3(b)
Grey Wolf Acquisition Agreement	5.5(c)(ii)
Grey Wolf Acquisition Proposal Recommendation	5.5(c)(ii)
Grey Wolf Adverse Recommendation Change	5.5(c)(ii)
Grey Wolf Cash Consideration	2.8(a)
Grey Wolf Charter Documents	3.1
Grey Wolf Convertible Notes	3.3(b)
Grey Wolf Designated Directors	2.4(a)
Grey Wolf Disclosure Letter	Preamble to Article 3
Grey Wolf Exchange Ratio	2.8(a)
Grey Wolf Financial Statements	3.7(a)
Grey Wolf Floating Rate Notes	3.3(b)
Grey Wolf Information	5.3(b)
Grey Wolf Lock-Up Agreements	3.3(c)
Grey Wolf Material Contracts	3.22(a)
Grey Wolf Merger	2.1(b)
Grey Wolf Merger Consideration	2.8(a)
Grey Wolf Option	2.8(c)(i)
Grey Wolf Permits	3.5(b)
Grey Wolf Regulatory Filings	3.6(b)
Grey Wolf Reports	3.7(a)
Grey Wolf Revised Offer	5.4(e)(ii)
Grey Wolf Rights	3.3(a)
Grey Wolf Rights Agreement	3.3(a)
Grey Wolf Stock Consideration	2.8(a)
Grey Wolf Stock Plans	2.8(c)(i)

Term	Section

Grey Wolf Supplemental Indentures	2.9
Grey Wolf Voting Debt	3.3(b)
Holdings	Preamble
Holdings Book-Entry Shares	2.6(a)
Holdings Bylaws	2.3
Holdings Charter	2.3
Holdings Charter Documents	3.1
Holdings Common Stock	2.6(a)
HSR Act	3.6(b)
Indemnified Parties	5.15(b)
International Plans	3.11(l)
IRS	3.11(a)
Junior Preferred Stock	3.3(a)
Letter of Transmittal	2.11(b)
Mergers	2.1(b)
Notification and Report Forms	3.6(b)
Parties	Recitals
Party	Recitals
Regulatory Filings	5.9(a)
Related Documents	3.2(a)
Required Basic Vote	4.19
Required Grey Wolf Vote	3.19
Risk Factors	Preamble to Article 3
Surviving Corporation	2.1(b)
TBCA	Recitals
Termination Date	7.1(b)(i)

Section 1.2  References and Titles.

(a) All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement, unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or subdivision unless expressly so limited. The words “this Article” and “this Section,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur.

(b) The word “or” is not exclusive, and the word “including” (in its various forms) means including without limitation. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

(c) As used in the representations and warranties contained in this Agreement, the phrase “to the knowledge” of the representing Party or “known” to a representing Party shall mean to the actual knowledge (and not constructive or imputed knowledge) of one or more of the Responsible Officers of the representing Party.

(d) The Parties have participated jointly in negotiating and drafting this Agreement. In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision(s) of this Agreement.

ARTICLE 2

THE MERGERS

Section 2.1  The Mergers.

(a) The Basic Merger.  Upon the terms and subject to the terms and conditions set forth in this Agreement, at the Effective Time, Basic shall be merged with and into Holdings (the “Basic Merger”) in accordance with the provisions of this Agreement, and the separate corporate existence of Basic shall thereupon cease. Holdings shall be the surviving corporation in the Basic Merger. The Basic Merger shall have the effects specified herein and in the DGCL.

(b) The Grey Wolf Merger.  Upon the terms and subject to the terms and conditions set forth in this Agreement, at the Effective Time, Grey Wolf shall be merged with and into Holdings (the “Grey Wolf Merger” and together with the Basic Merger, the “Mergers”) in accordance with the provisions of this Agreement, and the separate corporate existence of Grey Wolf shall thereupon cease. Holdings shall be the surviving corporation in the Grey Wolf Merger and, after the Mergers, Holdings shall be referred to from time to time herein as the “Surviving Corporation.” The Grey Wolf Merger shall have the effects specified herein and in the TBCA and DGCL.

(c) Filings for the Mergers; Effective Time.  As soon as practicable following the satisfaction or waiver (subject to Applicable Laws) of the conditions set forth in this Agreement, at the Closing, Holdings, Basic and Grey Wolf shall cause (i) properly executed articles of merger meeting the requirements of Article 5.04 of the TBCA (the “Articles of Merger”) to be filed in accordance with such section, and (ii) cause a properly executed Certificate of Mergers to be filed with the Secretary of State of the State of Delaware. The Basic Merger and the Grey Wolf Merger shall become effective (the “Effective Time”) at 3:01 p.m. local time in Houston, Texas immediately after the Articles of Merger are accepted for filing by the Secretary of State of the State of Texas and the Certificate of Mergers is accepted for filing by the Secretary of State of the State of Delaware, or at such time thereafter as is agreed to by Basic and Grey Wolf and provided in such Articles of Merger and Certificate of Mergers.

Section 2.2  Closing.  Subject to the terms and conditions of this Agreement, the closing of the Mergers (the “Closing”) shall take place (a) at the offices of Porter & Hedges, L.L.P., 1000 Main Street, 36th Floor, Houston, Texas as soon as practicable after 10:00 a.m., local time, on the first Business Day immediately following the day on which all of the conditions set forth in Article 6 have been satisfied or waived (by the party entitled to waive the condition) (except for those conditions that by their nature cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions) or (b) at such other time, date or place as Basic and Grey Wolf may agree in writing. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”

Section 2.3  Governing Instruments of the Surviving Corporation.  At the Effective Time, the certificate of incorporation of Holdings shall be in the form set forth on Exhibit 2.3(a) (the “Holdings Charter”), and shall remain the certificate of incorporation of Holdings until thereafter amended as provided by the DGCL and the Holdings Charter. At the Effective Time, the bylaws of Holdings shall be amended and restated in the form set forth on Exhibit 2.3(b) (as so amended and restated, the “Holdings Bylaws”), and as so amended and restated, the Holdings Bylaws shall be the bylaws of Holdings until thereafter amended as provided by the DGCL, the Holdings Charter and the Holdings Bylaws.

Section 2.4  Directors of the Surviving Corporation.

(a) At the Effective Time, the board of directors of the Surviving Corporation shall consist of five current members of the Grey Wolf Board designated by Grey Wolf (the “Grey Wolf Designated Directors”), after consultation with Basic and before mailing of the Proxy Statement/Prospectus, and four current members of the Basic Board designated by Basic (the “Basic Designated Directors”), after consultation with Grey Wolf and before the mailing of the Proxy Statement/Prospectus; provided, however, that Kenneth V. Huseman shall be deemed a Basic Designated Director without further consultation or designation and Thomas P. Richards shall be deemed a Grey Wolf Designated Director without further consultation or designation. For the avoidance of doubt, if Steven A. Webster is designated as a director of Holdings by Basic, he shall be deemed a Basic Designated Director and not a Grey Wolf Designated Director. Of the five Grey Wolf Designated Directors and four Basic Designated Directors, not more than two Basic Designated Directors and not more than two Grey Wolf Designated Directors shall fail to qualify as an independent director of Holdings within the meaning of Section 303A.02 of the NYSE Listed Company Manual.

(b) The members of the Surviving Corporation’s board of directors shall be allocated by Grey Wolf or Basic, as the case may be, before the Registration Statement is declared effective by the SEC among Holdings’ three classes of directors as follows: (i) two Grey Wolf Designated Directors and one Basic Designated Director shall be allocated to the class of directors whose term expires at the annual meeting of Surviving Corporation to be held in 2009; (ii) one Grey Wolf Designated Director and two Basic Designated Directors shall be allocated to the class of directors whose term expires at the annual meeting of the Surviving Corporation to be held in 2010; and (iii) two Grey Wolf Designated Directors and one Basic Designated Director shall be allocated to the class of directors whose term expires at the annual meeting of Surviving Corporation to be held in 2011. At the Effective Time, Thomas P. Richards (who shall be one of the Grey Wolf Designated Directors) shall be the chairman of the board of directors of the Surviving Corporation. From and after the Effective Time, each individual designated as herein provided to be a member of the Surviving Corporation’s board of directors shall serve as a director until such individual’s successor shall be elected and qualified or such individual’s earlier death, resignation or removal in accordance with Applicable Law, the Holdings Charter and the Holdings Bylaws.

(c) If prior to the Effective Time, any Grey Wolf Designated Director is unwilling or unable to serve (or to continue to serve) as a director of the Surviving Corporation as a result of illness, death, resignation or any other reason, then, any replacement for such Person shall be selected by the Grey Wolf Board, after consultation with Basic, and such replacement shall constitute a Grey Wolf Designated Director. If prior to the Effective Time, any Basic Designated Director is unwilling or unable to serve (or to continue to serve) as a director of the Surviving Corporation as a result of illness, death, resignation or any other reason, then, any replacement for such Person shall be selected by the Basic Board, after consultation with Grey Wolf, and such replacement shall constitute a Basic Designated Director. Prior to the Effective Time, the Basic Designated Directors and the Grey Wolf Designated Directors shall be nominated by the Basic Nominating and Corporate Governance Committee of the Basic Board to serve as members of the board of directors of the Surviving Corporation as of the Effective Time. Prior to the Effective Time, the Basic Designated Directors and Grey Wolf Designated Directors shall be nominated by the Grey Wolf Nominating and Corporate Governance Committee of the Grey Wolf Board to serve as members of the board of directors of the Surviving Corporation as of the Effective Time.

(d) At the Effective Time, the following standing committees of the board of directors of the Surviving Corporation shall be established, and the membership and chairs of such committees shall be determined as follows:

(i) the Audit Committee shall be composed of three members, two of whom shall be Grey Wolf Designated Directors and one shall be a Basic Designated Director, and the chair of which shall be a Grey Wolf Designated Director;

(ii) the Compensation Committee shall be composed of three members, two of whom shall be Basic Designated Directors and one shall be a Grey Wolf Designated Director, and the chair of which shall be a Basic Designated Director; and

(iii) the Nominating and Governance Committee shall be composed of three members, two of whom shall be Grey Wolf Designated Directors and one shall be a Basic Designated Director, and the chair of which shall be a Grey Wolf Designated Director.

(e) At the Effective Time, each member of the Surviving Corporation’s Audit Committee, Nomination and Corporate Governance Committee and Compensation Committee, including each Grey Wolf Designated Director or Basic Designated Director appointed to such committees in accordance with this Section 2.4, shall be an independent director within the meaning of Section 303A.02 of the NYSE Listed Company Manual, and in the case of the Audit Committee, satisfy such additional requirements imposed upon such members by the NYSE at the Effective Time.

(f) Upon approval of the Holdings Common Stock for listing on the NYSE, a Grey Wolf Designated Director shall be the lead independent director of the Surviving Corporation who will chair executive sessions of the Surviving Corporation’s board of directors in accordance with Section 303A.03 of the NYSE Listed Company Manual.

Section 2.5  Certain Officers of the Surviving Corporation.  At the Effective Time, the individuals listed on Exhibit 2.5 hereto shall have the executive officer positions with the Surviving Corporation set forth opposite their respective names, and each such executive officer shall serve until such executive officer’s successor shall be elected and qualified or such executive officer’s earlier death, resignation, retirement, disqualification or removal. If, at or before the Effective Time, any such Person is unable or unwilling to serve as an executive officer of the Surviving Corporation in the capacity set forth on Exhibit 2.5, then a substitute executive officer shall be selected by the board of directors of the Surviving Corporation after the Effective Time.

Section 2.6  Effect on Basic Equity Securities.

(a) Basic Common Stock.  At the Effective Time, each share of Basic Common Stock outstanding immediately prior to the Effective Time (other than Basic Dissenting Shares and shares of Basic Common Stock to be cancelled without payment of any consideration therefor pursuant to Section 2.6(b)) shall, by virtue of the Basic Merger, be converted into the right to receive: (i) 0.9195 (the “Basic Exchange Ratio”) validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of Holdings (the “Holdings Common Stock”), together with the cash in lieu of fractional shares of Holdings Common Stock as provided below (the “Basic Stock Consideration”), and (ii) an amount in cash equal to $6.70, without interest (the “Basic Cash Consideration”). The Basic Stock Consideration and the Basic Cash Consideration are referred to herein collectively as the “Basic Merger Consideration.” At the Effective Time, each such share of Basic Common Stock shall cease to be outstanding and shall be cancelled and cease to exist, and each holder of any such share of Basic Common Stock shall thereafter cease to have any rights with respect to such share of Basic Common Stock, except the right to receive (i) certificates for shares of Holdings Common Stock or non-certificated shares of Holdings Common Stock represented by book-entry (“Holdings Book-Entry Shares”), as elected by such holder, in accordance with Section 2.11(b), (ii) cash in lieu of fractional shares in accordance with Section 2.11(e) upon surrender of such appropriate shares of Basic Common Stock, (iii) any dividends or distributions on shares of Holdings Common Stock to which such holder is entitled pursuant to Section 2.11(c), and (iv) the Basic Cash Consideration.

(b) Basic Treasury Stock.  At the Effective Time, all shares of Basic Common Stock that are held immediately prior to the Effective Time by Basic or any of the Basic Subsidiaries shall be cancelled and no payment shall be made in respect thereof.

(c) Basic Stock Options.

(i) All options to acquire shares of Basic Common Stock outstanding at the Effective Time and identified in Section 4.3(b) of the Basic Disclosure Letter and all options to acquire shares of Basic Common Stock issued hereafter under Basic’s equity plans (collectively, the “Basic Stock Plans”) or otherwise issued after the date hereof, but in the case of any issuance after the date hereof, only if issued in accordance with Section 5.2(d) (individually, a “Basic Option” and collectively, the “Basic Options”) shall remain outstanding following the Effective Time, subject to the modifications described in this Section 2.6(c) and Section 5.17 of the Basic Disclosure Letter. Prior to the Effective Time, Holdings and Basic shall take all actions (if any) as may be required to permit the assumption of such Basic Options by Holdings pursuant to this Section 2.6(c) so that at the Effective Time, the Basic Stock Plans shall be assumed by Holdings (with such adjustments thereto as may be required to reflect the Basic Merger, including the substitution of Holdings Common Stock for Basic Common Stock thereunder) and the Basic Options shall be assumed and adjusted by Holdings, subject to the same terms and conditions as under the applicable Basic Stock Plan and the applicable option agreement entered into pursuant thereto (after giving effect to any modifications effected in accordance with Section 5.17 of the Basic Disclosure Letter), except that immediately following the Effective Time (A) each such Basic Option shall be exercisable only for that whole number of shares of Holdings Common Stock equal to the product (rounded to the nearest whole share, which shall be rounded down to the extent necessary to comply with Section 424 of the Code) of the number of shares of Basic Common Stock subject to such Basic Option immediately prior to the Effective Time multiplied by the Basic Adjustment Fraction, and (B) the exercise price per share of Holdings Common Stock shall be an amount equal to the exercise price per share of Basic Common Stock subject to such Basic Option in effect immediately prior to the Effective Time divided by the Basic Adjustment Fraction (the price per share, as so determined, being rounded up to the nearest whole cent); provided, however, that in no event shall the exercise price be less than the par value of Holdings Common Stock. The adjustments provided in this paragraph with respect to any Basic Options shall be and are intended to be effected in a manner which is consistent with Sections 424(a) and 409A of the Code.

(ii) From and after the date of this Agreement, Basic and the Basic Subsidiaries shall take no action to provide for the acceleration of the exercisability of any Basic Options in connection with the Basic Merger except to the extent such acceleration is required under the terms of such Basic Options or change in control agreements in existence on the date of this Agreement or as set forth in Section 5.17 of the Basic Disclosure Letter. To the extent such acceleration or exercisability is required under the terms of such Basic Options or other awards made under the Basic Stock Plans upon the occurrence of a change of control (as such term or similar term is defined in the applicable Basic Stock Plan or change in control agreement) or as required or permitted pursuant to Section 5.17 of the Basic Disclosure Letter, Basic shall, prior to the Effective Time, take all actions (if any) as may be required to cause such acceleration or exercisability to occur at the Effective Time and immediately prior to the assumption of the Basic Stock Plan by Holdings (to the extent permitted under the terms of such Basic Stock Plan as of the date of this Agreement or in accordance with Section 5.17 of the Basic Disclosure Letter).

(iii) Prior to the Closing, Holdings shall file with the SEC a registration statement on Form S-8 (or any successor form) covering the shares of Holdings Common Stock issuable upon exercise of the Basic Options and other awards made under the Basic Stock Plans prior to the Effective Time to be assumed pursuant to this Section 2.6(c) and shall cause such registration statement to remain effective for as long as there are outstanding any such Basic Options. Except as otherwise specifically provided by this Section 2.6(c) or as set forth in Section 5.17 of the Basic Disclosure Letter, the terms of the Basic Options and the relevant Basic Stock Plans, as in effect at the Effective Time, shall remain in full force and effect with respect to the Basic Options after giving effect to the Basic Merger and the assumptions by Holdings as set forth above.

(iv) As soon as practicable following the Effective Time, Holdings shall deliver to the holders of Basic Options to be assumed pursuant to this Section 2.6(c) appropriate notices setting forth such holders’ rights pursuant to the respective Basic Stock Plans and the agreements evidencing the grants of such Basic Options and stating that such Basic Options and such agreements shall be assumed by Holdings and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.6(c) or as set forth in Section 5.17 of the Basic Disclosure Letter).

(d) Basic Restricted Stock.  At the Effective Time, each share of Basic Restricted Stock that is outstanding immediately prior to the Effective Time shall be converted into the right to receive shares of Holdings Common Stock based upon the Basic Exchange Ratio and the Basic Cash Consideration, but, except as provided in Section 5.17, each share of Holdings Common Stock so issued and all Basic Cash Consideration paid with respect to such shares of Basic Restricted Stock shall be subject to the same vesting or risk of forfeiture provisions to which such shares of Basic Restricted Stock were subject immediately prior to the Effective Time; provided that at the election of the holder of Basic Restricted Stock made in writing and delivered to Basic and Holdings on or before the third Business Day immediately preceding the date of the Basic Meeting, Holdings shall, in exchange for each share of Basic Restricted Stock, deliver in lieu of the foregoing a number of shares of Holdings Common Stock equal to the Basic Adjustment Fraction, but in each case, each such share of Holdings Common Stock so issued shall be subject to the same vesting or risk of forfeiture provisions to which the shares of Basic Restricted Stock were subject immediately prior to the Effective Time other than as set forth on Section 5.17.

(e) Basic Dissenting Shares.  Basic Dissenting Shares shall not be converted into or represent the right to receive any Basic Merger Consideration, but instead shall represent only the right to receive the amount determined pursuant to the provisions of Section 262 of the DGCL. At the Effective Time, such Basic Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and the holder thereof shall cease to have any rights with respect thereto, except the right to receive the amount determined pursuant to the provision of Section 262 of the DGCL, unless a Basic Dissenting Stockholder holding particular Basic Dissenting Shares has failed to perfect or lost his right to receive, or has effectively withdrawn his demand for, the fair value of such shares under the DGCL. If a Basic Dissenting Stockholder has so failed to perfect or lost his right to receive, or has effectively withdrawn his demand for, the amount determined under Section 262 of the DGCL, then the shares of Basic Common Stock held by such holder shall cease to be Basic Dissenting Shares and shall entitle such holder to receive the Basic Merger Consideration in respect of such shares as provided in Section 2.6(a), and promptly following the occurrence of such event and upon the surrender or transfer of Basic Certificate(s) representing such shares, the Exchange Agent and the Surviving Corporation (as applicable) shall deliver to such holder the Basic Merger Consideration in respect of such shares. Basic shall comply with those provisions of Section 262 of the DGCL which are required to be performed by Basic prior to the Effective Time to the reasonable satisfaction of Grey Wolf. Basic shall give Grey Wolf (i) prompt notice of any written demands to exercise dissenter’s rights with respect to any shares of Basic Common Stock under the DGCL actually received by Basic, any withdrawals of any such demands and any other documents or instruments received by Basic relating to dissenter’s rights and (ii) an opportunity to participate at its own expense in all negotiations and proceedings with respect to demands for fair value under the DGCL. Basic shall not, except with the prior written consent of Grey Wolf (such consent not to be unreasonably delayed or withheld), voluntarily make any payment with respect to demands for fair value under the DGCL or offer to settle or settle any such demands.

Section 2.7  Effect on Basic Debt Securities.  Effective as of the Effective Time, Holdings shall execute and deliver one or more supplemental indentures (the “Basic Supplemental Indentures”) whereby it shall agree to assume and be bound by the Basic Senior Notes Indenture including any applicable requirements (a) to provide guarantees by the former subsidiaries of Grey Wolf of the Basic 7.125% Senior Notes due 2016 (the “Basic Senior Notes”) and (b) to the extent required by the Basic Senior Notes Indenture, to secure the Basic Senior Notes equally and ratably with indebtedness incurred or to be incurred under the Holdings Credit Facilities. At and before the Effective Time, Basic and Holdings shall comply with all other provisions of the Basic Senior Notes Indenture relating to the Mergers and assumption of the obligations under the Basic Senior Notes Indenture in connection with the Mergers.

Section 2.8  Effect on Grey Wolf Equity Securities.

(a) Grey Wolf Common Stock.  At the Effective Time, each share of Grey Wolf Common Stock outstanding immediately prior to the Effective Time or that is deemed to be outstanding immediately prior to the Effective Time under the terms of the indentures for the Grey Wolf Convertible Notes in connection with the conversion procedures for the Grey Wolf Convertible Notes (other than Grey Wolf Dissenting Shares and shares of Grey Wolf Common Stock to be cancelled without payment of any consideration therefor pursuant to Section 2.8(b)) shall, by virtue of the Grey Wolf Merger, be converted into the right to receive: (i) 0.2500 (the “Grey Wolf Exchange Ratio”) shares of Holdings Common Stock, together with the cash in lieu of fractional shares of Holdings Common Stock as provided below (the “Grey Wolf Stock Consideration”), and (ii) an amount in cash equal to $1.82, without interest (the “Grey Wolf Cash Consideration”). The Grey Wolf Stock Consideration and the Grey Wolf Cash Consideration are referred to herein collectively as the “Grey Wolf Merger Consideration.” At the Effective Time, each such share of Grey Wolf Common Stock shall cease to be outstanding and shall be cancelled and cease to exist, and each holder of any such share of Grey Wolf Common Stock shall thereafter cease to have any rights with respect to such share of Grey Wolf Common Stock, except the right to receive (i) certificates for shares of Holdings Common Stock or Holdings Book-

Entry Shares, as elected by such holder, in accordance with Section 2.11(b), (ii) cash in lieu of fractional shares in accordance with Section 2.11(e) upon surrender of the appropriate shares of Grey Wolf Common Stock, (iii) any dividends or distributions on shares of Holdings Common Stock to which such holder is entitled pursuant to Section 2.11(c), and (iv) the Grey Wolf Cash Consideration.

(b) Grey Wolf Treasury Stock.  At the Effective Time, all shares of Grey Wolf Common Stock that are held immediately prior to the Effective Time by Grey Wolf or any of the Grey Wolf Subsidiaries shall be cancelled and no payment shall be made in respect thereof.

(c) Grey Wolf Stock Options.

(i) All options to acquire shares of Grey Wolf Common Stock outstanding at the Effective Time and identified in Section 3.3(b) of the Grey Wolf Disclosure Letter and all options to acquire shares of Grey Wolf Common Stock issued hereafter under Grey Wolf’s equity plans (collectively, the “Grey Wolf Stock Plans”) or otherwise issued after the date hereof, but in the case of any issuance after the date hereof, only if issued in accordance with Section 5.2(d) (individually, a “Grey Wolf Option” and collectively, the “Grey Wolf Options”) shall remain outstanding following the Effective Time, subject to the modifications described in this Section 2.8(c) and in Section 5.18 of the Grey Wolf Disclosure Letter. Prior to the Effective Time, Holdings and Grey Wolf shall take all actions (if any) as may be required to permit the assumption of such Grey Wolf Options by Holdings pursuant to this Section 2.8(c) so that at the Effective Time, the Grey Wolf Stock Plans shall be assumed by Holdings (with such adjustments thereto as may be required to reflect the Grey Wolf Merger, including the substitution of Holdings Common Stock for Grey Wolf Common Stock thereunder) and the Grey Wolf Options shall be assumed and adjusted by Holdings, subject to the same terms and conditions as under the applicable Grey Wolf Stock Plan and the applicable option agreement entered into pursuant thereto (after giving effect to any modifications effected in accordance with Section 5.18 of the Grey Wolf Disclosure Letter), except that immediately following the Effective Time (A) each such Grey Wolf Option shall be exercisable only for that whole number of shares of Holdings Common Stock equal to the product (rounded to the nearest whole share which shall be rounded down to the extent necessary to comply with Section 424 of the Code) of the number of shares of Grey Wolf Common Stock subject to such Grey Wolf Option immediately prior to the Effective Time multiplied by the Grey Wolf Adjustment Fraction, and (B) the exercise price per share of Holdings Common Stock shall be an amount equal to the exercise price per share of Grey Wolf Common Stock subject to such Grey Wolf Option in effect immediately prior to the Effective Time divided by the Grey Wolf Adjustment Fraction (the price per share, as so determined, being rounded up to the nearest whole cent); provided, however, that in no event shall the exercise price be less than the par value of Holdings Common Stock. The adjustments provided in this paragraph with respect to any Grey Wolf Options shall be and are intended to be effected in a manner which is consistent with Sections 424(a) and 409A of the Code.

(ii) From and after the date of this Agreement, Grey Wolf and the Grey Wolf Subsidiaries shall take no action to provide for the acceleration of the exercisability of any Grey Wolf Options in connection with the Grey Wolf Merger, except to the extent such acceleration is required under the terms of such Grey Wolf Options or change in control agreements in existence on the date of this Agreement or as otherwise provided in Section 5.18 of the Grey Wolf Disclosure Letter. To the extent such acceleration or exercisability is required under the terms of such Grey Wolf Options or other awards made under the Grey Wolf Stock Plans upon the occurrence of a change of control (as such term or similar term is defined in the applicable Grey Wolf Stock Plan or change in control agreement) or is required or permitted pursuant to Section 5.18 of the Grey Wolf Disclosure Letter, Grey Wolf shall, prior to the Effective Time, take all actions (if any) as may be required to cause such acceleration or exercisability to occur at the Effective Time and immediately prior to the assumption of the Grey Wolf Stock Plan by Holdings (to the extent permitted under the terms of such Grey Wolf Stock Plan as of the date of this Agreement or in accordance with Section 5.18 of the Grey Wolf Disclosure Letter).

(iii) Prior to the Closing, Holdings shall file with the SEC a registration statement on Form S-8 (or any successor form) covering the shares of Holdings Common Stock issuable upon exercise of the Grey Wolf Options and other awards made under the Grey Wolf Stock Plans prior to the Effective Time to be assumed pursuant to Section 2.8(c) and shall cause such registration statement to remain effective for as long as there are outstanding any such Grey Wolf Options. Except as otherwise specifically provided by this Section 2.8(c) or Section 5.18 of the Grey Wolf Disclosure Letter, the terms of the Grey Wolf Options and the relevant Grey Wolf Stock Plans, as in effect at the Effective Time, shall remain in full force and effect with respect to the Grey Wolf Options after giving effect to the Grey Wolf Merger and the assumptions by Holdings as set forth above.

(iv) As soon as practicable following the Effective Time, Holdings shall deliver to the holders of Grey Wolf Options to be assumed pursuant to this Section 2.8(c) appropriate notices setting forth such holders’ rights pursuant to the respective Grey Wolf Stock Plans and the agreements evidencing the grants of such Grey Wolf Options and stating that such Grey Wolf Options and such agreements shall be assumed by Holdings and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.8(c) or Section 5.18 of the Grey Wolf Disclosure Letter).

(d) Grey Wolf Restricted Stock.  At the Effective Time, each share of Grey Wolf Restricted Stock that is outstanding immediately prior to the Effective Time shall be converted into the right to receive shares of Holdings Common Stock based upon the Grey Wolf Exchange Ratio and the Grey Wolf Cash Consideration, but, except as otherwise provided in Section 5.18 of the Grey Wolf Disclosure Letter, each share of Holdings Common Stock so issued and all Grey Wolf Cash Consideration paid with respect to such shares of Grey Wolf Restricted Stock shall be subject to the same vesting or risk of forfeiture provisions to which such shares of Grey Wolf Restricted Stock were subject immediately prior to the Effective Time; provided that at the election of the holder of Grey Wolf Restricted Stock made in writing and delivered to Grey Wolf and Holdings on or before the third Business Day immediately preceding the date of the Grey Wolf Meeting, Holdings shall, in exchange for each share of Grey Wolf Restricted Stock, deliver in lieu of the foregoing a number of shares of Holdings Common Stock equal to the Grey Wolf Adjustment Fraction, but in each case, each such share of Holdings Common Stock so issued shall be subject to the same vesting or risk of forfeiture provisions to which the shares of Grey Wolf Restricted Stock were subject immediately prior to the Effective Time.

(e) Grey Wolf Dissenting Shares.  Grey Wolf Dissenting Shares shall not be converted into or represent the right to receive any Grey Wolf Merger Consideration, but instead shall represent only the right to receive the amount determined pursuant to the provisions of Article 5.12 of the TBCA. At the Effective Time, any Grey Wolf Dissenting Stockholder shall not thereafter be entitled to vote or exercise any other rights of a stockholder except the right to receive payment for such Grey Wolf Dissenting Stockholder’s Grey Wolf Dissenting Shares in accordance with Article 5.12 of the TBCA. If a Grey Wolf Dissenting Stockholder has so failed to perfect or lost his right to receive, or has effectively withdrawn his demand for, the amount determined under Article 5.12 of the TBCA, the shares of Grey Wolf Common Stock held by such holder shall cease to be Grey Wolf Dissenting Shares and shall entitle such holder to receive the Grey Wolf Merger Consideration in respect of such shares as provided in Section 2.8(a), and promptly following the occurrence of such event and upon the surrender of the Grey Wolf Certificate(s) representing such shares, the Exchange Agent and the Surviving Corporation (as applicable) shall deliver to such holder the Grey Wolf Merger Consideration in respect of such shares. Grey Wolf shall comply with those provisions of Article 5.12 of the TBCA which are required to be performed by Grey Wolf prior to the Effective Time to the reasonable satisfaction of Basic. Grey Wolf shall give Basic (i) prompt notice of any written demands to exercise dissenter’s rights and (ii) an opportunity to participate at its own expense in all negotiations and proceedings with respect to demands for fair value under the TBCA. Grey Wolf shall not, except with the prior written consent of Basic (such consent not to be unreasonably withheld or delayed), voluntarily make any payment with respect to demands for fair value under the TBCA or offer to settle or settle any such claims.

Section 2.9  Effect on Grey Wolf Debt Securities.  Effective as of the Effective Time, Holdings shall execute and deliver supplemental indentures (the “Grey Wolf Supplemental Indentures”) whereby it shall agree to be bound by the conversion provisions of each of the Grey Wolf Senior Notes Indentures and take all other action necessary, such that following the Effective Time, each outstanding Grey Wolf Convertible Note will be convertible into the kind and amount of Grey Wolf Merger Consideration that a holder of such Convertible Note would have had the right to receive had such Convertible Note been converted into Grey Wolf Common Stock immediately prior to the Effective Time. At or before the Effective Time, Grey Wolf and Holdings shall comply with all other provisions of the Grey Wolf Senior Notes Indentures relating to the Mergers and the assumption of the obligations under the Grey Wolf Senior Notes Indentures in connection with the Mergers.

Section 2.10  Effect on Holdings Common Stock.  At the Effective Time, Grey Wolf and Basic shall contribute to Holdings each share of Holdings Common Stock issued and outstanding immediately prior to the Effective Time and such shares shall be cancelled and no consideration shall be paid in respect thereof.

Section 2.11  Exchange of Certificates.

(a) Prior to the Effective Time, Holdings shall appoint a bank or trust company reasonably satisfactory to Basic and Grey Wolf to act as exchange agent (the “Exchange Agent”). Holdings shall deposit, or cause to be deposited with the Exchange Agent, for the benefit of the holders of shares of Grey Wolf Common Stock and Basic Common Stock for exchange in accordance with this Article 2, (i) certificates (or evidence of Holdings Book-Entry Shares) representing the aggregate number of shares of Holdings Common Stock to be issued as Basic Stock Consideration and Grey Wolf Stock Consideration pursuant to Sections 2.6(a) and 2.8(a) and delivered pursuant to this Section 2.11 in exchange for outstanding shares of Grey Wolf Common Stock and Basic Common Stock, respectively, (ii) cash in the aggregate amount of the Basic Cash Consideration and the Grey Wolf Cash Consideration pursuant to Sections 2.6(a) and 2.8(a), and (iii) when and as needed, Holdings shall provide the Exchange Agent cash sufficient to pay cash in lieu of fractional shares of Holdings Common Stock (such cash and certificates (or evidence of Holdings Book-Entry Shares) for shares of Holdings Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”).

(b) Promptly after the Effective Time, Holdings shall cause the Exchange Agent to mail to each holder of shares of Basic Common Stock or Grey Wolf Common Stock: (i) a letter of transmittal (the “Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent and shall be in such form and have such other provisions as Holdings may reasonably specify, and (ii) instructions for use in effecting the surrender of the Certificates or transfer of the Uncertificated Shares in exchange for Holdings Common Stock, the Basic Cash Consideration or Grey Wolf Cash Consideration (as applicable), any unpaid dividends and distributions on shares of Holdings Common Stock in accordance with Section 2.11(c) and cash in lieu of fractional shares in accordance with Section 2.11(e). Upon surrender of a Certificate or transfer of the Uncertificated Shares for cancellation to the Exchange Agent together with such Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Basic Common Stock or Grey Wolf Common Stock shall be entitled to receive in exchange therefor (A) shares of Holdings Common Stock, and (B) a check representing the amount of cash (including the Basic Cash Consideration or Grey Wolf Cash Consideration (as applicable) and cash in lieu of fractional shares, if any), and unpaid dividends and distributions (if any), which such holder has the right to receive pursuant to the provisions of this Article 2, after giving effect to any required withholding tax, and, if applicable, the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Basic Cash Consideration, Grey Wolf Cash Consideration, cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Basic Common Stock or Grey Wolf Common Stock. In the event of a transfer of ownership of Grey Wolf Common Stock that is not registered in the transfer records of Grey Wolf or a transfer of ownership of Basic Common Stock that is not registered in the transfer records of Basic, the proper number of shares of Holdings Common Stock, together with a check for the Basic Cash Consideration or Grey Wolf Cash Consideration, as the case may be, and cash to be paid in lieu of fractional shares and unpaid dividends and distributions (if any), may be issued to such a transferee if the Certificate or Uncertificated Share representing such Grey Wolf Common Stock or Basic Common Stock, as the case may be, is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. The shares of Holdings Common Stock constituting part of the Merger Consideration, at Holdings’ option, shall be Holdings Book-Entry Shares, unless a physical certificate is requested by a holder of Basic Common Stock or Grey Wolf Common Stock.

(c) Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to shares of Holdings Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or any Uncertificated Shares not transferred with respect to the shares of Holdings Common Stock issuable upon surrender of such Certificate or transfer of such Uncertificated Share as a result of the conversion provided in this Article 2 until such Certificate is surrendered or Uncertificated Share is transferred as provided herein. Following such surrender or transfer, there shall be paid, without interest, to the Person in whose name such shares of Holdings Common Stock have been registered, (i) promptly after the time of such surrender or transfer, the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to this Section 2.11 and the amount of all dividends or other distributions with a record date after the Effective Time and paid prior to the time of such surrender or transfer with respect to such shares of Holdings Common Stock, and (ii) at the appropriate payment date, the amount of all dividends or other distributions with a record date after the Effective Time and prior to the time of such surrender or transfer and with a payment date subsequent to the time of such surrender or transfer payable with respect to such shares of Holdings Common Stock.

(d) After the Effective Time, (i) there shall be no transfers on the stock transfer books of Grey Wolf of the shares of Grey Wolf Common Stock which were outstanding immediately prior to the Effective Time and (ii) there shall be no transfers on the stock transfer books of the Basic of the shares of Basic Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to Holdings, the presented Certificates or Uncertificated Shares shall be cancelled and exchanged for shares of Holdings Common Stock, the Basic Cash Consideration or the Grey Wolf Cash Consideration, as the case may be, and cash in lieu of fractional shares and unpaid dividends or distributions, if any, deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article 2.

(e) No fractional shares of Holdings Common Stock shall be issued pursuant to this Agreement. All fractional shares of Holdings Common Stock that a holder of shares of Basic Common Stock or Grey Wolf Common Stock would otherwise be entitled to receive as a result of the Mergers shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest equal to such fraction of a share of Holdings Common Stock multiplied by the closing sale price of a share of Holdings Common Stock on the NYSE on the first trading day immediately following the Effective Time.

(f) Any portion of the Exchange Fund (including the proceeds of any investments thereof and any certificates for shares of Holdings Common Stock) that remains undistributed to the former stockholders of Grey Wolf or Basic one year after the Effective Time shall be delivered to Holdings. Any former stockholders of Grey Wolf or Basic who have not theretofore complied with this Section 2.11 shall thereafter look only to Holdings for their shares of Holdings Common Stock, their Basic Cash Consideration or Grey Wolf Cash Consideration, as the case may be, and cash in lieu of fractional shares and for any unpaid dividends and distributions, if any, on the shares of Holdings Common Stock deliverable to such former stockholder pursuant to this Agreement.

(g) None of Holdings, Basic, Grey Wolf, the Exchange Agent or any other Person shall be liable to any Person for any portion of the Exchange Fund properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Holdings, the posting by such Person of a bond in such reasonable amount as Holdings may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate shares of Holdings Common Stock, the Basic Cash Consideration or Grey Wolf Cash Consideration, as the case may be, and cash in lieu of fractional shares and unpaid dividends and distributions, if any, on shares of Holdings Common Stock, as provided in Section 2.11(c), deliverable in respect thereof pursuant to this Agreement.

(i) If any portion of the Basic Merger Consideration or the Grey Wolf Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

Section 2.12  Adjustment of Exchange Ratios.  If, between the date of this Agreement and the Effective Time (and in each case, as permitted by Section 5.2), the outstanding shares of Basic Common Stock or the outstanding shares of Grey Wolf Common Stock shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in other securities shall be declared with a record date within such period, or any similar event shall have occurred, the applicable Basic Merger Consideration or Grey Wolf Merger Consideration (and as a result, the Basic Adjustment Fraction and the Grey Wolf Adjustment Fraction) shall be appropriately adjusted to provide to the holders of Basic Common Stock or Grey Wolf Common Stock, as the case may be, the same economic effect as contemplated by this Agreement prior to such event.

Section 2.13  Withholding.  Each of Holdings and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person pursuant to this Article 2 such amounts as are required to be deducted or withheld under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment (including withholding shares of Holdings Common Stock). Any such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of whom such deduction and withholding was made.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF GREY WOLF
AND HOLDINGS

As an inducement for Basic and Holdings to enter into this Agreement, Grey Wolf and Holdings hereby jointly and severally make the following representations and warranties to Basic and Holdings; provided, however, that such representations and warranties shall be subject to and qualified by: (a) the disclosure letter delivered by Grey Wolf to Basic as of the date hereof (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein) (the “Grey Wolf Disclosure Letter”) (it being understood that (i) the disclosure of any fact or item in any section of the Grey Wolf Disclosure Letter shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other section to the extent that such disclosure is made in a manner that makes its relevance to the other section reasonably apparent and (ii) the disclosure of any matter or item in the Grey Wolf Disclosure Letter shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality,” “Grey Wolf Material Adverse Effect” or any word or phrase of similar import and does not mean that such matter or item, alone or together with any other matter or item, would constitute a Grey Wolf Material Adverse Effect); and (b) information contained in the Grey Wolf Reports (excluding any exhibits thereto and excluding disclosures under “Risk Factors” and other forward-looking or predictive statements) filed with the SEC prior to the date hereof (but only to the extent that such disclosure on its face appears to constitute information that would reasonably be deemed a qualification or exception to the following representations and warranties).

Section 3.1  Corporate Existence; Good Standing; Corporate Authority.  Grey Wolf is a corporation duly incorporated, validly existing and in good standing under the Applicable Laws of the State of Texas. Holdings is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Grey Wolf is duly qualified to conduct business and is in good standing (to the extent such concept exists in the relevant jurisdiction) in each jurisdiction in which the ownership, operation or lease of its property or the nature of Grey Wolf’s business requires such qualification, except for jurisdictions in which any failures to be so qualified or to be in good standing, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Grey Wolf Material Adverse Effect. Grey

Wolf and Holdings each have all requisite corporate power and authority to own or lease and operate their respective properties and assets and to carry on their businesses as they are currently being conducted. Grey Wolf has delivered to Basic true, accurate and complete copies of the Amended and Restated Articles of Incorporation (including any and all Certificates of Designations) and the Amended and Restated Bylaws of Grey Wolf, each as amended to date (the “Grey Wolf Charter Documents”), and each Grey Wolf Charter Document is in full force and effect, has not been amended or modified and has not been terminated, superseded or revoked. Holdings has delivered to Basic true, accurate and complete copies of its Certificate of Incorporation and Bylaws, each as amended to date (the “Holdings Charter Documents”) and each Holdings Charter Document is in full force and effect, has not been amended or modified and has not been terminated, superseded or revoked. Grey Wolf is not in violation of the Grey Wolf Charter Documents. Holdings is not in violation of the Holdings Charter Documents.

Section 3.2  Authorization, Validity and Effect of Agreements.

(a) Each of Grey Wolf and Holdings has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements, instruments, certificates and documents contemplated hereunder (collectively, the “Related Documents”) to which it is, or will become, a party, to perform its obligations hereunder and thereunder and to consummate, in the case of Grey Wolf, the Grey Wolf Merger and, in the case of Holdings, the Mergers, and all other transactions contemplated hereunder and thereunder, subject to the approval of the Grey Wolf Proposals by Grey Wolf’s stockholders. The execution, delivery and performance of this Agreement and the Related Documents and the consummation of, in the case of Grey Wolf, the Grey Wolf Merger and, in the case of Holdings, the Mergers and the other transactions contemplated hereunder and thereunder have been duly authorized by all requisite corporate action on behalf of Grey Wolf and Holdings, and no other corporate proceedings by Grey Wolf or Holdings are necessary to authorize the execution and delivery of this Agreement or the Related Documents or to consummate, in the case of Grey Wolf, the Grey Wolf Merger and, in the case of Holdings, the Mergers, and the other transactions contemplated hereunder or under the Related Documents, except for the approval of the Grey Wolf Proposals by Grey Wolf’s stockholders, the filing of the Articles of Merger pursuant to the TBCA, the filing of the Certificate of Mergers pursuant to the DGCL and the Governmental Authority applications and approvals described in Section 3.6(b).

(b) This Agreement and each of the Related Documents to which each of Grey Wolf and Holdings is a party have been or will be duly executed by each of Grey Wolf and Holdings and, assuming the due authorization, execution and delivery hereof and thereof by Basic to the extent a party hereof and thereof, constitute the valid and legally binding obligations of Grey Wolf and Holdings, enforceable against each of Grey Wolf and Holdings in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Applicable Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law). Assuming the accuracy of the representations and warranties set forth in Section 4.18, (i) Grey Wolf has taken all action necessary to render the restrictions set forth in Article 13.03 of the TBCA inapplicable to this Agreement and the transactions contemplated hereby and (ii) Holdings has taken all action necessary to render Section 203 of the DGCL inapplicable to this Agreement and the transactions contemplated hereby.

Section 3.3  Capitalization.

(a) The authorized capital stock of Grey Wolf consists of 500,000,000 shares of Grey Wolf Common Stock and 1,000,000 shares of Grey Wolf Preferred Stock, 200,000 shares of which have been designated as Convertible Redeemable Preferred Stock and 250,000 shares of which have been designated as Series B Junior Participating Preferred Stock (the “Junior Preferred Stock”). As of the close of business on April 18, 2008, there were 178,860,901 issued and outstanding shares of Grey Wolf Common Stock (including 2,893,874 shares of Grey Wolf Restricted Stock), 19,304,743 shares of Grey Wolf Common Stock held by Grey Wolf in its treasury, and no issued or outstanding shares of Grey Wolf Preferred Stock. The stockholders of Grey Wolf previously approved a 1996 Employee Stock Option Plan, as amended (the “Grey Wolf 1996 Plan”), and a 2003 Incentive Plan, as amended (the “Grey Wolf 2003 Plan”). As of April 18, 2008,

747,580 shares of Grey Wolf Common Stock were reserved for future issuance pursuant to outstanding Grey Wolf Options under the Grey Wolf 1996 Plan, 2,776,584 shares of Grey Wolf Common Stock were reserved for future issuance pursuant to outstanding Grey Wolf Options granted under the Grey Wolf 2003 Plan, 700,500 shares of Grey Wolf Common Stock were reserved for future issuances pursuant to outstanding Grey Wolf Options not granted under a plan and 178,861 shares of Junior Preferred Stock were reserved for future issuance pursuant to that certain Rights Agreement between Grey Wolf and American Stock Transfer and Trust dated September 21, 1998 (the “Grey Wolf Rights Agreement”). Pursuant to the Grey Wolf Rights Agreement, each outstanding share of Grey Wolf Common Stock is accompanied by one Junior Preferred Stock Purchase Right (the “Grey Wolf Rights”) entitling the holder thereof to purchase, subject to the terms and conditions thereof, Equity Securities of Grey Wolf. As of April 18, 2008, there were no shares of Grey Wolf Common Stock remaining available for the grant of awards under Grey Wolf 1996 Plan and 5,252,263 shares of Grey Wolf Common Stock remaining available for the grant of awards under Grey Wolf 2003 Plan. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Grey Wolf. All shares of Grey Wolf Common Stock are, and all shares of Grey Wolf Common Stock which may be issued and outstanding immediately prior to the Effective Time as permitted under this Agreement shall be when issued, duly authorized, validly issued, fully paid and nonassessable shares of Grey Wolf Common Stock and not subject to any preemptive rights.

(b) Grey Wolf has no outstanding bonds, debentures, promissory notes or other Indebtedness that are convertible into or exercisable for Equity Interests, except for Grey Wolf’s 3.75% Contingent Convertible Senior Notes due 2023 (the “Grey Wolf 3.75% Notes”) and Grey Wolf’s Floating Rate Contingent Convertible Senior Notes due 2024 (the “Grey Wolf Floating Rate Notes,” and together with the Grey Wolf 3.75% Notes, the “Grey Wolf Convertible Notes”). Grey Wolf has no outstanding bonds, debentures, promissory notes or other indebtedness, the holders of which have the right to vote with the stockholders of Grey Wolf on any matter (collectively, the “Grey Wolf Voting Debt”). As of the date of this Agreement, except as set forth in this Section 3.3, Grey Wolf and the Grey Wolf Subsidiaries have not issued, sold, granted or delivered, are not obligated to issue, sell, grant or deliver (or to cause to be issued, sold, granted or delivered), and are not a party to any Contract or other obligation to issue, sell, grant or deliver, any Equity Interest (including, without limitation, any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind pursuant to which a Person is entitled to acquire an Equity Interest) or Grey Wolf Voting Debt of any nature or any additional shares of capital stock or any other Equity Interest in Grey Wolf or any Grey Wolf Subsidiary, except (with respect to foreign Grey Wolf Subsidiaries only) Equity Interests that would have an immaterial effect on Grey Wolf and the Grey Wolf Subsidiaries, taken as a whole. Section 3.3(b) of the Grey Wolf Disclosure Letter sets forth a true, correct and complete list of all outstanding Grey Wolf Options and Grey Wolf Restricted Stock as of April 15, 2008, including grantee name, exercise price (if any) and vesting schedule and other vesting conditions to the extent not fully vested. Except under the respective terms of Grey Wolf Convertible Notes and the Grey Wolf Rights, there are no outstanding or authorized (i) contractual or other obligations of Grey Wolf or any of the Grey Wolf Subsidiaries to repurchase, redeem or otherwise acquire any Equity Interest of Grey Wolf or any of the Grey Wolf Subsidiaries or any such securities or agreements referred to in the prior sentence or (ii) voting trusts or similar agreements to which Grey Wolf or any of the Grey Wolf Subsidiaries is a party with respect to the voting of the capital stock of Grey Wolf or any of the Grey Wolf Subsidiaries, except (with respect to foreign Grey Wolf Subsidiaries only) repurchases, redemptions or acquisitions that would have an immaterial effect on Grey Wolf and the Grey Wolf Subsidiaries, taken as a whole.

(c) Grey Wolf has received from each of the directors and executive officers of Grey Wolf set forth on Schedule B an executed lock-up agreement substantially in the form attached hereto as Exhibit A (the “Grey Wolf Lock-Up Agreements”). Grey Wolf has delivered to Basic true, correct and complete executed copies of the Grey Wolf Lock-Up Agreements.

Section 3.4  Subsidiaries.

(a) Each Grey Wolf Subsidiary is a corporation or other legal entity duly organized or constituted and validly existing under the Applicable Laws of its jurisdiction of incorporation, organization or formation. Each Grey Wolf Subsidiary has all requisite corporate, limited liability company, partnership or other business power and authority to own or lease and operate its properties and assets and to carry on its business as currently conducted, except (with respect to foreign Grey Wolf Subsidiaries only) as would have an immaterial effect on Grey Wolf and the Grey Wolf Subsidiaries, taken as a whole. Each Grey Wolf Subsidiary is duly qualified to conduct business and is in good standing (to the extent such concept exists in the relevant jurisdiction) in each jurisdiction in which the ownership or lease and operation of its property or the nature of its business requires such qualification, except for jurisdictions in which any failures to be so qualified or to be in good standing, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Grey Wolf Material Adverse Effect. All of the outstanding shares of capital stock of, or other Equity Interests in, each Grey Wolf Subsidiary are duly authorized, validly issued, fully paid and nonassessable and are owned, directly or indirectly, by Grey Wolf, (except for Equity Interests representing an immaterial ownership required under the Applicable Laws of any foreign jurisdiction to be owned by others), free and clear of all Liens, except for Permitted Liens and Liens granted under the Grey Wolf Credit Agreements.

(b) Section 3.4(b) of the Grey Wolf Disclosure Letter sets forth all Grey Wolf Subsidiaries (other than Holdings) and the percentage Equity Interest of such Grey Wolf Subsidiary held, directly or indirectly, by Grey Wolf. Grey Wolf’s U.S. Subsidiaries are not in violation of their respective Grey Wolf Subsidiary Charter Documents, and Grey Wolf’s non-U.S. Subsidiaries are not in material violation of their respective Grey Wolf Subsidiary Charter Documents.

(c) Fifty (50) shares of Holdings Common Stock, representing fifty percent (50%) of the issued and outstanding capital stock of Holdings is owned directly by Grey Wolf. Holdings has been formed solely for the purpose of engaging in the transactions contemplated hereby (including transactions in connection with the Holdings Credit Facilities) and, as of the Effective Time, will not have engaged in any activities other than in connection with the transactions contemplated by this Agreement (including transactions in connection with the Holdings Credit Facilities). Immediately prior to the Effective Time, no shares of Holdings Equity Interests will be issued and outstanding other than 50 shares of Holdings Common Stock that will be held by Grey Wolf and the 50 shares of Holdings Common Stock that will be held by Basic, all of which shares shall be cancelled in accordance with Section 2.10 hereof at the Effective Time. The shares of Holdings Common Stock to be issued in connection with the Mergers, when issued in accordance with this Agreement, will be validly issued, fully paid, nonassessable and free of preemptive rights.

(d) Holdings owns no Equity Interests in any other Person.

Section 3.5  Compliance with Laws; Permits.  Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Grey Wolf Material Adverse Effect, and except for (x) matters relating to Taxes, which are treated exclusively in Section 3.10, (y) matters relating to Grey Wolf Benefit Plans, which are treated exclusively under Section 3.11 and (z) matters arising under Environmental, Health and Safety Laws, which are treated exclusively in Section 3.13:

(a) Neither Grey Wolf nor any Grey Wolf Subsidiary is in violation of any Applicable Law relating to the ownership or operation of any of its assets, and no Claim is pending or, to the knowledge of Grey Wolf, threatened with respect to any such matters;

(b) Grey Wolf and each Grey Wolf Subsidiary hold all permits, licenses, certifications, variations, exemptions, Orders, franchises, registrations, filings, approvals, authorizations or other required grant of operating authority required by any Governmental Authority necessary for the conduct of their respective businesses (the “Grey Wolf Permits”). All Grey Wolf Permits are in full force and effect and there exists no default thereunder or breach thereof, and Grey Wolf has no notice or knowledge that such Grey Wolf Permits will not be renewed in the ordinary course after the Effective Time. No Governmental Authority has given, or to the knowledge of Grey Wolf, threatened to give, notice of any action to terminate, cancel or reform any Grey Wolf Permits; and

(c) Grey Wolf and each Grey Wolf Subsidiary possess all Grey Wolf Permits required for the present ownership or lease, as the case may be, and operation of all Grey Wolf Real Property, and there exists no default or breach with respect to, and no Person, including any Governmental Authority, has taken or, to the knowledge of Grey Wolf, threatened to take, any action to terminate, cancel or reform any such Grey Wolf Permit pertaining to Grey Wolf Real Property.

Section 3.6  No Conflict; Consents.

(a) The execution and delivery by each of Grey Wolf and Holdings of this Agreement and the Related Documents, the performance of the obligations of Grey Wolf and Holdings hereunder and thereunder and the consummation by Grey Wolf and Holdings of the Mergers and the other transactions contemplated hereby and thereby in accordance with the terms hereof and thereof will not (i) conflict with or result in a breach of any provisions of the Grey Wolf Charter Documents or the Holdings Charter Documents, (ii) conflict with or result in a breach of any provisions of the Grey Wolf Subsidiary Charter Documents, (iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, impair Grey Wolf’s rights under, alter the rights or obligations of third parties under, result in the termination of or in a right of termination or cancellation of, give rise to a right of purchase under, or accelerate the performance required by, any Grey Wolf Material Contract or other Contract, (iv) except in connection with the Holdings Credit Facilities, result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Grey Wolf or the Grey Wolf Subsidiaries under any Grey Wolf Material Contract or by which Grey Wolf or the Grey Wolf Subsidiaries or any of their properties is bound or affected, (v) result in any Grey Wolf Material Contract being declared void, voidable, or without further binding effect, (vi) otherwise result in a detriment to Grey Wolf or any of the Grey Wolf Subsidiaries under any of the terms, conditions or provisions of any Grey Wolf Material Contract or other Contract by which Grey Wolf or any of the Grey Wolf Subsidiaries is bound or to which any of their properties is subject or (vii) (assuming that the consents and approvals referred to in Section 3.6(b) are duly and timely made or obtained and that the Grey Wolf Proposals are approved by the requisite Grey Wolf Stockholders) contravene, conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Grey Wolf or any of the Grey Wolf Subsidiaries, other than, in the cases of clauses (ii) through (vii), any such violations, conflicts, breaches, defaults, impairments, alterations, terminations, cancellations, purchase rights, accelerations, Liens, voidings or detriments that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Grey Wolf Material Adverse Effect.

(b) Neither the execution and delivery by Grey Wolf or Holdings of this Agreement or any Related Document nor the consummation by Grey Wolf or Holdings of the Mergers and the other transactions contemplated hereby or thereby in accordance with the terms hereof or thereof will require any consent, approval or authorization of, notice to or filing or registration with any Governmental Authority, other than (i) the filing of the Articles of Merger with the Secretary of State of the State of Texas, the filing of the Certificate of Mergers with the Secretary of State of the State of Delaware, and appropriate documents required to be filed as a result of the Mergers with the relevant Governmental Authorities in the states and foreign jurisdictions in which Grey Wolf, Holdings or any other Grey Wolf Subsidiary is qualified to conduct business, (ii) the filing of the Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act and the filing and effectiveness of the Registration Statement, (iii) filings required under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), including the filing of forms and other documents with the FTC and the Antitrust Division of the DOJ as required by the HSR Act (“Notification and Report Forms”), (iv) filings required under federal and state securities or “Blue Sky” laws, applicable non-U.S. laws or the rules of the AMEX or NYSE and (v) any other applicable filings or notifications under the antitrust, competition or similar Applicable Laws of foreign jurisdictions ((i), (ii), (iii), (iv) and (v) collectively, the “Grey Wolf Regulatory Filings”), except for any failures to obtain any such consent, approval or authorization or to make any such filing, notification or registration that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Grey Wolf Material Adverse Effect.

Section 3.7  SEC Documents.

(a) Grey Wolf has filed with the SEC all documents required to be so filed by it since January 1, 2007 pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act, and has made available to Basic each registration statement, periodic or other report, proxy statement or information statement (other than preliminary materials) it has so filed, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the “Grey Wolf Reports”). As used in this Section 3.7, the term “file” shall include any reports on Form 8-K furnished to the SEC. As of its respective date or, if amended by a subsequent filing prior to the date hereof, on the date of such filing, each Grey Wolf Report complied in all material respects with the applicable requirements of the Exchange Act, SOX and the rules and regulations thereunder and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Grey Wolf Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Grey Wolf and the Grey Wolf Subsidiaries as of its date, and each of the consolidated statements of operations, cash flows and changes in stockholders’ equity included in or incorporated by reference into the Grey Wolf Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders’ equity, as the case may be, of Grey Wolf and the Grey Wolf Subsidiaries for the periods set forth therein (such consolidated balance sheets and consolidated statements of operations, cash flows and changes in stockholders’ equity, each including the notes and schedules thereto, the “Grey Wolf Financial Statements”). The Grey Wolf Financial Statements (i) complied as to form in all material respects with the published rules and regulations of the SEC and (ii) were prepared in accordance with GAAP consistently applied during the periods involved, except as may be noted in the Grey Wolf Financial Statements or as permitted by Form 10-Q or Form 8-K.

(b) Grey Wolf has not entered into or modified any loans or arrangements with its officers and directors in violation of Section 402 of SOX. Grey Wolf has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Grey Wolf’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Grey Wolf in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of Grey Wolf as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of SOX. The management of Grey Wolf has completed its assessment of the effectiveness of Grey Wolf’s internal controls over financial reporting in compliance with the requirements of Section 404 of SOX for the year ended December 31, 2007, and such assessment concluded that such controls were effective. To the knowledge of Grey Wolf, it has disclosed, based on its most recent evaluations, to Grey Wolf’s outside auditors and the audit committee of the Grey Wolf Board (i) all significant deficiencies in the design or operation of internal controls over financial reporting and any material weaknesses, which have more than a remote chance to materially adversely affect Grey Wolf’s ability to record, process, summarize and report financial data (as defined in Rule 13a-15(f) of the Exchange Act) and (ii) any fraud, regardless of whether material, that involves management or other employees who have a significant role in Grey Wolf’s internal controls over financial reporting.

(c) Since January 1, 2007, to the knowledge of Grey Wolf, neither Grey Wolf nor any of the Grey Wolf Subsidiaries nor any director, officer, employee, auditor, accountant or representative of Grey Wolf or any of the Grey Wolf Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or Claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Grey Wolf or any of the Grey Wolf Subsidiaries, including any material complaint, allegation, assertion or Claim that Grey Wolf or any of the Grey Wolf Subsidiaries has a “material weakness” (as such terms are defined in the Public Accounting Oversight Board’s Auditing Standard No. 2, as in effect on the date hereof), in Grey Wolf’s internal controls over financial reporting.

Section 3.8  Litigation.  Except (a) matters relating to Tax matters, which are treated exclusively under Section 3.10, (b) matters relating to Grey Wolf Benefit Plans, which are treated exclusively under Section 3.11 and (c) matters arising under Environmental, Health and Safety Laws, which are treated exclusively under Section 3.13, there is no litigation, arbitration, mediation, action, suit, Claim, proceeding or investigation, whether legal or administrative, pending against Grey Wolf or any of the Grey Wolf Subsidiaries or, to Grey Wolf’s knowledge, threatened against Grey Wolf or any of the Grey Wolf Subsidiaries or any of their respective assets, properties or operations, at Applicable Law or in equity, before or by any Governmental Authority or any Order of any Governmental Authority that, individually or in the aggregate, and taking into consideration the aggregate amounts reserved for any such matters in Grey Wolf’s consolidated balance sheet at December 31, 2007, has had or caused or would reasonably be expected to have or cause a Grey Wolf Material Adverse Effect.

Section 3.9  Absence of Certain Changes.  From December 31, 2007 to the date of this Agreement, except as described in the Grey Wolf Reports, there has not been (a) any event or occurrence that has had or caused or would reasonably be expected to have or cause a Grey Wolf Material Adverse Effect, (b) any material change by Grey Wolf or any of the Grey Wolf Subsidiaries, when taken as a whole, in any of its accounting methods, principles or practices or any of its Tax methods, practices or elections, (c) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock or other Equity Interest of Grey Wolf or any redemption, purchase or other acquisition of any of its Equity Interests except for repurchases of Grey Wolf Common Stock pursuant to Grey Wolf’s previously announced stock repurchase program and shares of Grey Wolf Common Stock that were withheld to satisfy federal withholding requirements upon vesting of Grey Wolf Restricted Stock, or (d) except in the ordinary course of business consistent with past practices, any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan.

Section 3.10  Taxes.

(a) Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Grey Wolf Material Adverse Effect:

(i) The Grey Wolf Companies have timely filed, or have caused to be timely filed on their behalf, all Tax Returns required to be filed by or on behalf of the Grey Wolf Companies (including any Tax Return required to be filed by an affiliated, consolidated, combined, unitary or similar group that included the Grey Wolf Companies) in the manner prescribed by Applicable Law. All such Tax Returns are complete and correct. The Grey Wolf Companies have timely paid (or Grey Wolf has paid on each Grey Wolf Subsidiary’s behalf) all Taxes due and owing, and, in accordance with GAAP, the most recent Grey Wolf Financial Statements contained in the Grey Wolf Reports reflect a reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all Taxes payable by the Grey Wolf Companies for all Taxable periods and portions thereof through the date of such Grey Wolf Financial Statements.

(ii) No Tax Return of the Grey Wolf Companies is under audit or examination by any Tax Authority, and no written or, to the knowledge of Grey Wolf, unwritten notice of such an audit or examination has been received by the Grey Wolf Companies. There is no assessed deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Grey Wolf Companies.

(iii) Since December 31, 2007, the Grey Wolf Companies have not made or rescinded any election relating to Taxes or settled or compromised any Claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to any Taxes, or, except as may be required by Applicable Law, made any change to any of their methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of their most recently filed federal Tax Returns.

(iv) The Grey Wolf Companies do not have any liability for any Tax under Treasury Regulation Section 1.1502-6 or any similar provision of any other Tax Law, except for Taxes of the Grey Wolf Companies and the affiliated group of which Grey Wolf is the common parent, within the meaning of Section 1504(a)(1) of the Code or any similar provision of any other Tax Law.

(v) There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material Taxes and no power of attorney with respect to any such Taxes has been executed or filed with any Tax Authority by or on behalf of the Grey Wolf Companies.

(vi) Except for statutory Liens for Taxes not yet due, no Liens for Taxes exist with respect to any assets or properties of the Grey Wolf Companies.

(vii) Except for any agreements or arrangements (A) with customers, vendors, lessors or similar persons entered into in the ordinary course of business or (B) among the Grey Wolf Companies, none of the Grey Wolf Companies is a party to or bound by any Tax sharing agreement, Tax indemnity obligation or agreement or arrangement with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Tax Authority).

(viii) The Grey Wolf Companies have complied with all Applicable Law relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442 and 3402 of the Code or similar provisions of any other Tax Law) and have, within the time and the manner prescribed by applicable Tax Law, withheld from and paid over to the proper Tax Authorities all amounts required to be so withheld and paid over under applicable Tax Law.

(ix) None of the Grey Wolf Companies is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(x) None of the Grey Wolf Companies shall be required to include in a Taxable period ending after the Closing Date any item of income that accrued in a prior Taxable period but was not recognized in any prior Taxable period as a result of the installment method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of any other Tax Law.

(xi) None of the Grey Wolf Companies has participated in any “reportable transaction” as defined in Treasury Regulation Section 1.6011-4.

(b) Since December 31, 2005, none of the Grey Wolf Companies has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(c) None of the Grey Wolf Companies knows of any fact, agreement, plan, or other circumstance, or has taken or failed to take any action, that would reasonably be expected to prevent the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 3.11  Employee Benefit Plans.

(a) Section 3.11(a) of the Grey Wolf Disclosure Letter contains a list of all Grey Wolf Benefit Plans. Grey Wolf has provided or made available to Basic true and complete copies of the Grey Wolf Benefit Plans and, if applicable, all amendments thereto, the most recent trust agreements, the Forms 5500 for the prior three years, the most recent Internal Revenue Service (the “IRS”) determination or opinion letters, summary plan descriptions, any summaries of material modifications provided to participants since the most recent summary plan descriptions, material notices to participants, funding statements, annual reports and actuarial reports, if applicable, and all correspondence with any Governmental Authority for each Grey Wolf Benefit Plan.

(b) To the extent applicable, the Grey Wolf Benefit Plans comply in all material respects with the requirements of ERISA and the Code or with the Applicable Laws and regulations of any applicable jurisdiction, and any Grey Wolf Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS (or, if applicable, an opinion letter) and such letter has not been revoked; all required amendments since the issuance of such favorable determination letter from the IRS have been made and no amendments have been made which would reasonably be expected to result in the disqualification of any of such Grey Wolf Benefit Plans; the Grey Wolf Benefit Plans have been maintained and operated in compliance in all material respects with their terms; to Grey Wolf’s knowledge, there are no breaches of fiduciary duty in connection with the Grey Wolf Benefit Plans for which Grey Wolf could be liable; there are no pending or, to Grey Wolf’s knowledge, threatened Claims against or otherwise involving any Grey Wolf Benefit Plan that, individually or in the aggregate, have had or caused or would reasonably be expected to have or cause a Grey Wolf Material Adverse Effect, and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of the Grey Wolf Benefit Plan activities) has been brought against or with respect to any such Grey Wolf Benefit Plan for which Grey Wolf could be liable that, individually or in the aggregate, have had or caused or would reasonably be expected to have or cause a Grey Wolf Material Adverse Effect; all material contributions required to be made as of the date hereof to Grey Wolf Benefit Plans have been made or have been properly accrued and are reflected in the Grey Wolf Financial Statements as of the date thereof.

(c) Neither Grey Wolf nor any of the Grey Wolf Subsidiaries or ERISA Affiliates contributes to, or has an obligation to contribute to, and has not within six years prior to the Effective Time contributed to, or had an obligation to contribute to or has any material liability, contingent or otherwise, with respect to, (i) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (ii) any plan that is covered by Title IV of ERISA, (iii) any plan subject to Section 412 of the Code or (iv) any plan funded by a “voluntary employees’ benefits association” within the meaning of Section 501(c)(9) of the Code.

(d) No Grey Wolf Benefit Plan maintained by the Grey Wolf Companies provides medical, surgical, hospitalization, death or similar benefits (regardless of whether insured) for employees or former employees of Grey Wolf or any Grey Wolf Subsidiary for periods extending beyond their retirement or other termination of service other than coverage mandated by Applicable Law.

(e) All accrued material obligations of Grey Wolf and the Grey Wolf Subsidiaries, whether arising by operation of Applicable Law, Contract, or past custom, for compensation and benefits, including, but not limited to, bonuses and accrued vacation, and benefits under Grey Wolf Benefit Plans, have been paid or adequate accruals for such obligations are reflected on the Grey Wolf Financial Statements as of the date thereof.

(f) Section 3.11(f) of the Grey Wolf Disclosure Letter sets forth an accurate and complete list of each Grey Wolf Benefit Plan (and the particular circumstances described in this Section 3.11(f) relating to such Grey Wolf Benefit Plan) under which the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event, such as termination of employment), result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of Grey Wolf or any of the Grey Wolf Subsidiaries.

(g) Section 3.11(g) of the Grey Wolf Disclosure Letter contains a description that is accurate and correct in all material respects of all amounts estimated to be paid or payable (whether in cash, in property, or in the form of benefits, accelerated cash, property, or benefits, or otherwise) in connection with the transactions contemplated hereby (solely as a result thereof) that were or will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(h) Each Grey Wolf Benefit Plan which is or reasonably could be determined to be an arrangement subject to Section 409A of the Code has been operated in good faith compliance with Section 409A of the Code since January 1, 2005 and has been, or may be, timely amended with the consent of the participant, if necessary, to comply in good faith with Section 409A of the Code and any applicable guidance, whether proposed or final, issued by the IRS with respect thereto.

(i) No Grey Wolf Benefit Plan is a multiple employer plan within the meaning of Section 413(c) of the Code.

(j) No Grey Wolf Benefit Plan that is not subject to ERISA has any material liabilities thereunder which are not otherwise fully funded, if applicable, or properly accrued and reflected under the Grey Wolf Financial Statements as of the date thereof.

(k) No Grey Wolf Benefit Plan holds any “qualifying employer securities” or “qualifying employer real estate” within the meaning of ERISA.

(l) With respect to all Grey Wolf Benefit Plans subject to the Applicable Laws of any jurisdiction outside the U.S. (“International Plans”), (i) to Grey Wolf’s knowledge, the International Plans have been maintained in all material respects in accordance with all Applicable Law, (ii) if intended to qualify for special Tax treatment, the International Plans meet the requirements for such treatment in all material respects, (iii) if intended to be funded and/or book-reserved, the International Plans are fully funded and/or book-reserved based upon reasonable actuarial assumptions, and (iv) no liability which would be material to Grey Wolf and the Grey Wolf Subsidiaries, taken as a whole, exists or reasonably could be imposed upon the assets of Grey Wolf or any of the Grey Wolf Subsidiaries by reason of such International Plans, other than to the extent reflected on Grey Wolf’s balance sheet as contained in Grey Wolf’s Form 10-K for the year ended December 31, 2007.

Section 3.12  Labor Matters.

(a) As of the date of this Agreement, (i) neither Grey Wolf nor any of the Grey Wolf Subsidiaries is a party to, or bound by, any collective bargaining agreement or similar Contract, agreement or understanding with a labor union or similar labor organization and (ii) to Grey Wolf’s knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened.

(b) Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Grey Wolf Material Adverse Effect, (i) neither Grey Wolf nor any Grey Wolf Subsidiary has received any written complaint of any unfair labor practice or other unlawful employment practice or any written notice of any material violation of any federal, state or local statutes, Applicable Laws, ordinances, rules, regulations, Orders or directives with respect to the employment of individuals by, or the employment practices of, Grey Wolf or any Grey Wolf Subsidiary, or the work conditions, terms and conditions of employment, wages or hours of their respective businesses, (ii) there are no unfair labor practice charges or other employee related complaints against Grey Wolf or any Grey Wolf Subsidiary pending or, to the knowledge of Grey Wolf threatened, before any Governmental Authority by or concerning the employees working in their respective businesses, and (iii) there is no labor dispute, strike, slowdown or work stoppage against Grey Wolf or any of the Grey Wolf Subsidiaries or, to the knowledge of Grey Wolf, pending or threatened against Grey Wolf or any of the Grey Wolf Subsidiaries.

Section 3.13  Environmental Matters.  Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Grey Wolf Material Adverse Effect:

(a) Grey Wolf and each Grey Wolf Subsidiary has been and is in compliance with all applicable Environmental, Health and Safety Laws and possesses and is in compliance with any permits or licenses required under Environmental, Health and Safety Laws. To the knowledge of Grey Wolf, there are no past or present facts, conditions or circumstances that interfere with or preclude, or could interfere with or preclude if known to a Governmental Authority, the conduct of any of their respective businesses as now conducted or which interfere with continued compliance with applicable Environmental, Health and Safety Laws.

(b) No proceedings or investigations of any Governmental Authority are pending or, to the knowledge of Grey Wolf, threatened against Grey Wolf or the Grey Wolf Subsidiaries that allege the violation of or seek to impose liability pursuant to any Environmental, Health and Safety Laws, and, to the knowledge of Grey Wolf, there are no past or present facts, conditions or circumstances at, on or arising out of, or otherwise associated with, any current (or, to the knowledge of Grey Wolf or the Grey Wolf Subsidiaries, former) businesses, assets or properties of Grey Wolf or any Grey Wolf Subsidiary, including, but not limited to, any on-site or off-site disposal, release or spill of any Hazardous Materials, which constitute a material violation of Environmental, Health and Safety Laws or are reasonably likely to give rise to (i) costs, expenses, liabilities or obligations for any cleanup, remediation, disposal or corrective action under any Environmental, Health and Safety Laws, (ii) Claims arising for personal injury, property damage or damage to natural resources, or (iii) fines, penalties or injunctive relief.

(c) Neither Grey Wolf nor any of the Grey Wolf Subsidiaries has (i) received any written notice of noncompliance with, violation of, or liability or potential liability under any Environmental, Health and Safety Laws or (ii) entered into or become subject to any consent decree, Order or agreement with any Governmental Authority or other Persons pursuant to any Environmental, Health and Safety Laws or relating to the cleanup of any Hazardous Materials.

Section 3.14  Intellectual Property.  Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Grey Wolf Material Adverse Effect, (a) the products, services and operations of Grey Wolf and the Grey Wolf Subsidiaries do not infringe upon, violate or misappropriate the Intellectual Property of any Third Party, (b) Grey Wolf and the Grey Wolf Subsidiaries own or possess valid licenses or other valid rights to use the Intellectual Property that Grey Wolf and the Grey Wolf Subsidiaries use, exercise or exploit in, or that may be necessary or desirable for, their businesses as currently being conducted, free and clear of all Liens (other than Permitted Liens), and (c) to the knowledge of Grey Wolf, there is no infringement of any Intellectual Property owned by or licensed by or to Grey Wolf or any of the Grey Wolf Subsidiaries. To Grey Wolf’s knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property of Grey Wolf or any Grey Wolf Subsidiary by any Person, including, without limitation, any employee or independent contractor (present or former) of Grey Wolf or any Grey Wolf Subsidiary, that, individually or in the aggregate, has had or caused or would reasonably be expected to have or cause a Grey Wolf Material Adverse Effect.

Section 3.15  Insurance.  Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Grey Wolf Material Adverse Effect:

(a) Grey Wolf and the Grey Wolf Subsidiaries maintain and will maintain through the Closing Date the insurance coverages summarized in its Annual Report on Form 10-K for the year ended December 31, 2007, except for certain changes in such coverages since December 31, 2007 as set forth in Section 3.15(a) of the Grey Wolf Disclosure Letter. In addition, there is no material default with respect to any provision contained in any such policy or binder, and none of the Grey Wolf Companies has failed to give any notice or present any claim under any such policy or binder in a timely fashion.

(b) To the knowledge of Grey Wolf, no event relating specifically to Grey Wolf or the Grey Wolf Subsidiaries (as opposed to events affecting the drilling service industry in general) has occurred that is reasonably likely, after the date of this Agreement, to result in an upward adjustment in premiums under any insurance policies they maintain. Neither Grey Wolf nor any of the Grey Wolf Subsidiaries have received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance policies. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no excess liability or protection and indemnity insurance policy has been cancelled by the insurer within one year prior to the date hereof, and to Grey Wolf’s knowledge, no threat in writing has been made to cancel (excluding cancellation upon expiration or failure to renew) any current insurance policy of Grey Wolf or any Grey Wolf Subsidiary.

Section 3.16  No Brokers.  Neither Grey Wolf nor any of the Grey Wolf Subsidiaries has entered into any Contract with any Person that may result in the obligation of Grey Wolf, Basic or any of their respective Subsidiaries to pay any finder’s fees, brokerage or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Grey Wolf has retained UBS Securities LLC and Simmons & Company International as its financial advisors, the fee and expense reimbursement arrangements with which have been disclosed in writing to Basic prior to the date hereof.

Section 3.17  Opinion of Financial Advisors.  The Grey Wolf Board has received the opinion of UBS Securities LLC to the effect that, as of the date of such opinion and subject to the assumptions, qualifications and limitations set forth therein, the Basic Merger Consideration relative to the Grey Wolf Merger Consideration is fair, from a financial point of view, to Grey Wolf. The Grey Wolf Board has also received the opinion of Simmons & Company International to the effect that, as of the date of such opinion and subject to the assumptions, qualifications and limitations set forth therein, the Basic Merger Consideration relative to the Grey Wolf Merger Consideration is fair, from a financial point of view, to Grey Wolf. Grey Wolf will promptly deliver a copy of such written opinions to Basic solely for informational purposes after receipt thereof by Grey Wolf.

Section 3.18  Basic Share Ownership.  Neither Grey Wolf nor any of the Grey Wolf Subsidiaries owns any shares of the capital stock of Basic or any other securities convertible into or otherwise exercisable to acquire shares of capital stock of Basic.

Section 3.19  Vote Required; Board of Director Approval.  Under Texas law and the rules of the AMEX, the only vote of the holders of any class or series of Grey Wolf Equity Interests necessary to approve the Grey Wolf Proposals are (a) the affirmative vote in favor of the Grey Wolf Merger Proposal by the holders of a majority of the issued and outstanding shares of Grey Wolf Common Stock (the “Required Grey Wolf Vote”) and (b) the affirmative vote in favor of the Grey Wolf Plan Proposal by the holders of a majority of the Grey Wolf Common Stock present and voting at the Grey Wolf Meeting. As of or prior to the date of this Agreement, the Grey Wolf Board has, by resolutions duly adopted at a meeting of all directors on the Grey Wolf Board, which meeting was duly called and held, (a) determined that the Mergers are advisable and in the best interests of Grey Wolf and Grey Wolf’s stockholders, (b) approved the Mergers and this Agreement, (c) recommended that the stockholders of Grey Wolf approve this Agreement and directed that the Grey Wolf Merger Proposal be submitted to the stockholders of Grey Wolf at the Grey Wolf Meeting, and (d) determined that the Grey Wolf Plan Proposal is in the best interests of Grey Wolf and Grey Wolf’s stockholders and directed that the Grey Wolf Plan Proposal be submitted to Grey Wolf’s stockholders at the Grey Wolf Meeting.

Section 3.20  Ownership and Condition of Assets.

(a) As of the date hereof, Grey Wolf or a Grey Wolf Subsidiary has good and valid title to the assets of the Grey Wolf Companies including the drilling rigs listed in Section 3.20(a) of the Grey Wolf Disclosure Letter, other than defects or irregularities of title that do not materially impair the ownership or operation of such assets and in each case free and clear of all Liens, except for Permitted Liens, Liens securing the Grey Wolf Credit Agreement or Liens that have not had or caused and would not reasonably be expected to have or cause a Grey Wolf Material Adverse Effect.

(b) The assets of the Grey Wolf Companies are in good operating condition except for: (i) normal maintenance and repair requirements and normal wear and tear, (ii) warm-stacked rigs or cold-stacked rigs identified as such as of the date of this Agreement in Section 3.20(b) of the Grey Wolf Disclosure Letter, and (iii) as would not, when taken together with the matters described in the immediately preceding clauses (i) and (ii), have a Grey Wolf Material Adverse Effect.

Section 3.21  Undisclosed Liabilities.  Neither Grey Wolf nor any of the Grey Wolf Subsidiaries has any liabilities or obligations of any nature, regardless of whether fixed, accrued, contingent or otherwise, except liabilities and obligations that (a) are fully reflected or reserved against in the Grey Wolf Financial Statements included in the Grey Wolf Reports or described in the Grey Wolf Reports filed prior to the date hereof, (b) liabilities and obligations arising under this Agreement and the transaction contemplated by this Agreement, (c) liabilities or obligations incurred in the ordinary course of business consistent with past practices since December 31, 2007, and (d) liabilities and obligations that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Grey Wolf Material Adverse Effect.

Section 3.22  Material Contracts.

(a) Section 3.22(a) of the Grey Wolf Disclosure Letter contains a list of all of the following Contracts or agreements (other than those set forth on an exhibit index in the Grey Wolf Reports filed prior to the date of this Agreement) to which Grey Wolf or any Grey Wolf Subsidiary is a party or by which any of them is bound as of the date of this Agreement (other than this Agreement or any Related Document): (i) any non-competition agreement that purports to limit the manner in which, or the localities in which, all or any portion of their respective businesses are conducted or would purport to bind Grey Wolf, Basic or any of their Affiliates; (ii) any hedging agreements by which any of the assets of Grey Wolf or any Grey Wolf Subsidiary are bound, in an aggregate amount in excess of $1 million; (iii) any Contract granting any Person registration or other purchase or sale rights with respect to any Equity Interest in Grey Wolf or any Grey Wolf Subsidiary; (iv) any voting agreement relating to any Equity Interest of Grey Wolf or any Grey Wolf Subsidiary; (v) any

Contract outside the ordinary course to which Grey Wolf or any Grey Wolf Subsidiary is a party that entitles the other party or parties thereto to receive the benefits thereof without incurring the obligation to pay for same within sixty days after services are provided; (vi) any Contract outside the ordinary course between Grey Wolf or any Grey Wolf Subsidiary and any current or former Affiliate of Grey Wolf; (vii) any drilling rig construction or conversion Contract with respect to which the drilling rig has not been delivered and paid for; (viii) any drilling Contracts of one year or greater in remaining duration; (ix) any Contract or agreement for the borrowing of money with a borrowing capacity or outstanding Indebtedness of $2 million or more; or (x) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (all Contracts or agreements of the types described in clauses (i) through (x), regardless of whether listed in Section 3.22(a) of the Grey Wolf Disclosure Letter and regardless of whether in effect as of the date of this Agreement, being referred to herein as “Grey Wolf Material Contracts”).

(b) As of the date of this Agreement, each of the Grey Wolf Material Contracts is, to the knowledge of Grey Wolf, in full force and effect. Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Grey Wolf Material Adverse Effect, neither Grey Wolf nor any of the Grey Wolf Subsidiaries knows of, or has received written notice of, any breach or violation of, or default under (nor, to the knowledge of Grey Wolf and the Grey Wolf Subsidiaries, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under), any Grey Wolf Material Contract, or has received written notice of the desire of the other party or parties to any such Grey Wolf Material Contract to exercise any rights such party has to cancel, terminate or repudiate such Contract or exercise remedies thereunder.

Section 3.23  State Takeover Statutes.  Assuming the accuracy of the representations and warranties in Section 4.18, Grey Wolf has, or will have prior to the Effective Time, taken all necessary action so that, assuming compliance by Basic with its obligations hereunder and the accuracy of the representations and warranties made by Basic herein, no “business combination,” “moratorium,” “fair price,” “control share acquisition,” or other state antitakeover statute or regulation, nor any takeover-related provision in the Grey Wolf Charter Documents or the Holdings Charter Documents, would apply to this Agreement, any Related Documents or the Mergers.

Section 3.24  Improper Payments.  Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Grey Wolf Material Adverse Effect: (a) no funds, assets or properties of Grey Wolf or its Affiliates have been used or offered for illegal purposes; (b) no accumulation or use of any funds, assets or properties of Grey Wolf or its Affiliates has been made without being properly accounted for in the financial books and records of Grey Wolf or its Affiliates; (c) all payments by or on behalf of Grey Wolf or its Affiliates have been duly and properly recorded and accounted for in their financial books and records and such books and records accurately and fairly reflect all transactions and dispositions of the assets of Grey Wolf and its Affiliates; (d) Grey Wolf has devised and maintained systems that provide reasonable assurances that transactions are and have been executed in accordance with management’s general or specific authorization; (e) neither Grey Wolf nor any of its Affiliates, nor any director, officer, agent, employee or other Person associated with or acting on behalf of Grey Wolf or its Affiliates, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or payment of anything of value relating to political activity, (ii) made any direct or indirect unlawful payment to any employee, agent, officer, director, representative or stockholder of a Governmental Authority or political party, or official or candidate thereof, or any immediate family member of the foregoing or (iii) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment in connection with the conduct of Grey Wolf’s or its Affiliates’ businesses; (f) none of Grey Wolf, any of its Affiliates or any agent of any of them has received any bribes, kickbacks or other improper payments from vendors, suppliers or other Persons; and (g) Grey Wolf has no knowledge that any payment made to a Person would be or has thereafter been offered, given or provided to any foreign official, political party or official thereof, or to any candidate for public office.

Section 3.25  Amendment to Grey Wolf Rights Agreement.  Grey Wolf has amended or taken other action under the Grey Wolf Rights Agreement so that none of the execution and delivery of this Agreement or any Related Document or the consummation of the Mergers or any other transaction contemplated hereby or by a Related Document will cause the Grey Wolf Rights to become exercisable under the Grey Wolf Rights Agreement and will terminate the Grey Wolf Rights Agreement at the Closing. Grey Wolf has delivered to Basic a true, accurate and complete copy of the Grey Wolf Rights Agreement, as amended to date.

Section 3.26  No Other Representations or Warranties.  Except for the representations and warranties contained in this Article 3, neither Grey Wolf nor any other Person makes any other express or implied representation or warranty on behalf of Grey Wolf or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BASIC AND HOLDINGS

As an inducement for Grey Wolf and Holdings to enter into this Agreement, Basic and Holdings hereby jointly and severally make the following representations and warranties to Grey Wolf and Holdings; provided, however, that such representations and warranties shall be subject to and qualified by: (a) the disclosure letter delivered by Basic to Grey Wolf as of the date hereof (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein) (the “Basic Disclosure Letter”) (it being understood that (i) the disclosure of any fact or item in any section of the Basic Disclosure Letter shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other section to the extent that such disclosure is made in a manner that makes its relevance to the other section reasonably apparent and (ii) the disclosure of any matter or item in the Basic Disclosure Letter shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality,” “Basic Material Adverse Effect” or any word or phrase of similar import and does not mean that such matter or item, alone or together with any other matter or item, would constitute a Basic Material Adverse Effect) and (b) information contained in the Basic Reports (excluding any exhibits thereto and excluding disclosures under “Risk Factors” and other forward-looking or predictive statements) filed with the SEC prior to the date hereof (but only to the extent that such disclosure on its face appears to constitute information that would reasonably be deemed a qualification or exception to the following representations and warranties).

Section 4.1  Corporate Existence; Good Standing; Corporate Authority.  Basic is a corporation duly incorporated, validly existing and in good standing under the Applicable Laws of the State of Delaware. Holdings is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Basic is duly qualified to conduct business and is in good standing (to the extent such concept exists in the relevant jurisdiction) in each jurisdiction in which the ownership, operation or lease of its property or the nature of Basic’s business requires such qualification, except for jurisdictions in which any failures to be so qualified or to be in good standing, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Basic Material Adverse Effect. Basic and Holdings each have all requisite corporate power and authority to own or lease and operate their respective properties and assets and to carry on their businesses as they are currently being conducted. Basic has delivered to Grey Wolf true, accurate and complete copies of the Amended and Restated Certificate of Incorporation (including any and all Certificates of Designations) and the Amended and Restated Bylaws of Basic, each as amended to date (the “Basic Charter Documents”) and each Basic Charter Document is in full force and effect, has not been amended or modified and has not been terminated, superseded or revoked. Holdings has delivered to Grey Wolf true, accurate and complete copies of the Holdings Charter Documents and each Holdings Charter Document is in full force and effect, has not been amended or modified and has not been terminated, superseded or revoked. Basic is not in violation of the Basic Charter Documents. Holdings is not in violation of the Holdings Charter Documents.

Section 4.2  Authorization, Validity and Effect of Agreements.

(a) Each of Basic and Holdings has the requisite corporate power and authority to execute and deliver this Agreement and the Related Documents to which it is, or will become, a party, to perform its obligations hereunder and thereunder and to consummate in the case of Basic, the Basic Merger and, in the case of Holdings, the Mergers, and all other transactions contemplated hereunder and thereunder subject to the approval of the Basic Proposal by Basic’s Stockholders. The execution, delivery and performance of this Agreement and the Related Documents and the consummation of in the case of Basic, the Basic Merger and, in the case of Holdings, the Mergers, and the other transactions contemplated hereunder and thereunder have been duly authorized by all requisite corporate action on behalf of Basic and Holdings, and no other corporate proceedings by Basic or Holdings are necessary to authorize the execution and delivery of this Agreement or the Related Documents or to consummate, in the case of Basic, the Basic Merger and, in the case of Holdings, the Mergers, and the other transactions contemplated hereunder or under the Related Documents, except for the approval of the Basic Proposals by Basic’s stockholders, the filing of the Articles of Merger pursuant to the TBCA, the filing of the Certificate of Mergers pursuant to the DGCL and the Governmental Authority applications and approvals described in Section 4.6(b).

(b) This Agreement and each of the Related Documents to which each Basic and Holdings is a party have been or will be duly executed by each of Basic and Holdings and, assuming the due authorization, execution and delivery hereof and thereof by Grey Wolf to the extent a party hereof and thereof, constitute the valid and legally binding obligations of Basic and Holdings enforceable against each of Basic and Holdings, in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Applicable Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law). Assuming the accuracy of the representations and warranties set forth in Section 3.18, Basic and Holdings have taken all action necessary to render the restrictions set forth in Section 203 of the DGCL inapplicable to this Agreement and the transactions contemplated hereby.

Section 4.3  Capitalization.*

(a) The authorized capital stock of Basic consists of 80,000,000 shares of Basic Common Stock and 5,000,000 shares of Basic Preferred Stock. As of the close of business on April 17, 2008, there were 40,890,872 issued and outstanding shares of Basic Common Stock, no shares of Basic Common Stock held by Basic in its treasury and 34,658 issued and outstanding shares of Basic Preferred Stock. As of April 17, 2008, 3,446,075 shares of Basic Common Stock were reserved for future issuance pursuant to outstanding Basic stock options under the Basic Stock Plans. As of April 17, 2008, there were 1,774,550 shares of Basic Common Stock remaining available for the grant of awards under the Basic Stock Plans. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Basic. All shares of Basic Common Stock are, and all shares of Basic Common Stock which may be issued and outstanding immediately prior to the Effective Time as permitted under this Agreement shall be when issued, duly authorized, validly issued, fully paid and nonassessable shares of Basic Common Stock and not subject to any preemptive rights.

(b) Basic has no outstanding bonds, debentures, promissory notes or other Indebtedness the holders of which have (i) the right to vote with the stockholders of Basic on any matter or (ii) convertible or exercisable for Equity Interests having the right to vote (collectively, the “Basic Voting Debt”). As of the date of this Agreement, except as set forth in this Section 4.3, Basic and the Basic Subsidiaries have not issued, sold, granted or delivered, are not obligated to issue, sell, grant or deliver (or to cause to be issued, sold, granted or delivered), and are not a party to any Contract or other obligation to issue, sell, grant or deliver, any Equity Interest (including, without limitation, any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind pursuant to which a Person is entitled to acquire an

* Note: Subsequent to the execution of the merger agreement, Basic disclosed to Grey Wolf that as of the close of business on April 17, 2008, there were 41,251,972 issued and outstanding shares of Basic common stock, 34,658 shares of Basic common stock held by Basic in its treasury and no issued and outstanding shares of Basic preferred stock. In addition, as of April 17, 2008, 2,190,530 shares of Basic common stock were reserved for future issuance pursuant to outstanding Basic stock options under Basic’s incentive plan, 147,000 shares of restricted Basic common stock were potentially issuable under performance-based awards assuming all maximum performance levels were achieved and such shares were earned, and there were 726,275 shares of Basic common stock remaining available for the grant of awards under Basic’s incentive plan. Basic and Grey Wolf each believe that the differences disclosed above compared to the representation in Section 4.3(a) are immaterial.

Equity Interest) or Basic Voting Debt of any nature or any additional shares of capital stock or any other Equity Interest in Basic or any Basic Subsidiary. Section 4.3(b) of the Basic Disclosure Letter sets forth a true, correct and complete list of all outstanding Basic Options and Basic Restricted Stock as of April 17, 2008, including grantee name, exercise price (if any) and vesting schedule and other vesting conditions to the extent not fully vested. There are no outstanding or authorized (i) contractual or other obligations of Basic or any of the Basic Subsidiaries to repurchase, redeem or otherwise acquire any Equity Interest of Basic or any of the Basic Subsidiaries or any such securities or agreements referred to in the prior sentence or (ii) voting trusts or similar agreements to which Basic or any of the Basic Subsidiaries is a party with respect to the voting of the capital stock of Basic or any of the Basic Subsidiaries, except repurchases, redemptions or acquisitions that would have an immaterial effect on Basic and the Basic Subsidiaries, taken as a whole.

(c) Basic has received from each of the directors, executive officers and stockholder of Basic set forth on Schedule A-2 an executed lock-up agreement substantially in the form attached hereto as Exhibit A (the “Basic Lock-Up Agreements”). Basic has delivered to Grey Wolf true, correct and complete copies of the Basic Lock-Up Agreements.

Section 4.4  Subsidiaries.

(a) Each Basic Subsidiary is a corporation or other legal entity duly organized or constituted and validly existing under the Applicable Laws of its jurisdiction of incorporation, organization or formation. Each Basic Subsidiary has all requisite corporate, limited liability company, partnership or other business power and authority to own or lease and operate its properties and assets and to carry on its business as currently conducted. Each Basic Subsidiary is duly qualified to conduct business and is in good standing (to the extent such concept exists in the relevant jurisdiction) in each jurisdiction in which the ownership or lease and operation of its property or the nature of its business requires such qualification, except for jurisdictions in which any failures to be so qualified or to be in good standing, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Basic Material Adverse Effect. All of the outstanding shares of capital stock of, or other Equity Interests in, each Basic Subsidiary are duly authorized, validly issued, fully paid and nonassessable and are owned, directly or indirectly, by Basic, free and clear of all Liens except for Permitted Liens and Liens granted under the Basic Credit Agreements.

(b) Section 4.4(b) of the Basic Disclosure Letter sets forth all of the Basic Subsidiaries (other than Holdings) and the percentage Equity Interest of such Basic Subsidiary held, directly or indirectly, by Basic. The Basic Subsidiaries are not in violation of their respective Basic Subsidiary Charter Documents

(c) Fifty (50) shares of Holdings Common Stock representing fifty percent (50%) of the issued and outstanding capital stock of Holdings is owned directly by Basic. Holdings has been formed solely for the purpose of engaging in the transactions contemplated hereby (including transactions in connection with the Holdings Credit Facilities) and, as of the Effective Time, will not have engaged in any activities other than in connection with the transactions contemplated by this Agreement (including transactions in connection with the Holdings Credit Facilities). Immediately prior to the Effective Time, no shares of Holdings Equity Interests will be issued and outstanding other than 50 shares of Holdings Common Stock that will be held by Grey Wolf and the 50 shares of Holdings Common Stock that will be held by Basic, all of which shares shall be cancelled in accordance with Section 2.10 hereof at the Effective Time. The shares of Holdings Common Stock to be issued in connection with the Mergers, when issued in accordance with this Agreement, will be validly issued, fully paid, nonassessable and free of preemptive rights.

(d) Holdings owns no Equity Interests in any other Person.

Section 4.5  Compliance with Laws; Permits.  Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Basic Material Adverse Effect, and except for (x) matters relating to Taxes, which are treated exclusively in Section 4.10,

(y) matters relating to Basic Benefit Plans, which are treated exclusively under Section 4.11 and (z) matters arising under Environmental, Health and Safety Laws, which are treated exclusively in Section 4.13:

(a) Neither Basic nor any Basic Subsidiary is in violation of any Applicable Law relating to the ownership or operation of any of its assets, and no Claim is pending or, to the knowledge of Basic, threatened with respect to any such matters;

(b) Basic and each Basic Subsidiary hold all permits, licenses, certifications, variations, exemptions, Orders, franchises, registrations, filings, approvals, authorizations or other required grant of operating authority required by any Governmental Authority necessary for the conduct of their respective businesses (the “Basic Permits”). All Basic Permits are in full force and effect and there exists no default thereunder or breach thereof, and Basic has no notice or knowledge that such Basic Permits will not be renewed in the ordinary course after the Effective Time. No Governmental Authority has given, or to the knowledge of Basic, threatened to give, notice of any action to terminate, cancel or reform any Basic Permits; and

(c) Basic and each Basic Subsidiary possess all Basic Permits required for the present ownership or lease, as the case may be, and operation of all Basic Real Property, and there exists no default or breach with respect to, and no Person, including any Governmental Authority, has taken or, to the knowledge of Basic, threatened to take, any action to terminate, cancel or reform any such Basic Permit pertaining to Basic Real Property.

Section 4.6  No Conflict; Consents.

(a) The execution and delivery by each of Basic and Holdings of this Agreement and the Related Documents, the performance of the obligations of Basic and Holdings hereunder and thereunder and the consummation by Basic and Holdings of the Mergers and the other transactions contemplated hereby and thereby in accordance with the terms hereof and thereof will not (i) conflict with or result in a breach of any provisions of the Basic Charter Documents or the Holdings Charter Documents, (ii) conflict with or result in a breach of any provisions of the Basic Subsidiary Charter Documents, (iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, impair Basic’s rights under, alter the rights or obligations of third parties under, result in the termination of or in a right of termination or cancellation of, give rise to a right of purchase under, or accelerate the performance required by, any Basic Material Contract or other Contract, (iv) except in connection with the Holdings Credit Facilities, result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Basic or the Basic Subsidiaries under any Basic Material Contract or by which Basic or the Basic Subsidiaries or any of their properties is bound or affected, (v) result in any Basic Material Contract being declared void, voidable, or without further binding effect, (vi) otherwise result in a detriment to Basic or any of the Basic Subsidiaries under any of the terms, conditions or provisions of any Basic Material Contract or other Contract by which Basic or any of the Basic Subsidiaries is bound or to which any of their properties is subject or (vii) (assuming that the consents and approvals referred to in Section 4.6(b) are duly and timely made or obtained and that the Basic Proposals are approved by the requisite Basic Stockholders), contravene, conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Basic or any of the Basic Subsidiaries, other than, in the cases of clauses (ii) through (vii), any such violations, conflicts, breaches, defaults, impairments, alterations, terminations, cancellations, purchase rights, accelerations, Liens, voidings or detriments that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Basic Material Adverse Effect.

(b) Neither the execution and delivery by Basic or Holdings of this Agreement or any Related Document nor the consummation by Basic or Holdings of the Mergers and the other transactions contemplated hereby or thereby in accordance with the terms hereof or thereof will require any consent, approval or authorization of, notice to or filing or registration with any Governmental Authority, other than (i) the filing of the Articles of Merger with the Secretary of State of the State of Texas, the filing of the Certificate of Mergers with the Secretary of State of the State of Delaware and appropriate documents required to be filed as a result of the Mergers with the relevant Governmental Authorities in the states and foreign jurisdictions in which Basic, Holdings or any other Basic Subsidiary is qualified to conduct business, (ii) the filing of the Proxy Statement/

Prospectus with the SEC in accordance with the Exchange Act and the filing and effectiveness of the Registration Statement, (iii) filings required under the HSR Act, including the filing of Notification and Report Forms with the FTC and the Antitrust Division of the DOJ as required by the HSR Act, (iv) filings required under federal and state securities or “Blue Sky” laws, applicable non-U.S. laws or the rules of the NYSE, and (v) any other applicable filings or notifications under the antitrust, competition or similar Applicable Laws of foreign jurisdictions ((i), (ii), (iii), (iv) and (v) collectively, the “Basic Regulatory Filings”), except for any failures to obtain any such consent, approval or authorization or to make any such filing, notification or registration that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Basic Material Adverse Effect.

Section 4.7  SEC Documents.

(a) Basic has filed with the SEC all documents required to be so filed by it since January 1, 2007 pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act, and has made available to Grey Wolf each registration statement, periodic or other report, proxy statement or information statement (other than preliminary materials) it has so filed, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the “Basic Reports”). As used in this Section 4.7, the term “file” shall include any reports on Form 8-K furnished to the SEC. As of its respective date or, if amended by a subsequent filing prior to the date hereof, on the date of such filing, each Basic Report complied in all material respects with the applicable requirements of the Exchange Act, SOX and the rules and regulations thereunder and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Basic Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Basic and the Basic Subsidiaries as of its date, and each of the consolidated statements of operations, cash flows and changes in stockholders’ equity included in or incorporated by reference into the Basic Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders’ equity, as the case may be, of Basic and the Basic Subsidiaries for the periods set forth therein (such consolidated balance sheets and consolidated statements of operations, cash flows and changes in stockholders’ equity, each including the notes and schedules thereto, the “Basic Financial Statements”). The Basic Financial Statements (i) complied as to form in all material respects with the published rules and regulations of the SEC and (ii) were prepared in accordance with GAAP consistently applied during the periods involved, except as may be noted in the Basic Financial Statements or as permitted by Form 10-Q or Form 8-K.

(b) Basic has not entered into or modified any loans or arrangements with its officers and directors in violation of Section 402 of SOX. Basic has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Basic’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Basic in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of Basic as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of SOX. The management of Basic has completed its assessment of the effectiveness of Basic’s internal controls over financial reporting in compliance with the requirements of Section 404 of SOX for the year ended December 31, 2007, and such assessment concluded that such controls were effective. To the knowledge of Basic, it has disclosed, based on its most recent evaluations, to Basic’s outside auditors and the audit committee of the Basic Board (i) all significant deficiencies in the design or operation of internal controls over financial reporting and any material weaknesses, which have more than a remote chance to materially adversely affect Basic’s ability to record, process, summarize and report financial data (as defined in Rule 13a-15(f) of the Exchange Act) and (ii) any fraud, regardless of whether material, that involves management or other employees who have a significant role in Basic’s internal controls over financial reporting.

(c) Since January 1, 2007, to the knowledge of Basic, neither Basic nor any of the Basic Subsidiaries nor any director, officer, employee, auditor, accountant or representative of Basic or any of the Basic Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or Claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Basic or any of the Basic Subsidiaries, including any material complaint, allegation, assertion or Claim that Basic or any of the Basic Subsidiaries has a “material weakness” (as such terms are defined in the Public Accounting Oversight Board’s Auditing Standard No. 2, as in effect on the date hereof), in Basic’s internal controls over financial reporting.

Section 4.8  Litigation.  Except (a) matters relating to Tax matters, which are treated exclusively under Section 4.10, (b) matters relating to Basic Benefit Plans, which are treated exclusively under Section 4.11 and (c) matters arising under Environmental, Health and Safety Laws, which are treated exclusively under Section 4.13, there is no litigation, arbitration, mediation, action, suit, Claim, proceeding or investigation, whether legal or administrative, pending against Basic or any of the Basic Subsidiaries or, to Basic’s knowledge, threatened against Basic or any of the Basic Subsidiaries or any of their respective assets, properties or operations, at Applicable Law or in equity, before or by any Governmental Authority or any Order of any Governmental Authority that, individually or in the aggregate, and taking into consideration the aggregate amounts reserved for any such matters in Basic’s consolidated balance sheet at December 31, 2007, has had or caused or would reasonably be expected to have or cause a Basic Material Adverse Effect.

Section 4.9  Absence of Certain Changes.  From December 31, 2007 to the date of this Agreement, except as described in the Basic Reports, there has not been (a) any event or occurrence that has had or caused or would reasonably be expected to have or cause a Basic Material Adverse Effect, (b) any material change by Basic or any of the Basic Subsidiaries, when taken as a whole, in any of its accounting methods, principles or practices or any of its Tax methods, practices or elections, (c) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock or other Equity Interest of Basic or any redemption, purchase or other acquisition of any of its Equity Interests, or (d) except in the ordinary course of business consistent with past practices, any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan.

Section 4.10  Taxes.

(a) Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Basic Material Adverse Effect:

(i) The Basic Companies have timely filed, or have caused to be timely filed on their behalf, all Tax Returns required to be filed by or on behalf of the Basic Companies (including any Tax Return required to be filed by an affiliated, consolidated, combined, unitary or similar group that included the Basic Companies) in the manner prescribed by Applicable Law. All such Tax Returns are complete and correct. The Basic Companies have timely paid (or Basic has paid on each Basic Subsidiary’s behalf) all Taxes due and owing, and, in accordance with GAAP, the most recent Basic Financial Statements contained in the Basic Reports reflect a reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all Taxes payable by the Basic Companies for all Taxable periods and portions thereof through the date of such Basic Financial Statements.

(ii) No Tax Return of the Basic Companies is under audit or examination by any Tax Authority, and no written or, to the knowledge of Basic, unwritten notice of such an audit or examination has been received by the Basic Companies. There is no assessed deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Basic Companies.

(iii) Since December 31, 2007, the Basic Companies have not made or rescinded any election relating to Taxes or settled or compromised any Claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to any Taxes, or, except as may be required by Applicable Law, made any change to any of their methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of their most recently filed federal Tax Returns.

(iv) The Basic Companies do not have any liability for any Tax under Treasury Regulation Section 1.1502-6 or any similar provision of any other Tax Law, except for Taxes of the Basic Companies and the affiliated group of which Basic is the common parent, within the meaning of Section 1504(a)(1) of the Code or any similar provision of any other Tax Law.

(v) There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material Taxes and no power of attorney with respect to any such Taxes has been executed or filed with any Tax Authority by or on behalf of the Basic Companies.

(vi) Except for statutory Liens for Taxes not yet due, no Liens for Taxes exist with respect to any assets or properties of the Basic Companies.

(vii) Except for any agreements or arrangements (A) with customers, vendors, lessors or similar persons entered into in the ordinary course of business or (B) among the Basic Companies, none of the Basic Companies is a party to or bound by any Tax sharing agreement, Tax indemnity obligation or agreement or arrangement with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Tax Authority).

(viii) The Basic Companies have complied with all Applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442 and 3402 of the Code or similar provisions of any other Tax Law) and have, within the time and the manner prescribed by applicable Tax Law, withheld from and paid over to the proper Tax Authorities all amounts required to be so withheld and paid over under applicable Tax Law.

(ix) None of the Basic Companies is or has been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(x) None of the Basic Companies shall be required to include in a Taxable period ending after the Closing Date any item of income that accrued in a prior Taxable period but was not recognized in any prior Taxable period as a result of the installment method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of any other Tax Law.

(xi) None of the Basic Companies has participated in any “reportable transaction” as defined in Treasury Regulation Section 1.6011-4.

(b) Since December 31, 2005, none of the Basic Companies has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(c) None of the Basic Companies knows of any fact, agreement, plan, or other circumstance, or has taken or failed to take any action, that would reasonably be expected to prevent the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.11  Employee Benefit Plans.

(a) Section 4.11(a) of the Basic Disclosure Letter contains a list of all Basic Benefit Plans. Basic has provided or made available to Grey Wolf true and complete copies of the Basic Benefit Plans and, if applicable, all amendments thereto, the most recent trust agreements, the Forms 5500 for the prior three years (except as set forth on Section 4.11(a) of the Basic Disclosure Letter), the most recent IRS determination or opinion letters, summary plan descriptions, any summaries of material modifications provided to participants since the most recent summary plan descriptions, material notices to participants, funding statements, annual reports and actuarial reports, if applicable, and all correspondence with any Governmental Authority for each Basic Benefit Plan.

(b) To the extent applicable, the Basic Benefit Plans comply in all material respects with the requirements of ERISA and the Code or with the Applicable Laws and regulations of any applicable jurisdiction, and except as set forth in Section 4.11(b) of the Basic Disclosure Letter, any Basic Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS (or, if applicable, an opinion letter) and such letter has not been revoked; all required amendments since the issuance of such favorable determination letter from the IRS have been made and no amendments have been made which would reasonably be expected to result in the disqualification of any of such Basic Benefit Plans; the Basic Benefit Plans have been maintained and operated in compliance in all material respects with their terms; to Basic’s knowledge, there are no breaches of fiduciary duty in connection with the Basic Benefit Plans for which Basic could be liable; there are no pending or, to Basic’s knowledge, threatened Claims against or otherwise involving any Basic Benefit Plan that, individually or in the aggregate, have had or caused or would reasonably be expected to have or cause a Basic Material Adverse Effect, and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of the Basic Benefit Plan activities) has been brought against or with respect to any such Basic Benefit Plan for which Basic could be liable that, individually or in the aggregate, have had or caused or would reasonably be expected to have or cause a Basic Material Adverse Effect; all material contributions required to be made as of the date hereof to Basic Benefit Plans have been made or have been properly accrued and are reflected in the Basic Financial Statements as of the date thereof.

(c) Neither Basic nor any of the Basic Subsidiaries or ERISA Affiliates contributes to, or has an obligation to contribute to, and has not within six years prior to the Effective Time contributed to, or had an obligation to contribute to or has any material liability, contingent or otherwise, with respect to, (i) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (ii) any plan that is covered by Title IV of ERISA, (iii) any plan subject to Section 412 of the Code or (iv) any plan funded by a “voluntary employees’ benefits association” within the meaning of Section 501(c)(9) of the Code.

(d) No Basic Benefit Plan maintained by the Basic Companies provides medical, surgical, hospitalization, death or similar benefits (regardless of whether insured) for employees or former employees of Basic or any Basic Subsidiary for periods extending beyond their retirement or other termination of service other than coverage mandated by Applicable Law.

(e) All accrued material obligations of Basic and the Basic Subsidiaries, whether arising by operation of Applicable Law, Contract, or past custom, for compensation and benefits, including, but not limited to, bonuses and accrued vacation, and benefits under Basic Benefit Plans, have been paid or adequate accruals for such obligations are reflected on the Basic Financial Statements as of the date thereof.

(f) Section 4.11(f) of the Basic Disclosure Letter sets forth an accurate and complete list of each Basic Benefit Plan (and the particular circumstances described in this Section 4.11(f) relating to such Basic Benefit Plan) under which the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event, such as termination of employment), result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of Basic or any of the Basic Subsidiaries.

(g) Section 4.11(g) of the Basic Disclosure Letter contains a description that is accurate and correct in all material respects, of all amounts estimated to be paid or payable (whether in cash, in property, or in the form of benefits, accelerated cash, property, or benefits, or otherwise) in connection with the transactions contemplated hereby (solely as a result thereof) that were or will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(h) Each Basic Benefit Plan which is or reasonably could be determined to be an arrangement subject to Section 409A of the Code has been operated in good faith compliance with Section 409A of the Code since January 1, 2005 and has been, or may be, timely amended with the consent of the participant, if necessary, to comply in good faith with Section 409A of the Code and any applicable guidance, whether proposed or final, issued by the IRS with respect thereto.

(i) No Basic Benefit Plan is a multiple employer plan within the meaning of Section 413(c) of the Code.

(j) No Basic Benefit Plan that is not subject to ERISA has any material liabilities thereunder which are not otherwise fully funded, if applicable, or properly accrued and reflected under the Basic Financial Statements as of the date thereof.

(k) No Basic Benefit Plan holds any “qualifying employer securities” or “qualifying employer real estate” within the meaning of ERISA.

(l) With respect to all Basic International Plans, (i) to Basic’s knowledge, the International Plans have been maintained in all material respects in accordance with all Applicable Law, (ii) if intended to qualify for special Tax treatment, the International Plans meet the requirements for such treatment in all material respects, (iii) if intended to be funded and/or book-reserved, the International Plans are fully funded and/or book-reserved based upon reasonable actuarial assumptions, and (iv) no liability which would be material to Basic and the Basic Subsidiaries, taken as a whole, exists or reasonably could be imposed upon the assets of Basic or any of the Basic Subsidiaries by reason of such International Plans, other than to the extent reflected on Basic’s balance sheet as contained in Basic’s Form 10-K for the year ended December 31, 2007.

Section 4.12  Labor Matters.

(a) As of the date of this Agreement, (i) neither Basic nor any of the Basic Subsidiaries is a party to, or bound by, any collective bargaining agreement or similar Contract, agreement or understanding with a labor union or similar labor organization and (ii) to Basic’s knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened.

(b) Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Basic Material Adverse Effect, (i) neither Basic nor any Basic Subsidiary has received any written complaint of any unfair labor practice or other unlawful employment practice or any written notice of any material violation of any federal, state or local statutes, Applicable Laws, ordinances, rules, regulations, Orders or directives with respect to the employment of individuals by, or the employment practices of, Basic or any Basic Subsidiary or the work conditions, terms and conditions of employment, wages or hours of their respective businesses, (ii) there are no unfair labor practice charges or other employee related complaints against Basic or any Basic Subsidiary pending or, to the knowledge of Basic, threatened, before any Governmental Authority by or concerning the employees working in their respective businesses and (iii) there is no labor dispute, strike, slowdown or work stoppage against Basic or any of the Basic Subsidiaries or, to the knowledge of Basic, pending or threatened against Basic or any of the Basic Subsidiaries.

Section 4.13  Environmental Matters.  Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Basic Material Adverse Effect:

(a) Basic and each Basic Subsidiary has been and is in compliance with all applicable Environmental, Health and Safety Laws and possesses and is in compliance with any permits or licenses required under Environmental, Health and Safety Laws. To the knowledge of Basic, there are no past or present facts, conditions or circumstances that interfere with or preclude, or could interfere with or preclude if known to a Governmental Authority, the conduct of any of their respective businesses as now conducted or which interfere with continued compliance with applicable Environmental, Health and Safety Laws.

(b) No proceedings or investigations of any Governmental Authority are pending or, to the knowledge of Basic, threatened against Basic or the Basic Subsidiaries that allege the violation of or seek to impose liability pursuant to any Environmental, Health and Safety Laws, and, to the knowledge of Basic, there are no past or present facts, conditions or circumstances at, on or arising out of, or otherwise associated with, any current (or, to the knowledge of Basic or the Basic Subsidiaries, former) businesses, assets or properties of Basic or any Basic Subsidiary, including, but not limited to, any on-site or off-site disposal, release or spill of any Hazardous Materials, which constitute a material violation of Environmental, Health and Safety Laws or are reasonably likely to give rise to (i) costs, expenses, liabilities or obligations for any cleanup, remediation, disposal or corrective action under any Environmental, Health and Safety Laws, (ii) Claims arising for personal injury, property damage or damage to natural resources, or (iii) fines, penalties or injunctive relief.

(c) Neither Basic nor any of the Basic Subsidiaries has (i) received any written notice of noncompliance with, violation of, or liability or potential liability under any Environmental, Health and Safety Laws or (ii) entered into or become subject to any consent decree, Order or agreement with any Governmental Authority or other Persons pursuant to any Environmental, Health and Safety Laws or relating to the cleanup of any Hazardous Materials.

Section 4.14  Intellectual Property.  Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Basic Material Adverse Effect, (a) the products, services and operations of Basic and the Basic Subsidiaries do not infringe upon, violate or misappropriate the Intellectual Property of any Third Party, (b) Basic and the Basic Subsidiaries own or possess valid licenses or other valid rights to use the Intellectual Property that Basic and the Basic Subsidiaries use, exercise or exploit in, or that may be necessary or desirable for, their businesses as currently being conducted, free and clear of all Liens (other than Permitted Liens), and (c) to the knowledge of Basic, there is no infringement of any Intellectual Property owned by or licensed by or to Basic or any of the Basic Subsidiaries. To Basic’s knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property of Basic or any Basic Subsidiary by any Person, including, without limitation, any employee or independent contractor (present or former) of Basic or any Basic Subsidiary, that, individually or in the aggregate, has had or caused or would reasonably be expected to have or cause a Basic Material Adverse Effect.

Section 4.15  Insurance.  Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Basic Material Adverse Effect:

(a) Basic and the Basic Subsidiaries maintain and will maintain through the Closing Date the insurance coverages summarized in its Annual Report on Form 10-K for the year ended December 31, 2007, except for certain changes in such coverages since December 31, 2007 as set forth in Section 4.15(a) of the Basic Disclosure Letter. In addition, there is no material default with respect to any provision contained in any such policy or binder, and none of the Basic Companies has failed to give any notice or present any claim under any such policy or binder in a timely fashion.

(b) To the knowledge of Basic, no event relating specifically to Basic or the Basic Subsidiaries (as opposed to events affecting the drilling service industry in general) has occurred that is reasonably likely, after the date of this Agreement, to result in an upward adjustment in premiums under any insurance policies they maintain. Neither Basic nor any of the Basic Subsidiaries have received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance policies. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no excess liability or protection and indemnity insurance policy has been cancelled by the insurer within one year prior to the date hereof, and to Basic’s knowledge, no threat in writing has been made to cancel (excluding cancellation upon expiration or failure to renew) any current insurance policy of Basic or any Basic Subsidiary.

Section 4.16  No Brokers.  Neither Basic nor any of the Basic Subsidiaries has entered into any Contract with any Person that may result in the obligation of Grey Wolf, Basic or any of their respective Subsidiaries to pay any finder’s fees, brokerage or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Basic has retained Goldman, Sachs & Co. and Tudor, Pickering, Holt & Co. Securities, Inc. its financial advisors, the fee and expense reimbursement arrangements with which have been disclosed in writing to Grey Wolf prior to the date hereof.

Section 4.17  Opinion of Financial Advisors.  The Basic Board has received the opinion of each of Goldman, Sachs & Co. and Tudor, Pickering, Holt & Co. Securities, Inc. to the effect that, as of the date of such opinions and subject to the assumptions, qualifications and limitations set forth therein, the Basic Merger Consideration is fair, from a financial point of view, to the holders of Basic Common Stock. Basic will promptly deliver a copy of such written opinions to Grey Wolf solely for informational purposes after receipt thereof by Basic.

Section 4.18  Grey Wolf Share Ownership.  Neither Basic nor any of the Basic Subsidiaries owns any shares of the capital stock of Grey Wolf or any other securities convertible into or otherwise exercisable to acquire shares of capital stock of Grey Wolf.

Section 4.19  Vote Required; Board of Director Approval.  Under Delaware law and the rules of the NYSE, the only vote of the holders of any Basic Equity Interests necessary to approve the Basic Proposals are (a) the affirmative vote in favor of the Basic Merger Proposal by the holders of a majority of the issued and outstanding shares of Basic Common Stock (the “Required Basic Vote”) and (b) the affirmative vote in favor of the Basic Plan Proposal by the holders of a majority of the Basic Common Stock present and voting at the Basic Meeting. As of or prior to the date of this Agreement, the Basic Board has, by resolutions duly adopted at a meeting of all directors on the Basic Board, which meeting was duly called and held, (a) determined that the Mergers are advisable and in the best interests of Basic and Basic’s stockholders, (b) approved the Mergers and this Agreement, (c) recommended that the stockholders of Basic approve this Agreement and directed that the Basic Merger Proposal be submitted to the stockholders of Basic at the Basic Meeting, and (d) determined that the Basic Plan Proposal is in the best interests of Basic and Basic’s stockholders and directed that the Basic Plan Proposal be submitted to Basic’s stockholders at the Basic Meeting.

Section 4.20  Ownership and Condition of Assets.

(a) As of the date hereof, Basic or a Basic Subsidiary has good and valid title to the assets of the Basic Companies including the rigs listed in Section 4.20(a) of the Basic Disclosure Letter, other than defects or irregularities of title that do not materially impair the ownership or operation of such assets and in each case free and clear of all Liens, except for Permitted Liens, Liens securing the Basic Credit Agreement or Liens that have not had or caused and would not reasonably be expected to have or cause a Basic Material Adverse Effect.

(b) The assets of the Basic Companies are in good operating condition except for: (i) normal maintenance and repair requirements and normal wear and tear, (ii) warm-stacked rigs or cold-stacked rigs identified as such as of the date of this Agreement in Section 4.20(b) of the Basic Disclosure Letter, and (iii) as would not, when taken together with the matters described in the immediately preceding clauses (i) and (ii), have a Basic Material Adverse Effect.

Section 4.21  Undisclosed Liabilities.  Neither Basic nor any of the Basic Subsidiaries have any liabilities or obligations of any nature, regardless of whether fixed, accrued, contingent or otherwise, except liabilities and obligations that (a) are fully reflected or reserved against in the Basic Financial Statements included in the Basic Reports or described in the Basic Reports filed prior to the date hereof, (b) liabilities and obligations arising under this Agreement and the transaction contemplated by this Agreement, (c) liabilities or obligations incurred in the ordinary course of business consistent with past practices since December 31, 2007, and (d) liabilities and obligations that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Basic Material Adverse Effect.

Section 4.22  Material Contracts.

(a) Section 4.22(a) of the Basic Disclosure Letter contains a list of all of the following Contracts or agreements (other than those set forth on an exhibit index in the Basic Reports filed prior to the date of this Agreement) to which Basic or any Basic Subsidiary is a party or by which any of them is bound as of the date of this Agreement (other than this Agreement or any Related Document): (i) any non-competition agreement that purports to limit the manner in which, or the localities in which, all or any portion of their respective businesses are conducted or would purport to bind Basic, Grey Wolf or any of their Affiliates; (ii) any hedging agreements by which any of the assets of Basic or any Basic Subsidiary are bound, in an aggregate amount in excess of $1 million; (iii) any Contract granting any Person registration or other purchase or sale rights with respect to any Equity Interest in Basic or any Basic Subsidiary; (iv) any voting agreement relating to any Equity Interest of Basic or any Basic Subsidiary; (v) any Contract outside the ordinary course to which Basic or any Basic Subsidiary is a party that entitles the other party or parties thereto to receive the benefits thereof without incurring the obligation to pay for same within sixty days after services are provided; (vi) any Contract outside the ordinary course between Basic or any Basic Subsidiary and any current or former

Affiliate of Basic; (vii) any drilling rig construction or conversion Contract with respect to which the drilling rig has not been delivered and paid for; (viii) any drilling Contracts of one year or greater in remaining duration; (ix) any Contract or agreement for the borrowing of money with a borrowing capacity or outstanding Indebtedness of $2 million or more; or (x) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (all Contracts or agreements of the types described in clauses (i) through (x), regardless of whether listed in Section 4.22(a) of the Basic Disclosure Letter and regardless of whether in effect as of the date of this Agreement, being referred to herein as “Basic Material Contracts”).

(b) As of the date of this Agreement, each of the Basic Material Contracts is, to the knowledge of Basic, in full force and effect. Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Basic Material Adverse Effect, neither Basic nor any of the Basic Subsidiaries knows of, or has received written notice of, any breach or violation of, or default under (nor, to the knowledge of Basic and the Basic Subsidiaries, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under), any Basic Material Contract, or has received written notice of the desire of the other party or parties to any such Basic Material Contract to exercise any rights such party has to cancel, terminate or repudiate such Contract or exercise remedies thereunder.

Section 4.23  State Takeover Statutes.  Assuming the accuracy of the representations and warranties in Section 3.18, Basic has, or will have prior to the Effective Time, taken all necessary action so that, assuming compliance by Basic with its obligations hereunder and the accuracy of the representations and warranties made by Basic herein, no “business combination,” “moratorium,” “fair price,” “control share acquisition,” or other state antitakeover statute or regulation, nor any takeover-related provision in the Basic Charter Documents or the Holdings Charter Documents, would apply to this Agreement, any Related Documents or the Mergers.

Section 4.24  Improper Payments.  Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Basic Material Adverse Effect: (a) no funds, assets or properties of Basic or its Affiliates have been used or offered for illegal purposes; (b) no accumulation or use of any funds, assets or properties of Basic or its Affiliates has been made without being properly accounted for in the financial books and records of Basic or its Affiliates; (c) all payments by or on behalf of Basic or its Affiliates have been duly and properly recorded and accounted for in their financial books and records and such books and records accurately and fairly reflect all transactions and dispositions of the assets of Basic and its Affiliates; (d) Basic has devised and maintained systems that provide reasonable assurances that transactions are and have been executed in accordance with management’s general or specific authorization; (e) neither Basic nor any of its Affiliates, nor any director, officer, agent, employee or other Person associated with or acting on behalf of Basic or its Affiliates, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or payment of anything of value relating to political activity, (ii) made any direct or indirect unlawful payment to any employee, agent, officer, director, representative or stockholder of a Governmental Authority or political party, or official or candidate thereof, or any immediate family member of the foregoing or (iii) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment in connection with the conduct of Basic’s or its Affiliates’ businesses; (f) none of Basic, any of its Affiliates or any agent of any of them has received any bribes, kickbacks or other improper payments from vendors, suppliers or other Persons; and (g) Basic has no knowledge that any payment made to a Person would be or has thereafter been offered, given or provided to any foreign official, political party or official thereof, or to any candidate for public office.

Section 4.25  No Other Representations or Warranties.  Except for the representations and warranties contained in this Article 4, neither Basic nor any other Person makes any other express or implied representation or warranty on behalf of Basic or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby.

ARTICLE 5

COVENANTS

Section 5.1  Business in Ordinary Course.  Except as permitted or contemplated by the terms of this Agreement, and except as provided in Section 5.1 of the Grey Wolf Disclosure Letter or the Basic Disclosure Letter (as the case may be), unless with the prior written consent of the other Party hereto (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, each of Basic and Grey Wolf shall, and shall cause each of their respective Subsidiaries, to carry on its business in all material respects in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, and use their respective commercially reasonable efforts consistent with past practices and policies to (a) preserve intact their respective present business organizations and goodwill, (b) keep available the services of their respective present executive officers, directors and key employees and (c) preserve their relationships with customers, suppliers, agents, and creditors.

Section 5.2  Conduct of Business Pending Closing.  Without limiting the generality of Section 5.1, except as permitted or contemplated by the terms of this Agreement, and except as provided in Section 5.2 of the Grey Wolf Disclosure Letter or the Basic Disclosure Letter (as the case may be) or as required by Applicable Law or Governmental Authority, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, neither Grey Wolf nor Basic shall, and neither Grey Wolf nor Basic shall permit any of the Basic Subsidiaries or Grey Wolf Subsidiaries (as applicable) to do any of the following without the prior written consent of the other Party hereto (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) except to the extent required to comply with the rules and regulations of the NYSE or AMEX (as the case may be) or the amendments to the Holdings Charter and Holdings Bylaws to be consummated at the Effective Time pursuant to Section 2.3, amend or propose to amend its certificate or articles of incorporation, bylaws, certificate of formation, certificate of organization, certificate of limited partnership, limited liability company agreement, operating agreement, partnership agreement, or other governing or organizational documents;

(b) adjust, split, combine, reclassify or dispose of any of its outstanding Equity Interests (other than dispositions by or among direct or indirect wholly owned Subsidiaries and cancellations of stock options or restricted stock grants forfeited in accordance with the terms of a Benefit Plan in existence on the date of this Agreement or related stock option or restricted stock grant agreements);

(c) declare, set aside or pay any dividends or other distributions (whether payable in cash, property or Equity Interests) with respect to its Equity Interests (other than by or among direct or indirect wholly owned Subsidiaries);

(d) (i) issue any Equity Interests, effect any stock split or otherwise change its capitalization as it existed on the date of this Agreement, except pursuant to (A) the exercise of options disclosed in this Agreement or the Grey Wolf Disclosure Letter or the Basic Disclosure Letter, (B) pursuant to the conversion of any Grey Wolf Convertible Notes in accordance with the terms thereof, (C) pursuant to the grant or exercise of awards granted after the date of this Agreement and expressly permitted under this Agreement, or (D) pursuant to the Grey Wolf Rights Agreement in accordance with the terms thereof, (ii) grant, confer or award any option, warrant, conversion right or other right not existing on the date of this Agreement to acquire or otherwise with respect to any shares of its capital stock or other equity securities, or grant or issue any restricted stock or securities, except in each case for awards under the Basic Benefit Plans or the Grey Wolf Benefit Plans in existence as of the date hereof (and as required or permitted to be amended by this Agreement) to any newly-hired employees in the ordinary course of business consistent with past practices but in no event greater than 77,000 shares of Basic Common Stock or 250,000 shares of Grey Wolf Common Stock; provided, however, that the vesting or exercisability of any award made after the date of this Agreement as permitted by this clause (ii) shall not accelerate as a result of the pendency, approval or consummation of the transactions contemplated by this Agreement,

(iii) amend or otherwise modify any option, warrant, conversion right or other right to acquire any shares of its capital stock existing on the date of this Agreement, except as expressly required or permitted by this Agreement, (iv) with respect to any of its former, present or future officers, directors or employees, increase any compensation or benefits, award or pay any bonuses, establish any bonus plan or arrangement or enter into, amend or extend (or permit the extension of) any employment or consulting agreement, except (A) in each case, in the ordinary course of business consistent with past practices or (B) as expressly required or permitted by this Agreement or as disclosed in the Basic Disclosure Letter or the Grey Wolf Disclosure Letter, (v) adopt any new employee benefit plan or agreement (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, except in each case as expressly required or permitted under this Agreement or as disclosed in the Basic Disclosure Letter or the Grey Wolf Disclosure Letter, or (vi) permit any holder of an option or other award pertaining to shares of Grey Wolf Common Stock or Basic Common Stock to have shares withheld upon exercise, vesting or payment for tax purposes, in excess of the number of shares needed to satisfy the minimum statutory withholding requirements for federal and state tax withholding;

(e) purchase, redeem or otherwise acquire any of its outstanding Equity Interests, except (i) by or among direct or indirect wholly-owned Subsidiaries, (ii) pursuant to the terms of the Grey Wolf Convertible Notes, or (iii) Equity Interests purchased or withheld to satisfy Tax withholding obligation in connection with the vesting, lapse of forfeiture restrictions or exercise (as applicable) of stock options, restricted stocks and similar awards by the grantees thereof;

(f) sell, lease, license, or otherwise dispose of, or enter into a contract to sell, lease, license or otherwise dispose of, any of its assets (including capital stock of Subsidiaries) which are, individually or in the aggregate, material to it and its Subsidiaries, taken as a whole, except for (i) sales of surplus or obsolete equipment, (ii) sales of other assets in the ordinary course of business or sales of assets pursuant to contractual rights existing as of the date of this Agreement that were entered into the ordinary course of business consistent with past practices, (iii) sales, leases or other transfers between such party and its wholly owned Subsidiaries or between those Subsidiaries, (iv) sales, dispositions or divestitures as may be required by or in conformance with Applicable Laws in order to permit or facilitate the consummation of the transactions contemplated by this Agreement in accordance with Section 5.9, or (v) arm’s-length sales or other transfers not described in clauses (i) through (iv) above for aggregate consideration not exceeding $30.0 million for each of Basic and Grey Wolf;

(g) liquidate, wind-up, dissolve or adopt any plan to liquidate, wind-up or dissolve (or suffer any liquidation or dissolution) (other than direct or indirect wholly owned Subsidiaries);

(h) acquire or agree to acquire by merger, consolidation or otherwise (including by purchase of Equity Interests or all or substantially all of the assets) the business of any Person or a division thereof, other than acquisitions of the business, assets or Equity Interests of another Person: (i) which are paid for in cash and do not exceed $50.0 million in the aggregate (including contingent cash consideration), less the aggregate unbudgeted expenditures actually made pursuant to Section 5.2(m); and (ii) under the published rules of the SEC and published interpretations of the staff of the SEC would not require historical or proforma financial statements with respect to such acquisitions (either individually or in the aggregate) to be included in the Proxy Statement/Prospectus;

(i) make any loans, advances or capital contributions to, or investments in, any Person (other than (i) in connection with the Financing, (ii) loans, advances or capital contributions to a wholly owned Subsidiary or loans or advances from such a Subsidiary, (iii) customer loans and advances to employees consistent with past practices or (iv) short-term investments of cash in the ordinary course of business in accordance with the cash management procedures of Grey Wolf, Basic or their respective Subsidiaries (as the case may be));

(j) terminate or amend any Grey Wolf Material Contract or Basic Material Contract (as the case may be) or waive or assign any of its rights under any Grey Wolf Material Contract or Basic Material Contract (as the case may be), in each case in a manner that would be materially adverse to Grey Wolf or

Basic (as the case may be), or enter into any Grey Wolf Material Contract or Basic Material Contract (as the case may be) other than customer Contracts entered into in the ordinary course of business;

(k) except in connection with the Financing, (i) incur any Indebtedness (including Indebtedness in connection with acquisitions permitted by Section 5.2(h)) in excess of $7.5 million, in the aggregate, or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any of its debt securities or any of its Subsidiaries or guarantee any debt securities of others, other than (A) borrowings from that party’s or its Subsidiary’s revolving credit facility in the ordinary course of business in amount not in excess of $5.0 million, (B) borrowings the proceeds of which are used to repay or repurchase other indebtedness of that party or its Subsidiaries, (C) borrowings in respect of intercompany debt, or (D) Indebtedness incurred or to be incurred under the Holdings Credit Facilities, or (ii) enter into any material lease (whether such lease is an operating or capital lease) or create any material Liens (other than Permitted Liens) on its property including any Equity Interests in its Subsidiaries except (A) in the ordinary course of business or with or between its Subsidiaries, (B) Liens granted pursuant the Holdings Credit Facilities, and (C) Liens to secure the Basic Senior Notes equally and ratably with indebtedness incurred or to be incurred under the Holdings Credit Facilities in accordance with the Basic Senior Notes Indenture; provided, however, that for purposes of this Section 5.2(k), neither the incurrence of Indebtedness to finance, directly or indirectly, acquisitions of the business, assets or Equity Interests of another Person nor the incurrence of Indebtedness for capital expenditures shall be considered to be “in the ordinary course of business”;

(l) make or rescind any material election relating to Taxes, including any election for any and all joint ventures, partnerships, limited liability companies or other investments; settle or compromise any material Claim, action, litigation, proceeding, arbitration or investigation relating to Taxes; or change in any material respect any of its methods of reporting any items for Tax purposes from those employed in the preparation of its Tax Returns for the most recent Taxable year for which a Tax Return has been filed;

(m) make or commit to make capital expenditures that in the aggregate exceed its capital expenditure budget as disclosed in the Basic Disclosure Letter or the Grey Wolf Disclosure Letter, as applicable, by more than $50.0 million in the aggregate, less the aggregate amount actually spent pursuant to the exception set forth in Section 5.2(h);

(n) enter into any new line of business material to it and its Subsidiaries taken as a whole;

(o) enter into any Contract that subjects or will subject the Surviving Corporation or its Subsidiaries to any material non-compete or similar restriction on any Basic Company or Grey Wolf Company business following the Effective Time;

(p) except as may be required as a result of a change in GAAP, change any of the material accounting principles, estimates, or practices used by the Grey Wolf Companies or Basic Companies;

(q) compromise, settle or grant any waiver or release related to any litigation or proceeding, other than settlements or compromises of such litigation or proceedings where the full amount to be paid is covered by insurance or where the amount to be paid does not exceed $3.0 million individually or $7.5 million in the aggregate;

(r) engage in any transaction (other than pursuant to agreements in effect as of the date of this Agreement and that are disclosed in Grey Wolf Disclosure Letter or Basic Disclosure Letter (as the case may be) and transactions between or among Grey Wolf or Basic and their respective Subsidiaries in the ordinary course of business consistent with past practices) or enter into any agreement with any Affiliate (provided that for the purpose of this clause (r) only, the term “Affiliate” shall not include any employee of Grey Wolf, Basic or their respective Subsidiaries (as the case may be) other than directors and executive officers thereof and any employees who share the same household as any such directors and executive officers);

(s) willfully or intentionally breach any representation or warranty set forth in this Agreement or take any action that is reasonably likely to materially delay or impair the ability of the Parties hereto to consummate the transactions contemplated by this Agreement; or

(t) enter into any Contract or obligation to take any actions prohibited above.

Section 5.3  Access to Assets, Personnel and Information.

(a) Upon reasonable notice and subject to Applicable Law relating to the exchange of information, from the date hereof until the Effective Time, Basic shall: (i) afford to Grey Wolf and Grey Wolf Representatives, at Grey Wolf’s sole risk and expense, reasonable access during normal business hours to any and all of the assets, books and records, files, data, correspondence, Contracts, permits, audits and all other information relating to the Basic Companies’ financial position, business, employees, representatives, agents, facilities and assets, whether written or computerized that are within the possession or control of any of the Basic Companies (the “Basic Information”); and (ii) upon request during normal business hours, furnish promptly to Grey Wolf (at Grey Wolf’s expense) a copy of any Basic Information. Grey Wolf agrees to conduct such investigation in a manner that does not interfere unreasonably with the Basic Companies’ operations and with the prompt and discharge by such Basic Companies’ employees of their duties. Grey Wolf agrees to indemnify and hold the Basic Companies harmless from any and all Claims and liabilities, including costs and expenses for the loss, injury to or death of any Representative of the Grey Wolf Companies, and any loss or destruction of any property owned by the Basic Companies or others (including Claims or liabilities for use of any property) resulting directly or indirectly from the action or inaction of any of the Grey Wolf Companies or their Representatives during any visit to the business or property sites of the Basic Companies prior to the completion of the Mergers, whether pursuant to this Section 5.3 or otherwise. No Basic Company shall be required to provide access to or to disclose Basic Information where such access or disclosure would constitute a violation of attorney/client privilege or violate any Applicable Law. In such circumstances, the Parties will use commercially reasonable best efforts to make reasonable and appropriate substitute disclosure arrangements. None of the Grey Wolf Companies or their Representatives shall conduct any environmental testing or sampling on any business or property sites of the Basic Companies prior to completion of the Mergers without the prior written consent of Basic.

(b) Upon reasonable notice and subject to Applicable Law relating to the exchange of information, from the date hereof until the Effective Time, Grey Wolf shall: (i) afford to Basic and the Basic Representatives, at Basic’s sole risk and expense, reasonable access during normal business hours to any and all of the assets, books and records, files, data, correspondence, Contracts, permits, audits and all other information relating to the Grey Wolf Companies’ financial position, business, employees, representatives, agents, facilities and assets, whether written or computerized, that are within the possession or control of any of the Grey Wolf Companies (the “Grey Wolf Information”); and (ii) upon request during normal business hours, furnish promptly to Basic (at Basic’s expense) a copy of any Grey Wolf Information. Basic agrees to conduct such investigation in a manner that does not interfere unreasonably with the Grey Wolf Companies’ operations and with the prompt and discharge by such the Grey Wolf Companies’ employees of their duties. Basic agrees to indemnify and hold the Grey Wolf Companies harmless from any and all Claims and liabilities, including costs and expenses for the loss, injury to or death of any Representative of the Basic Companies, and any loss or destruction of any property owned by the Grey Wolf Companies or others (including Claims or liabilities for use of any property) resulting directly or indirectly from the action or inaction of any of the Basic Companies or their Representatives during any visit to the business or property sites of the Grey Wolf Companies prior to the completion of the Mergers, whether pursuant to this Section 5.3 or otherwise. None of the Grey Wolf Companies shall be required to provide access to or to disclose Grey Wolf Information where such access or disclosure would constitute a violation of attorney/client privilege or violate any Applicable Law. In such circumstances, the Parties will use commercially reasonable best efforts to make reasonable and appropriate substitute disclosure arrangements. None of the Basic Companies or their Representatives shall conduct any environmental testing or sampling on any business or property sites of the Grey Wolf Companies prior to completion of the Mergers without the prior written consent of Grey Wolf.

(c) From the date hereof until the Effective Time, each of Basic and Grey Wolf shall: (i) furnish to the other, promptly upon receipt or filing (as the case may be), a copy of each communication between such Party and the SEC after the date hereof relating to the Mergers or the Registration Statement and each report, schedule, registration statement or other document filed by such Party with the SEC after the date hereof relating to the Mergers or the Registration Statement, unless such communication, report, schedule, registration statement or other document is otherwise readily available through the SEC’s EDGAR system, in which case Basic or Grey Wolf (as the case may be) shall provide notice to the other of such availability; and (ii) promptly advise the other of the substance of any oral communications between such Party and the SEC relating to the Mergers or the Registration Statement.

(d) Grey Wolf will not (and will cause Grey Wolf Subsidiaries and Grey Wolf Representatives not to), and Basic will not (and will cause the Basic Subsidiaries and the Basic Representatives not to), use any information obtained pursuant to this Section 5.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Any information obtained by the Grey Wolf Companies or the Basic Companies or their respective Representatives under this Section 5.3 shall be subject to the confidentiality and use restrictions set forth in the Confidentiality Agreement.

(e) Notwithstanding anything in this Section 5.3 to the contrary: (i) Grey Wolf shall not be obligated under the terms of this Section 5.3 to disclose to Basic or the Basic Representatives, or grant Basic or the Basic Representatives access to, information that is within the possession or control of any of the Grey Wolf Companies but subject to a valid and binding confidentiality agreement with a Third Party without first obtaining the consent of such Third Party, and Grey Wolf, to the extent requested by Basic, will use its reasonable commercial efforts to obtain any such consent; and (ii) Basic shall not be obligated under the terms of this Section 5.3 to disclose to Grey Wolf or Grey Wolf Representatives, or grant Grey Wolf or Grey Wolf Representatives access to, information that is within the possession or control of any of the Basic Companies but subject to a valid and binding confidentiality agreement with a Third Party without first obtaining the consent of such Third Party, and Basic, to the extent requested by Grey Wolf, will use reasonable commercial efforts to obtain any such consent.

(f) No investigation by Basic or Grey Wolf or their respective Representatives shall affect the representations, warranties, covenants or agreements of the other set forth in this Agreement, and no Party shall be deemed to have made any representation or warranty to the other Party except as expressly set forth in this Agreement.

Section 5.4  No Solicitation by Basic.

(a) From the date of this Agreement until the first to occur of the Effective Time and the termination of this Agreement in accordance with Article 7, except as specifically permitted in Section 5.4(c), Section 5.4(d) or Section 5.4(e), Basic agrees that neither it nor any of the Basic Subsidiaries or Representatives will, directly or indirectly: (i) solicit, initiate, encourage or facilitate (including by way of furnishing or disclosing non-public information) any inquiries, offers or proposals that constitute, or are reasonably likely to lead to, a Basic Acquisition Proposal, and upon becoming aware of any violation of this Section 5.4(a)(i), Basic shall, and shall cause the Basic Subsidiaries and Representatives to, stop soliciting, initiating, encouraging, facilitating (including by way of furnishing or disclosing non-public information) or taking any action designed to facilitate, directly or indirectly, any inquiry, offer or proposal that constitutes, or is reasonably likely to lead to, a Basic Acquisition Proposal; (ii) engage in discussions or negotiations with, furnish or disclose any non-public information or data relating to the Basic Companies to, or in response to a request therefor, give access to the properties, assets or books and records of the Basic Companies to, any Person who has made or may be considering making a Basic Acquisition Proposal or take any action which may otherwise lead to a Basic Acquisition Proposal; (iii) approve, endorse or recommend any Basic Acquisition Proposal; or (iv) enter into any agreement in principle, letter of intent, arrangement, understanding or other Contract relating to any Basic Acquisition Proposal.

(b) Except as specifically permitted in Section 5.4(c) and Section 5.4(d), Basic shall, and shall cause each of the Basic Subsidiaries and Representatives to, immediately cease and terminate any existing solicitations, discussions, negotiations or other activity with any Person with respect to any Basic Acquisition

Proposal or which could reasonably be expected to lead to a Basic Acquisition Proposal, and shall inform the Basic Subsidiaries and Representatives which are engaged in any such solicitations, discussions, negotiations or other activity of Basic’s obligations under this Section 5.4. Basic shall promptly inform its Representatives who have been involved with or otherwise providing assistance in connection with the negotiation of this Agreement and the transactions contemplated by this Agreement of Basic’s obligations under this Section 5.4. Basic shall promptly demand that any Person (and the legal, financial or other representatives of any such Person) who has heretofore executed a confidentiality agreement with or for the benefit of any of the Basic Companies with respect to such Person’s consideration of a possible Basic Acquisition Proposal promptly return or destroy (and Basic shall use commercially reasonable efforts to cause any such destruction to be certified in writing by any such Person to Basic) all confidential information heretofore furnished by the Basic Companies or any of their legal, financial or other representatives to such Person or any of its legal, financial or other representatives in accordance with the terms of the confidentiality agreement with such Person.

(c) Notwithstanding anything in this Agreement to the contrary, prior to obtaining the Required Basic Vote, nothing in this Agreement shall prevent Basic or the Basic Board from:

(i) after the date of this Agreement, engaging in discussions or negotiations with, furnishing or disclosing any information or data relating to the Basic Companies to, or in response to a request therefor, giving access to the properties, assets or books and records of the Basic Companies to, any Person who has made an unsolicited, bona fide, written Basic Acquisition Proposal after the date hereof that did not result from a violation by the Basic Companies of this Section 5.4; provided, however, that prior to engaging in discussions or negotiations with, furnishing or disclosing any information or data relating to the Basic Companies to, or giving access to the properties, assets or books and records of the Basic Companies to, such Person, (A) the Basic Board, acting in good faith, has determined (I) after consultation with its outside legal counsel and financial advisors and based on such other matters as it deems relevant, that such Basic Acquisition Proposal is reasonably likely to result in a Basic Superior Proposal, and (II) that such Person has the financial and legal capacity to consummate such Basic Acquisition Proposal and (B) Basic (I) enters into a confidentiality agreement with such Person with use and disclosure limitations and other material terms that are no more favorable to such Person than those contained in the Confidentiality Agreement; provided that such confidentiality agreement shall not be required to contain “standstill” provisions or may contain a less restrictive standstill provision (in which event, the Confidentiality Agreement shall be automatically amended, without any further action of the parties thereto, (i) to remove the standstill provision or (ii) to the extent the confidentiality agreement contains a standstill provision of such Person that is less restrictive than the Grey Wolf standstill contained in the Confidentiality Agreement, to amend such Grey Wolf standstill to be on the same terms), and shall not contain any provision preventing Basic from complying with its required disclosure to Grey Wolf pursuant to this Section 5.4 and (II) has complied with Section 5.4(d); and

(ii) subject to compliance by Basic with Section 5.4(e), (A) withdrawing (or amending or modifying in a manner adverse to Grey Wolf), or publicly proposing to withdraw (or to amend or modify in a manner adverse to Grey Wolf), the approval, recommendation or declaration of advisability by the Basic Board or any committee thereof (as the case may be) of this Agreement, the Mergers or the transactions contemplated hereby (the actions referred to in this clause (A) being collectively referred to herein as an “Basic Adverse Recommendation Change”), (B) recommending, adopting or approving, or proposing publicly to recommend, adopt or approve, any Basic Acquisition Proposal (the actions referred to in this clause (B) being collectively referred to as an “Basic Acquisition Proposal Recommendation”), or (C) entering into any agreement, including any agreement in principle, letter of intent or understanding, acquisition or Merger Agreement, option agreement, joint venture agreement, partnership agreement or similar agreement, arrangement or understanding which constitutes, relates to, is intended to lead to or could reasonably be expected to lead to a Basic Acquisition Proposal (other than a confidentiality agreement contemplated by Section 5.4(c)(i)(B)(I)) (each a “Basic Acquisition Agreement”); provided, however, that (X) in the case of a Basic Adverse Recommendation Change not involving a Basic Acquisition Proposal, the Basic Board, acting in good faith, has previously determined, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with its fiduciary obligations to the stockholders of Basic under Applicable Law (Y) in the case of a Basic Adverse Recommendation Change involving a Basic Acquisition Proposal, a Basic Acquisition Proposal Recommendation or an entry into a Basic Acquisition Agreement, the Basic Board, acting in good faith, has previously determined, after consultation with its outside legal counsel and financial advisors and based on such other matters as it deems relevant, that such Basic Acquisition Proposal or Basic Acquisition Agreement constitutes a Basic Superior Proposal and (Z) in the case of entry into a Basic Acquisition Agreement, Basic concurrently terminates this Agreement pursuant to and after complying with the provisions of Section 7.1(c)(iii) and Section 5.4(e)(ii). Basic acknowledges and agrees that the taking of any action inconsistent with any of the restrictions set forth in this Section 5.4 by any of the Basic Companies or their Representatives shall be deemed a breach of this Section 5.4 by Basic. For the avoidance of doubt, the Parties acknowledge and agree that a Basic Adverse Recommendation Change may or may not involve a Basic Acquisition Proposal.

(d) If Basic or any Basic Representative receives a request for information from a Person who has made an unsolicited, bona fide, written Basic Acquisition Proposal, and Basic is permitted to provide such Person with information pursuant to this Section 5.4, Basic will provide to Grey Wolf a copy of the confidentiality agreement with such Person promptly upon its execution and provide to Grey Wolf a list of, and copies of, all information provided to such Person as promptly as practicable after its delivery to such Person and promptly provide Grey Wolf with access to all information to which such Person was provided access, in each case only to the extent not previously provided to Grey Wolf. Basic shall promptly provide notice to Grey Wolf, in writing, of the receipt of any Basic Acquisition Proposal or any inquiry with respect to or that is likely to lead to a Basic Acquisition Proposal (but in no event more than twenty-four hours after the receipt thereof), which notice shall include the identity of the Person or group requesting such information or making such inquiry or Basic Acquisition Proposal and the material terms and conditions of any such Basic Acquisition Proposal. Basic shall promptly provide Grey Wolf with copies of any written changes to any Basic Acquisition Proposal and shall promptly provide Grey Wolf written notice of any changes (whether oral or in writing) in the price or form of consideration or other material changes in the status or terms of such Basic Acquisition Proposal.

(e) Notwithstanding anything herein to the contrary, the Basic Board shall not (i) make a Basic Adverse Recommendation Change, (ii) make a Basic Acquisition Proposal Recommendation or (iii) enter into any Basic Acquisition Agreement relating to a Basic Acquisition Proposal, unless:

(i) Basic complies with the terms of Section 5.4(c)(ii) and Section 5.4(d); and

(ii) In the case of a Basic Acquisition Proposal, promptly upon a determination by the Basic Board that a Basic Acquisition Proposal constitutes a Basic Superior Proposal, Basic immediately notifies, in writing, Grey Wolf of such determination and describes in reasonable detail the material terms and conditions of such Basic Superior Proposal and the identity of the Person making such Basic Superior Proposal. Grey Wolf shall have five Business Days after delivery of such written notice to submit an offer to engage in an alternative transaction or to modify the terms and conditions of this Agreement such that Basic may proceed with this Agreement (a “Grey Wolf Revised Offer”). During such five Business Day period, Basic and its financial and legal advisors shall negotiate in good faith with Grey Wolf to enable Grey Wolf to submit a Grey Wolf Revised Offer. Any amendment to the price or any other material term of a Basic Superior Proposal shall require a new notice from Basic and an additional three Business Day period within which Grey Wolf may negotiate a Grey Wolf Revised Offer.

(f) Nothing contained in this Section 5.4 shall prohibit Basic or the Basic Board from taking and disclosing to the stockholders of Basic a position with respect to a Basic Acquisition Proposal pursuant to Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, in either case to the extent required by Applicable Law.

(g) All notices to be given by the Parties under this Section 5.4 shall be given by facsimile in accordance with Section 8.3 (which notice shall be considered delivered effective as of the day of transmission if transmitted on or before 5:00 p.m. U.S. Central Standard Time on the date of transmission, otherwise the next day after transmission).

Section 5.5  No Solicitation by Grey Wolf.

(a) From the date of this Agreement until the first to occur of the Effective Time and the termination of this Agreement in accordance with Article 7, except as specifically permitted in Section 5.5(c), Section 5.5(d) or Section 5.5(e), Grey Wolf agrees that neither it nor any of the Grey Wolf Subsidiaries or Representatives will, directly or indirectly: (i) solicit, initiate, encourage or facilitate (including by way of furnishing or disclosing non-public information) any inquiries, offers or proposals that constitute, or are reasonably likely to lead to, a Grey Wolf Acquisition Proposal, and upon becoming aware of any violation of this Section 5.5(a)(i), Grey Wolf shall, and shall cause the Grey Wolf Subsidiaries and Representatives to, stop soliciting, initiating, encouraging, facilitating (including by way of furnishing or disclosing non-public information) or taking any action designed to facilitate, directly or indirectly, any inquiry, offer or proposal that constitutes, or is reasonably likely to lead to, a Grey Wolf Acquisition Proposal; (ii) engage in discussions or negotiations with, furnish or disclose any non-public information or data relating to the Grey Wolf Companies to, or in response to a request therefor, give access to the properties, assets or books and records of the Grey Wolf Companies to, any Person who has made or may be considering making a Grey Wolf Acquisition Proposal or take any action which may otherwise lead to a Grey Wolf Acquisition Proposal; (iii) approve, endorse or recommend any Grey Wolf Acquisition Proposal; or (iv) enter into any agreement in principle, letter of intent, arrangement, understanding or other Contract relating to any Grey Wolf Acquisition Proposal.

(b) Except as specifically permitted in Section 5.5(c) and Section 5.5(d), Grey Wolf shall, and shall cause each of the Grey Wolf Subsidiaries and Representatives to, immediately cease and terminate any existing solicitations, discussions, negotiations or other activity with any Person with respect to any Grey Wolf Acquisition Proposal or which could reasonably be expected to lead to a Grey Wolf Acquisition Proposal, and shall inform the Grey Wolf Subsidiaries and Representatives which are engaged in any such solicitations, discussions, negotiations or other activity of Grey Wolf’s obligations under this Section 5.5. Grey Wolf shall promptly inform its Representatives who have been involved with or otherwise providing assistance in connection with the negotiation of this Agreement and the transactions contemplated by this Agreement of Grey Wolf’s obligations under this Section 5.5. Grey Wolf shall promptly demand that any Person (and the legal, financial or other representatives of any such Person) who has heretofore executed a confidentiality agreement with or for the benefit of any of the Grey Wolf Companies with respect to such Person’s consideration of a possible Grey Wolf Acquisition Proposal promptly return or destroy (and Grey Wolf shall use commercially reasonable efforts to cause any such destruction to be certified in writing by any such Person to Grey Wolf) all confidential information heretofore furnished by the Grey Wolf Companies or any of their legal, financial or other representatives to such Person or any of its legal, financial or other representatives in accordance with the terms of the confidentiality agreement with such Person.

(c) Notwithstanding anything in this Agreement to the contrary, prior to obtaining the Required Grey Wolf Vote, nothing in this Agreement shall prevent Grey Wolf or the Grey Wolf Board from:

(i) after the date of this Agreement, engaging in discussions or negotiations with, furnishing or disclosing any information or data relating to the Grey Wolf Companies to, or in response to a request therefor, giving access to the properties, assets or books and records of the Grey Wolf Companies to, any Person who has made an unsolicited, bona fide, written Grey Wolf Acquisition Proposal after the date hereof that did not result from a violation by the Grey Wolf Companies of this Section 5.5; provided, however, that prior to engaging in discussions or negotiations with, furnishing or disclosing any information or data relating to the Grey Wolf Companies to, or giving access to the properties, assets or books and records of the Grey Wolf Companies to, such Person, (A) the Grey Wolf Board, acting in good faith, has determined (I) after consultation with its outside legal counsel and financial advisors and based on such other matters as it deems relevant, that such Grey Wolf Acquisition Proposal is reasonably likely to result in a Grey Wolf Superior Proposal and (II) that such Person has the financial and legal capacity to consummate such Grey Wolf Acquisition Proposal and (B) Grey Wolf (I) enters into a confidentiality agreement with such Person with use and disclosure limitations and other material terms that are no more favorable to such Person than those contained in the Confidentiality Agreement; provided that such confidentiality agreement shall not be required to contain “standstill” provisions or may contain a less restrictive standstill provision (in which event, the Confidentiality Agreement shall be automatically amended, without any further action of the parties thereto, (i) to remove the standstill provision or (ii) to the extent the confidentiality agreement contains a standstill provision of such Person that is less restrictive than the Basic standstill contained in the Confidentiality Agreement, to amend such Basic standstill to be on the same terms) and shall not contain any provision preventing Grey Wolf from complying with its required disclosure to Grey Wolf pursuant to this Section 5.5 and (II) has complied with Section 5.5(d); and

(ii) subject to compliance by Grey Wolf with Section 5.5(e), (A) withdrawing (or amending or modifying in a manner adverse to Basic), or publicly proposing to withdraw (or to amend or modify in a manner adverse to Basic), the approval, recommendation or declaration of advisability by the Grey Wolf Board or any committee thereof (as the case may be) of this Agreement, the Mergers or the transactions contemplated hereby (the actions referred to in this clause (A) being collectively referred to herein as a “Grey Wolf Adverse Recommendation Change”), (B) recommending, adopting or approving, or proposing publicly to recommend, adopt or approve, any Grey Wolf Acquisition Proposal (the actions referred to in this clause (B) being collectively referred to as a “Grey Wolf Acquisition Proposal Recommendation”), or (C) entering into any agreement, including any agreement in principle, letter of intent or understanding, acquisition or Merger Agreement, option agreement, joint venture agreement, partnership agreement or similar agreement, arrangement or understanding which constitutes, relates to, is intended to lead to or could reasonably be expected to lead to a Grey Wolf Acquisition Proposal (other than a confidentiality agreement contemplated by Section 5.5(c)(i)(B)(I)) (each a “Grey Wolf Acquisition Agreement”); provided, however, that (X) in the case of a Grey Wolf Adverse Recommendation Change not involving a Grey Wolf Acquisition Proposal, the Grey Wolf Board, acting in good faith, has previously determined, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with its fiduciary obligations to the stockholders of Grey Wolf under Applicable Law, (Y) in the case of a Grey Wolf Adverse Recommendation Change involving a Grey Wolf Acquisition Proposal, a Grey Wolf Acquisition Proposal Recommendation or an entry into a Grey Wolf Acquisition Agreement, the Grey Wolf Board, acting in good faith, has previously determined, after consultation with its outside legal counsel and financial advisors and based on such other matters as it deems relevant, that such Grey Wolf Acquisition Proposal or Grey Wolf Acquisition Agreement constitutes a Grey Wolf Superior Proposal and (Z) in the case of entry into a Grey Wolf Acquisition Agreement, Grey Wolf concurrently terminates this Agreement pursuant to and after complying with the provisions of Section 7.1(d)(iii) and Section 5.5(e)(ii). Grey Wolf acknowledges and agrees that the taking of any action inconsistent with any of the restrictions set forth in this Section 5.5 by any of the Grey Wolf Companies or their Representatives shall be deemed a breach of this Section 5.5 by Grey Wolf. For the avoidance of doubt, the Parties acknowledge and agree that a Grey Wolf Adverse Recommendation Change may or may not involve a Grey Wolf Acquisition Proposal.

(d) If Grey Wolf or any Grey Wolf Representative receives a request for information from a Person who has made an unsolicited, bona fide, written Grey Wolf Acquisition Proposal, and Grey Wolf is permitted to provide such Person with information pursuant to this Section 5.5, Grey Wolf will provide to Basic a copy of the confidentiality agreement with such Person promptly upon its execution and provide to Basic a list of, and copies of, all information provided to such Person as promptly as practicable after its delivery to such Person and promptly provide Basic with access to all information to which such Person was provided access, in each case only to the extent not previously provided to Basic. Grey Wolf shall promptly provide notice to Basic, in writing, of the receipt of any Grey Wolf Acquisition Proposal or any inquiry with respect to or that is likely to lead to a Grey Wolf Acquisition Proposal (but in no event more than twenty-four hours after the receipt thereof), which notice shall include the identity of the Person or group requesting such information or making such inquiry or Grey Wolf Acquisition Proposal and the material terms and conditions of any such Grey Wolf Acquisition Proposal. Grey Wolf shall promptly provide Basic with copies of any written changes to any Grey Wolf Acquisition Proposal and shall promptly provide Basic written notice of any changes (whether oral or in writing) in the price or form of consideration or other material changes in the status or terms of such Grey Wolf Acquisition Proposal.

(e) Notwithstanding anything herein to the contrary, the Grey Wolf Board shall not (i) make a Grey Wolf Adverse Recommendation Change, (ii) make a Grey Wolf Acquisition Proposal Recommendation or (iii) enter into any Grey Wolf Acquisition Agreement relating to a Grey Wolf Acquisition Proposal, unless:

(i) Grey Wolf complies with the terms of Section 5.5(c)(ii) and Section 5.5(d); and

(ii) In the case of a Grey Wolf Acquisition Proposal, promptly upon a determination by the Grey Wolf Board that a Grey Wolf Acquisition Proposal constitutes a Grey Wolf Superior Proposal, Grey Wolf immediately notifies, in writing, Basic of such determination and describes in reasonable detail the material terms and conditions of such Grey Wolf Superior Proposal and the identity of the Person making such Grey Wolf Superior Proposal. Basic shall have five Business Days after delivery of such written notice to submit an offer to engage in an alternative transaction or to modify the terms and conditions of this Agreement such that Grey Wolf may proceed with this Agreement (a “Basic Revised Offer”). During such five Business Day period, Grey Wolf and its financial and legal advisors shall negotiate in good faith exclusively with Basic to enable Basic to submit a Basic Revised Offer. Any amendment to the price or any other material term of a Grey Wolf Superior Proposal shall require a new notice from Grey Wolf and an additional three Business Day period within which Basic may negotiate a Basic Revised Offer.

(f) Nothing contained in this Section 5.5 shall prohibit Grey Wolf or the Grey Wolf Board from taking and disclosing to the stockholders of Grey Wolf a position with respect to a Grey Wolf Acquisition Proposal pursuant to Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, in either case to the extent required by Applicable Law.

(g) All notices to be given by the Parties under this Section 5.5 shall be given by facsimile transmission in accordance with Section 8.3 (which notice shall be considered delivered effective as of the day of transmission if transmitted on or before 5:00 p.m. U.S. Central Standard Time on the date of transmission, otherwise the next day after transmission).

Section 5.6  Stockholders’ Meetings.  Promptly after the Registration Statement is declared effective under the Securities Act, each of Basic and Grey Wolf shall take all necessary action, in accordance with Applicable Law, the rules and regulations of the AMEX or the NYSE (as the case may be) and the Basic Charter Documents or Grey Wolf Charter Documents (as the case may be), to properly give notice of and hold a meeting of its stockholders for the purpose of voting on the Basic Proposals or Grey Wolf Proposals (as the case may be). Subject to Section 5.5 and Article 7, the Grey Wolf Board shall recommend approval of Grey Wolf Proposals, and subject to Section 5.4 and Article 7, the Basic Board shall recommend approval of the Basic Proposals. Basic and Grey Wolf, through their respective board of directors, shall use their commercially reasonable best efforts to take all lawful actions to solicit approval by its stockholders of the Basic Proposals and the Grey Wolf Proposals, respectively, including timely mailing the Proxy Statement/Prospectus to the stockholders of Basic and the stockholders of Grey Wolf, as applicable. Basic and Grey Wolf shall coordinate and cooperate with respect to the timing of their respective stockholder meetings and use reasonable efforts to hold such meetings on the same day and within 45 days after the date the Registration Statement is declared effective.

Section 5.7  Registration Statement and Proxy Statement/Prospectus.

(a) Basic and Grey Wolf shall cooperate and promptly prepare the Registration Statement and the Proxy Statement/Prospectus and Holdings shall file the Registration Statement in which the Proxy Statement/Prospectus will be included as a prospectus with the SEC as soon as practicable after the date hereof, and Basic, Grey Wolf and Holdings shall cooperate to promptly respond to any comments made by the SEC and otherwise use their respective commercially reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing. Basic and Grey Wolf will provide each other and Holdings with any information which may be required to prepare and file the Proxy Statement/Prospectus and the Registration Statement. Each of Basic and Grey Wolf will cause the Proxy Statement/Prospectus to be mailed to its stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. If at any time prior to the Effective Time any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement, Basic or Grey Wolf, as applicable, will promptly inform the other of such occurrence, and Basic, Grey Wolf and Holdings will cooperate in filing such amendment or supplement with the SEC, use their respective commercially reasonable best efforts to cause such amendment to become effective as promptly as possible and, if required, mail such amendment or supplement to the respective stockholders of Basic and Grey Wolf. Holdings shall use its commercially reasonable best efforts, and Basic and Grey Wolf shall cooperate with Holdings, to obtain any and all necessary state securities laws or “blue sky” permits, approvals and registrations in connection with the issuance of the Holdings Common Stock pursuant to the Mergers.

(b) Holdings will cause the Registration Statement (and to the extent Basic or Grey Wolf provide information to be contained in the Proxy Statement/Prospectus, Basic or Grey Wolf will cause the Proxy Statement/Prospectus), at the time it becomes effective under the Securities Act, to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder. Basic and Grey Wolf shall be responsible for furnishing to each other and to Holdings true, accurate and complete information regarding themselves and their respective stockholders for inclusion in the Proxy Statement/Prospectus.

(c) Basic hereby covenants and agrees with Grey Wolf that: (i) the Registration Statement (at the time it becomes effective under the Securities Act through the Effective Time) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (provided, however, that this clause (i) shall apply only to information included or incorporated by reference in the Registration Statement that was supplied by Basic for inclusion therein); and (ii) the Proxy Statement/Prospectus (at the time it is first mailed to stockholders of Basic, through the time of Basic Meeting, and until the Effective Time) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (provided, however, that this clause (ii) shall apply only to information included or incorporated by reference in the Proxy Statement/Prospectus that was supplied by Basic for inclusion therein). If, at any time prior to the Effective Time, any event with respect to Basic, or with respect to other information supplied by Basic for inclusion in the Registration Statement or the Proxy Statement/Prospectus, occurs and such event is required to be described in an amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus, Basic shall promptly notify Grey Wolf of such occurrence and Basic shall cooperate with Grey Wolf and Holdings in the preparation, filing an dissemination of such amendment or supplement.

(d) Grey Wolf hereby covenants and agrees with Basic that: (i) the Registration Statement (at the time it becomes effective under the Securities Act and until the Effective Time) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (provided, however, that this clause (i) shall apply only to any information included or incorporated by reference in the Registration Statement that was supplied by Grey Wolf or Holdings for inclusion therein); and (ii) the Proxy Statement/Prospectus (at the time it is first mailed to stockholders of Grey Wolf, through the time of the Grey Wolf Meeting, and until the Effective Time) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (provided, however, that this clause (ii) shall apply only to any information included or incorporated by reference in the Proxy Statement/Prospectus that was supplied by Grey Wolf or Holdings for inclusion therein). If, at any time prior to the Effective Time, any event with respect to Grey Wolf or Holdings, or with respect to other information included in the Registration Statement with respect to Grey Wolf or Holdings, occurs and such event is required to be described in an amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus, Grey Wolf shall promptly notify Basic of such occurrence and Grey Wolf and Holdings shall cooperate with Basic in the preparation, filing and dissemination of such supplement.

(e) None of the Registration Statement, the Proxy Statement/Prospectus or any amendment or supplement thereto will be filed or disseminated to the stockholders of Basic or Grey Wolf without the approval of both

Basic and Grey Wolf, such approval not to be unreasonably withheld, conditioned or delayed. Each Party shall advise the other Parties promptly after it receives notice thereof, of the time when the Registration Statement has become effective under the Securities Act, the issuance of any stop order with respect to the Registration Statement, the suspension of the qualification of the Holdings Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction, or any comments or requests for additional information by the SEC with respect to the Registration Statement.

(f) Basic shall use its commercially reasonable best efforts to cause to be delivered to Grey Wolf and Holdings two comfort letters from KPMG LLP, Basic’s independent auditors, one dated on the date on which the Registration Statement shall become effective, and one bring-down letter dated on the Closing Date, each addressed to Grey Wolf and Holdings and customary in scope and substance for letters delivered by independent auditors in connection with public offerings.

(g) Grey Wolf shall use its commercially reasonable best efforts to cause to be delivered to Basic and Holdings two comfort letters from KPMG LLP, Grey Wolf’s independent auditors, one dated on the date on which the Registration Statement shall become effective, and one bring-down letter dated on the Closing Date, each addressed to Basic and Holdings and customary in scope and substance for letters delivered by independent auditors in connection with public offerings.

Section 5.8  NYSE Listing.  Holdings shall prepare and submit to the NYSE a listing application covering the shares of Holdings Common Stock issued or issuable (a) in the Mergers, (b) upon conversion of the Grey Wolf Convertible Notes, (c) upon exercise of Basic Options or Grey Wolf Options assumed by Holdings as contemplated hereby and (d) pursuant to awards made under the Holdings Plan. Each of Basic and Grey Wolf will promptly cooperate with Holdings and each other in preparing and submitting such NYSE listing application and in responding to comments and inquiries from the NYSE with respect thereto. Each of Basic, Grey Wolf and Holdings shall use their respective commercially reasonable best efforts to enable Holdings to obtain, prior to the Effective Time, approval of the NYSE for the listing of all shares of Holdings Common Stock covered by such application, subject to official notice of issuance, under the trading symbol “GW.”

Section 5.9  Regulatory Filings.

(a) Subject to the terms and conditions herein provided, each of Grey Wolf, Basic and Holdings shall take, or cause to be taken, all action and shall do, or cause to be done, all things necessary, appropriate or desirable under any Applicable Law (including the HSR Act) or under applicable Contracts so as to enable the Closing to occur as soon as reasonably practicable, including using its commercially reasonable best efforts to obtain all necessary waivers, consents and approvals, remove all impediments to the Closing, and to identify and make all Basic Regulatory Filings and Grey Wolf Regulatory Filings (the “Regulatory Filings”). Basic, Grey Wolf and Holdings each will cause all documents it is responsible for filing with any Governmental Authority under this Section 5.9 to comply with all Applicable Laws. For the avoidance of doubt, the Parties agree that their respective obligations and rights with respect to filings with the SEC and the application of securities laws in connection with the transactions contemplated hereby shall be governed only by Section 5.7 and not this Section 5.9(a).

(b) Each of Basic and Grey Wolf shall furnish the other Party with such information and reasonable assistance as such other Party and its respective affiliates may reasonably request in connection with their preparation of any Regulatory Filings with any Governmental Authorities; provided, however, that if the provisions of the HSR Act would prevent a Party from disclosing such information to the other Party, then such information may be disclosed to such Party’s counsel.

(c) Each of Basic and Grey Wolf shall take, or cause to be taken, all action or shall do, or cause to be done, all things necessary, appropriate or desirable to cause the covenants and conditions applicable to the transactions contemplated hereby to be performed or satisfied as soon as practicable, including responding promptly to requests for additional information made by the DOJ or the FTC, and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing.

(d) Each of Basic and Grey Wolf shall use its reasonable best efforts to avoid the entry of, or to have vacated or terminated, any decree, Order, ruling or injunction that would restrain, prevent or delay the Closing. Furthermore, if any Governmental Authority shall have issued any Order, decree, ruling or injunction, or taken any other action, that would have the effect of restraining, enjoining or otherwise prohibiting, delaying or preventing the consummation of the transactions contemplated hereby, each of Basic and Grey Wolf shall use its reasonable best efforts to have such Order, decree, ruling or injunction or other action declared ineffective as soon as practicable.

(e) Basic and Grey Wolf shall promptly notify each other of any communication concerning this Agreement or the Mergers from any Governmental Authority and, subject to Applicable Law, permit the other Party to review in advance any proposed communication to any Governmental Authority concerning this Agreement or the Mergers. In addition, Basic and Grey Wolf shall not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or another inquiry concerning this Agreement or the Mergers, or enter into any agreements with any Governmental Authority, including, without limitation, extending any antitrust waiting periods, unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate thereat. Basic and Grey Wolf shall furnish counsel to the other Party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives on the one hand, and any Governmental Authorities or members of their respective staffs on the other hand, relating to this Agreement and the Mergers.

(f) Notwithstanding the foregoing, nothing contained in this Agreement shall be construed to require Basic, Grey Wolf or Holdings or their respective Subsidiaries or Affiliates to dispose of any of its assets or to limit its freedom of action with respect to any of their businesses, or to consent to any disposition of their assets or limits on their freedom of action with respect to any of their businesses, whether prior to or after the Effective Time, or to commit or agree to any of the foregoing, to obtain any consents, approvals, permits or authorizations or to remove any impediments to the Mergers relating to the HSR Act, or other antitrust, competition, pre-merger notification, trade regulation or similar Applicable Laws (collectively, “Antitrust Laws”) or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding relating to Antitrust Laws or non-U.S. Antitrust Laws, other than such dispositions, limitations or consents, commitments or agreements that in each such case may be conditioned upon the consummation of the Mergers and the transactions contemplated hereby and that in each such case, individually or in the aggregate, do not have or cause and would not be reasonably be expected to have or cause a Material Adverse Effect on Holdings after the Mergers; provided, however, that neither Basic on the one hand or Grey Wolf and Holdings on the other hand shall take or agree to any action required or permitted by this Section 5.9(f) without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed).

Section 5.10  Rule 16b-3 Approval.  Prior to the Closing, Basic, Grey Wolf and Holdings, and their respective Boards of Directors or committees thereof, shall use their commercially reasonable best efforts to take all actions to cause any dispositions of Grey Wolf Common Stock or Basic Common Stock (including derivative securities with respect to Grey Wolf Common Stock or Basic Common Stock) or acquisitions of Holdings Common Stock (including derivative securities with respect to Holdings Common Stock) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt from Section 16(b) of the Exchange Act under Rule 16b-3 promulgated under the Exchange Act in accordance with the terms and conditions set forth in no-action letters issued by the SEC in similar transactions.

Section 5.11  Taking of Necessary Action; Further Action.  Subject to the terms and conditions of this Agreement, each of the Parties shall use its commercially reasonable best efforts to take all actions as may be necessary or appropriate in order to effectuate the Mergers under the TBCA and the DGCL as promptly as commercially practicable. In addition, the Parties agree to execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the

Surviving Corporation with full right, title and possession to all assets, real estate and other property, rights, privileges, powers and franchises of Basic or Grey Wolf, the officers and directors of Holdings are fully authorized, in the name of the Surviving Corporation or otherwise to take, and shall take, all such lawful and necessary action.

Section 5.12  Public Announcements.  On the date this Agreement is executed (or if executed after the close of business, no later than the first to occur of the opening of the NYSE or AMEX on the next day), Basic and Grey Wolf shall issue a joint press release with respect to the execution hereof and the transactions contemplated hereby. Except in respect of a public announcement as may be required by Applicable Law or any listing agreement with or rule of any regulatory body, national securities exchange or association, Basic and Grey Wolf shall consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated by this Agreement.

Section 5.13  Notification of Certain Matters.  Each Party shall give prompt notice to the others of any of the following for which it becomes aware: (i) any representation or warranty made by it becoming untrue or inaccurate if such untruth or inaccuracy would reasonably be expected to cause any condition set forth in Article 6 not to be satisfied, (ii) the occurrence of any event or development that would cause (or would reasonably be expected to cause) any representation or warranty by it herein to be untrue or inaccurate if such untruth or inaccuracy would reasonably be expected to cause any condition set forth in Article 6 not to be satisfied, or (iii) any failure by it to comply with or satisfy in all material respects any covenant, condition, or agreement to be complied with or satisfied by it hereunder; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of any Party hereto.

Section 5.14  Payment of Expenses.  Whether or not the Mergers are consummated, and except as provided in Section 7.3, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, regardless of whether the Mergers are consummated, except that Basic and Grey Wolf shall equally share the following: (a) all fees and expenses, other than attorneys’, accountants’, financial advisers’ and consultants’ fees and expenses (which shall be paid by the Party incurring same), incurred in relation to the filing with the SEC and printing of the Proxy Statement/Prospectus, including preliminary materials related thereto, and the Registration Statement, including financial statements and exhibits and any amendments and supplements thereto, (b) the filing fees for the Registration Statement and the Notification and Report Forms filed with the FTC and DOJ under the HSR Act, (c) the fees and expenses (other than attorneys’ fees) associated with the NYSE listing application referred to in Section 5.8 above, (d) all costs and expenses of negotiating, documenting and obtaining the Holdings Credit Facilities (and borrowings thereunder) including the fees and expenses of the lenders and the fees and expenses of the lenders’ attorneys in connection therewith, but excluding fees and expenses of Basic’s and Grey Wolf’s attorneys in connection therewith, and (e) the costs and expenses (but not attorneys’ fees) incurred by Holdings in connection with this Agreement and the transactions contemplated hereby.

Section 5.15  Indemnification and Insurance.

(a) From and after the Effective Time, Holdings shall subject to Applicable Law: honor all indemnification, advancement and expenses and exculpation agreements or other obligations of Basic and Grey Wolf with respect to their respective current or former officers and directors including those agreements or obligations included in the Basic Charter Documents, the Grey Wolf Charter Documents, and any Contract of Basic or Grey Wolf with their respective current or former officers or directors, or arising under Applicable Law.

(b) From and for a period of six years after the Effective Time, Holdings shall indemnify, defend, hold harmless and advance expenses to each person who is now, has been at any time prior to the date of this Agreement, or becomes prior to the Effective Time, an officer, director, employee, controlling stockholder or agent (including a trustee or fiduciary of a Basic Benefit Plan or Grey Wolf Benefit Plan) of any of the Basic Companies or Grey Wolf Companies (collectively, the “Indemnified Parties”) to the fullest extent permitted by Applicable Law against all losses, expenses (including reasonable outside attorneys’ fees), claims, damages, fines, costs, liabilities or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) resulting from, or otherwise arising in connection with, any threatened or actual claim, action, suit, proceeding or investigation (a “Claim”), based in whole or in part on, or arising in whole or in part out of, the fact that the Indemnified Party (or the Person controlled by the Indemnified Party) is or was a director, officer, employee, controlling stockholder or agent (including a trustee or fiduciary of any Basic Benefit Plan or Grey Wolf Benefit Plan) of any of the Basic Companies or the Grey Wolf Companies and pertaining to any matter existing, or arising out of actions or omissions or alleged actions or omissions occurring, at or prior to the Effective Time (including any Claim arising out of this Agreement or any of the transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time. Holdings shall pay any expenses to each Indemnified Party, as incurred, in advance of the final disposition of any such Claim to the fullest extent permitted under Applicable Law. Each Indemnified Party will be entitled to receive such advances from Holdings within ten Business Days of receipt by Holdings from the Indemnified Party of a request therefor; provided that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by Applicable Law, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. Without limiting the foregoing, in the event any such Claim is brought against any Indemnified Party (whether arising before or after the Effective Time): (i) Holdings shall have the right to control the defense of such matter with Holdings’ regularly engaged legal counsel or other counsel selected by Holdings and reasonably satisfactory to the Indemnified Party, and Holdings shall pay all reasonable fees and expenses of such counsel; and (ii) the Indemnified Party will cooperate with Holdings, at Holdings’ expense, in the defense of any such matter. Holdings shall not settle, compromise or consent to the entry of any judgment in any Claim for which indemnification could be sought by any Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Claim and does not include any finding of fact admission or stipulation with respect to fault, intent or culpability of the Indemnified Party, or such Indemnified Party otherwise consents. In the event of any Claim, any Indemnified Party wishing to claim indemnification shall promptly notify Holdings thereof (provided that failure to so notify Holdings will not affect the obligations of Holdings except to the extent that Holdings shall have been materially prejudiced as a result of such failure) and shall deliver to Holdings any undertaking required by Applicable Law, but without any requirement for the posting of a bond. Without limiting the foregoing, in the event any Claim is brought against any of the Indemnified Parties, Holdings shall be required to retain only one counsel (plus one local counsel, if necessary) to represent all such Indemnified Parties with respect to each such matter unless the use of one counsel to represent the Indemnified Parties would present such counsel with a conflict of interest, or the representation of all of the Indemnified Parties by the same counsel would be inappropriate due to actual or apparent differing interests between them, in which case such additional counsel as may be required (as shall be reasonably determined by the Indemnified Parties and Holdings) may be retained by the Indemnified Parties at the cost and expense of Holdings and Holdings shall pay all reasonable fees and expenses of such counsel for such Indemnified Parties. Notwithstanding the foregoing, nothing contained in this Section 5.15 shall be deemed to grant any right to any Indemnified Party which is not permitted to be granted to an officer, director, employee, controlling stockholder or agent of Basic or Grey Wolf under a non-waivable provision of Applicable Law.

(c) From and for not less than six years after the Effective Time, Holdings shall use its reasonable best efforts to maintain in effect directors’ and officers’ liability insurance policies covering those persons who are covered by Basic’s and Grey Wolf’s respective directors’ and officers’ respective liability insurance policies as of the Effective Time on terms substantially no less advantageous to such Persons than such existing insurance with respect to Claims arising from facts or events that occurred on or prior to the Effective Time; provided, however, that (i) Holdings may substitute therefor policies, issued by an insurance carrier with the same or better credit rating as Grey Wolf’s and Basic’s current insurance carrier, of at least the same coverage containing terms and conditions which are no less advantageous than Grey Wolf’s and Basic’s current policy, provided that such substitution shall not result in gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and (ii) Holdings shall not be required to pay an annual premium in excess of 250% of the last annual premium paid by Grey Wolf or Basic (whichever premium was higher) prior to the date hereof. In the event that the annual premium for such insurance exceeds such maximum amount,

Holdings shall purchase as much coverage per policy year as reasonably obtainable for such maximum amount.

(d) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Applicable Law, Contract or otherwise.

(e) In the event that Holdings, or any of its respective successors or assigns, (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its and its subsidiaries’ properties and assets (taken as a whole) to any Person, then, and in each such case, proper provision shall be made by Holdings so that the successors and assigns of Holdings, as the case may be, shall succeed to the obligations set forth in this Section 5.15.

Section 5.16  Holdings Employee Matters.

(a) At the Effective Time, Holdings and its Subsidiaries shall continue employment of all the employees who are employed by Basic or any of its Subsidiaries as of the day immediately prior to the Effective Time, and all of the employees who are employed by Grey Wolf or any of its Subsidiaries as of the day immediately prior to the Effective Time. The Basic Employees and Grey Wolf Employees so employed are collectively referred to herein as the “Continuing Employees.”

(b) During the period from the Effective Time to and including December 31, 2008, Holdings and its Subsidiaries shall provide each Continuing Employee with an annual salary rate, bonus opportunity and hourly wage rate, as applicable, that is not less favorable to such Continuing Employee than the annual salary rate, bonus arrangements or hourly wage rate provided to such Continuing Employee by Basic or Grey Wolf, as the case may be, immediately prior to the Effective Time.

(c) During the period from the Effective Time to and including December 31, 2008, Holdings and its Subsidiaries shall provide medical, dental, pharmaceutical and vision benefits and other employee benefits that (i) with respect to Basic Employees shall be no less favorable, in the aggregate, than those provided by Basic or the Basic Subsidiaries immediately prior to the Effective Time and (ii) with respect to Grey Wolf Employees shall be, no less favorable, in the aggregate, than those provided by Grey Wolf or the Grey Wolf Subsidiaries immediately prior to the Effective Time. Notwithstanding anything herein to the contrary, nothing herein shall require Holdings to provide or continue any stock option plans, restricted stock grant plans or other equity award or purchase plans of either Basic or Grey Wolf, except as otherwise provided in Article 2 hereof, or to assume or provide retiree medical benefits to any Continuing Employee, except as described in Section 5.16 of the Grey Wolf Disclosure Letter.

(d) With respect to each Continuing Employee, Holdings shall credit, or cause its Subsidiaries to credit, the period of employment and service recognized by the applicable employer (including its affiliates and their predecessors if so recognized by the employer) for such Continuing Employee immediately prior to the Effective Time for purposes of Holdings’ corresponding benefit plans, programs, policies or similar employment-related arrangements to have been employment and service with Holdings or its Subsidiaries for purposes of determining the Continuing Employee’s eligibility to join (subject to satisfaction of all non-service related eligibility criteria), vesting and benefit accrual (but not benefit accrual for any purpose other than vacation pay, severance and termination pay and sick leave, and vesting in employer contributions under a 401(k) or profit sharing arrangement that is tax qualified under Code Section 401) under all employee benefit plans, programs, policies or similar employment-related arrangements of Holdings and its Subsidiaries in which the Continuing Employee is eligible to participate. No such period of employment and service credit shall be provided to the extent that it will result in a duplication of credit or employment benefits.

(e) Holdings and its Subsidiaries shall waive, and the extent necessary to effect the terms hereof, shall use their commercially reasonable efforts to cause the relevant insurance carriers and other third parties to waive, any restrictions and limitations for medical conditions existing as of the Effective Time of each Continuing Employee and the Continuing Employee’s dependents who are covered immediately prior to the

Effective Time under a group health plan maintained by Basic or Grey Wolf, as the case may be, but only to the extent such pre-existing medical condition would have been covered by Holdings’ group health plan if it were not a pre-existing medical condition and only to the extent that such pre-existing medical condition limitations would not have applied to such Continuing Employee or the Continuing Employee’s dependents (as the case may be) under Basic’s or Grey Wolf’s group health plan, as applicable, prior to the Effective Time. Additionally, Holdings shall use its commercially reasonable efforts to offer, or cause its Subsidiaries to offer, at the Effective Time to each Continuing Employee coverage under a group health plan (as defined in Section 5000(b)(1) of the Code) which credits such Continuing Employee towards the deductibles, co-insurance and maximum out of pocket provisions imposed under such group health plan, for the year during which the Effective Time (or such later date as the Continuing Employee participates in such group health plan) occurs, with any applicable expenses already incurred during such year under Basic’s or Grey Wolf’s group health plan, as the case may be.

(f) Nothing in this Agreement shall be considered a contract between Basic, Grey Wolf, Holdings, or any of their respective Subsidiaries and any Continuing Employee or consideration for, or inducement with respect to, any such Continuing Employees’ continued employment with Holdings and, without limitation, all such Continuing Employees are and will continue to be considered employees at will pursuant to the applicable employment at will laws or doctrine, subject to any express written agreement to the contrary with such Continuing Employee. For the avoidance of doubt and without limiting the generality of Section 8.6, nothing in this Section 5.16 is intended to make any Person a third-party beneficiary of the agreements contained in this Section 5.16, and nothing in this Section 5.16 shall constitute an amendment of any Basic Benefit Plan or Grey Wolf Benefit Plan.

(g) The Parties agree that Holdings shall establish a severance plan and an employee retention plan prior to the Effective Time, each having terms generally summarized in Section 5.16(g) to the Basic Disclosure Letter.

(h) Each of the Parties agree to cooperate in good faith prior to the Effective Time to establish a process to integrate the Basic Benefit Plans and the Grey Wolf Benefit Plans following the Effective Time.

(i) Each of the Parties agree that the initial organizational chart of Holdings and the job descriptions for the chairman of the board, chief executive officer and chief operating officer of Holdings shall be as set forth in Section 5.16(i) of the Basic Disclosure Letter.

(j) Each of the Parties agree to recommend that their respective stockholders approve, and use commercially reasonable efforts to seek their respective stockholders’ approval of, the Holdings Plan, in the substantially the form attached as Section 5.16(j) to the Grey Wolf Disclosure Letter. If the Basic Plan Proposal is approved by the stockholders of Basic and the Grey Wolf Plan Proposal is approved by the stockholders of Grey Wolf, Holdings shall cause the Basic Stock Plans and the Grey Wolf Stock Plans to be frozen as of the Effective Time and no future awards shall be made from those plans and the awards outstanding under each of the Basic Stock Plans and the Grey Wolf Stock Plans shall be adjusted as provided in Article 2.

Section 5.17  Basic Employee Matters.

(a) The Parties hereby acknowledge and agree that the consummation of the Mergers will constitute a “Change in Control” or “Change of Control” of Basic under each of the executive employment agreements of Basic described in Section 5.17 of the Basic Disclosure Letter and awards granted under the Basic 2003 Plan and unvested employer contributions to the Brown Deferred Compensation Plan; provided, with respect to any awards issued under the Basic 2003 Plan to directors of Basic who will be Continuing Directors of Holdings following the consummation of the Mergers, Basic shall use its commercially reasonably efforts to cause such Continuing Directors to waive any rights to vesting based on the “Change of Control” or “Change in Control” that may otherwise be deemed to have occurred as a result of the Mergers.

(b) Contemporaneously with the execution and delivery of this Agreement, Basic and each of Kenneth V. Huseman and Alan Krenek shall enter into amendments to their respective employment agreements with

Basic, for no or nominal consideration, each to become effective as of the Effective Time and each to be in substantially the form included in Section 5.17 of the Basic Disclosure Letter.

(c) Basic may amend any of its employment agreements to amend the “Change in Control” definition to amend or add any items consistent with the definitions of “Change of Control” in the Grey Wolf employment agreements in the forms included in Section 5.18(a) of the Grey Wolf Disclosure Letter.

Section 5.18  Grey Wolf Employee Matters.

(a) Grey Wolf will use its commercially reasonable efforts to, and to cause each of its officers with whom it has an employment agreement that is described in Section 5.18(a) of the Grey Wolf Disclosure Letter to, enter into amendments to their respective employment agreements with Grey Wolf each to become effective immediately prior to the Effective Time and each to be in substantially the form included in Section 5.18(a) of the Grey Wolf Disclosure Letter. The commercially reasonable efforts to be used by Grey Wolf to cause the amended employment agreements to be signed by its officers will not require Grey Wolf to terminate or threaten to terminate any such officer or take any action that might reasonably constitute a “Constructive Termination Without Cause” as defined in the officer’s current employment agreements.

(b) Grey Wolf will use its commercially reasonable efforts to, and to cause each of its employees who are participants in its Executive Severance Plan to, enter into amendments to the Executive Severance Plan with Grey Wolf each to become effective immediately prior to the Effective Time and each to be in substantially the form included in Section 5.18(b) of the Grey Wolf Disclosure Letter. The commercially reasonable efforts to be used by Grey Wolf to cause the amended Executive Severance Plan to be signed by its employees will not require Grey Wolf to terminate or threaten to terminate any such employee or take any action that might reasonably constitute a “Qualifying Termination” as defined in the Executive Severance Plan.

(c) Grey Wolf will use its commercially reasonable efforts to, and to cause each of the individuals with whom it has a restricted stock award agreement to, enter into amendments to their respective restricted stock award agreement with Grey Wolf each to become effective immediately prior to the Effective Time and each to be in substantially the form included in Section 5.18(c) of the Grey Wolf Disclosure Letter. The commercially reasonable efforts to be used by Grey Wolf to cause the amended restricted stock award agreements to be signed by such individuals will not require Grey Wolf to terminate or threaten to terminate any such employee or take any action that might reasonably constitute a “constructive termination without Cause” as defined in any employment agreement between Grey Wolf and the individual or a “Qualifying Termination” as defined in the Executive Severance Plan.

(d) Grey Wolf will use its commercially reasonable efforts to, and to cause each of the individuals with whom it has a Non-Qualified Option Agreement to, enter into amendments to their respective Non-Qualified Option Agreement with Grey Wolf each to become effective immediately prior to the Effective Time and each to be in substantially the form included in Section 5.18(d) of the Grey Wolf Disclosure Letter. The commercially reasonable efforts to be used by Grey Wolf to cause the amended Non-Qualified Option Agreements to be signed by such individuals will not require Grey Wolf to terminate or threaten to terminate any such employee or take any action that might reasonably constitute a “constructive termination without Cause” as defined in any employment agreement between Grey Wolf and the individual or a “Qualifying Termination” as defined in the Executive Severance Plan.

(e) Contemporaneously with the execution and delivery of this Agreement, Grey Wolf and the Chairman of Grey Wolf’s Board of Directors shall enter into a consulting agreement to become effective at the Effective Time in substantially the form included in Section 5.18(e) of the Grey Wolf Disclosure Letter.

(f) Grey Wolf shall cause all vesting and other restrictions on Grey Wolf Restricted Stock owned by each current director who will not become a Continuing Director to be terminated at the Effective Time.

Section 5.19  Tax Matters.

(a) Basic, Grey Wolf and Holdings shall each use its commercially reasonable best efforts to cause each Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and to obtain the Tax opinions set forth in Section 6.2(d) and Section 6.3(d). Basic, Grey Wolf and Holdings agree to file all

Tax Returns consistent with the treatment of each Merger as a “reorganization” within the meaning of Section 368(a) of the Code. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Sec. 1.368-2(g).

(b) Basic shall deliver to Andrews Kurth LLP and Porter & Hedges, L.L.P. an officers’ certificate dated as of the Closing Date and signed by the Chief Executive Officer or the Chief Financial Officer of Basic, containing representations of Basic, and Grey Wolf shall deliver to Porter & Hedges, L.L.P. and Andrews Kurth LLP an officers’ certificate dated as of the Closing Date and signed by the Chief Executive Officer or the Chief Financial Officer of Grey Wolf, containing representations of Grey Wolf, in each case as shall be reasonably necessary or appropriate to enable Andrews Kurth LLP to render the opinion described in Section 6.2(d) of this Agreement and Porter & Hedges, L.L.P. to render the opinion described in Section 6.3(d) of this Agreement. Each of Basic, Grey Wolf and Holdings shall use its commercially reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the officers’ certificates described in this Section 5.19.

(c) Basic and Grey Wolf shall each provide Holdings with a certification in accordance with the requirements of Treasury Regulation Section 1.1445-2(c)(3) that it is not a United States real property holding corporation.

(d) The Parties intend and believe that this Agreement constitutes a binding Contract for fixed consideration pursuant to Treasury Regulation Section 1.368-1T(e)(2).

Section 5.20  Continuing Obligation to Call, Hold and Convene Stockholders’ Meeting; No Other Vote.  Notwithstanding anything herein to the contrary, the obligations of Basic or Grey Wolf (as the case may be) to call, give notice of, convene and hold the Basic Meeting or Grey Wolf Meeting (as applicable) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Basic Acquisition Proposal or Grey Wolf Acquisition Proposal with respect to it, or by any determination by the Basic Board or Grey Wolf Board (as the case may be) to modify, withdraw, amend or modify its recommendation in favor of the Mergers. Prior to the earlier of the Effective Time or the termination of this Agreement in accordance with Section 7.1, neither Basic nor Grey Wolf shall submit to the vote of its stockholders any Basic Acquisition Proposal or Grey Wolf Acquisition Proposal (as the case may be), or propose to do so. For the avoidance of doubt, nothing in this Section 5.20 shall in any way limit the ability of Grey Wolf to terminate this Agreement pursuant to Section 7.1(d)(iii) or Basic to terminate this Agreement pursuant to Section 7.1(c)(iii).

Section 5.21  Control of Other Party’s Business.  Nothing contained in this Agreement shall give Grey Wolf, directly or indirectly, the right to control or direct Basic’s operations or give Basic, directly or indirectly, the right to control or direct Grey Wolf’s operations prior to the Effective Time. Prior to the Effective Time, each of Basic and Grey Wolf shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

Section 5.22  The Financing.

(a) Grey Wolf will use its commercially reasonable efforts to arrange and obtain the Financing on the terms and conditions described in the Commitment Letter. Each of Grey Wolf and Basic will use its commercially reasonable efforts (i) to enter into and to cause Holdings and each of the Subsidiaries of Grey Wolf or Basic, as the case may be, to enter into definitive agreements with respect to the Financing on the terms and conditions reflected in the Commitment Letter; (ii) to satisfy on a timely basis all conditions applicable to it and to Holdings in such definitive agreements no later than the Closing; and (iii) to consummate the Financing no later than the Closing. If any Party becomes aware that the Financing is not available to consummate the transactions contemplated by this Agreement, then that Party shall promptly notify each of the other Parties, and each Party shall use its commercially reasonable efforts to obtain, and each of the other Parties shall use commercially reasonable efforts to assist the other Parties in obtaining, alternative financing on terms (taken in the aggregate) that are no less favorable to Holdings than those set forth in the Commitment Letter and in an amount (when added to cash of Basic and Grey Wolf forecast to be on hand immediately prior to the Mergers) that is adequate to pay the Basic Cash Consideration and the Grey Wolf Cash Consideration and all fees and expenses associated with the transactions contemplated by this Agreement, to make any other payments necessary to consummate the transactions contemplated by this Agreement (the “Alternative Financing”).

(b) Each Party shall provide, and shall cause its Subsidiaries and the directors, officers, employees, consultants, advisors, legal counsel, accountants and other agents of it and each of its Subsidiaries to provide, all cooperation in connection with the Parties’ efforts to obtain the Financing or the Alternative Financing as may reasonably be requested by any of the other Parties or by the Joint Lead Arrangers, including, without limitation, (i) participating on a timely basis in meetings, drafting sessions, due diligence sessions and other presentations, including presentations with potential lenders and with rating agencies; (ii) furnishing to the Joint Lead Arrangers and to each other Party as promptly as reasonably practicable all financial statements, pro forma statements, financial projections, business plans, budgets and other reasonably pertinent data and information as may be available (or obtainable without unreasonable expense) and reasonably requested by either of the Joint Lead Arrangers; (iii) participating in the marketing presentations and other marketing efforts of the Joint Lead Arrangers for any portion of the Financing or the Alternative Financing and assisting the Joint Lead Arrangers in the timely preparation of bank information memoranda, presentations and similar documents and of material for rating agency presentations; (iv) being responsible for, and indemnifying the Joint Lead Arrangers and each other Party against, liability, cost or expense with respect to any financial or other information provided by such Party for incorporation into any such memoranda, documents or material; (v) using commercially reasonable efforts to satisfy the conditions set forth in the Commitment Letter, including to obtain and provide opinions of counsel, corporate approvals of the transactions contemplated by the Financing or the Alternative Financing and certifications with respect to such approvals and other matters as may reasonably be required by either of the Joint Lead Arrangers and customary payoff letters in respect of any indebtedness required to be repaid at Closing, in form and substance reasonably satisfactory to the Joint Lead Arrangers, including specification of all amounts required to be repaid in order to discharge fully at Closing all liabilities with respect to such indebtedness and all related obligations and commitments under any Contract relating thereto and to obtain releases at the Closing of all Liens granted to secure any such indebtedness, obligations or commitments; (vi) using commercially reasonable efforts to obtain legal opinions, ratings and other documentation and items relating to such financing as are reasonably requested by either of the Joint Lead Arrangers; (vii) executing and delivering any guarantees, mortgages, pledge and security documents, other definitive financing documents or other certificates, legal opinions or documents as may be reasonably requested by either of the Joint Lead Arrangers; and (viii) taking such actions and providing such information and assistance as either of the Joint Lead Arrangers may reasonably request in connection with creating Liens upon or pledging collateral to secure the Financing or the Alternative Financing.

(c) Notwithstanding anything in this Agreement to the contrary, in the event that either the Basic Merger or the Grey Wolf Merger is not consummated due to the failure to obtain the Financing (or any Alternative Financing) no Party shall have any liability to any other party arising out of such failure, provided, however, that the foregoing shall not relieve Grey Wolf or Basic, as the case may be, of its obligations under Section 5.22(a) or Section 5.22(b), respectively. Each Party acknowledges that (i) notwithstanding anything in this Agreement to the contrary, no other Party is intended to have any greater risk or liability with respect to any failure to obtain the Financing (or any Alternative Financing) and (ii) no other Party would have entered into this Agreement but for the agreement of the Parties set forth in this Section 5.22.

Section 5.23  Obligations of Holdings.  Grey Wolf and Basic shall each take all action necessary to cause Holdings to perform its obligations under this Agreement and to consummate the Financing, any Alternative Financing and the Mergers on the terms and conditions set forth in this Agreement.

Section 5.24  Amendment to Basic Voting Agreement.  Grey Wolf will not enter into an amendment to the Basic Voting Agreement without the prior written consent of Basic, which consent shall not be unreasonably withheld, conditioned or delayed.

ARTICLE 6

CONDITIONS

Section 6.1  Conditions to Each Party’s Obligation to Effect the Mergers.  The respective obligations of each Party to effect the Mergers shall be subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions, any or all of which may be waived in writing in whole or in part only by both Basic and Grey Wolf (to the extent permitted by Applicable Law):

(a) Stockholder Approval.  The Basic Merger Proposal and the Grey Wolf Merger Proposal shall have been duly and validly approved and adopted by the requisite vote of the stockholders of Basic and Grey Wolf, respectively.

(b) Other Approvals.  Any applicable waiting period under the HSR Act (including extensions thereof) shall have expired or been terminated and all filings required to be made by the Parties prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained by the Parties prior to the Effective Time from, any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained (as the case may be), except for any failures to make such filings or obtain such consents, approvals, permits and authorizations that, individually or in the aggregate, would not reasonably be expected to have or cause a Material Adverse Effect on or with respect to Holdings (assuming the Mergers have taken place).

(c) Securities Law Matters.  The Registration Statement shall have been declared effective by the SEC under the Securities Act and shall be effective at the Effective Time, and no stop order suspending such effectiveness shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend such effectiveness shall have been initiated and be continuing, and any and all necessary approvals under state securities laws relating to the issuance or trading of the Holdings Common Stock to be issued in the Mergers shall have been received.

(d) No Injunctions or Restraints.  No Governmental Authority of competent jurisdiction shall have issued, promulgated, enforced or entered any Order, decree, temporary restraining order, preliminary or permanent injunction, or other legal restraint or prohibition that is continuing and which prevents the consummation of the Mergers. There shall not be any pending suit, action or proceeding asserted by any Governmental Authority challenging or seeking to restrain or prohibit the consummation of the Mergers or the transactions contemplated hereunder.

(e) NYSE Listing.  The shares of Holdings Common Stock required to be included in the NYSE listing application referred to in Section 5.8 above shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(f) Financing.  All conditions to the funding under the Financing or a commitment with respect to Alternative Financing (in each case other than conditions that by their nature cannot be satisfied until the Closing) shall have been satisfied so that, at the time of Closing, sufficient funds will be available at and after the Closing to fund the payment of the Grey Wolf Cash Consideration and the Basic Cash Consideration, and to pay all fees and expenses associated with the transactions contemplated by this Agreement.

Section 6.2  Conditions to Obligations of Basic.  The obligations of Basic to effect the Mergers are subject to the satisfaction of each of the following conditions, any or all of which may be waived in writing in whole or in part by Basic:

(a) Representations and Warranties.  (i) The representations and warranties of Grey Wolf and Holdings set forth in Sections 3.2 (Authorization, Validity and Effect of Agreement), 3.3 (Capitalization) and 3.16 (No Brokers) shall be true, accurate and complete in all material respects as of the date of this Agreement and (except to the extent such representation or warranty speaks as of an earlier date, in which case the representation or warranty shall be true and correct in all material respects as of such date) as of the Closing Date as though made on and as of that time and (ii) the representations and warranties of Grey Wolf set forth in Article 3 (other than the representations and warranties set forth in Sections 3.2, 3.3 and 3.16) shall be true, accurate and complete (disregarding any qualifications as to materiality or Material Adverse Effect) as of the date of this Agreement and (except to the extent such representation or warranty speaks as of an earlier date, in which case the representation or warranty shall be true and correct as of such date) as of the Closing Date as though made on and as of that time, except in each case for any failures of such representations and warranties to be so true, accurate and complete that, individually or in the aggregate, do not have or cause and would not reasonably be expected to have or cause a Grey Wolf Material Adverse Effect, and Basic shall have received a certificate signed by a Responsible Officer of Grey Wolf to such effect.

(b) Performance of Covenants and Agreements by Grey Wolf.  Grey Wolf shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Basic shall have received a certificate signed by a Responsible Officer of Grey Wolf to such effect.

(c) No Material Adverse Change.  From the date of this Agreement through the Closing, there shall not have occurred any event, occurrence or development that has had or caused or would reasonably be expected to have or cause a Grey Wolf Material Adverse Effect.

(d) Tax Opinion.  Basic and Holdings shall have received an opinion (reasonably acceptable in form and substance to Basic) from Andrews Kurth LLP, dated as of the Closing Date, to the effect that for federal income Tax purposes (i) the Mergers will be treated as a reorganization within the meaning of Section 368(a) of the Code, and (ii) each of Basic, Grey Wolf and Holdings will be a party to such reorganization within the meaning of Section 368(b) of the Code, and such opinion shall not have been withdrawn, revoked or modified. Such opinion will be based upon representations of the Parties contained in this Agreement and in the officers’ certificates described in Section 5.19(b).

Section 6.3  Conditions to Obligation of Grey Wolf.  The obligation of Grey Wolf to effect the Mergers is subject to the satisfaction of each of the following conditions, any or all of which may be waived in writing in whole or in part by Grey Wolf:

(a) Representations and Warranties.  (i) The representations and warranties of Basic and Holdings set forth in Sections 4.2, (Authorization, Validity and Effect of Agreement) 4.3 (Capitalization) and 4.16 (No Brokers) shall be true, accurate and complete in all material respects as of the date of this Agreement and (except to the extent such representation or warranty speaks as of an earlier date, in which case the representation or warranty shall be true and correct in all material respects as of such date) as of the Closing Date as though made on and as of that time and (ii) the representations and warranties of Basic set forth in Article 4 (other than the representations and warranties set forth in Sections 4.2, 4.3 and 4.16) shall be true, accurate and complete (disregarding any qualifications as to materiality or Material Adverse Effect) as of the date of this Agreement and (except to the extent such representation or warranty speaks as of an earlier date, in which case the representation or warranty shall be true and correct as of such date) as of the Closing Date as though made on and as of that time, except in each case for any failures of such representations and warranties to be so true, accurate and complete that, individually or in the aggregate, do not have or cause and would not reasonably be expected to have or cause a Basic Material Adverse Effect, and Grey Wolf shall have received a certificate signed by a Responsible Officer of Basic to such effect.

(b) Performance of Covenants and Agreements by Basic.  Basic shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Grey Wolf shall have received a certificate signed by a Responsible Officer of Basic to such effect.

(c) No Material Adverse Change.  From the date of this Agreement through the Closing, there shall not have occurred any event, occurrence or development that has had or caused or would reasonably be expected to have or cause a Basic Material Adverse Effect.

(d) Tax Opinion.  Grey Wolf and Holdings shall have received an opinion (reasonably acceptable in form and substance to Grey Wolf) from Porter & Hedges, L.L.P., dated as of the Closing Date, to the effect that for federal income Tax purposes (i) the Mergers will be treated as a reorganization within the meaning of Section 368(a) of the Code, and (ii) each of Basic, Grey Wolf and Holdings will be a party to such reorganization within the meaning of Section 368(b) of the Code, and such opinion shall not have been withdrawn, revoked or modified. Such opinion will be based upon representations of the Parties contained in this Agreement and in the officers’ certificates described in Section 5.19(b).

ARTICLE 7

TERMINATION

Section 7.1  Termination Rights.  This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time, whether before or after approval of Grey Wolf Merger Proposal by the stockholders of Grey Wolf or approval of the Basic Merger Proposal by the stockholders of Basic (except as provided below), by action taken by the board of directors of the terminating Party or Parties upon the occurrence of any of the following:

(a) By mutual written consent duly authorized by the Basic Board and the Grey Wolf Board.

(b) By either Grey Wolf or Basic if:

(i) the Mergers have not been consummated by November 30, 2008 (the “Termination Date”) (provided, however, that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any Party whose breach of any representation or warranty or failure to perform or satisfy any covenant or agreement under this Agreement has been the principal cause of or resulted in the failure of the Mergers to occur on or before such date);

(ii) any Governmental Authority shall have issued an Order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Mergers or making consummation of the Mergers illegal, and such Order, decree, ruling or other action shall have become final and nonappealable (provided, however, that the right to terminate this Agreement pursuant to this clause (ii) shall not be available to any Party whose failure to fulfill any material obligation under this Agreement has been the principal cause of or resulted in such Order, decree, ruling or other action);

(iii) the Grey Wolf Merger Proposal shall not have been approved by the Required Grey Wolf Vote at the Grey Wolf Meeting or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement pursuant to this clause (iii) shall not be available to Grey Wolf if the failure to obtain approval of the Grey Wolf Merger Proposal is caused by the action or failure to act of Grey Wolf and such action or failure to act constitutes a material breach of this Agreement; or

(iv) the Basic Merger Proposal shall not have been approved by the Required Basic Vote at the Basic Meeting or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement pursuant to this clause (iv) shall not be available to Basic if the failure to obtain approval of the Basic Merger Proposal is caused by the action or failure to act of Basic and such action or failure to act constitutes a material breach of this Agreement.

(c) By Basic if:

(i) there has been a material breach of the representations and warranties made by Grey Wolf in Article 3 of this Agreement, which breach (A) would cause a failure of the condition described in Section 6.2(a) and (B) is incapable of being cured by Grey Wolf within 60 days following receipt of written notice from Basic of such breach (but not later than the Termination Date);

(ii) Grey Wolf has failed to comply in any material respect with any of its covenants or agreements contained in this Agreement, which failure to comply (A) would cause a failure of the condition described in Section 6.2(b) and (B) is incapable of being cured by Grey Wolf within 60 days following written notice from Basic of such failure (but not later than the Termination Date);

(iii) prior to the approval of the Basic Merger Proposal by the Required Basic Vote, Basic elects to enter into a Basic Acquisition Agreement as permitted by (and not in violation of) Section 5.4; provided, however, that Basic may not terminate this Agreement pursuant to this Section 7.1(c)(iii) unless Basic shall have complied with the provisions of Section 5.4(e)(ii) and shall not have otherwise breached any other term of Section 5.4 in any material respect. No termination pursuant to this Section 7.1(c)(iii) shall be effective unless Basic simultaneously pays in full the payment required by Section 7.3(d) and provides Grey Wolf with a written acknowledgment from each other party to the Basic Acquisition Agreement that such party is aware of the amounts due to Grey Wolf under Section 7.3(d) and that such party irrevocably waives any right it may have to litigate, sue or bring any Claim to contest such amounts; or

(iv) (A) Grey Wolf shall have breached in any material respect any of its obligations under Section 5.5, (B) the Grey Wolf Board (or any committee thereof) shall have made a Grey Wolf Adverse Recommendation Change or a Grey Wolf Acquisition Proposal Recommendation, (C) any Grey Wolf Company shall have entered into a Grey Wolf Acquisition Agreement or (D) Grey Wolf or the Grey Wolf Board (or any committee thereof) publicly shall have announced its intention to do any of the foregoing.

(d) By Grey Wolf if:

(i) there has been a material breach of the representations and warranties made by Basic in Article 4 of this Agreement, which breach (A) would cause a failure of the condition described in Section 6.3(a), and (B) is incapable of being cured by Basic within 60 days following receipt of written notice from Grey Wolf of such breach (but not later than the Termination Date);

(ii) Basic has failed to comply in any material respect with any of its covenants or agreements contained in this Agreement, which failure to comply (A) would cause a failure of the condition described in Section 6.3(b) and (B) is incapable of being cured by Basic within 60 days following receipt of written notice from Grey Wolf of such failure (but not later than the Termination Date);

(iii) prior to the approval of Grey Wolf Merger Proposal by the Required Grey Wolf Vote, Grey Wolf elects to enter into a Grey Wolf Acquisition Agreement as permitted by (and not in violation of) Section 5.5; provided, however, that Grey Wolf may not terminate this Agreement pursuant to this Section 7.1(d)(iii) unless Grey Wolf shall have complied with the provisions of Section 5.5(e)(ii) and shall not have otherwise breached any other term of Section 5.5 in any material respect. No termination pursuant to this Section 7.1(d)(iii) shall be effective unless Grey Wolf simultaneously pays in full the payment required by Section 7.3(a) and provides Basic with a written acknowledgment from each other party to the Grey Wolf Acquisition Agreement that such party is aware of the amounts due Basic under Section 7.3(a) and that such party irrevocably waives any right it may have to litigate, sue or bring any Claim to contest such amounts; or

(iv) (A) Basic shall have breached in any material respect any of its obligations under Section 5.4, (B) the Basic Board (or any committee thereof) shall have made a Basic Adverse Recommendation Change or a Basic Acquisition Proposal Recommendation, (C) any Basic Company shall have entered into a Basic Acquisition Agreement, or (D) Basic or the Basic Board (or any committee thereof) shall have publicly announced its intention to do any of the foregoing.

Section 7.2  Effect of Termination.  If this Agreement is terminated by either Grey Wolf or Basic pursuant to the provisions of Section 7.1, this Agreement shall forthwith become void, and there shall be no further obligation on the part of any Party or its Affiliates, directors, officers or stockholders except pursuant to the provisions of Section 5.3(d), Section 5.7(c), Section 5.7(d), Section 5.14, this Section 7.2, Section 7.3, Article 8 and the Confidentiality Agreement (which shall continue pursuant to their terms); provided, however, that a termination of this Agreement shall not relieve any Party from any liability for damages incurred as a result of a willful or intentional breach by such Party of its representations, warranties, covenants, agreements or other obligations hereunder occurring prior to such termination.

Section 7.3  Fees and Expenses.  Notwithstanding the provisions of Section 5.14:

(a) Grey Wolf will, immediately upon termination of this Agreement pursuant to Sections 7.1(c)(iv), 7.1(d)(iii) or 7.1(b)(iii) (but in the case of Section 7.1(b)(iii) only if prior to such Grey Wolf Meeting a Grey Wolf Adverse Recommendation Change or a Grey Wolf Acquisition Proposal Recommendation has been made), pay, or cause to be paid, to Basic by wire transfer of immediately available funds to an account designated by Basic a termination fee in the amount of $30.0 million.

(b) Grey Wolf will, immediately upon termination of this Agreement pursuant to Section 7.1(b)(iii), pay, or cause to be paid, to Basic by wire transfer of immediately available funds to an account designated by Basic $5.0 million as a reasonable estimate of Basic’s expenses; provided that no amount shall be payable under this Section 7.3(b) if the termination fee is paid pursuant to Section 7.3(a).

(c) Grey Wolf will pay, or cause to be paid, to Basic a termination fee in the amount of $30.0 million less the amount of the payment, if any, previously made by Grey Wolf pursuant to Section 7.3(b) if (i) this Agreement is terminated pursuant to Section 7.1(b)(i) or 7.1(b)(iii), (ii) prior to such termination, there has been publicly announced a Grey Wolf Acquisition Proposal and (iii) within 365 days of such termination, any Grey Wolf Company enters into any definitive agreement with respect to or consummates any Grey Wolf Acquisition Proposal (regardless of whether such Grey Wolf Acquisition Proposal is the same Acquisition Proposal referred to in clause (ii) above); provided that no amount shall be payable under this Section 7.3(c) if the termination fee is paid pursuant to Section 7.3(a). Such termination fee shall be paid on the day such Grey Wolf Company consummates such Grey Wolf Acquisition Proposal, by wire transfer of immediately available funds to an account designated by Basic. Notwithstanding the foregoing, Grey Wolf shall not be required to pay, or cause to be paid, to Basic any amounts pursuant to this Section 7.3(c) if the reason the Mergers have not been timely consummated is as the result of a failure to satisfy the conditions set forth in Sections 6.1(b), 6.1(c), 6.1(d), 6.1(e) or 6.1(f).

(d) Basic will, immediately upon termination of this Agreement pursuant to Sections 7.1(c)(iii), 7.1(d)(iv) or 7.1(b)(iv) (but in the case of Section 7.1(b)(iv) only if prior to such Basic Meeting a Basic Adverse Recommendation Change or a Basic Acquisition Proposal Recommendation has been made), pay, or cause to be paid, to Grey Wolf by wire transfer of immediately available funds to an account designated by Grey Wolf a termination fee in the amount of $30.0 million.

(e) Basic will, immediately upon termination of this Agreement pursuant to Section 7.1(b)(iv) pay, or cause to be paid, to Grey Wolf by wire transfer of immediately available funds to an account designated by Grey Wolf $5.0 million as a reasonable estimate of Grey Wolf’s expenses; provided that no amount shall be payable under this Section 7.3(e) if the termination fee is paid pursuant to Section 7.3(d).

(f) Basic will pay, or cause to be paid, to Grey Wolf a termination fee in the amount of $30.0 million (less the amount of the payment, if any, previously made by Basic pursuant to Section 7.3(e)) if (i) this Agreement is terminated pursuant to Section 7.1(b)(i) or 7.1(b)(iv), (ii) prior to such termination, there has been publicly announced a Basic Acquisition Proposal and (iii) within 365 days of such termination, any Basic Company enters into any definitive agreement with respect to or consummates any Basic Acquisition Proposal (regardless of whether such Basic Acquisition Proposal is the same Basic Acquisition Proposal referred to in clause (ii) above); provided that no amount shall be payable under this Section 7.3(f) if the termination fee is paid pursuant to Section 7.3(d). Such termination fee shall be paid on the day such Basic Company consummates such Basic Acquisition Proposal, by wire transfer of immediately available funds to an account designed by Grey Wolf. Notwithstanding the foregoing, Basic shall not be required to pay, or cause to be paid, to Grey Wolf any amounts pursuant to this Section 7.3(f) if the reason the Mergers have not been timely consummated is as the result of a failure to satisfy the conditions set forth in Sections 6.1(b), 6.1(c), 6.1(d), 6.1(e) or 6.1(f).

(g) Grey Wolf acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Basic would not have entered into this Agreement. Accordingly, if Grey Wolf fails to pay promptly any amounts due pursuant to this Section 7.3, Grey Wolf shall pay to Basic its costs and expenses (including attorneys’ fees and expenses) in connection with collecting these amounts, together with interest on the amounts so owed, at the rate of interest per annum specified as the Prime Rate in the Wall Street Journal as of the date of termination plus 2.0%, from the date of termination of this Agreement until the date all such amounts are paid to Basic.

(h) Basic acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Grey Wolf would not have entered into this Agreement. Accordingly, if Basic fails to pay promptly any amounts due pursuant to this Section 7.3, Basic shall pay to Grey Wolf its costs and expenses (including attorneys’ fees and expenses) in connection with collecting these amounts, together with interest on the amounts so owed, at the rate of interest per annum specified as the Prime Rate in the Wall Street Journal as of the date of termination plus 2.0%, from the date of termination of this Agreement until the date all such amounts are paid to Grey Wolf.

ARTICLE 8

MISCELLANEOUS

Section 8.1  Nonsurvival of Representations and Warranties.  None of the representations or warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Lock-Up Agreements) shall survive the consummation of the Mergers.

Section 8.2  Amendment.  This Agreement may be amended by the Parties at any time before or after approval of the Basic Merger Proposal by the stockholders of Basic or of the Grey Wolf Merger Proposal by the stockholders of Grey Wolf; provided, however, that, after any such approval, no amendment shall be made that by Applicable Law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by a written instrument signed by an authorized representative of each of the Parties.

Section 8.3  Notices.  Any notice or other communication required or permitted hereunder shall be in writing and, unless delivery instructions are otherwise expressly set forth above herein, either delivered personally (effective upon delivery), by facsimile transmission (effective on the next day after transmission), by recognized overnight delivery service (effective on the next day after delivery to the service), or by registered or certified mail, postage prepaid and return receipt requested (effective on the third Business Day after the date of mailing), at the following addresses or facsimile transmission numbers (or at such other address(es) or facsimile transmission number(s) for a Party as shall be specified by like notice):

To Basic or Holdings:	Basic Energy Services, Inc. 500 W. Illinois Midland, Texas 79701 Attention: Chief Executive Officer Facsimile: (432) 620-5501

with a copy (which shall not constitute notice) to:	Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017 Attention: George R. Bason, Jr. Michael Davis Facsimile: (212) 450-3800

and	Andrews Kurth LLP 600 Travis, Suite 4299 Houston, Texas 77022 Attention: David C. Buck Facsimile: (713) 220-4285

To Grey Wolf or Holdings:	Grey Wolf, Inc. 10370 Richmond Avenue, Suite 600 Houston, Texas 77042 Attention: Chief Executive Officer Facsimile: (713) 435-6171

with a copy (which shall not constitute notice) to:	Porter & Hedges, L.L.P. 1000 Main, 36th Floor Houston, Texas 77002 Attention: Nick D. Nicholas Christopher A. Ferazzi Facsimile: (713) 226-6237

Section 8.4  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

Section 8.5  Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed modified to the minimum extent necessary to make such term or provision valid and enforceable, provided that if such term or provision is incapable of being so modified, then such term or provision shall be deemed ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.6  Entire Agreement; No Third Party Beneficiaries.  This Agreement (together with the Confidentiality Agreement and the documents and instruments delivered by the Parties in connection with this Agreement): (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) except as provided in Section 5.15 (which is intended to be for the benefit of the Persons covered thereby) is solely for the benefit of the Parties and their respective successors, legal representatives and assigns and does not confer on any Person other than the Parties any rights or remedies hereunder. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Party for whose benefit such representation and warranty was made in accordance with Section 8.11 without notice of liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.7  Applicable Law.  THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE (INCLUDING THE LAWS OF DELAWARE WITH RESPECT TO STATUTES OF LIMITATION AND STATUTES OF REPOSE) WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF THAT WOULD CAUSE THE LAWS OF ANY OTHER JURISDICTION TO APPLY.

Section 8.8  Jurisdiction.  The Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be exclusively brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.3 shall be deemed effective service of process on such party.

Section 8.9  No Remedy in Certain Circumstances.  Each Party agrees that should any Governmental Authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any Party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take any action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate pursuant to Article 7. Except as otherwise contemplated by this Agreement, to the extent that a Party took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an Order or judgment of a court or other competent Governmental Authority, such Party shall not incur any liability or obligation unless such Party breached its obligations under Section 5.9 or did not in good faith seek to resist or object to the imposition or entering of such Order or judgment.

Section 8.10  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Applicable Law or otherwise) without the prior written consent of the other Parties, and any such attempted assignment without such consent shall be immediately null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 8.11  Waivers.  At any time prior to the Effective Time, to the extent legally allowed: (a) any Party may extend the time for the performance of any of the obligations or other acts of the other Parties, (b) any Party for whose benefit a representation or warranty was made may waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any document delivered pursuant hereto, and (c) any Party may waive performance of any of the covenants or agreements of the other Parties, or satisfaction of any of the conditions to its obligations to effect the Mergers, contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed by an authorized representative of such Party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any Party of a breach of any provision hereof shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provisions hereof.

Section 8.12  Confidentiality Agreement.  The Confidentiality Agreement shall remain in full force and effect following the execution of this Agreement is hereby incorporated herein by reference, and shall constitute a part of this Agreement for all purposes; provided, however, that any standstill provisions contained therein will, effective as of the Closing, be deemed to have been waived to the extent necessary for the Parties to consummate the Mergers in accordance with the terms of this Agreement. Any and all information received by Basic and Grey Wolf pursuant to the terms and provisions of this Agreement shall be governed by the applicable terms and provisions of the Confidentiality Agreement.

Section 8.13  Incorporation.  Exhibits and Schedules referred to herein are attached to and by this reference are incorporated herein for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives, on the date first written above.

BASIC ENERGY SERVICES, INC.,
a Delaware corporation

By:	/s/ Kenneth V. Huseman
Name:     Kenneth V. Huseman

Title:	Chief Executive Officer

GREY WOLF, INC.,
a Texas corporation

By:	/s/ Thomas P. Richards
Name:     Thomas P. Richards

Title:	Chief Executive Officer

HORSEPOWER HOLDINGS, INC.,
a Delaware corporation

By:	/s/ David W. Wehlmann
Name:     David W. Wehlmann

Title:	Vice President and Secretary

Exhibit A

FORM OF LOCK-UP AGREEMENT

April  , 2008

This lock-up agreement (this “Lock-Up Agreement”) is being delivered to you in connection with the Agreement and Plan of Merger (the “Merger Agreement”) entered into by and between Basic Energy Services, Inc., a Delaware corporation (“Basic”), Grey Wolf, Inc., a Texas corporation (“Grey Wolf”) and Horsepower Holdings, Inc., a Delaware corporation (“Holdings”) that will be the surviving corporation in the Mergers contemplated by the Merger Agreement. Capitalized terms not defined herein shall have the meaning assigned to them in the Merger Agreement.

In connection with the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees that for a period beginning on the Closing Date (as defined in the Merger Agreement), and ending 60 days after the Closing Date, the undersigned will not, without the prior written consent of Holdings, (i) sell, offer to sell, contract to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of, directly or indirectly, contract to dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition with respect to, any shares of Holdings Common Stock or any securities convertible into or exercisable or exchangeable for Holdings Common Stock, or warrants or other rights to purchase Holdings Common Stock, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Holdings Common Stock or any securities convertible into or exercisable or exchangeable for Holdings Common Stock, or warrants or other rights to purchase Holdings Common Stock, whether any such transaction is to be settled by delivery of Holdings Common Stock or such other securities, in cash or otherwise.

The foregoing paragraph shall not apply to (a) bona fide gifts, provided the recipient or recipients thereof agree in writing to be bound by the terms of this Lock-Up Agreement and confirm that he/she/it has been in compliance with the terms of this Lock-Up Agreement since the date hereof; or (b) dispositions to any trust for the direct or indirect benefit of the undersigned and/or the immediate family of the undersigned, provided that such trust agrees in writing to be bound by the terms of this Lock-Up Agreement and confirms that it has been in compliance with the terms of this Lock-Up Agreement since the date hereof.

Intending to be legally bound hereby, the undersigned has executed this Lock-Up Agreement on and as of the date set forth above.

Yours very truly,

[Name of signatory]

By:
Name:
Title:

Exhibit 2.3(a)

CERTIFICATE OF INCORPORATION
OF
HORSEPOWER HOLDINGS, INC.

Exhibit 2.3(a)

CERTIFICATE OF INCORPORATION
OF
GREY WOLF, INC.

FIRST:  The name of the corporation is Grey Wolf, Inc. (hereinafter called the “Corporation”).

SECOND:  The address of the Corporation’s registered office in the State of Delaware is 615 South Dupont Highway, Dover, Kent County, Delaware 19901. The name of the registered agent of the corporation at such address is Capitol Services, Inc.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended.

FOURTH:  The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 300,000,000, of which 10,000,000 shares shall be Preferred Stock, par value $.01 per share, and 290,000,000 shares shall be Common Stock, par value $.01 per share.

A. Preferred Stock. (1) Preferred Stock may be issued from time to time in one or more series without further stockholder approval and in such amounts as may be determined by the Board of Directors. The voting powers, designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, of the Preferred Stock of each series shall be such as are fixed by the Board of Directors, authority so to do being hereby expressly granted, and as are stated and expressed in a resolution or resolutions adopted by the Board of Directors providing for the issue of such series of Preferred Stock (herein called the ‘‘Directors’ Resolution”). Without limitation, such Directors’ Resolution may (i) fix the number of shares of such series that may be issued, (ii) provide for a sinking fund for the purchase or redemption of shares of such series and specify the terms and conditions governing the operations of any such fund, (iii) grant voting rights, full or limited, to the holders of shares of such series, or provide that such shares shall have no voting rights, or provide that such shares may have more or less than one vote per share on some or all matters, (iv) provide for fixed, variable or contingent dividends and impose conditions or restrictions upon the payment of dividends upon, or the making of other distributions to, or the acquisition of, shares ranking junior to the Preferred Stock or to any series thereof with respect to dividends or distributions of assets upon liquidation, (v) state the time or times, the price or prices or the rate or rates of exchange and other terms, conditions and adjustments upon which shares of any such series may be made convertible into, or exchangeable for, at the option of the holder or the Corporation or upon the occurrence of a specified event, shares of any other class or classes or of any other series of Preferred Stock or any other class or classes of stock or other securities of the Corporation, and (vi) grant such other special rights and impose such qualifications, limitations or restrictions thereon as shall be fixed by the Board of Directors, to the extent not inconsistent with this Article FOURTH and to the full extent now or hereafter permitted by the laws of the State of Delaware.

(2) Except as expressly required by law, or except as may be provided in any Directors’ Resolution, the Preferred Stock shall have no right or power to vote on any question or in any proceeding or to be represented at, or to receive notice of, any meeting of stockholders of the Corporation.

(3) Preferred Stock that is redeemed or purchased by the Corporation shall be retired by the Corporation if so provided in the Directors’ Resolution and, if not so provided, may be retired by the Corporation upon a resolution duly adopted by the Board of Directors, and upon any such retirement, the Preferred Stock shall assume the status of authorized but unissued Preferred Stock without designation as to series and may thereafter, subject to the provisions of any Directors’ Resolution providing for the issue of any particular series of Preferred Stock, be reissued in the same manner as authorized but previously unissued Preferred Stock.

B. Common Stock. All shares of the Common Stock of the Corporation shall be identical and except as otherwise required by law or as otherwise provided in the Directors’ Resolution or resolutions, if any, adopted by the Board of Directors with respect to any series of Preferred Stock, the holders of the Common Stock shall exclusively possess all voting power, and each share of Common Stock shall have one vote.

FIFTH:  The following provisions are inserted for the regulation of certain stockholder action matters and with respect to certain voting rights applicable to the Corporation’s capital stock:

A. Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

B. Except as otherwise required in a Directors’ Resolution with respect to a series of Preferred Stock or by applicable law, (i) no stockholder shall have any right of cumulative voting and (ii) each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of stockholders.

SIXTH:  The following provisions are inserted for certain matters relating to the Board of Directors:

A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation

B. The number of directors of the Corporation shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board. For purposes of this Amended and Restated Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

C. The Board of Directors shall be divided into three classes designated as Class I, Class II and Class III. Each director shall serve for a term expiring on the third annual meeting of stockholders following the annual meeting stockholders at which such director was elected; provided, however, that the directors designated at the Effective Time (as defined in this Article SIXTH) pursuant to the Merger Agreement (as defined in this Article SIXTH) shall serve the following term: the directors designated to Class I shall serve for a term expiring on the Corporation’s first annual meeting of stockholders after the Effective Time, the directors designated to Class II shall serve for a term expiring on the Corporation’s second annual meeting of stockholders after the Effective Time and the directors designated to Class III shall serve for a term expiring on the Corporation’s third annual meeting of stockholders after the Effective Time. Each director shall hold office until the annual meeting of stockholders at which the director’s term expires and, notwithstanding the foregoing, shall serve until his or her successor shall have been duly elected and qualified, or until his or her earlier death, designation or removal. The number of directors in each class shall be the whole number contained in the quotient arrived at by dividing the authorized number of directors by three, and if a fraction is also contained in such quotient then if such fraction is one-third (1/3), the extra director shall be a member of Class I, and if the fraction is two-thirds (2/3), one of the extra directors shall be a member of Class I and the other member of Class II. In the event of any increase or decrease in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as a director of the class of which he is a member and (ii) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to ensure that no one class has more than one director more than any other class. To the extent possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation, and any newly eliminated directorships shall be subtracted from those classes whose terms of office are to expire at the earliest dates following such allocation, unless otherwise provided from time to time by resolution adopted by the Board of Directors. No decrease in the number of directors constituting the number of directors comprising the Whole Board shall have the effect of shortening the term of any incumbent director.

D. In accordance with the Merger Agreement (as defined below), effective as of the Effective Time (as defined below), the Board of Directors shall consist of nine directors: four Brown Directors (as defined below) and five Green Directors (as defined below). At the Effective Time: Class I shall consist of two Green Directors and one Brown Director; Class II shall consist of two Brown Directors and one Green Director; and Class III shall consist of two Green Directors and one Brown Director. In the event of the death, removal or resignation of a Brown Director prior to     , 2009 (the date one year after the date of this Certificate of Incorporation), the remaining Brown Directors shall be constituted as a committee to designate an individual to fill such vacancy. In the event of the death, removal or resignation of a Green Director prior to          , 2009 (the date one year after the date of this Certificate of Incorporation), the remaining Green Directors shall be constituted as a committee to designate an individual to fill such vacancy.

“Brown Director” means each of those four individuals designated by Brown to serve as members of the Board of Directors as of the Effective Time pursuant to the Merger Agreement (which granted Brown a contractual right to designate such directors).

“Effective Time” has the meaning set forth in the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger dated April 20, 2008, by and among Brown, Green and the Corporation, as the same may be amended from time to time, a copy of which shall be made available to any stockholder upon request.

“Green Director” means each of those five individuals designated by Green to serve as members of the Board of Directors as of the Effective Time pursuant to the Merger Agreement (which granted Green a contractual right to designate such directors).

E. At each annual election, directors chosen to succeed those whose terms then expire shall be of the same class as the directors they succeed unless, by reason of any intervening changes in the authorized number of directors, the Board of Directors shall designate one or more directorships whose term then expires as directorships of another class in order more nearly to achieve equality of number of directors among the classes.

F. In case any vacancy shall occur on the Board of Directors because of death, resignation or removal, such vacancy shall only be filled by a majority of the directors remaining in office (though less than a quorum) or by the sole remaining director, except for any vacancy in the Board of the Directors with respect to a Brown Director or a Green Director that occurs prior to          , 2009 (the date one year after the date of this Certificate of Incorporation), which vacancy shall be filled in the manner described in Clause D of this Article SIXTH. The director so appointed shall serve for the unexpired term of his predecessor or until his successor is elected and qualified or until his earlier death, resignation or removal. If there are no directors then in office, an election of directors may be held in the manner provided by applicable law. Any newly-created directorship shall only be filled by a majority of the directors then in office (though less than a quorum), or by the sole remaining director. Each director so appointed shall hold office until his successor is elected and qualified or until his earlier death, resignation or removal. Except as expressly required by law, stockholders shall not have any right to fill vacancies on the Board of Directors, including newly-created directorships.

G. Notwithstanding the foregoing provisions of this Article SIXTH, if Directors’ Resolutions creating any series of Preferred Stock entitle the holders of such preferred stock, voting separately by series, to elect additional directors under specified circumstances, then all provisions of such resolutions relating to the nomination, election, term of office, removal, filling of vacancies and other features of such directorships shall, as to such directorships, govern and control over any conflicting provisions of this Article SIXTH.

H. Election of directors need not be by written ballot unless the bylaws so provide.

SEVENTH:  In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Certificate of Incorporation, the bylaws of the Corporation, or imposed by Delaware law in effect from time to time, bylaws of the Corporation may be altered, amended or repealed or new bylaws may be adopted by the affirmative vote of a majority of the Whole Board, but any bylaws adopted by the Board of Directors may be amended or repealed by the stockholders entitled to vote thereon as outlined in this Article SEVENTH. The bylaws of the Corporation may not be altered, amended or rescinded, nor may new bylaws be adopted, by the Stockholders except by the affirmative vote of the holders of not less than 66 2/3% of all outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Election of directors need not be by written ballot unless the bylaws so provide.

EIGHTH:  To the maximum extent permitted by Delaware law in effect from time to time, a director of the Corporation shall not be personally liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director. Neither amendment nor repeal of this Article EIGHTH nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article EIGHTH shall eliminate or reduce the effect of this Article EIGHTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article EIGHTH, would accrue or arise, prior to such amendment, repeal or adoption of any inconsistent provision. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

NINTH:  To the maximum extent permitted by Delaware law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a threatened or pending proceeding to (a) any individual who is a present or former director or officer of the Corporation and who was or is made a party, or was or is threatened to be made a party, to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of the Corporation and at the request of the Corporation, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them. The Corporation may, with the approval of its Board of Directors, provide such indemnification and advance for expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

The Corporation shall, as a condition to advancing expenses to a director or officer, obtain a written undertaking by or on behalf of such director or officer to repay the amount paid or reimbursed by the Corporation if it shall ultimately be determined that such persons are not entitled to be indemnified by the Corporation under Delaware law or any applicable contract.

Neither the amendment nor repeal of this Article NINTH, nor the adoption or amendment of any other provision of the Certificate of Incorporation of the Corporation inconsistent with this Article NINTH shall eliminate or reduce the effect of this Article NINTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article NINTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether of not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article NINTH or otherwise.

TENTH:  The Corporation is to have perpetual existence.

ELEVENTH:  The vote of stockholders holding at least 66 2/3% of the outstanding voting power present in person or represented by proxy at the meeting and entitled to vote generally in the election of directors shall be required to amend Articles FIFTH, SIXTH, SEVENTH, EIGHTH, NINTH or this Article ELEVENTH.

Exhibit 2.3(b)

AMENDED AND RESTATED BYLAWS
OF
HORSEPOWER HOLDINGS, INC.

Exhibit 2.3(b)

AMENDED AND RESTATED
BYLAWS
OF
GREY WOLF, INC.
(EFFECTIVE AS OF          , 2008)

PREAMBLE

These Amended and Restated Bylaws (“Bylaws”) are subject to, and governed by, the General Corporation Law of the State of Delaware (“DGCL”) and the Certificate of Incorporation of Grey Wolf, Inc. (the ‘‘Corporation”), as amended (the “Certificate of Incorporation”, such term to include the resolutions of the Board of Directors of the Corporation (the “Board of Directors”) creating any series of preferred stock, par value $0.01 per share, of the Corporation). In the event of a direct conflict between the provisions of these Bylaws and the mandatory provisions of the DGCL or the provisions of the Certificate of Incorporation, such provisions of the DGCL and the Certificate of Incorporation, as the case may be, will be controlling.

ARTICLE I

Offices and Records

Section 1.1.  Registered Office and Agent.  The registered office and registered agent of the Corporation shall be as designated from time to time by the appropriate filing by the Corporation in the office of the Secretary of State of the State of Delaware.

Section 1.2.  Other Offices.  The Corporation may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine or the business of the Corporation may require.

Section 1.3.  Books and Records.  The books and records of the Corporation shall be kept at the Corporation’s principal office in Houston, Texas or at such other locations within or outside the State of Delaware as may from time to time be designated by the Board of Directors.

ARTICLE II

Meetings of Stockholders

Section 2.1.  Annual Meetings.  (a) An annual meeting of the Corporation’s stockholders (the “Stockholders”) shall be held each calendar year for the purposes of (i) electing directors as provided in Article III and (ii) transacting such other business as may properly be brought before the meeting. Each annual meeting shall be held on such date and at such time as shall be designated by the Board of Directors and stated in the notice or waivers of notice of such meeting.

Section 2.2.  Special Meetings.  Special meetings of the Stockholders, for any purpose or purposes, may be called at any time by the Chairman of the Board (if any), by the Chief Executive Officer and shall be called by the Secretary within ten (10) days after the written request, or by resolution adopted by the affirmative vote, of a majority of the Whole Board (as defined in the following sentence), which request or resolution shall fix the date, time and place, and state the purpose or purposes, of the proposed meeting. For purposes of these Bylaws, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. Except as required by applicable law, Stockholders shall not be entitled to call a special meeting of Stockholders or to require the Board of Directors or any officer to call such a meeting or to propose business at such a meeting. Business transacted at any special meeting of Stockholders shall be limited to the purposes stated in the notice or waivers of notice of such meeting.

Section 2.3.  Place of Meetings.   The Board of Directors may designate the place of meeting (either within or without the State of Delaware) for any meeting of Stockholders. If no designation is made by the Board of Directors, the place of meeting shall be held at the principal executive office of the Corporation. In addition, the Board of Directors may determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communications as authorized by these Bylaws.

Section 2.4.  Notice of Meetings.  (a) Except as otherwise required by law, written notice of each meeting of Stockholders shall be delivered to each Stockholder of record entitled to vote thereat, which notice shall (i) state the place, if any, date and time of the meeting, the means of remote communications, if any, by which Stockholders and proxy holders may be deemed to be present in person and vote at any such meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, and (ii) be given not less than 10 nor more than 60 days before the date of the meeting.

(b) If any two successive notices addressed to a Stockholder at the address of such Stockholder appearing on the books of the Corporation is returned to the Corporation by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver the notice to the Stockholder at such address, all further notices to such Stockholder at such address shall be deemed to have been duly given without further mailing if the same shall be available to such Stockholder upon written demand of such Stockholder at the principal executive office of the Corporation.

(c) Any previously scheduled meeting of the Stockholders may be postponed by resolution of the Board of Directors upon public notice given prior to the time previously scheduled for such meeting.

(d) Notice of the time, place and purpose of any meeting of Stockholders may be waived in writing, either before or after the meeting, and to the extent permitted by law, will be waived by any Stockholder by attendance thereat, in person or by proxy, except when the person objects at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

Section 2.5.  Voting List.  At least 10 days before each meeting of Stockholders, the Secretary or other officer or agent of the Corporation who has charge of the Corporation’s stock ledger shall prepare a complete list of the Stockholders entitled to vote at such meeting, arranged in alphabetical order and showing, with respect to each Stockholder, his address and the number of shares registered in his name. Such list shall be open to the examination of any Stockholder, for any purpose germane to the meeting, for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. If the list is made available on an electronic network, then the Corporation may take reasonable steps to ensure that such information is available only to Stockholders. If the meeting is to held at a place, the list shall be produced and kept at the time of the meeting during the whole time thereof, and may be inspected by any Stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any Stockholder during the whole time of the meeting on a reasonable accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. The stock ledger of the Corporation shall be the only evidence as to who are the Stockholders entitled to examine any list required by this Section 2.5 or to vote in person or by proxy at any meeting of Stockholders.

Section 2.6.  Quorum and Adjournment.  The holders of a majority of the voting power of the outstanding shares of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), present in person or represented by proxy, shall constitute a quorum at any meeting of Stockholders, except as otherwise required by applicable law, the Certificate of Incorporation or these Bylaws. Except as otherwise required by law, if a quorum is present at any meeting of Stockholders, such quorum shall not be broken by the withdrawal of enough Stockholders to leave less than a quorum and the Stockholders may continue to transact business until adjournment. If a quorum shall not be present at any meeting of Stockholders, the holders of a majority of the voting stock represented at such meeting or any officer of the Corporation may adjourn such meeting from time to time until a quorum shall be present. Notwithstanding anything in these Bylaws to the contrary, the chairman of any meeting of Stockholders shall have the right, acting in his sole discretion, to adjourn such meeting from time to time.

Section 2.7.  Adjourned Meetings.  When a meeting of Stockholders is adjourned to another time or place, unless otherwise provided by these Bylaws, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which Stockholders and proxy holders may be deemed present in person and vote at such adjourned meeting, are announced at the meeting at which the adjournment is taken; provided, however, if an adjournment is for more than 30 days or if after an adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Stockholder entitled to vote thereat. At any adjourned meeting, the Stockholders entitled to vote thereat may transact any business which might have been transacted at the meeting as originally noticed.

Section 2.8.  Voting.

(a) Election of directors at all meetings of Stockholders need not be by written ballot, unless otherwise provided in the Certificate of Incorporation; if authorized by the board of directors, such requirement of a written ballot shall be satisfied by a ballot submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can determined that electronic transmission was authorized by the Stockholder or proxy holder. Except as otherwise provided in the Certificate of Incorporation, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Except as otherwise required by applicable law, the Certificate of Incorporation or these Bylaws, all matters other than the election of directors submitted to the Stockholders at any meeting shall be decided by the vote of the holders of stock having a majority of the voting power present in person or represented by proxy and entitled to vote on the subject matter.

(b) Shares standing in the name of another corporation (whether domestic or foreign) may be voted by such officer, agent or proxy as the bylaws of such corporation may prescribe or, in the absence of such provision, as the board of directors of such corporation may determine. Shares standing in the name of a deceased person may be voted by the executor or administrator of such deceased person, either in person or by proxy. Shares standing in the name of a guardian, conservator or trustee may be voted by such fiduciary, either in person or by proxy, but no fiduciary shall be entitled to vote shares held in such fiduciary capacity without a transfer of such shares into the name of such fiduciary. Shares standing in the name of a receiver may be voted by such receiver. A Stockholder whose shares are pledged shall be entitled to vote such shares, unless in the transfer by the pledgor on the books of the Corporation he has expressly empowered the pledgee to vote thereon, in which case only the pledgee (or his proxy) may represent the stock and vote thereon.

(c) If shares or other securities having voting power stand of record in the name of two or more persons (whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety or otherwise) or if two or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect:

(i) if only one votes, his act binds all;

(ii) if more than one votes, the act of the majority so voting binds all; and

(iii) if more than one votes but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionately or any person voting the shares, or a beneficiary, (if any) may apply to the Delaware Court of Chancery or such other court as may have jurisdiction to appoint an additional person to act with the person so voting the shares, which shall then be voted as determined by a majority such persons and the person so appointed by the court.

If the instrument so filed shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of the paragraph (c) shall be a majority or even-split in interest.

Section 2.9.  Proxies.  (a) At any meeting of Stockholders, each Stockholder having the right to vote thereat may be represented and vote either in person or by proxy executed in writing by such Stockholder or by his duly authorized attorney-in-fact. Each such proxy shall be filed with the Secretary of the Corporation at or before the beginning of each meeting at which such proxy is to be voted. Unless otherwise provided therein, no proxy shall be valid after three years from the date of its execution. Each proxy shall be revocable unless expressly provided therein to be irrevocable and coupled with an interest sufficient in law to support an irrevocable power or unless otherwise made irrevocable by applicable law.

(b) A proxy shall be deemed signed if the Stockholder’s name is placed on the proxy (whether by manual signature, electronic transmission or otherwise) by the Stockholder or his attorney-in-fact.

(c) Except as otherwise required by applicable law, by the Certificate of Incorporation or by these Bylaws, the Board of Directors may, in advance of any meeting of Stockholders, prescribe additional regulations concerning the manner of execution and filing of proxies (and the validation of same) which may be voted at such meeting.

Section 2.10.  Record Date.  For the purpose of determining the Stockholders entitled to notice of or to vote at any meeting of Stockholders (or any adjournment thereof) or to receive payment of any dividend or other distribution or allotment of any rights or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted by the Board of Directors or be more than 60 nor less than 10 days prior to the date of such meeting. If no record date is fixed, (i) the record date for determining Stockholders entitled to notice of or to vote at a meeting of Stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held and (ii) the record date for determining Stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of Stockholders of record entitled to notice of or to vote at a meeting of Stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 2.11.  Conduct of Meetings; Agenda.  (a) Meetings of the Stockholders shall be presided over by the Chairman of the Board of Directors, if one shall have been elected, or in the Chairman’s absence or if one shall not have been elected, the person designated by the Board of Directors, or in the absence of such designation, the vote of the majority of the directors present at such meeting. At each meeting of Stockholders, the Secretary (or in the Secretary’s absence or inability to act, the person whom the chairman of the meeting shall appoint secretary of the meeting) shall act as secretary of the meeting. The order of business at each meeting of Stockholders shall be as determined by the chairman of the meeting, including such regulation of the manner of voting and the conduct of discussion as seems to him in order.

(b) The Board of Directors may, in advance of any meeting of Stockholders, adopt an agenda for such meeting, adherence to which the chairman of the meeting may enforce.

Section 2.12.  Inspectors of Election; Opening and Closing of Polls.  (a) Before any meeting of Stockholders, the Corporation may, and if required by law shall, appoint one or more persons to act as inspectors of election at such meeting or any adjournment thereof. If any person appointed as inspector fails to appear or fails or refuses to act, the chairman of the meeting may, and if required by law or requested by any Stockholder entitled to vote or his proxy shall, appoint a substitute inspector. If no inspectors are appointed by the Corporation, the chairman of the meeting may, and if required by law shall, appoint one or more inspectors at the meeting. Notwithstanding the foregoing, inspectors shall be appointed consistent with the mandatory provisions of Section 231 of the DGCL.

(b) Inspectors may include individuals who serve the Corporation in other capacities (including as officers, employees, agents or representatives); provided, however, that no director or candidate for the office of director shall act as an inspector. Inspectors need not be Stockholders.

(c) The inspectors shall (i) determine the number of shares of capital stock of the Corporation outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum and the validity and effect of proxies and (ii) receive votes or ballots, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes and ballots, determine the results and do such acts as are proper to conduct the election or vote with fairness to all Stockholders. On request of the chairman of the meeting, the inspectors shall make a report in writing of any challenge, request or matter determined by them and shall execute a certificate of any fact found by them. The inspectors shall have such other duties as may be prescribed by Section 231 of the DGCL.

(d) The chairman of the meeting may, and if required by the DGCL shall, fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the Stockholders will vote at the meeting.

Section 2.13.  Procedures for Bringing Business before Annual Meetings.  (a) Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting of Stockholders except in accordance with the procedures hereinafter set forth in this Section 2.13; provided, however, that nothing in this Section 2.13 shall be deemed to preclude discussion by any Stockholder of any business properly brought before any annual meeting of Stockholders in accordance with such procedures.

(b) At any annual meeting of Stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors or (iii) properly brought before the meeting by a Stockholder. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a Stockholder, the Stockholder must have given timely notice thereof in writing to the Secretary. To be timely, a Stockholder’s notice must be delivered to or mailed and received at the principal executive office of the Corporation not less than 120 days nor more than 150 days in advance of the first anniversary of the date of the Corporation’s proxy statement released to Stockholders in connection with the previous year’s annual meeting of Stockholders; provided, however, that if no annual meeting was held in the previous year or the date of the annual meeting of Stockholders has been changed by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, the notice must be received by the Corporation no earlier than 150 days prior to the date of the meeting and no later than the later of 120 days prior to the date of the meeting or the 10th day following the day on which public announcement of the meeting was first made. Any meeting of Stockholders which is adjourned, for purposes of any Stockholder’s notice contemplated by this paragraph (b), shall be deemed to be a continuation of the original meeting, and no business may be brought before such adjourned meeting by any Stockholder unless timely notice of such business was given to the Secretary of the Corporation for the meeting as originally noticed.

(c) Each notice given by a Stockholder as contemplated by paragraph (b) above (other than a proposed nomination of any person for election or reelection as a director, which is addressed in Section 3.4) shall set forth, as to each matter the Stockholder proposes to bring before the annual meeting: (i) the nature of the proposed business with reasonable particularity, including the exact text of any proposal to be presented for adoption and any supporting statement, which proposal and supporting statement shall not in the aggregate exceed 500 words, and his reasons for conducting such business at the annual meeting; (ii) any material interest of the Stockholder or any Stockholder Associated Person (as defined below) in such business; (iii) the name, principal occupation and record address of the Stockholder; (iv) as to the Stockholder and any Stockholder Associated Person, the class and number of shares of the Corporation which are held of record or beneficially owned by the Stockholder and by such Stockholder Associated Person; (v) as to the Stockholder and any Stockholder Associated Person, the dates upon which the Stockholder and such Stockholder Associated Person acquired such shares of stock and documentary support for any claims of beneficial ownership; (vi) as to the Stockholder and any Stockholder Associated Person, whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such Stockholder or any such Stockholder Associated Person with respect to any share of stock of the Corporation; (vii) as to any Stockholder Associated Person covered by clauses (ii) through (vi) above, the name, principal occupation and record address of such Stockholder Associated Person; and (viii) such other matters as may be required by the

Certificate of Incorporation. “Stockholder Associated Person” of any Stockholder means (A) any person controlling, directly or indirectly, or acting in concert with, such Stockholder, (B) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such Stockholder and (C) any person controlling, controlled by or under common control with such Stockholder Associated Person.

(d) The foregoing right of a Stockholder to propose business for consideration at an annual meeting of Stockholders shall be subject to such conditions, restrictions and limitations as may be imposed by the Certificate of Incorporation. Nothing in this Section 2.13 shall entitle any Stockholder to propose business for consideration at any special meeting of Stockholders.

(e) The chairman of any meeting of Stockholders shall determine whether business has been properly brought before the meeting and, if the facts so warrant, may refuse to transact any business at such meeting which has not been properly brought before the meeting.

(f) Notwithstanding any other provision of these Bylaws, the Corporation shall be under no obligation to include any Stockholder proposal in its proxy statement or otherwise present any such proposal to Stockholders at a meeting of Stockholders if the Board of Directors reasonably believes that the proponents thereof have not complied with Sections 13 and 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, and the Corporation shall not be required to include in its proxy statement to Stockholders any Stockholder proposal not required to be included in its proxy statement to Stockholders in accordance with the Exchange Act and such rules or regulations.

(g) Nothing in this Section 2.13 shall be deemed to affect any rights of Stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 of the Exchange Act.

(h) Reference is made to Section 3.4 for procedures relating to the nomination of any person for election or reelection as a director of the Corporation.

Section 2.14.  Action Without Meeting.  No action shall be taken by Stockholders except at an annual or special meeting of Stockholders. Stockholders may not act by written consent in lieu of a meeting.

ARTICLE III

Board of Directors — Powers, Number, Classification,
Nominations, Resignations, Removal, Vacancies and Compensation

Section 3.1.  Management.  The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors. In addition to the powers and authorities expressly conferred upon the Board of Directors by these Bylaws, the Board of Directors may exercise all the powers of the Corporation and do all such lawful acts and things as are not by law, by the Certificate of Incorporation or by these Bylaws directed or required to be exercised or done by the Stockholders.

Section 3.2.  Number and Qualification.  The number of directors shall be fixed from time to time as set forth in the Certificate of Incorporation. A director need not be a Stockholder or resident of the State of Delaware. Each director must have attained twenty-one (21) years of age. The maximum number of directors may not be increased by the Board of Directors to exceed ten (10) without the affirmative vote of two-thirds (2/3) of the members of Whole Board.

Section 3.3.  Classes of Directors; Election; Term of Office.  (a) The Board of Directors shall be divided into three classes designated as Class I, Class II and Class III. Each director shall serve for a term expiring on the third annual meeting of Stockholders following the annual meeting of Stockholders at which such director was elected; provided, however, that the directors designated at the Effective Time (as defined in Section 3.3(c) below) pursuant to the Merger Agreement (as defined in Section 3.3(c) below) shall serve the following term: the directors designated to Class I shall serve for a term expiring on the Corporation’s first annual meeting of Stockholders after the Effective Time, the directors designated to Class II shall serve for a term expiring on the Corporation’s second annual meeting of Stockholders after the Effective Time and the directors designated to Class III shall serve for a term expiring on the Corporation’s third annual meeting of Stockholders after the Effective Time. Each director shall hold office until the annual meeting of Stockholders at which the director’s term expires and, notwithstanding the foregoing, shall serve until his or her successor shall have been duly elected and qualified, or until his or her earlier death, designation or removal. The number of directors in each class shall be the whole number contained in the quotient arrived at by dividing the authorized number of directors by three, and if a fraction is also contained in such quotient then if such fraction is one-third (1/3), the extra director shall be a member of Class I, and if the fraction is two-thirds (2/3), one of the extra directors shall be a member of Class I and the other member of Class II. In the event of any increase or decrease in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as a director of the class of which he is a member and (ii) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to ensure that no one class has more than one director more than any other class. To the extent possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation, and any newly eliminated directorships shall be subtracted from those classes whose terms of office are to expire at the earliest dates following such allocation, unless otherwise provided from time to time by resolution adopted by the Board of Directors. No decrease in the number of directors constituting the number of directors comprising the Whole Board shall have the effect of shortening the term of any incumbent director.

(b) At each annual election, directors chosen to succeed those whose terms then expire shall be of the same class as the directors they succeed unless, by reason of any intervening changes in the authorized number of directors, the Board of Directors shall designate one or more directorships whose term then expires as directorships of another class in order more nearly to achieve equality of number of directors among the classes.

(c) In accordance with the Merger Agreement (as defined below), effective as of the Effective Time (as defined below), the Board of Directors shall consist of nine directors: four Brown Directors (as defined below) and five Green Directors (as defined below). At the Effective Time: Class I shall consist of two Green Directors and one Brown Director; Class II shall consist of two Brown Directors and one Green Director; and Class III shall consist of two Green Directors and one Brown Director. In the event of the death, removal or resignation of a Brown Director prior to          , 2009 (the date one year after the date of these Bylaws), the remaining Brown Directors shall be constituted as a committee to designate an individual to fill such vacancy. In the event of the death, removal or resignation of a Green Director prior to          , 2009 (the date one year after the date of these Bylaws), the remaining Green Directors shall be constituted as a committee to designate an individual to fill such vacancy.

(i) “Brown Director” means each of those four individuals designated by Brown to serve as members of the Board of Directors as of the Effective Time pursuant to the Merger Agreement (which granted Brown a contractual right to designate such directors).

(ii) “Effective Time” has the meaning set forth in the Merger Agreement.

(iii) “Merger Agreement” means the Agreement and Plan of Merger dated April 20, 2008, by and among Brown, Green and the Corporation, as the same may be amended from time to time, a copy of which shall be made available to any stockholder upon request.

(iv) “Green Director” means each of those five individuals designated by Green to serve as members of the Board of Directors as of the Effective Time pursuant to the Merger Agreement (which granted Green a contractual right to designate such directors).

Section 3.4.  Nominations.

(a) Notwithstanding anything in these Bylaws to the contrary, only persons who are nominated in accordance with the procedures hereinafter set forth in this Section 3.4 shall be eligible for election as directors of the Corporation.

(b) Nominations of persons for election to the Board of Directors at a meeting of Stockholders may be made only (i) by or at the direction of the Board of Directors or (ii) by any Stockholder entitled to vote for the election of directors at the meeting and who complies with the notice procedures set forth in this Section 3.4 and in the Certificate of Incorporation; provided, however, Stockholders may not nominate persons for election to the Board of Directors at any special meeting of Stockholders unless the business to be transacted at such special meeting, as set forth in the notice of such meeting, includes the election of directors. Nominations by Stockholders shall be made pursuant to timely notice in writing to the Secretary. To be timely, a Stockholder’s notice given in the context of an annual meeting of Stockholders shall be delivered to or mailed and received at the principal executive office of the Corporation not less than 120 days nor more than 150 days in advance of the first anniversary of the date of the Corporation’s proxy statement released to Stockholders in connection with the previous year’s annual meeting of Stockholders; provided, however, that if no annual meeting was held in the previous year or the date of the annual meeting of Stockholders has been changed by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, the notice must be received by the Corporation no earlier than 150 days prior to the date of the meeting and no later than the later of 120 days prior to the date of the meeting or the 10th day following the day on which public announcement of the meeting was first made. To be timely, a Stockholder’s notice given in the context of a special meeting of Stockholders shall be delivered to or mailed and received at the principal executive office of the Corporation not later than the close of business on the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such special meeting. For purposes of the foregoing, “public announcement” means the disclosure in a press release reported by the PR Newswire, Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act. Any meeting of Stockholders which is adjourned, for purposes of any notice contemplated by this paragraph (b), shall be deemed to be a continuation of the original meeting and no nominations by a Stockholder of persons to be elected directors of the Corporation may be made at any such reconvened meeting other than pursuant to a notice that was timely for the meeting on the date originally noticed.

(c) Each notice given by a Stockholder as contemplated by paragraph (b) above shall set forth the following information, in addition to any other information or matters required by the Certificate of Incorporation:

(i) as to each person whom the Stockholder proposes to nominate for election or re-election as a director, (A) the exact name of such person, (B) such person’s age, principal occupation, business address and telephone number and residence address and telephone number, (C) the number of shares (if any) of each class of stock of the Corporation owned directly or indirectly by such person and (D) all other information relating to such person that would be required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act or any successor regulation thereto (including such person’s notarized written acceptance of such nomination, consent to being named in the proxy statement as a nominee and statement of intention to serve as a director if elected);

(ii) as to the Stockholder giving the notice (A) his name and address, as they appear on the Corporation’s books, (B) his principal occupation, business address and telephone number and residence address and telephone number, (C) the class and number of shares of the Corporation which are held of record or beneficially owned by the Stockholder and by any Stockholder Associated Person, (D) the dates upon which he and any such Stockholder Associated Person acquired such shares of stock and documentary support for any claims of beneficial ownership, (E) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such Stockholder or any such Stockholder Associated Person with respect to any share of stock of the Corporation and (F) the information required by clauses (A) and (B) above with respect to any Stockholder Associated Person covered by clauses (C) through (E) above; and

(iii) a description of all arrangements or understandings between the Stockholder giving the notice (or any Stockholder Associated Person covered by clause (ii) above) and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such Stockholder.

At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Corporation that information required to be set forth in a Stockholder’s notice of nomination which pertains to the nominee.

(d) The foregoing right of a Stockholder to nominate a person for election or reelection to the Board of Directors shall be subject to such conditions, restrictions and limitations as may be imposed by the Certificate of Incorporation.

(e) Nothing in this Section 3.4 shall be deemed to affect any rights of Stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 of the Exchange Act.

(f) The chairman of a meeting of Stockholders shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in this Section 3.4 and, if any nomination is not in compliance with this Section 3.4, to declare that such defective nomination shall be disregarded.

Section 3.5.  Resignations.  Any director may resign at any time by giving written or electronic notice to the Board of Directors or the Secretary. Such resignation shall take effect at the date of receipt of such notice or at any later time specified therein. Acceptance of such resignation shall not be necessary to make it effective.

Section 3.6.  Removal.  No director may be removed before the expiration of his term of office except for cause and then only by a resolution adopted by the affirmative vote of not less than a majority of the Voting Stock.

Section 3.7.  Vacancies.  (a) In case any vacancy shall occur on the Board of Directors because of death, resignation or removal, such vacancy shall only be filled by a majority of the directors remaining in office (though less than a quorum) or by the sole remaining director except for any vacancy in the Board of the Directors with respect to a Brown Director or a Green Director that occurs prior to          , 2009 (the date one year after the date of these Bylaws), which vacancy shall be filled in the manner described in Section 3.3(c). The director so appointed shall serve for the unexpired term of his predecessor or until his successor is elected and qualified or until his earlier death, resignation or removal. If there are no directors then in office, an election of directors may be held in the manner provided by applicable law.

(b) Any newly-created directorship resulting from any increase in the number of directors constituting the total number of directors which the Corporation would have if there were no vacancies shall only be filled by a majority of the directors then in office (though less than a quorum), or by the sole remaining director. Each director so appointed shall hold office until his successor is elected and qualified or until his earlier death, resignation or removal.

(c) Except as expressly required in these Bylaws or the Certificate of Incorporation or as otherwise required by law, Stockholders shall not have any right to fill vacancies on the Board of Directors, including newly-created directorships.

(d) If, as a result of a disaster or emergency (as determined in good faith by the then remaining directors), it becomes impossible to ascertain whether or not vacancies exist on the Board of Directors and a person is or persons are elected by the directors, who in good faith believe themselves to be a majority of the remaining directors, or the sole remaining director (or the applicable directors having the right to fill such vacancy pursuant to Section 3.3(c)), to fill a vacancy or vacancies that such remaining directors in good faith believe exists, then the acts of such person or persons who are so elected as directors shall be valid and binding upon the Corporation and the Stockholders, although it may subsequently develop that at the time of the election (i) there was in fact no vacancy or vacancies existing on the Board of Directors or (ii) the directors, or the sole remaining director, who so elected such person or persons did not in fact constitute a majority of the remaining directors.

Section 3.8.  Subject to Rights of Holders of Preferred Stock.  Notwithstanding the foregoing provisions of this Article III, if the resolutions of the Board of Directors creating any series of preferred stock of the Corporation entitle the holders of such preferred stock, voting separately by series, to elect additional directors under specified circumstances, then all provisions of such resolutions relating to the nomination, election, term of office, removal, filling of vacancies and other features of such directorships shall, as to such directorships, govern and control over any conflicting provisions of this Article III.

Section 3.9.  Compensation.  The Board of Directors shall have the authority to fix, and from time to time to change, the compensation of directors. Each director shall be entitled to reimbursement from the Corporation for his reasonable expenses incurred in attending meetings of the Board of Directors (or any committee thereof) and meetings of the Stockholders. Nothing contained in these Bylaws shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor, subject to applicable law and the rules and regulations of the applicable exchange or other securities market on which any shares of the Corporation’s capital stock are then listed or traded. Members of special or standing committees may be allowed like compensation for attending such meetings.

ARTICLE IV

Board of Directors — Meetings and Actions

Section 4.1.  Place of Meetings.  The directors may hold their meetings at such place or places, within or without the State of Delaware, as the Board of Directors may from time to time determine.

Section 4.2.  Regular Meetings.  Regular meetings of the Board of Directors may be held without notice at such time and place, within or without the State of Delaware, as shall from time to time be determined by the Board of Directors. Except as otherwise required by applicable law, any business may be transacted at any regular meeting of the Board of Directors.

Section 4.3.  Special Meetings.  Special meetings of the Board of Directors shall be called by the Secretary at the request of the Chairman of the Board (if any) or the Chief Executive Officer on not less than 24 hours’ notice to each director, specifying the time, place and purpose of the meeting. Special meetings shall be called by the Secretary on like notice at the written request of any two directors, which request shall state the purpose of the meeting.

Section 4.4.  Quorum; Voting.  (a) At all meetings of the Board of Directors, a majority of the Whole Board shall be necessary and sufficient to constitute a quorum for the transaction of business. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time until a quorum shall be present. A meeting of the Board of Directors at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors; provided, however, that no action of the remaining directors shall constitute the act of the Board of Directors unless the action is approved by at least a majority of the required quorum for the meeting or such greater number of directors as shall be required by applicable law, by the Certificate of Incorporation or by these Bylaws.

(b) The act of a majority of the directors present at any meeting of the Board of Directors at which there is a quorum shall be the act of the Board of Directors unless by express provision of law, the Certificate of Incorporation or these Bylaws a different vote is required, in which case such express provision shall govern and control.

Section 4.5.  Conduct of Meetings.  At meetings of the Board of Directors, business shall be transacted in such order as shall be determined by the chairman of the meeting unless the Board of Directors shall otherwise determine the order of business. The Board of Directors shall keep regular minutes of its proceedings which shall be placed in the minute book of the Corporation.

Section 4.6.  Action Without Meeting.  Unless otherwise provided in the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all directors consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors. Such filing shall be in proper form if the minutes are maintained in paper and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.7.  Telephonic Meetings.  Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board of Directors may participate in a meeting of the Board of Directors by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

ARTICLE V

Committees of the Board of Directors

Section 5.1.  Executive Committee.  (a) The Board of Directors may, by resolution adopted by the affirmative vote of a majority of the number of directors then in office, designate an Executive Committee which, during the intervals between meetings of the Board of Directors and subject to Section 5.11, shall have and may exercise, in such manner as it shall deem to be in the best interests of the Corporation, all of the powers of the Board of Directors in the management or direction of the business and affairs of the Corporation, except as reserved to the Board of Directors or as delegated by the Board of Directors to another committee of the Board of Directors or as may be prohibited by law. The Executive Committee shall consist of not less than two directors, the exact number to be determined from time to time by the affirmative vote of a majority of the number of directors then in office. None of the members of the Executive Committee need be an officer of the Corporation.

(b) Meetings of the Executive Committee may be called at any time by the Chairman of the Board (if any) or the Chief Executive Officer on not less than one day’s notice to each member given verbally or in writing, which notice shall specify the time, place and purpose of the meeting.

Section 5.2.  Other Committees.  (a) The Board of Directors may, by resolution adopted by a majority of the number of directors then in office, establish additional standing or special committees of the Board of Directors, each of which shall consist of two or more directors (the exact number to be determined from time to time by the Board of Directors) and, subject to Section 5.11, shall have such powers and functions as may be delegated to it by the Board of Directors. No member of any such additional committee need be an officer of the Corporation.

(b) At the Effective Time, the Board of Directors shall have the following committees: the Audit Committee; the Compensation Committee; and the Nominating and Governance Committee. At the Effective Time and until          , 2009 (the date one year after the date of these Bylaws), (i) the chairman of each of the Audit Committee and the Nominating and Governance Committee shall be designated by a committee consisting of the Green Directors then in office and each shall consist of two Green Directors and one Brown Director, and (ii) the chairman of the Compensation Committee shall be designated by a committee consisting of the Brown Directors then in office and shall consist of two Brown Directors and one Green Director.

Section 5.3.  Subcommittees.  Unless otherwise provided in the Certificate of Incorporation or the resolution of the Board of Directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

Section 5.4.  Term.  Each member of a committee of the Board of Directors shall serve as such until the earliest of (i) his death, (ii) the time a successor shall have been duly chosen and qualified, (iii) his resignation as a member of such committee or as a director and (iv) his removal as a member of such committee or as a director.

Section 5.5.  Committee Changes; Removal.  Subject to Section 5.2(b), the Board of Directors shall have the power at any time to fill vacancies in, to change the membership of and to abolish any committee of the Board of Directors; provided, however, that no such action shall be taken in respect of the Executive Committee unless approved by a majority of the number of directors then in office.

Section 5.6.  Alternate Members.  The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. If no alternate members have been so appointed or each such alternate committee member is absent or disqualified, the committee member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any absent or disqualified member.

Section 5.7.  Rules and Procedures.  (a) Subject to Section 5.2(b), the Board of Directors may designate one member of each committee as chairman of such committee; provided, however, that, except as provided in the following sentence, no person shall be designated as chairman of the Executive Committee unless approved by a majority of the number of directors then in office. If a chairman is not so designated for any committee, the members thereof shall designate a chairman.

(b) Each committee shall adopt its own rules (not inconsistent with these Bylaws or with any specific direction as to the conduct of its affairs as shall have been given by the Board of Directors) governing the time, place and method of holding its meetings and the conduct of its proceedings and shall meet as provided by such rules.

(c) If a committee is comprised of an odd number of members, a quorum shall consist of a majority of that number. If a committee is comprised of an even number of members, a quorum shall consist of one-half of that number. If a committee is comprised of two members, a quorum shall consist of both members. If a quorum is not present at a meeting of any committee, a majority of the members present may adjourn the meeting from time to time until a quorum is present. The act of a majority of the members present at any meeting at which a quorum is in attendance shall be the act of a committee, unless the act of a greater number is required by law, the Certificate of Incorporation, these Bylaws or the committee’s rules as adopted in Section 5.7(b).

(d) Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when requested.

(e) Unless otherwise provided by these Bylaws or by the rules adopted by any committee, notice of the time and place of each meeting of such committee shall be given to each member of such committee as provided in these Bylaws with respect to notices of special meetings of the Board of Directors.

Section 5.8.  Action Without Meeting.  Unless otherwise provided in the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of a committee of the Board of Directors may be taken without a meeting if all members of such committee consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the committee. Such filing shall be in proper form if the minutes are maintained in paper and shall be in electronic form if the minutes are maintained in electronic form.

Section 5.9.  Telephonic Meetings.  Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of any committee of the Board of Directors may participate in a meeting of such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

Section 5.10.  Resignations.  Any committee member may resign at any time by giving written or electronic notice to the Board of Directors or the Secretary. Such resignation shall take effect at the date of receipt of such notice or at any later time specified therein. Acceptance of such resignation shall not be necessary to make it effective.

Section 5.11.  Limitations on Authority.  Unless otherwise provided in the Certificate of Incorporation, no committee of the Board of Directors shall have the power or authority to (i) authorize an amendment to the Certificate of Incorporation, (ii) adopt an agreement of merger or consolidation, recommend to the

Stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, (iii) recommend to the Stockholders a dissolution of the Corporation or a revocation of a dissolution, or (iv) amend these Bylaws; provided, however, that the Executive Committee may, to the extent authorized in the resolution or resolutions providing for the issuance of shares of preferred stock adopted by the Board of Directors as provided in the Certificate of Incorporation, fix the designations and any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the Corporation or the conversion into, or the exchange of such shares for, shares of any other class or classes of stock of the Corporation or fix the number of shares of any series of stock or authorize the decrease or increase of the shares of any such series.

ARTICLE VI

Officers and Non-Executive Chairman

Section 6.1.  Number; Titles; Qualification; Term of Office.  (a) The officers of the Corporation shall be a Chief Executive Officer, a President, a Secretary and a Treasurer. The Board of Directors from time to time may also elect such other officers (including, without limitation, one or more Executive Vice Presidents, Senior Vice Presidents or Vice Presidents, Assistant Treasurers and Assistant Secretaries) as the Board of Directors deems appropriate or necessary. Each officer shall hold office until his successor shall have been duly elected and shall have been qualified or until his earlier death, resignation or removal. Any two or more offices may be held by the same person. None of the officers need be a Stockholder or a resident of the State of Delaware. No officer need be a director.

(b) The Board of Directors may delegate to the Chief Executive Officer the power to appoint one or more employees of the Corporation as divisional or departmental vice presidents and fix their duties as such appointees. However, no such divisional or departmental vice presidents shall be considered an officer of the Corporation, the officers of the Corporation being limited to those officers elected by the Board of Directors.

(c) The Board of Directors may elect a Chairman, provided such person’s authority as noted below in these Bylaws shall be limited as a non-executive Chairman.

Section 6.2.  Election.  At the first meeting of the Board of Directors after each annual meeting of Stockholders at which a quorum shall be present, the Board of Directors shall elect the officers of the Corporation and the Chairman. In accordance with the Merger Agreement, the election of any person other than Kenneth V. Huseman as Chief Executive Officer, and of any person other than Thomas A. Richards as Chairman, shall require the consent of at least two-thirds (2/3) of the number of directors then in office, in each case until          , 2009 (the date one year after the date of these Bylaws).

Section 6.3.  Removal.

(a) Any officer may be removed, either with or without cause, by the Board of Directors; provided, however, that (i) until          , 2009 (the date one year after the date of these Bylaws), the removal of Kenneth V. Huseman as Chief Executive Officer shall require the affirmative vote of not less than two-thirds (2/3) of the number of directors then in office, (ii) to the extent the foregoing clause (i) is not applicable, the Chief Executive Officer may be removed only by the affirmative vote of a majority of the number of directors then in office and (iii) the removal of any officer shall be without prejudice to the contract rights, if any, of such officer. Election or appointment of an officer shall not of itself create contract rights.

(b) The Chairman may be removed, either with or without cause, by the Board of Directors; provided, however, that (i) until          , 2009 (the date one year after the date of these Bylaws), the removal of Thomas A. Richards as Chairman shall require the affirmative vote of not less than two-thirds (2/3) of the number of directors then in office, (ii) to the extent the foregoing clause (i) is not applicable, the Chairman may be removed as Chairman (even if not also removed as a director in accordance with Section 3.6) only by the affirmative vote of a majority of the number of directors then in office and (iii) the removal of the Chairman shall be without prejudice to the contract rights, if any, of the Chairman. Election or appointment of the Chairman shall not of itself create contract rights.

Section 6.4.  Resignations.  Any officer may resign at any time by giving written notice to the Board of Directors, the Chairman of the Board (if any) or the Chief Executive Officer (other than to himself if notice is given by such persons). Any such resignation shall take effect on receipt of such notice or at any later time specified therein. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Any such resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

Section 6.5.  Vacancies.  If a vacancy shall occur in any office because of death, resignation, removal, disqualification or any other cause, the Board of Directors may elect or appoint a successor to fill such vacancy for the remainder of the term.

Section 6.6.  Salaries.  The salaries of all officers of the Corporation shall be fixed by the Board of Directors or pursuant to its direction, and no officer shall be prevented from receiving such salary by reason of the fact that he is also a director of the Corporation.

Section 6.7.  Chairman of the Board.  The Chairman of the Board (if any) shall be a non-executive position, but have all other powers and shall perform all duties incident to the office of Chairman of the Board and such other powers and duties as may be prescribed by the Board of Directors or these Bylaws. The Chairman of the Board, if present, shall preside at all meetings of the Board of Directors and of the Stockholders.

Section 6.8.  Chief Executive Officer.  (a) The Chief Executive Officer shall be the chief executive officer of the Corporation and, subject to the supervision, direction and control of the Board of Directors, shall have general supervision, direction and control of the business and officers of the Corporation with all such powers as may be reasonably incident to such responsibilities. He shall have the general powers and duties of management usually vested in the chief executive officer of a corporation.

(b) During the time of any vacancy in the office of the Chairman of the Board or in the event of the absence or disability of the Chairman of the Board, the Chief Executive Officer shall have the duties and powers of the Chairman of the Board unless otherwise determined by the Board of Directors. During the time of any vacancy in the office of President or in the event of the absence or disability of the President, the Chief Executive Officer shall have the duties and powers of the President unless otherwise determined by the Board of Directors. In no event shall any third party having any dealings with the Corporation be bound to inquire as to any facts required by the terms of this Section 6.8 for the exercise by the Chief Executive Officer of the powers of the Chairman of the Board or the President.

Section 6.9.  President.  (a) The President shall be the chief operating officer of the Corporation and, subject to the supervision, direction and control of the Chief Executive Officer and the Board of Directors, shall manage the day-to-day operations of the Corporation. He shall have the general powers and duties of management usually vested in the president and chief operating officer of a corporation having a chief executive officer as its most senior officer, and such other powers and duties as may be assigned to him by the Board of Directors, the Chief Executive Officer or these Bylaws.

(b) During the time of any vacancy in the office of the Chief Executive Officer or in the event of the absence or disability of the Chief Executive Officer, the President shall have the duties and powers of the Chief Executive Officer unless otherwise determined by the Board of Directors. In no event shall any third party having any dealings with the Corporation be bound to inquire as to any facts required by the terms of this Section 6.9 for the exercise by the President of the powers the Chief Executive Officer.

Section 6.10.  Vice Presidents.  In the absence or disability of the President, the Vice Presidents, if any, in order of their rank as fixed by the Board of Directors, or if not ranked, the Vice President designated by the Board of Directors, shall perform all the duties of the President as chief operating officer of the Corporation, and when so acting shall have all the powers of, and be subject to all the restrictions upon, the President as chief operating officer of the Corporation. In no event shall any third party having dealings with the Corporation be bound to inquire as to any facts required by the terms of this Section 6.10 for the exercise by any Vice President of the powers of the President as chief operating officer of the Corporation. The Vice

Presidents shall have such other powers and perform such other duties as from time to time may be assigned to them by the Board of Directors, the Chief Executive Officer or the President.

Section 6.11.  Treasurer.  The Treasurer shall (i) have custody of the Corporation’s funds and securities, (ii) keep full and accurate account of receipts and disbursements, (iii) deposit all monies and valuable effects in the name and to the credit of the Corporation in such depository or depositories as may be designated by the Board of Directors and (iv) perform such other duties as may be prescribed by the Board of Directors or the Chief Executive Officer.

Section 6.12.  Assistant Treasurers.  Each Assistant Treasurer shall have such powers and duties as may be assigned to him by the Board of Directors, the Chief Executive Officer or the President. In case of the absence or disability of the Treasurer, the Assistant Treasurer designated by the President (or, in the absence of such designation, the Treasurer) shall perform the duties and exercise the powers of the Treasurer during the period of such absence or disability. In no event shall any third party having dealings with the Corporation be bound to inquire as to any facts required by the terms of this Section 6.12 for the exercise by any Assistant Treasurer of the powers of the Treasurer under these Bylaws.

Section 6.13.  Secretary.  (a) The Secretary shall keep or cause to be kept, at the principal office of the Corporation or such other place as the Board of Directors may order, a book of minutes of all meetings and actions of the Board of Directors, committees of the Board of Directors and Stockholders, with the time and place of holding, whether regular or special, and, if special, how authorized, the notice thereof given, the names of those present at meetings of the Board of Directors and committees thereof, the number of shares present or represented at Stockholders’ meetings and the proceedings thereof. The Secretary shall have the duty, among other things, to record the proceedings of the meetings of Stockholders and directors in a book kept for that purpose.

(b) The Secretary shall keep, or cause to be kept, at the principal office of the Corporation or at the office of the Corporation’s transfer agent or registrar, a share register, or a duplicate share register, showing the names of all Stockholders and their addresses, the number and classes of shares held by each, the number and date of certificates issued for the same and the number and date of cancellation of every certificate surrendered for cancellation.

(c) The Secretary shall give, or cause to be given, notice of all meetings of the Stockholders and of the Board of Directors required by these Bylaws or by law to be given, and he shall keep the seal of the Corporation, if one be adopted, in safe custody, and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors, the Chairman of the Board (if any), the Chief Executive Officer, the President or these Bylaws.

(d) The Secretary may affix the seal of the Corporation, if one be adopted, to contracts of the Corporation.

Section 6.14.  Assistant Secretaries.  Each Assistant Secretary shall have such powers and duties as may be assigned to him by the Board of Directors, the Chairman of the Board (if any), the Chief Executive Officer or the President. In case of the absence or disability of the Secretary, the Assistant Secretary designated by the President (or, in the absence of such designation, the Secretary) shall perform the duties and exercise the powers of the Secretary during the period of such absence or disability. In no event shall any third party having dealings with the Corporation be bound to inquire as to any facts required by the terms of this Section 6.14 for the exercise by any Assistant Secretary of the powers of the Secretary under these Bylaws.

ARTICLE VII

Stock

Section 7.1.  Capital Stock; Share Certificates.  The shares of the Corporation’s capital stock may be certificated or uncertificated, as provided under the laws of the State of Delaware. Except as otherwise provided by law, the rights and obligations of stockholders are identical whether or not their shares are represented by certificates. Unless the Board has determined that shares are uncertificated, each stockholder, upon written request to the Corporation or its transfer agent, shall be entitled to a certificate of the capital stock of the Corporation. If certificated, certificates for shares of stock of the Corporation shall be in such form as shall be approved by the Board of Directors, except that a certificate shall not be in bearer form. The certificates shall be signed (i) by the Chairman of the Board (if any), the President or a Vice President and (ii) by the Secretary, an Assistant Secretary, the Treasurer or an Assistant Treasurer.

Section 7.2.  Signatures on Certificates.  Any or all of the signatures on the certificates may be a facsimile and the seal of the Corporation (or a facsimile thereof), if one has been adopted, may be affixed thereto. In case any officer, transfer agent or registrar who has signed, or whose facsimile signature has been placed upon, a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

Section 7.3.  Legends.  The Board of Directors shall have the power and authority to provide that certificates representing shares of stock of the Corporation bear such legends and statements (including, without limitation, statements relating to the powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of the shares represented by such certificates) as the Board of Directors deems appropriate in connection with the requirements of federal or state securities laws or other applicable laws.

Section 7.4.  Lost, Stolen or Destroyed Certificates.  The Board of Directors, the Secretary and the Treasurer each may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, in each case upon the making of an affidavit of that fact by the owner of such certificate, or his legal representative. When authorizing such issue of a new certificate or certificates, the Board of Directors, the Secretary or the Treasurer, as the case may be, may, in its or his discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as the Board of Directors, the Secretary or the Treasurer, as the case may be, shall require and/or to furnish the Corporation a bond in such form and substance and with such surety as the Board of Directors, the Secretary or the Treasurer, as the case may be, may direct as indemnity against any claim, or expense resulting from any claim, that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 7.5.  Registration and Transfer of Shares.  The Board of Directors may appoint one or more transfer agents for the Corporation’s capital stock and may make, or authorize such agent or agents to make, all such rules and regulations as are expedient governing the issue, transfer and registration of shares of capital stock of the Corporation and any certificates representing such shares. The capital stock of the Corporation shall be transferable only on the books of the Corporation either (a) if such shares are certificated, by the surrender to the Corporation or its transfer agent of the old stock certificate therefore duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, or (b) if such shares are uncertificated, upon proper instructions from the holder thereof, in each case with such proof of authenticity of signature as the Corporation or its transfer agent may reasonably require. Prior to due presentment for registration of transfer of a security (whether certificated or uncertificated), the Corporation shall treat the registered owner of such security as the person exclusively entitled to vote, receive notifications and dividends, and otherwise to exercise all rights and powers of such security.

Section 7.6.  Registered Stockholders.  The Corporation shall be entitled to treat the holder of record of any share of stock of the Corporation as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim or interest in such share on the part of any other person, whether or not the Corporation shall have express or other notice thereof, except as expressly provided by the laws of the State of Delaware.

Section 7.7.  Regulations.  The Board of Directors shall have the power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration or the replacement of certificates for shares of stock of the Corporation. The Board of Directors may (i) appoint and remove transfer agents and registrars of transfers and (ii) require all stock certificates to bear the signature of any such transfer agent and/or any such registrar of transfers.

Section 7.8.  Stock Options, Warrants, etc.  Unless otherwise expressly prohibited in the resolutions of the Board of Directors creating any class or series of preferred stock of the Corporation, the Board of Directors shall have the power and authority to create and issue (whether or not in connection with the issue and sale of any stock or other securities of the Corporation) warrants, rights or options entitling the holders thereof to purchase from the Corporation any shares of capital stock of the Corporation of any class or series or any other securities of the Corporation for such consideration and to such persons, firms or corporations as the Board of Directors, in its sole discretion, may determine, setting aside from the authorized but unissued stock of the Corporation the requisite number of shares for issuance upon the exercise of such warrants, rights or options. Such warrants, rights and options shall be evidenced by one or more instruments approved by the Board of Directors. The Board of Directors shall be empowered to set the exercise price, duration, time for exercise and other terms of such warrants, rights and operations; provided, however, that the consideration to be received for any shares of capital stock subject thereto shall not be less than the par value thereof.

Section 7.9.  Authority upon Liquidation or Dissolution.  Subject to applicable law and the provisions of the Certificate of Incorporation, any vote or votes authorizing liquidation of the Corporation or proceeding for its dissolution may provide, subject to (i) any agreements among and between Stockholders, (ii) the rights of creditors and (iii) rights expressly provided for particular classes or series of stock, for the distribution pro rata among the Stockholders of the Corporation of assets of the Corporation, wholly or in part in kind, whether such assets be in cash or other property, and may authorize the Board of Directors of the Corporation to determine the value of the different assets of the Corporation for the purpose of such liquidation and may divide, or authorize the Board of Directors of the Corporation to divide, such assets or any part thereof among the Stockholders of the Corporation in such manner that every Stockholder will receive a proportionate amount in value (determined as aforesaid) of cash or property of the Corporation upon such liquidation or dissolution even though each Stockholder may not receive a strictly proportionate part of each such asset.

ARTICLE VIII

Indemnification

Section 8.1.  Third Party Actions.  The Corporation (i) shall, to the maximum extent permitted from time to time under the laws of the State of Delaware, indemnify every person who is or was a party or is or was threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation or any of its direct or indirect subsidiaries or is or was serving at the request of the Corporation or any of its direct or indirect subsidiaries as a director, officer or fiduciary of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and (ii) may, to the maximum extent permitted from time to time under the laws of the State of Delaware, indemnify every person who is or was a party or is or was threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was an employee or agent of the Corporation or any of its direct or indirect subsidiaries or is or was serving at the request of the Corporation or any of its direct or indirect subsidiaries as an employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including counsel fees), judgments, fines and amounts paid or owed in settlement, actually and reasonably incurred by such person or rendered or levied against such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, in itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the

Corporation or, with respect to any criminal action or proceeding, that the person had reasonable cause to believe that his conduct was unlawful.

Section 8.2.  Actions By or in the Right of the Corporation.  The Corporation (i) shall, to the maximum extent permitted from time to time under the laws of the State of Delaware, indemnify every person who is or was a party or who is or was threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation or any of its direct or indirect subsidiaries or is or was serving at the request of the Corporation or any of its direct or indirect subsidiaries as a director, officer or fiduciary of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and (ii) may, to the maximum extent permitted from time to time under the laws of the State of Delaware, indemnify every person who is or was a party or who is or was threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was an employee or agent of the Corporation or any of its direct or indirect subsidiaries or is or was serving at the request of the Corporation or any of its direct or indirect subsidiaries as an employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including counsel fees) actually and reasonably incurred by such person in connection with the defense or settlement or such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification.

Section 8.3.  Determination.  Any indemnification under Sections 8.1 and 8.2 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in Sections 8.1 and 8.2. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or is such directors so direct, by independent legal counsel in a written opinion, or (4) by the Stockholders.

Section 8.4.  Expenses.  Expenses incurred by a current or former director or officer of the Corporation or any of its direct or indirect subsidiaries in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article VIII. Such expenses incurred by other employees and agents of the Corporation and other persons eligible for indemnification under this Article VIII may be paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

Section 8.5.  Non-exclusivity.  The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any provision of law, the Certificate of Incorporation, the certificate of incorporation or bylaws or other governing documents of any direct or indirect subsidiary of the Corporation, under any agreement, vote of Stockholders or disinterested directors or under any policy or policies of insurance maintained by the Corporation on behalf of any person or otherwise, both as to action in his official capacity and as to action in another capacity while holding any of the positions or having any of the relationships referred to in this Article VIII.

Section 8.6.  Enforceability.  The provisions of this Article VIII (i) are for the benefit of, and may be enforced directly by, each director or officer of the Corporation the same as if set forth in their entirety in a written instrument executed and delivered by the Corporation and such director or officer and (ii) constitute a continuing offer to all present and future directors and officers of the Corporation. The Corporation, by its adoption of these Bylaws, (A) acknowledges and agrees that each present and future director and officer of the Corporation has relied upon and will continue to rely upon the provisions of this Article VIII in becoming, and serving as, a director or officer of the Corporation or, if requested by the Corporation, a director, officer or fiduciary or the like of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, (B) waives reliance upon, and all notices of acceptance of, such provisions by such directors and officers and (C) acknowledges and agrees that no present or future director or officer of the Corporation shall be prejudiced in his right to enforce directly the provisions of this Article VIII in accordance with their terms by any act or failure to act on the part of the Corporation.

Section 8.7.  Insurance.  The Board of Directors may authorize the Corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article VIII.

Section 8.8.  Survival.  The provisions of this Article VIII shall continue as to any person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, executors, administrators, heirs, legatees and devisees of any person entitled to indemnification under this Article VIII.

Section 8.9.  Amendment.  No amendment, modification or repeal of this Article VIII or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future director or officer of the Corporation to be indemnified by the Corporation, nor the obligation of the Corporation to indemnify any such director or officer, under and in accordance with the provisions of this Article VIII as in effect immediately prior to such amendment, modification or repeal with respect to claims arising, in whole or in part, from a state of facts extant on the date of, or relating to matters occurring prior to, such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 8.10.  Definitions.  For purposes of this Article VIII, (i) reference to any person shall include the estate, executors, administrators, heirs, legatees and devisees of such person, (ii) “employee benefit plan” and “fiduciary” shall be deemed to include, but not be limited to, the meaning set forth, respectively, in sections 3(3) and 21(A) of the Employee Retirement Income Security Act of 1974, as amended, (iii) references to the judgments, fines and amounts paid or owed in settlement or rendered or levied shall be deemed to encompass and include excise taxes required to be paid pursuant to applicable law in respect of any transaction involving an employee benefit plan and (iv) references to the Corporation shall be deemed to include any predecessor corporation or entity and any constituent corporation or entity absorbed in a merger, consolidation or other reorganization of or by the Corporation which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees, agents and fiduciaries so that any person who was a director, officer, employee, agent or fiduciary of such predecessor or constituent corporation or entity, or served at the request of such predecessor or constituent corporation or entity as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the Corporation as such person would have with respect to such predecessor or constituent corporation or entity if its separate existence had continued.

ARTICLE IX

Notices and Waivers

Section 9.1.  Methods of Giving Notices.  Whenever, by applicable law, the Certificate of Incorporation or these Bylaws, notice is required to be given to any Stockholder, any director or any member of a committee of the Board of Directors and no provision is made as to how such notice shall be given, personal notice shall not be required and such notice may be given (i) in writing, by mail, postage prepaid, addressed to such

Stockholder, director or committee member at his address as it appears on the books or (in the case of a Stockholder) the stock transfer records of the Corporation or (ii) by any other method permitted by law (including, but not limited to, overnight courier service or “electronic transmission” as defined under and in accordance with Section 232 of the DGCL). Any notice required or permitted to be given by mail shall be deemed to be delivered and given at the time when the same is deposited in the United States mail as aforesaid. Any notice required or permitted to be given by overnight courier service shall be deemed to be delivered and given one business day after delivery to such service with all charges prepaid and addressed as aforesaid. Any notice required or permitted to be given by electronic transmission shall be deemed to be delivered and given: (1) if by facsimile telecommunication, when directed to a number at which the Stockholder has consented to receive notice; (2) if by electronic mail, when directed to an electronic mail address at which the Stockholder has consented to receive notice; (3) if by posting on an electronic network together with separate notice to the Stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (4) if by any other form of electronic transmission, when directed to the Stockholder.

Section 9.2.  Waiver of Notice.  Whenever any notice is required to be given to any Stockholder, director or member of a committee of the Board of Directors by applicable law, the Certificate of Incorporation or these Bylaws, a waiver thereof in writing signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be equivalent to the giving of such notice. Attendance of a Stockholder (whether in person or by proxy), director or committee member at a meeting shall constitute a waiver of notice of such meeting, except where such person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

ARTICLE X

Miscellaneous Provisions

Section 10.1.  Dividends.  Subject to applicable law and the provisions of the Certificate of Incorporation, dividends may be declared by the Board of Directors at any meeting and may be paid in cash, in property or in shares of the Corporation’s capital stock. Any such declaration shall be at the discretion of the Board of Directors. A director shall be fully protected in relying in good faith upon the books of account of the Corporation or statements prepared by any of its officers as to the value and amount of the assets, liabilities or net profits of the Corporation or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared.

Section 10.2.  Reserves.  There may be created by the Board of Directors, out of funds of the Corporation legally available therefor, such reserve or reserves as the Board of Directors from time to time, in its absolute discretion, considers proper to provide for contingencies, to equalize dividends or to repair or maintain any property of the Corporation, or for such other purpose as the Board of Directors shall consider beneficial to the Corporation, and the Board of Directors may thereafter modify or abolish any such reserve in its absolute discretion.

Section 10.3.  Facsimile Signatures.  In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors.

Section 10.4.  Signatory Authority on Accounts.  All checks, drafts or other orders for payment of money, notes or other evidences of indebtedness, issued in the name of or payable to the Corporation shall be signed by such officer or officers or by such employees or agents of the Corporation as may be designated from time to time by the Board of Directors.

Section 10.5.  Corporate Contracts and Instruments.  Subject always to the specific directions of the Board of Directors, the Chairman of the Board (if any), the President, any Vice President, the Secretary or the Treasurer may enter into contracts and execute instruments in the name and on behalf of the Corporation. The Board of Directors and, subject to the specific directions of the Board of Directors, the Chairman of the Board

(if any) or the President may authorize one or more officers, employees or agents of the Corporation to enter into any contract or execute any instrument in the name of and on behalf of the Corporation, and such authority may be general or confined to specific instances.

Section 10.6.  Attestation.  With respect to any deed, deed of trust, mortgage or other instrument executed by the Corporation through its duly authorized officer or officers, the attestation to such execution by the Secretary or an Assistant Secretary of the Corporation shall not be necessary to constitute such deed, deed of trust, mortgage or other instrument a valid and binding obligation of the Corporation unless the resolutions, if any, of the Board of Directors authorizing such execution expressly state that such attestation is necessary.

Section 10.7.  Securities of Other Corporations.  Subject always to the specific directions of the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President or any Vice President of the Corporation shall have the power and authority to transfer, endorse for transfer, vote, consent or take any other action with respect to any securities of another issuer which may be held or owned by the Corporation and to make, execute and deliver any waiver, proxy or consent with respect to any such securities.

Section 10.8.  Fiscal Year.  The fiscal year of the Corporation shall be January 1 through December 31, unless otherwise fixed by the Board of Directors.

Section 10.9.  Seal.  The seal of the Corporation shall be such as from time to time may be approved by the Board of Directors.

Section 10.10.  Time Periods.  In applying any provision of these Bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

Section 10.11.  Subject to Law and Certificate of Incorporation.  All powers, duties and responsibilities provided for in these Bylaws, whether or not explicitly so qualified, are qualified by the Certificate of Incorporation and applicable law.

Section 10.12.  Invalid Provisions.  If any part of these Bylaws shall be invalid or inoperative for any reason, the remaining parts, so far as is possible and reasonable, shall remain valid and operative.

Section 10.13.  Headings.  The headings used in these Bylaws have been inserted for administrative convenience only and shall not limit or otherwise affect any of the provisions of these Bylaws.

Section 10.14.  References/Gender/Number.  Whenever in these Bylaws the singular number is used, the same shall include the plural where appropriate. Words of any gender used in these Bylaws shall include the other gender where appropriate. In these Bylaws, unless a contrary intention appears, all references to Articles and Sections shall be deemed to be references to the Articles and Sections of these Bylaws.

Section 10.15.  Amendments.  These Bylaws may be altered, amended or repealed or new bylaws may be adopted by the affirmative vote of a majority of the Whole Board; provided, however, that (i) no such action shall be taken at any special meeting of the Board of Directors unless notice of such action is contained in the notice of such special meeting; and (ii) the amendment of Sections 3.2, 3.3, 5.2(b), 6.1, 6.2, 6.3, 6.7 and 6.8, until          , 2009 (the date one year after the date of these Bylaws), shall require the affirmative vote of not less than two-thirds (2/3) of the number of directors then in office. These Bylaws may not be altered, amended or rescinded, nor may new bylaws be adopted, by the Stockholders except by the affirmative vote of the holders of not less than 66 2/3% of all outstanding Voting Stock, voting together as a single class. Each alteration, amendment or repeal of these Bylaws shall be subject in all respects to Section 8.9.

Exhibit 2.5

CERTAIN EXECUTIVE OFFICERS OF
SURVIVING CORPORATION

Name	Position

Kenneth V. Huseman	Chief Executive Officer

Alan Krenek	Executive Vice President and Chief Financial Officer

David J. Crowley	President and Chief Operating Officer

Schedule A-1

List of Basic Energy Services, Inc. Signatories to Voting Agreement

1.	DLJ Merchant Banking Partners III, L.P.
2.	DLJ ESC II, L.P.
3.	DLJ Offshore Partners III, C.V.
4.	DLJ Offshore Partners III-1, C.V.
5.	DLJ Offshore Partners III-2, C.V.
6.	DLJ Merchant Banking III, Inc., as Advisory General Partner on behalf of DLJ Offshore Partners III, C.V.
7.	DLJ Merchant Banking III, Inc., as Advisory General Partner on behalf of DLJ Offshore Partners III-1, C.V. and as attorney-in-fact for DLJ Merchant Banking III, L.P., as Associate General Partner of DLJ Offshore Partners III-1, C.V.
8.	DLJ Merchant Banking III, Inc., as Advisory General Partner on behalf of DLJ Offshore Partners III-2, C.V. and as attorney-in-fact for DLJ Merchant Banking III, L.P., as Associate General Partner of DLJ Offshore Partners III-2, C.V.
9.	DLJMB Partners III GmbH & Co. KG
10.	DLJMB Funding III, Inc.
11.	Millennium Partners II, L.P.
12.	MBP III Plan Investors, L.P.

Schedule A-2

List of Basic Energy Services, Inc. Signatories to Lock-Up Agreements

1.	DLJ Merchant Banking Partners III, L.P.
2.	DLJ ESC II, L.P.
3.	DLJ Offshore Partners III, C.V.
4.	DLJ Offshore Partners III-1, C.V.
5.	DLJ Offshore Partners III-2, C.V.
6.	DLJ Merchant Banking III, Inc., as Advisory General Partner on behalf of DLJ Offshore Partners III, C.V.
7.	DLJ Merchant Banking III, Inc., as Advisory General Partner on behalf of DLJ Offshore Partners III-1, C.V. and as attorney-in-fact for DLJ Merchant Banking III, L.P., as Associate General Partner of DLJ Offshore Partners III-1, C.V.
8.	DLJ Merchant Banking III, Inc., as Advisory General Partner on behalf of DLJ Offshore Partners III-2, C.V. and as attorney-in-fact for DLJ Merchant Banking III, L.P., as Associate General Partner of DLJ Offshore Partners III-2, C.V.
9.	DLJMB Partners III GmbH & Co. KG
10.	DLJMB Funding III, Inc.
11.	Millennium Partners II, L.P.
12.	MBP III Plan Investors, L.P.
13.	Steven A. Webster
14.	James S. D’Agostino, Jr.
15.	William E. Chiles
16.	Robert F. Fulton
17.	Sylvester P. Johnson, IV
18.	H.H. Wommack, III
19.	Thomas P. Moore, Jr.
20.	Kenneth V. Huseman
21.	Alan Krenek
22.	James Tyner
23.	Mark Rankin
24.	Spencer Armour
25.	David Sledge
26.	Charlie Swift
27.	Thomas Roe Patterson

Schedule B

List of Grey Wolf, Inc. Signatories to Lock-Up Agreements

1.	Thomas P. Richards
2.	David W. Wehlmann
3.	David J. Crowley
4.	Edward S. Jacob III
5.	Robert J. Proffit
6.	Frank M. Brown
7.	William T. Donovan
8.	Robert E. Rose
9.	Trevor M. Turbidy
10.	Steven A. Webster
11.	William R. Ziegler

Goldman, Sachs & Co. ï 85 Broad Street ï New York, New York 10004
Tel: 212-902-1000

ANNEX B

PERSONAL AND CONFIDENTIAL

April 20, 2008

Board of Directors
Basic Energy Services, Inc.
500 W. Illinois, Suite 100
Midland, TX 79701

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Basic Energy Services, Inc. (the “Company”) of the Merger Consideration (as defined below), taken in the aggregate, to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of April 20, 2008 (the “Agreement”), by and among Grey Wolf, Inc. (“Grey Wolf”), the Company, and Horsepower Holdings (“Holdings”), an entity owned equally by the Company and Grey Wolf. Pursuant to the Agreement, the Company and Grey Wolf will be merged with and into Holdings, with Holdings continuing as the surviving corporation, and each of the Shares will be converted into the right to receive (i) 0.9195 shares of common stock, par value $0.01 per share, of Holdings (the “Holdings Common Stock”) (together with cash in lieu of fractional shares of Holdings Common Stock, the “Stock Consideration”) and (ii) an amount in cash equal to $6.70 (the “Cash Consideration”, and together with the Stock Consideration, the “Merger Consideration”).

Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Company, Grey Wolf and any of their respective affiliates or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”) for their own account and for the accounts of their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. At your request, an affiliate of Goldman, Sachs & Co. has entered into financing commitments to provide Holdings with revolving credit facilities and a term loan in connection with the consummation of the Transaction, subject to the terms of such commitments, and pursuant to which one or more affiliates of Goldman, Sachs & Co. will receive customary fees. In addition, we have provided certain investment banking and other financial services to the Company and its affiliates from time to time, including having acted as joint bookrunner with respect to the initial public offering of 14,375,000 shares of common stock of the Company in December 2005; and as co-manager with respect to the offering of the Company’s 7.125% Senior

Basic Energy Services, Inc.
April 20, 2008
Page Two

Notes due 2016 (aggregate principal amount $225,000,000) in April 2006. We also may provide investment banking and other financial services to the Company, Grey Wolf and Holdings and their respective affiliates in the future. In connection with the above-described services we have received, and may receive, compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the three fiscal years ended December 31, 2007 and of Grey Wolf for the five fiscal years ended December 31, 2007; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Grey Wolf; certain other communications from the Company and Grey Wolf to their respective stockholders; certain publicly available research analyst reports for the Company and Grey Wolf; certain internal financial analyses and forecasts for Grey Wolf prepared by Grey Wolf’s management; and certain internal financial analyses and forecasts for the Company prepared by its management and certain internal financial analyses and forecasts for Grey Wolf and for Holdings prepared by the management of the Company (the “Forecasts”), including certain cost savings and operating synergies projected by the managements of the Company and Grey Wolf to result from the Transaction (the “Synergies”). We also have held discussions with members of the senior managements of the Company and Grey Wolf regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Shares and shares of common stock, par value $0.10 per share, of Grey Wolf, compared certain financial and stock market information for the Company and Grey Wolf with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the oilfield services industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate. We also reviewed (i) the Appraisal / Inventory Audit Report for the Company dated January 4, 2008 from Hadco International Appraisals & Consulting Services and (ii) the Appraisal Report for Grey Wolf dated December 12, 2007 from M.E.L. Valuations, Inc., which we received in connection with the proposed financing for Holdings (collectively, the “Appraisals”).

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us. In that regard, we have assumed with your consent that the Forecasts, including the Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or Grey Wolf or any of their respective subsidiaries and, except for the Appraisals, we have not been furnished with any such evaluation or appraisal. We also have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company, Grey Wolf or Holdings or on the expected benefits of the Transaction in any way meaningful to our analysis. Our opinion does not address any legal, regulatory, tax or accounting matters.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company. This opinion addresses only the fairness from a financial point of view to the holders of the Shares, as of the date hereof, of the Merger Consideration, taken in the aggregate, to be received by the holders of Shares pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction, including, without limitation, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company or Grey Wolf; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the

Basic Energy Services, Inc.
April 20, 2008
Page Three

Company or Grey Wolf, or class of such persons in connection with the Transaction, whether relative to the Merger Consideration, taken in the aggregate, to be received by the holders of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of Holdings Common Stock will trade at any time. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to the Merger or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration, taken in the aggregate, to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/  Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

Annex C

April 20, 2008

Board of Directors
Basic Energy Services, Inc.
500 W. Illinois, Suite 100
Midland, Texas 79701

Attention:	Mr. Kenneth V. Huseman
Chief Executive Officer and Director

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $.01 per share (“Basic Common Stock”), of Basic Energy Services, Inc., a Delaware corporation (“Basic”), of the Basic Merger Consideration (as defined below) to be received by such holders pursuant to the Agreement and Plan of Merger, dated April 20, 2008 (the “Agreement”), among Basic, Horsepower Holdings, Inc., a Delaware corporation (“Holdings”), and Grey Wolf, Inc., a Texas corporation (“Grey Wolf”). Holdings was organized by Basic and Grey Wolf, each of which initially owns 50 shares of common stock, par value $.01 per share, of Holdings (“Holdings Common Stock”). Pursuant to the Agreement, Basic will merge with and into Holdings, with Holdings as the surviving corporation, and Grey Wolf will merge with and into Holdings, with Holdings as the surviving corporation. In connection therewith, (i) each share of Basic Common Stock will be converted into the right to receive 0.9195 shares of Holdings Common Stock and $6.70 in cash (together, the “Basic Merger Consideration”), and (ii) each share of common stock, par value $0.10 per share (“Grey Wolf Common Stock”), of Grey Wolf will be converted into the right to receive 0.25 shares of Holdings Common Stock and $1.82 in cash. The transactions contemplated by the Agreement are referred to herein as the “Transactions.”

Tudor, Pickering, Holt & Co. Securities, Inc. (“TudorPickering”) and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as advisor to Basic with respect to the rendering of this opinion. We expect to receive fees for rendering this opinion, and Basic has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

Although we have not provided investment banking services to Basic or Grey Wolf, other than with respect to this opinion, we may provide such services to Basic, Grey Wolf, Holdings and their respective shareholders, affiliates and portfolio companies in the future. In connection with the above-described investment banking services, we may receive compensation.

In connection with this opinion, we have reviewed, among other things, (i) the Agreement, (ii) annual reports to stockholders and Annual Reports on Form 10-K of Basic for the three years ended December 31, 2007, (iii) annual reports to shareholders and Annual Reports on Form 10-K of Grey Wolf for the five years ended December 31, 2007, (iv) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Basic and Grey Wolf; (v) certain other communications from Basic and Grey Wolf to their respective stockholders; (vi) certain internal financial information and forecasts for Basic and Grey Wolf prepared by the management of Basic (the “Forecasts”); (vii) certain publicly available research analyst reports with respect to the future financial performance of Basic and Grey Wolf, which we discussed with the senior managements of Basic and Grey Wolf; and (viii) certain cost savings and operating synergies projected by the managements of Basic and Grey Wolf to result from the Transactions (the “Synergies”). We also have held discussions with members of the senior managements of Basic and Grey Wolf regarding their assessment of the strategic rationale for, and the potential benefits of, the Transactions and the past and current business operations, financial condition and future prospects of their respective entities and of Holdings. In addition, we have reviewed the

Heritage Plaza ï 1111 Bagby, Suite 5100 ïHouston, Texas 77002 USA ï713.333.7100 ïwww.TudorPickering.com
Tudor, Pickering, Holt & Co. Securities, Inc. ï Member FINRA/SIPC

C-1

reported price and trading activity for the Basic Common Stock and Grey Wolf Common Stock, compared certain financial and stock market information for Basic and Grey Wolf with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the drilling and oilfield services industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

For purposes of our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by or for us, or publicly available, and we have not independently verified such information. In that regard, we have assumed with your consent that the Forecasts and Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Basic. We have also assumed that all governmental, regulatory or other consents or approvals necessary for the consummation of the Transactions will be obtained without any material adverse effect on Basic, Grey Wolf, Holdings, the holders of Basic Common Stock or the Transactions. Further, we have assumed the Financing will be consummated on terms consistent with the Commitment Letter, both as defined in the Agreement. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Basic or any of its subsidiaries or Grey Wolf or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal.

Our opinion does not address the underlying business decision of Basic to engage in the Transactions, or the relative merits of the Transactions as compared to that or any other alternative transaction that might be available to Basic. This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the Basic Merger Consideration pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Transactions, including, without limitation, the fairness of the Transactions to, or any consideration received in connection therewith by, creditors or other constituencies of Basic or Grey Wolf; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Basic or Grey Wolf, or any class of such persons, in connection with the Transactions, whether relative to the Basic Merger Consideration pursuant to the Agreement or otherwise. We are not expressing any opinion as to the price at which the shares of Holdings Common Stock will trade at any time. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Subsequent developments may affect our opinion, and we do not have any obligation to update, revise or reaffirm our opinion and expressly disclaim any responsibility to do so. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of Basic in connection with its consideration of the Transactions and such opinion does not constitute a recommendation as to how any holder of interests in Basic should vote with respect to such Transactions. This opinion has been reviewed and approved by TudorPickering’s fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Basic Merger Consideration to be paid to the holders of outstanding shares of Basic Common Stock pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

TUDOR, PICKERING, HOLT & CO.
SECURITIES, INC.

By:	/s/ Lance Gilliland
Name:  Lance Gilliland
Title:   Managing Director

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Tudor, Pickering, Holt & Co. Securities, Inc. ï Member FINRA/SIPC

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ANNEX D

The Board of Directors
Grey Wolf, Inc.
10370 Richmond Avenue, Suite 600
Houston, Texas 77042
April 20, 2008

Dear Members of the Board:

We understand that Grey Wolf, Inc., a Texas corporation (“Grey Wolf” or the “Company”), is considering a transaction (the “Transaction”) whereby the Company and Basic Energy Services, Inc., a Delaware corporation (“Basic Energy”), will merge with Horsepower Holdings, Inc., a newly created Delaware corporation formed by Grey Wolf and Basic Energy for the purposes of the Transaction (“Holdings”). Pursuant to the terms of an Agreement and Plan of Merger (the “Agreement”), draft dated as of April 20, 2008, among Basic Energy, the Company and Holdings, the Company and Basic Energy will each merge with and into Holdings. Pursuant to the terms of the Agreement, all of the issued and outstanding shares of the common stock of Basic Energy, par value of $0.01 per share (“Basic Energy Common Stock”), will be converted into the right to receive for each outstanding share of Basic Energy Common Stock, (x) 0.9195 shares (the “Basic Energy Stock Consideration”) of the common stock, par value $0.01, of Holdings (“Holdings Common Stock”), and (y) $6.70 in cash (collectively with the Basic Energy Stock Consideration, the “Basic Energy Merger Consideration”). Also pursuant to the terms of the Agreement, all of the issued and outstanding shares of the common stock of the Company, par value of $0.10 per share (“Company Common Stock”), will be converted into the right to receive for each outstanding share of Company Common Stock, (x) 0.25 shares (the “Company Stock Consideration”) of Holdings Common Stock, and (y) $1.82 in cash (collectively with the Company Stock Consideration, the “Company Merger Consideration”). The Basic Energy Merger Consideration relative to the Company Merger Consideration is the “Basic Energy Exchange Ratio.”

The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the Company of the Basic Energy Exchange Ratio provided for in the Transaction.

UBS Securities LLC (“UBS”) has acted as financial advisor to the Company in connection with the Transaction and will receive a fee for its services, a portion of which is payable in connection with this opinion and a significant portion of which is contingent upon consummation of the Transaction. UBS also may provide financing to Holdings in connection with the Transaction and, in such event, would receive compensation in connection therewith. In the past, UBS and its affiliates have provided investment banking services to Basic Energy unrelated to the proposed Transaction, including having acted as senior co-manager of Basic Energy’s initial public offering and as joint bookrunner of a Basic Energy bond offering, for which UBS and its affiliates received compensation. In addition, UBS or an affiliate has acted as sole lead arranger for Basic Energy’s senior secured credit facility and for subsequent refinancings, for which it received and continues to receive fees and interest payments. In the ordinary course of business, UBS and its affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of the Company and/or Basic Energy and, accordingly, may at any time hold a long or short position in such securities. The issuance of this opinion was approved by an authorized committee of UBS.

Our opinion does not address the relative merits of the Transaction as compared to other business strategies or transactions that might be available with respect to the Company or the Company’s underlying business decision to effect the Transaction. Our opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the Transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms, other than the Basic Energy

Exchange Ratio to the extent expressly specified herein, of the Agreement or any related documents or the form of the Transaction. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Basic Energy Merger Consideration or the Company Merger Consideration. We express no opinion as to what the value of Holdings Common Stock will be when issued pursuant to the Transaction or the prices at which Company Common Stock, Basic Energy Common Stock or Holdings Common Stock will trade at any time. In rendering this opinion, we have assumed, with your consent, that (i) the final executed form of the Agreement will not differ in any material respect from the draft that we have reviewed, (ii) Basic Energy, Holdings and the Company will comply with all material terms of the Agreement, and (iii) the Transaction will be consummated in accordance with the terms of the Agreement without any adverse waiver or amendment of any material term or condition thereof. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on the Company, Basic Energy, Holdings or the Transaction.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to Basic Energy and the Company; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of Basic Energy that were provided to us by the management of Basic Energy and not publicly available, including financial forecasts and estimates prepared by the management of Basic Energy that you have directed us to use for purposes of our analysis; (iii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company that were provided to us by the management of the Company and not publicly available, including financial forecasts and estimates prepared by management of the Company that you have directed us to use for purposes of our analysis; (iv) reviewed certain estimates of synergies prepared by the management of the Company that were provided to us by the Company and not publicly available that you have directed us to use for purposes of our analysis; (v) conducted discussions with members of the senior managements of Basic Energy and the Company concerning the businesses and financial prospects of Basic Energy and the Company; (vi) reviewed publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant; (vii) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions we believe to be generally relevant; (viii) reviewed current and historical market prices of Basic Energy Common Stock and Company Common Stock; (ix) considered certain pro forma effects of the Transaction on the Company’s financial statements; (x) reviewed the Agreement; and (xi) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

In connection with our review, with your consent, we have assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by us for the purpose of this opinion. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Basic Energy, the Company or Holdings, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates, synergies and pro forma effects referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Basic Energy as to the future financial performance of Basic Energy and of the management of the Company as to the future financial performance of the Company and such synergies and pro forma effects. In addition, we have assumed with your approval that the financial forecasts and estimates, including synergies, referred to above will be achieved at the times and in the amounts projected. We also have assumed, with your consent, that the Transaction will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as

amended. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to us as of, the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Basic Energy Exchange Ratio provided for in the Transaction is fair, from a financial point of view, to the Company.

This opinion is provided for the benefit of the Board of Directors in connection with, and for the purpose of, its evaluation of the Transaction.

Very truly yours,

/s/  UBS SECURITIES LLC

ANNEX E

SIMMONS & COMPANY
INTERNATIONAL

The Board of Directors
Grey Wolf, Inc.
10370 Richmond Avenue, Suite 600
Houston, Texas 77042

April 20, 2008

Gentlemen:

We understand that Grey Wolf, Inc. (“Grey Wolf” or “the Company”), Basic Energy Services, Inc. (“Basic”) and a corporation formed and owned equally by Grey Wolf and Basic (“Holdings”), propose to enter into an Agreement and Plan of Merger by and among Grey Wolf, Basic and Holdings, substantially in the form of the draft dated April 20, 2008 (the “Merger Agreement”), which provides, among other things, for the merger (“the Merger”) of Grey Wolf and Basic with and into Holdings. Pursuant to the terms of the Merger Agreement, all of the issued and outstanding shares of the common stock of Grey Wolf, par value $0.10 per share (the “Grey Wolf Common Stock”), will be converted into the right to receive for each outstanding share of Grey Wolf Common Stock, (i) 0.2500 shares of the common stock, par value $0.01 per share, of Holdings (the “Holdings Common Stock”), and (ii) cash consideration of $1.82 per share (together the “Grey Wolf Merger Consideration”). Pursuant to the terms of the Merger Agreement, all of the issued and outstanding shares of the common stock of Basic, par value $0.01 per share (the “Basic Common Stock”), will be converted into the right to receive for each outstanding share of Basic Common Stock, (i) 0.9195 shares of Holdings Common Stock, and (ii) cash consideration of $6.70 per share (together the “Basic Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked our opinion as to whether the Basic Merger Consideration relative to the Grey Wolf Merger Consideration pursuant to the Merger Agreement is fair, from a financial point of view, to the Company.

In arriving at our opinion, we have reviewed and analyzed, among other things, the following:

(i) the draft dated April 20, 2008 of the Merger Agreement;

(ii) the financial statements and other information concerning the Company, including the Company’s Annual Reports on Form 10-K for each of the years in the three-year period ended December 31, 2007, certain other communications from the Company to its stockholders, and the Company’s most recent Proxy Statement;

(iii) the financial statements and other information concerning Basic, including Basic’s Annual Reports on Form 10-K for each of the years in the three-year period ended December 31, 2007, certain other communications from Basic to its stockholders, and Basic’s most recent Proxy Statement;

(iv) certain business and financial analysis and information relating to the Company and Basic, including certain internal financial forecasts prepared by management of the Company and Basic and which were provided to us by the Company;

(v) certain publicly available information concerning the trading of, and the trading market for, Grey Wolf’s Common Stock and Basic’s Common Stock;

700 LOUISIANA, SUITE 5000, HOUSTON, TX 77002 (713) 236-9999
MEMBER FINRA/SIPC

SIMMONS & COMPANY
INTERNATIONAL

(vi) certain publicly available information with respect to certain other companies we believe to be comparable to the Company or Basic and the trading markets for certain of such companies’ securities;

(vii) certain publicly available information concerning the estimates of the future operating and financial performance of the Company, Basic and the comparable companies prepared by industry experts unaffiliated with either the Company or Basic;

(viii) certain publicly available information concerning the nature and terms of certain other transactions considered relevant to our analysis;

(ix) we have also met with officers and employees of the Company and have participated in discussions with officers of Basic to discuss the foregoing, as well as other matters believed relevant to our analysis; and

(x) we also considered such other information, financial studies, analysis and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not independently verified any of the foregoing information and have relied on it being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s management as to the future financial performance of the Company and Basic. We have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions. We have assumed that in connection with the receipt of all necessary governmental, regulatory or other approvals and consents required for the Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived by the Merger. We are not legal, tax or regulatory advisors and have relied upon, without independent verification, the assessment of the Company and its legal, tax and regulatory advisors with respect to such matters. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

Simmons & Company International (“Simmons”) is an internationally recognized investment banking firm that specializes in the energy industry. Simmons is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

We have been engaged by the Company to perform a financial analysis of the Merger for the purpose of rendering this opinion and will receive a fee for so doing. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of our engagement. Other than in the context of this proposed Merger, Simmons has not acted as financial advisor to the Company, although we may act as financial advisor to Grey Wolf with respect to future transactions.

In the ordinary course of our business, we actively trade debt and equity securities for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities of the Company and Basic.

It is understood that this letter is for the information of the Board of Directors of the Company and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus, or proxy statement (except for the registration statement, proxy statement, or prospectus related to the Merger as provided below), or in any other written document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without Simmons’ prior written consent. It is further understood that, if the opinion is included in the registration statement, proxy statement or prospectus in connection with the Merger, the opinion will be reproduced in such registration statement, proxy statement or prospectus in full, and any

SIMMONS & COMPANY
INTERNATIONAL

description of or reference to Simmons or summary of the opinion in such registration statement, proxy statement or prospectus will be in a form reasonably acceptable to Simmons and its counsel.

Our opinion does not address the Company’s underlying business decision to pursue the Merger or the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company. Our opinion does not constitute a recommendation as to how the holders of shares of Grey Wolf’s Common Stock should vote with respect to the Merger.

The issuance of our opinion was approved by a Simmons fairness committee. Our opinion does not express an opinion about the fairness of the amount or nature of compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Grey Wolf Merger Consideration or the Basic Merger Consideration.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Basic Merger Consideration relative to the Grey Wolf Merger Consideration, as set forth in the Merger Agreement, is fair to the Company from a financial point of view.

Very truly yours,

Simmons & Company International

By:	/s/ Matt Pilon
Managing Director

ANNEX G

HORSEPOWER HOLDINGS, INC.
2008 EQUITY INCENTIVE PLAN

ARTICLE I.

PURPOSE

The purpose of this Plan is to provide a means through which the Company and its Affiliates may attract highly-qualified persons to serve as Directors or to enter the employ of the Company and its Affiliates and to provide a means whereby those individuals, whose present and potential contributions to the Company and its Affiliates are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company and its Affiliates. A further purpose of the Plan is to provide such individuals with additional incentive and reward opportunities designed to enhance the profitable growth of the Company and its Affiliates, and to promote the achievement of other business goals of the Company and its Affiliates. Accordingly, the Plan provides for the grant of Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Awards and Other Stock-Based Awards, or any combination of the foregoing, as is best suited to the circumstances of the particular Employee or Director as determined by the Committee in its sole discretion.

ARTICLE II.

DEFINITIONS

The following definitions shall be applicable throughout the Plan unless specifically modified by any paragraph:

(a) “Affiliate” means any corporation, partnership, limited liability company or partnership, association, trust or other organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the term’s “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization, or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

(b) “Award” means, individually or collectively, any Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, or Performance Awards granted under the terms of the Plan.

(c) “Award Notice” means a written notice setting forth the terms of an Award.

(d) “Board” means the Board of Directors of the Company.

(e) “Cause” means unless otherwise defined in the applicable Award Notice (i) the commission by a Participant of an act of fraud, embezzlement or willful breach of a fiduciary duty to the Company or an Affiliate (including the unauthorized disclosure of confidential or proprietary material information of the Company or an Affiliate), (ii) a conviction of a Participant (or a plea of nolo contendere in lieu thereof) for a felony or a crime involving fraud, dishonesty or moral turpitude, (iii) willful failure of a Participant to follow the written directions of the Participant’s supervisor or a superior officer of the Company or the Board, in the case of executive officers of the Company; (iv) willful misconduct as an Employee of the Company or an Affiliate, including (without limitation) willful non-compliance with the written policies and procedures of the Company and/or its Affiliates as effective and as amended from time to time; (v) willful failure of a Participant to render services to the Company or an Affiliate in accordance with his employment arrangement, which failure amounts to a material neglect of his duties to the Company or an Affiliate or (vi) substantial dependence, as determined by the Committee, in its sole discretion, on any drug, immediate precursor or other substance listed on Schedule IV of the Federal Comprehensive Drug Abuse Prevention and Control Act of 1970, as amended. With respect to any Participant residing outside of the United States, the Committee may revise the definition of “Cause” as appropriate to conform to the laws of the applicable non-U.S. jurisdiction.

(f) “Code” means the U.S. Internal Revenue Code of 1986, as amended. References in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

(g) “Committee” means the Committee defined in Article IV, paragraph (a) of the Plan.

(h) “Common Stock” means the common stock, par value $.01 per share, of the Company, or any security into which such common stock may be charged by reason of any transaction or event of the type described in Article XII.

(i) “Company” means Horsepower Holdings, Inc., a Delaware corporation, or any successors thereto.

(j) “Corporate Change” means (unless otherwise defined in the Award Notice pursuant to Article IV, paragraph (j)):

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of l 934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), any acquisition by any Person pursuant to a transaction which complies with clause (A) of subsection (iii) of this definition shall not constitute a Corporate Change; or

(ii) Individuals, who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered for purposes of this definition as though such individual was a member of the Incumbent Board, but excluding, for these purposes, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) The consummation of a reorganization, merger or consolidation involving the Company or any of its subsidiaries, or the sale, lease or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole (other than to an entity wholly owned, directly or indirectly, by the Company) (each, a “Corporate Transaction”), in each case, unless, following such Corporate Transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 50% of respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the Resulting Corporation in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, and (B) at least a majority of the members of the board of directors of the Resulting Corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Corporate Transaction. The term “Resulting Corporation” means (1) the Company or its successor, or (2) if as a result of a Corporate Transaction the Company or its successor becomes a subsidiary of another entity, then such entity or the parent of such entity, as applicable, or (3) in the event of a Corporate Transaction involving the sale, lease or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, then the transferee of such assets in such Corporate Transaction.

(k) “Director” means an individual who is elected to the Board by the stockholders of the Company or by the Board under applicable corporate law and who is serving on the Board on the date the Plan is adopted by the Board, or is subsequently elected to the Board, and who is not an Employee.

(l) “Disability,” unless otherwise defined in the applicable Award Notice, means any physical or mental condition for which the Participant would be eligible to receive long-term disability benefits under the Company’s long-term disability plan. With respect to any Participant residing outside of the United States, the Committee may revise the definition of “Disability” as appropriate to conform to the laws of the applicable non-U.S. jurisdiction.

(m) “Employee” means any person who is an employee of the Company or any Affiliate. If an entity ceases to be an Affiliate of the Company, a Participant employed by such entity shall be deemed to have terminated his employment with the Company and its Affiliates and shall cease to be an Employee under the Plan. For any and all purposes under the Plan, the term “Employee” shall exclude an individual hired as an independent contractor, leased employee, consultant, or a person otherwise designated by the Committee, the Company or an Affiliate at the time of hire as not eligible to participate in or receive benefits under the Plan, even if such ineligible individual is subsequently determined to be an employee by any governmental or judicial authority. For purposes of any Award granted to a person residing outside of the United States, the Committee may revise the definition of “Employee” as appropriate to conform to the laws of the applicable non-U.S. jurisdiction.

(n) “Fair Market Value” of a share of Common Stock means, as of any specified date: (i) if the Common Stock is listed on one or more U.S. national securities exchange or quoted on the National Association of Securities Dealers, Inc. Automated Quotation System (“NASDAQ”), the closing sales price of a share of Common Stock on that date on the principal U.S. national securities exchange or which the Common Stock is then listed, or if no prices are reported on that date, on the last preceding day on which the Common Stock was traded, as reported by such principal U.S. national exchange or NASDAQ, as the case may be; and (ii) if the Common Stock is not listed on a national securities exchange or quoted on the NASDAQ, but is traded in the over-the-counter market, the average of the bid and asked prices for a share of Common Stock on the most recent date on which the Common Stock was publicly traded. In the event the Common Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its Fair Market Value shall be made by the Committee in good faith and in such manner as it deems appropriate.

(o) “Incentive Stock Option” means an Option granted under Article VII of the Plan that is an incentive stock option within the meaning of Section 422 of the Code.

(p) “1934 Act” means the U.S. Securities Exchange Act of 1934, as amended.

(q) “Non-Qualified Option” means an Option granted under Article VII of the Plan that is not an Incentive Stock Option.

(r) “Option” means an option to purchase shares of Common Stock granted under Article VII of the Plan that may be either an Incentive Stock Option or a Non-Qualified Option.

(s) “Other Stock-Based Awards” means an Award granted pursuant to Article XI, paragraph (g).

(t) “Participant” means an Employee or Director who has been granted an Award under the Plan.

(u) “Performance Award” means an opportunity for a Participant to earn additional compensation if certain Performance Measures or other criteria are met, as described in Article XI of the Plan.

(v) “Performance Measure” means any performance objective established by the Committee in its sole discretion, including, but not limited to, one or more of the following:

(1) the price of a share of Common Stock;

(2) the Company’s earnings per share;

(3) the safety performance of the Company or of any business unit of the Company designated by the Committee;

(4) the Company’s regulatory compliance performance or of any business unit of the Company designated by the Committee;

(5) the total stockholders’ return achieved by the Company;

(6) the return on assets or investments;

(7) debt to equity ratio;

(8) the Company’s market share;

(9) the market share of a business unit or financial reporting segment of the Company designated by the Committee;

(10) the Company’s sales;

(11) the sales of a business unit or assets of the Company or any Affiliate designated by the Committee;

(12) the net income (before or after taxes) of the Company, any business unit or financial reporting segment of the Company designated by the Committee;

(13) the employee hiring or retention performance of the Company or any business unit designated by the Committee;

(14) the cash flow return on investment, cash value added, and/or working cash flow of the Company, any business unit or financial reporting segment of the Company designated by the Committee;

(15) the earnings before or after interest, leasing expense, taxes, depreciation, distributions on mandatorily redeemable preferred stock, and/or amortization of the Company, any business unit or financial reporting segment of the Company designated by the Committee;

(16) the economic or market value added;

(17) the return on stockholders’ equity achieved by the Company;

(18) the return on capital employed of the Company or any business unit or financial reporting segment of the Company designated by the Committee; or

(19) levels of operating expense, maintenance expense or measures of customer satisfaction and service.

A Performance Measure may be subject to adjustment for changes in accounting standards required by the Financial Accounting Standards Board after the goal is established, for specified significant items or events, and may be absolute, relative to one or more other companies, or relative to one or more indexes, and may be contingent upon future performance of the Company or any Affiliate, division, department or financial reporting segment thereof.

(w) “Plan” means this Horsepower Holdings, Inc. 2008 Equity Incentive Plan, as amended from time to time.

(x) “Restricted Stock” means Common Stock subject to certain restrictions, as described in Article VIII of the Plan.

(y) “Restricted Stock Unit” means a promise to deliver a share of Common Stock, or the Fair Market Value of such share in cash, in the future if certain criteria are met, as described in Article IX of the Plan.

(z) “Retirement” means a Termination of Service, other than due to Cause or death, on or after the Participant attains (i) age 65 or (ii) age 55 and with the written consent of the Committee. Notwithstanding the foregoing, with respect to a Participant residing outside of the United States, the Committee may revise the definition of “Retirement” as appropriate to conform to the laws of the applicable non-U.S. jurisdiction.

(aa) “Stock Appreciation Right” means a right entitling the Participant to the difference between the Fair Market Value of a share of Common Stock on the date of exercise and the Fair Market Value of a share of Common Stock on the date of grant, as described in Article X of the Plan.

(bb) “Termination of Service” means a Participant’s termination of employment, if an Employee, or a termination of service, if a Director, as the case may be. A Participant who is both an Employee and a Director shall not incur a Termination of Service until the Participant terminates both positions.

ARTICLE III.

EFFECTIVE DATE AND DURATION OF THE PLAN

After its adoption by the Board, the Board of Directors of Grey Wolf, Inc. and the Board of Directors of Basic Energy Services, Inc., the Plan shall become effective upon the effective date of the consummation of the mergers contemplated by that certain Agreement and Plan of Merger among the Company, Basic Energy Services, Inc. and Grey Wolf, Inc.; provided that the Plan has been approved by the stockholders of each of the Company, Grey Wolf, Inc. and Basic Energy Services, Inc. Notwithstanding any provision in the Plan, no Award shall be granted hereunder prior to such stockholder approval. No further Awards may be granted under the Plan after 10 years from the effective date of the Plan. The Plan shall remain in effect until all Awards granted under the Plan have been exercised or expired or vested or forfeited.

At the effective time of this Plan, the name of this Plan shall become the “Grey Wolf, Inc. 2008 Equity Incentive Plan,” without further action or consent by the Board or stockholders of the Company.

ARTICLE IV.

ADMINISTRATION

(a) Composition of Committee.  The Plan shall be administered by the Compensation Committee of the Board or such other committee, if any, that may be designated by the Board to administer the Plan (the “Committee”); provided, however, that any and all members of the Committee shall satisfy any independence requirements prescribed by any stock exchange on which the Company lists its Common Stock; provided, further, that Awards may be granted to individuals who are subject to Section 16(b) of the 1934 Act only if the Committee is comprised solely of two or more “Non-Employee Directors” as defined in Securities and Exchange Commission Rule 16b-3 (as amended from time to time, and any successor rule, regulation or statute fulfilling the same or similar function); provided, further, that any Award intended to qualify for the “performance-based compensation” exception under Section 162(m) of the Code shall be granted only if the Committee is comprised solely of two or more “outside directors” within the meaning of Section 162(m) of the Code and regulations pursuant thereto,

(b) Powers.  Subject to Article IV, paragraph (d), and the express provisions of the Plan, the Committee shall have authority, in its discretion, to determine which Employees or Directors shall receive an Award, the time or times when such Award shall be made, the terms and conditions of an Award, the type of Award that shall be made, the number of shares subject to an Award and the value of an Award. In making such determinations, the Committee shall take into account the nature of the services rendered by the respective

Employees or Directors, their present and potential contribution to the Company’s success and such other factors as the Committee, in its sole discretion, shall deem relevant.

(c) Additional Powers.  The Committee shall have such additional powers as are delegated to it by the other provisions of the Plan. Subject to the express provisions of the Plan, this shall include the power to construe the Plan and the respective notices provided hereunder, to prescribe rules and regulations relating to the Plan, and to determine the terms, restrictions and provisions of the notice relating to each Award, including such terms, restrictions and provisions as shall be required in the judgment of the Committee to cause designated Options to qualify as Incentive Stock Options, and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency or ambiguity in the Plan or in any notice relating to an Award in the manner and to the extent it shall deem expedient to carry it into effect. Any determination or decision made by the Committee or its delegate (pursuant to Article IV, paragraph (d)) under the terms of the Plan shall be made in the sole discretion of the Committee or such delegate and shall be final and binding on all persons, including the Company and Participants, but subject to ratification by the Board if the Board so provides.

(d) Delegation of Powers.  Subject to Article IV, paragraph (a) above, the Committee may delegate to the Board or to the Chief Executive Officer or one or more other senior officers of the Company the authority to grant Awards to Employees who are not subject to Section 16(b) of the 1934 Act. Further, the Committee may delegate to the Nominating and Governance Committee of the Board the authority to make Awards to Directors, including to determine which Director shall receive an Award, the time or times when such an Award shall be made, the terms and conditions of such an Award, the type of Award that shall be made to a Director, the number of shares subject to such an Award, and the value of such an Award. The Committee may delegate to the Chief Executive Officer or one or more other senior officers of the Company its administrative functions under this Plan with respect to the Awards. Any delegation described in this paragraph shall contain such limitations and restrictions as the Committee may provide and shall comply in all respects with the requirements of applicable law, including the Delaware General Corporation Law. The Committee may engage or authorize the engagement of a third party administrator or administrators to carry out administrative functions under the Plan. No member of the Committee or officer of the Company or an Affiliate to whom the Committee has delegated authority in accordance with the provisions of Article IV of this Plan shall be liable for anything done or omitted to be done by him or her, by any member of the Committee or by any officer of the Company or Affiliate in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute.

(e) Awards Outside of the United States.  With respect to any Participant or eligible Employee who is resident outside of the United States, the Committee may, in its sole discretion, amend or vary the terms of the Plan in order to conform such terms with the requirements of local law, to meet the goals and objectives of the Plan, and may, in its sole discretion, establish administrative rules and procedures to facilitate the operation of the Plan in such non-U.S. jurisdictions. The Committee may, where it deems appropriate in its sole discretion, establish one or more sub — plans of the Plan for these purposes.

ARTICLE V.

SHARES SUBJECT TO THE PLAN; AWARD LIMITATIONS

(a) Shares Subject to the Plan.  Subject to adjustment as provided in Article XII, the aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed 4,250,000 and of such amount the total number of Shares shall be available for Awards of Incentive Stock Options. Except as provided in the last sentence hereof, any Options or other stock-settled Awards are cancelled, expired, forfeited, settled in cash, withheld for taxes or the purchase price or otherwise terminated without issuing the underlying shares of Common Stock to the Participant, such shares shall remain available for future grant under the Plan, and if issued but unvested shares of Restricted Stock are forfeited or withheld for the purchase price or taxes, such shares shall become available for future grant under the Plan. Shares of Common Stock that are otherwise issuable to the Participant pursuant to an Award that are withheld to satisfy tax withholding obligations or to pay the exercise price of an Option or Stock Appreciation Right shall be counted against the aggregate limitation of the Plan as provided herein and shall not become available for future grant under the Plan.

(b) Share and Value Limitation on Individual Awards.  The maximum number of shares of Common Stock that may be issuable under Awards granted to any one individual during any twelve month period shall not exceed 4,000,000 shares of Common Stock (subject to adjustment in the manner as provided in Article XII). In addition, the maximum amount of cash compensation that may be paid under Awards intended to qualify for the “performance-based compensation” exception under Section 162(m) of the Code granted to any one individual during any twelve month period may not exceed $5,000,000. The limitations set forth in this Article are intended to permit certain awards under the Plan to constitute “performance-based” compensation for purposes of Section 162(m) of the Code.

(c) Stock Offered.  Subject to the limitations set forth in Article V, paragraph (a), the stock to be offered pursuant to the grant of an Award may be authorized but unissued Common Stock or Common Stock previously issued and outstanding and reacquired by the Company. Any of such shares which remain unissued and which are not subject to outstanding Awards at the termination of the Plan shall cease to be subject to the Plan but, until termination of the Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the Plan.

ARTICLE VI.

ELIGIBILITY AND GRANT OF AWARDS

Subject to the delegation of power in Article IV, paragraph (d), the Committee, in its sole discretion, may from time to time grant Awards under the Plan as provided herein to any individual who, at the time of grant, is an Employee or a Director. An Award may be granted on more than one occasion to the same person, and, subject to the limitations set forth in the Plan. Awards may include Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Awards or any combination thereof. The Plan is discretionary in nature, and the grant of Awards by the Committee is voluntary and occasional. The Committee’s selection of an eligible Employee or Director to receive an Award in any year or at any time shall not require the Committee to select such Employee or Director to receive an Award in any other year or at any other time. The selection of an Employee or Director to receive one type of Award under the Plan does not require the Committee to select such Employee or Director to receive any other type of Award under the Plan. The Committee shall consider such factors as it deems pertinent in selecting Participants and in determining the type and amount of their respective Awards.

ARTICLE VII.

STOCK OPTIONS

(a) Option Types and Option Period.  Options may be in the form of Incentive Stock Options or Non-Qualified Options, or both, for eligible Employees (as described below), as determined by the Committee, in its sole discretion. Any Options granted to Directors shall be Non-Qualified Options. Except as otherwise provided in Subparagraph (c) below or such shorter term as may be provided in an Award Notice, each Option shall expire 10 years from its date of grant and, unless provided otherwise in the Award Notice, shall be subject to earlier termination as follows: Options, to the extent vested as of the date a Participant incurs a Termination of Service, may be exercised only within three months of such date, unless such Termination of Service results from (i) death, Retirement or Disability of the Participant, in which case all vested Options held by such Participant may be exercised by the Participant, the Participant’s legal representative, heir or devisee, as the case may be, within two years from the date of the Participant’s Termination of Service, or (ii) Cause, in which event all outstanding vested Options held by such Participant shall be automatically forfeited unexercised on such termination; provided, however, that notwithstanding the foregoing, no termination event described in (i) above shall extend the expiration date of an Option beyond the 10th anniversary of its date of grant or, such shorter period, if any, as may be provided in the Award Notice.

(b) Vesting.  Subject to the further provisions of the Plan, Options shall vest and become exercisable in accordance with such vesting schedule as the Committee may establish in its sole discretion, including vesting upon the satisfaction of one or more Performance Measures. A Participant may not exercise an Option except to the extent it has become vested. Unless otherwise provided in the Award Notice, all unvested Options shall automatically become fully vested upon a Participant’s Termination of Service due to his or her death, Disability or Retirement. Options that are not vested on a Participant’s Termination of Service shall automatically terminate and be cancelled unexercised on such date. The Committee may, in its discretion and as of a date determined by the Committee, fully vest any portion or all of a Participant’s Options and, upon such vesting, all restrictions applicable to such Options shall terminate as of such date. Any action by the Committee pursuant to this Subparagraph may vary among Participants and may vary among the Options held by any Participant.

(c) Special Limitations on Incentive Stock Options.  An Incentive Stock Option may be granted only to an Employee of the Company or any parent or subsidiary corporation (as defined in Section 424 of the Code) at the time the Option is granted. To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such Incentive Stock Options shall be treated as Non-Qualified Options. The Committee shall determine, in accordance with applicable provisions of the Code, any applicable treasury regulations and other administrative pronouncements, which of a Participant’s Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Participant of such determination as soon as practicable after such determination is made. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary corporation, within the meaning of Section 422(b)(6) of the Code, unless (i) at the time such Option is granted the Option price is at least 110% of the Fair Market Value of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant. An Incentive Stock Option shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable during the Participant’s lifetime only by such Participant or the Participant’s guardian or legal representative.

(d) Award Notice.  Each Option shall be evidenced by an Award Notice in such form and containing such provisions not inconsistent with the provisions of the Plan and under such terms as the Committee from time to time shall establish, including, without limitation, provisions to qualify an Incentive Stock Option under Section 422 of the Code. An Award Notice may provide for the payment of the Option price, in whole or in part, by cash, a check acceptable to the Company, the delivery of a number of already-owned shares of Common Stock (plus cash if necessary) having a Fair Market Value equal to such Option price (provided such shares have been owned for more than six months by the Participant), a “cashless broker exercise” of the Option through any other procedures established or approved by the Committee with respect thereto, or any combination of the foregoing. Further, an Award Notice may provide, in the sole discretion of the Committee, for the surrender of the right to purchase shares under the Option in return for a payment in cash or shares of Common Stock or a combination of cash and shares of Common Stock equal in value to the excess of the Fair Market Value of the shares with respect to which the right to purchase is surrendered over the Option price therefor, on such terms and conditions as the Committee in its sole discretion may prescribe. In the case of any such right that is granted in connection with an Incentive Stock Option, such right shall be exercisable only when the Fair Market Value of the Common Stock exceeds the price specified therefor in the Option or the portion thereof to be surrendered. The terms and conditions of the respective Award Notices need not be identical. Subject to the consent of the Participant, the Committee may, in its sole discretion, amend an outstanding Award Notice from time to time in any manner that is not inconsistent with the provisions of the Plan (including, without limitation, an amendment that accelerates the time at which the Option, or a portion thereof may be exercisable).

(e) Option Price and Payment.  The price at which a share of Common Stock may be purchased upon exercise of an Option shall be determined by the Committee but, subject to adjustment as provided in

Article XII, such purchase price shall not be less than the Fair Market Value of a share of Common Stock on the date such Option is granted. The Option price payment shall be payable by the Participant in cash upon the exercise of the Option in the manner as determined by the Committee. The Committee in its sole discretion may allow the Participant to pay the Option price by the withholding shares of Common Stock otherwise issuable upon exercise or with shares of Common Stock previously owned by the Participant or any combination of cash or any of the foregoing. The Option or portion thereof shall only be exercised, and any applicable taxes shall be withheld, in accordance with such procedures as are established or approved by the Committee.

(f) Restrictions on Repricing of Options.  Except as provided in Article XII, the Committee may not amend any outstanding Award Notice to lower the exercise price (or cancel and replace any outstanding Option with Options having a lower exercise price).

(g) Stockholder Rights and Privileges.  The Participant shall be entitled to all the privileges and rights of a stockholder only with respect to such shares of Common Stock as have been purchased upon exercise of the Option and registered in the Participant’s name.

(h) Options in Substitution for Options Granted by Other Employers.  Options may be granted under the Plan from time to time or approved by the Committee or the Board in substitution of options held by individuals providing services to corporations or other entities who become Employees or Directors as result of a merger or consolidation or other business transaction with the Company or any Affiliate.

(i) Service Recipient Stock.  Non-Qualified Options that are intended to be excluded from the deferred compensation requirements under Code Section 409A may only be granted to Employees or Directors if the Option would be for a “service recipient” common stock within the meaning of Code Section 409A as determined by the Committee.

ARTICLE VIII.

RESTRICTED STOCK

(a) Restrictions to be Established by the Committee.  Restricted Stock shall be subject to restrictions on disposition by the Participant and an obligation of the Participant to forfeit and surrender the shares to the Company under certain circumstances, and any other restrictions determined by the Committee in its sole discretion on the date of grant; provided, however, that such restrictions shall lapse upon:

(i) the attainment of one or more Performance Measures;

(ii) the Participant’s continued employment with the Company and its Affiliates, or continued service as a Director, for a specified period of time;

(iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or

(iv) a combination of any of the foregoing.

Each grant of Restricted Stock may have different restrictions as established in the sole discretion of the Committee.

(b) Other Terms and Conditions.  Restricted Stock shall be evidenced in a manner as determined by the Committee in its sole discretion, including without limitation, issuance of a certificate in the Participant’s name or otherwise registered in the name of the Participant. Unless provided otherwise in an Award Notice, the Participant shall have the right to receive dividends in cash or Common Stock, with respect to Restricted Stock, to vote Restricted Stock, and to enjoy all other stockholder rights, except that: (i) the Company shall retain custody of the Restricted Stock until the Restrictions have expired; (ii) the Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Restricted Stock until the restrictions have expired; and (iii) a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Notice shall cause a forfeiture of the Restricted Stock. If a Participant’s Termination of Service is due to

his or her death or Disability, all Awards of Restricted Stock of such Participant then outstanding shall immediately vest in full. At the time of grant, the Committee may, in its sole discretion, establish additional terms, conditions or restrictions relating to the Restricted Stock, including, without limitation, required performance criteria, if any. Such additional terms, conditions or restrictions shall be set forth in an Award Notice delivered in conjunction with the Award.

(c) Payment for Restricted Stock.  The Committee shall determine the amount and form of payment required from the Participant in exchange for a grant of Restricted Stock, if any, provided that in the absence of such a determination, a Participant shall not be required to make any payment for Restricted Stock, except to the extent otherwise required by law.

(d) Committee’s Discretion to Accelerate Vesting of Restricted Stock.  The Committee may, in its discretion and as of a date determined by the Committee, fully vest any or all of a Participant’s Restricted Stock and, upon such vesting, all restrictions applicable to such Restricted Stock shall terminate as of such date. Any action by the Committee pursuant to this Subparagraph may vary among individual Participants and may vary among the Restricted Stock held by any individual Participant. Notwithstanding the preceding provisions of this paragraph, the Committee may not take any action described in this Subparagraph with respect to Restricted Stock that has been designed to meet the exception for performance-based compensation under Section 162(m) of the Code; provided, however, this prohibition shall not apply to an acceleration pursuant to Article XII or due to death or Disability of the Participant or to any other acceleration permitted under Code Section 162(m).

(e) Award Notice.  Each grant of Restricted Stock shall be evidenced by an Award Notice in such form and containing such provisions not inconsistent with the provisions of the Plan and under such terms as the Committee from time to time shall establish. The terms and provisions of the respective Award Notices need not be identical. Subject to the consent of the Participant and the restriction set forth in the last sentence of Subparagraph (d) above, the Committee may, in its sole discretion, amend an outstanding Award Notice that time to time in any manner at is not inconsistent with the provisions of the Plan.

ARTICLE IX.

RESTRICTED STOCK UNITS

(a) Restrictions to be Established by the Committee.  Restricted Stock Units shall be subject to a restriction on disposition by the Participant and an obligation of the Participant to forfeit the Restricted Stock Units under certain circumstances, and any other restrictions determined by the Committee in its sole discretion on the date of grant; provided, however, that such restrictions shall lapse upon:

(i) the attainment of one or more Performance Measures;

(ii) the Participant’s continued employment with the Company and its Affiliates or continued service as a Director for a specified period of time;

(iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or

(iv) a combination of any of the foregoing.

Each Award of Restricted Stock Units may have different restrictions as established in the sole discretion of the Committee.

(b) Other Terms and Conditions.  The Participant shall not be entitled to vote the shares of Common Stock underlying the Restricted Stock Units or enjoy any other stockholder rights unless and until the restrictions have lapsed and such shares have been registered in the Participant’s name. Unless otherwise provided in the Award Notice, if a Participant’s Termination of Service is due to his or her death or Disability, all Restricted Stock Units of such Participant then outstanding shall immediately vest in full and all restrictions applicable to such Restricted Stock Units shall terminate as of such date with all performance criteria, if any, applicable to such Restricted Stock Units deemed met at 100% of target. At the time of grant, the Committee may, in its sole discretion, establish additional terms, conditions or restrictions relating to the Restricted Stock Units. Such additional terms, conditions or restrictions shall be set forth in an Award Notice delivered in conjunction with the Award.

(c) Payment.  Upon the lapse of the restrictions described in the Award Notice, the Participant shall receive as soon as practicable payment equal to the Fair Market Value of the shares of Common Stock underlying the Restricted Stock Units on the vesting date, less applicable withholding. Payment shall be in the form of shares of Common Stock, cash, other equity compensation, or a combination thereof, as determined by the Committee. Any cash payment shall be made in a lump sum or in installments, as prescribed in the Award Notice. Payment shall be made no later than 2 1/2 months following the end of the year in which the Restricted Stock Units vest, unless payment is to be made in installments, in which case such installments shall comply with the rules under Section 409A of the Code, if applicable.

(d) Committee’s Discretion to Accelerate Vesting of Restricted Stock Units.  The Committee may, in its discretion and as of a date determined by the Committee, fully vest any portion or all of a Participant’s Restricted Stock Units and, upon such vesting, all restrictions applicable to such Restricted Stock Units shall terminate as of such date. Any action by the Committee pursuant to this Subparagraph may vary among Participants and may vary among the Restricted Stock Units held by any Participant. Notwithstanding the preceding provisions of this paragraph, the Committee may not take any action described in this Subparagraph with respect to Restricted Stock Units that have been designed to meet the exception for performance-based compensation under Section 162(m) of the Code; provided, however, this prohibition shall not apply to an acceleration pursuant to Article XII or due to death or Disability of the Participant or any other acceleration permitted under Code Section 162(m).

(e) Award Notice.  Restricted Stock Units shall be evidenced by an Award Notice in such form and containing such provisions not inconsistent with the provisions of the Plan and under such terms as the Committee from time to time shall establish. The terms and provisions of the respective Award Notices need not be identical. Subject to the consent of the Participant and the restriction set forth in the last sentence of Subparagraph (d) above, the Committee may, in its sole discretion, amend an outstanding Award Notice from time to time in any manner that is not inconsistent with the provisions of the Plan.

ARTICLE X.

STOCK APPRECIATION RIGHTS

(a) Restrictions to be Established by the Committee.  Stock Appreciation Rights shall be subject to a restriction on disposition by the Participant and an obligation of the Participant to forfeit the Stock Appreciation Rights under certain circumstances, and any other restrictions_ determined by the Committee in its sole discretion on the date of grant; provided, however, that such restrictions shall lapse upon:

(i) the attainment of one or more Performance Measures;

(ii) the Participant’s continued employment with the Company and its Affiliates or continued service as a Director for a specified period of time;

(iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or

(iv) a combination of any of the foregoing.

Each Award of Stock Appreciation Rights may have different restrictions as established in the sole discretion of the Committee.

(b) Other Terms and Conditions.  Unless otherwise provided in the Award Notice, if a Participant’s Termination of Service is due to his or her death or Disability, all Stock Appreciation Rights of such Participant then outstanding shall immediately vest in full and all restrictions applicable to such Stock Appreciation Rights shall terminate as of such date with all performance criteria, if any, applicable to such Stock Appreciation Rights deemed met at 100% of target. At the time of grant, the Committee may, in its sole discretion, establish additional terms, conditions or restrictions relating to the Stock Appreciation Rights. Such additional terms, conditions or restrictions shall be set forth in the Award Notice delivered in conjunction with the Award.

(c) Exercise Price and Payment.  Subject to adjustment as provided in Article XII, the exercise price of the Stock Appreciation Rights shall not be less than the Fair Market Value of the shares of Common Stock underlying the Stock Appreciation Rights on the date of grant. Upon the lapse of the restrictions described in the Award Notice, the Participant shall be entitled to exercise his or her Stock Appreciation Rights at any time up until the end of the period specified in the Award Notice. The Stock Appreciation Rights, or portion thereof, shall only be exercised and any applicable taxes withheld, in accordance with such procedures as are established or approved by the Committee. Upon exercise of the Stock Appreciation Right, the Participant shall be entitled to receive payment in an amount equal to: (i) the difference between the Fair Market Value of the underlying shares of Common Stock subject to the Stock Appreciation Rights on the date of exercise and the exercise price; times (ii) the number of shares of Common Stock with respect to which the Stock Appreciation Rights are exercised; less (iii) any applicable withholding taxes. Payment shall be made in the form of shares of Common Stock or cash, or a combination thereof, as determined by the Committee. Cash shall be paid in a lump sum payment and shall be based on the Fair Market Value of the underlying Common Stock on the exercise date. The exercise price shall be payable by the Participant in cash; provided, however, that the Committee in its sole discretion may allow the Participant to pay the exercise price by the withholding shares of Common Stock otherwise issuable upon exercise or with shares of Common Stock previously owned by the Participant or any combination of any of the foregoing.

(d) Committee’s Discretion to Accelerate Vesting of Stock Appreciation Rights.  The Committee may, in its discretion and as of a date determined by the Committee, fully vest any portion or all of a Participant’s Stock Appreciation Rights and, upon such vesting, all restrictions applicable to such Stock Appreciation Rights shall terminate as of such date. Any action by the Committee pursuant to this Subparagraph may vary among Participants and may vary among the Stock Appreciation Rights held by any Participant, and if required, for Awards intended to comply with the performance-based exception of Code Section 162(m) any such modification shall comply with Code Section 162(m).

(e) Award Notice.  Stock Appreciation Rights shall be evidenced by an Award Notice in such form and containing such provisions not inconsistent with the provisions of the Plan and under such terms as the Committee from time to time shall establish. The terms and provisions of the respective Award Notices need not be identical. Subject to the consent of the Participant and the restriction set forth in the last sentence of Subparagraph (d) above, the Committee may, in its sole discretion, amend an outstanding Award Notice from time to time in any manner that is not inconsistent with the provisions of the Plan.

(f) Service Recipient Stock.  Stock Appreciation Rights that are intended to be excluded from the deferred compensation requirements of Code Section 409A may only be granted to Employees or Directors if the Stock Appreciation Right would be for “service recipient” common stock within the meaning of Code Section 409A, as determined by the Committee.

ARTICLE XI.

PERFORMANCE AWARDS AND OTHER STOCK-BASED AWARDS

(a) Performance Period.  The Committee shall establish, with respect to and at the time of each Performance Award, the maximum value of the Performance Award and the performance period over which the performance applicable to the Performance Award shall be measured.

(b) Performance Measures and Other Criteria.  A Performance Award shall be awarded to a Participant contingent upon future performance of the Company or any Affiliate, or a division or department of the Company or any Affiliate, during the performance period. With respect to Performance Awards intended to qualify as performance-based compensation under Section 162(m) of the Code, the Committee shall establish the Performance Measures applicable to such performance either (i) prior to the beginning of the performance period or (ii) within 90 days after the beginning of the performance period if the outcome of the performance targets is substantially uncertain at the time such targets are established, but not later than the date that 25% of the performance period has elapsed and shall comply with the requirements of Code Section 162(m). The Committee shall provide that the vesting of the Performance Award will be based upon the Participant’s continued employment with the Company or its Affiliates or continued service as a Director for a specified period of time and

(i) the attainment of one or more Performance Measures, or a combination thereof;

(ii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or

(iii) a combination of any of the foregoing.

The Committee, in its sole discretion, may also provide for an adjustable Performance Award value-based upon the level of achievement of Performance Measures.

(c) Vesting.  Unless the Award Notice provides otherwise, if a Participant’s Termination of Service is due to his or her death or Disability, all Performance Awards of such Participant then outstanding shall immediately vest in full and all restrictions applicable to such Awards shall terminate as of such date with all performance criteria, if any, applicable to such Awards deemed met at 100% of target.

(d) Award Criteria or Modification or Adjustments.  In determining the value of a Performance Award, the Committee shall take into account a Participant’s responsibility level, performance, potential, other Awards, total annual compensation and such other considerations as it deems appropriate. The Committee, in its sole discretion, may modify or provide for a reduction in the value of a Participant’s Performance Award during the performance period; provided, however, with respect to Awards that are specified as to meet the performance-based exemption in Code Section 162(m), the Committee may only modify or adjust such Awards in accordance with Code Section 162(m).

(e) Payment.  Following the end of the performance period, the holder of a Performance Award shall be entitled to receive payment as soon as practicable of an amount not exceeding the maximum value of the Performance Award, based on the achievement of the Performance Measures for such performance period, as determined and certified in writing by the Committee. Payment of a Performance Award may be made in cash, Common Stock, Options or other equity compensation, or a combination thereof as determined by the Committee. Payment shall be made in a lump sum or in installments as prescribed in the Award Notice. If a Performance Award covering shares of Common Stock is to be paid in cash, such payment shall be based on the Fair Market Value of a share of Common Stock on the payment date. Unless otherwise provided in the Award Notice, payment shall be made no later than 2 1/2 months following the end of the year in which the Performance Award vests, unless payment is to be made in installments, in which case such installments shall comply with the rules under Section 409A of the Code, if applicable.

(f) Award Notice.  Each Performance Award shall be evidenced by an Award Notice in such form and containing such provisions not inconsistent with the provisions of the Plan and under such terms as the Committee from time to time shall establish. The terms and provisions of the respective Award Notices need not be identical. Subject to the consent of the Participant, the Committee may, in its sole discretion, amend an outstanding Award Notice from time to time in any manner that is not inconsistent with the provisions of the Plan.

(g) Other Stock-Based Awards.  The Committee may also grant to Participants an Other Stock-Based Award, which shall consist of a right which is an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Common Stock as is deemed by the Committee to be consistent with the purposes of the Plan and shall be payable in cash or Common Stock as determined by the Committee in the Award Notice. Subject to the terms of the Plan, including the Performance Measures, if any, applicable to such Award, the Committee shall determine the terms and conditions of any such Other Stock-Based Award including, without limitation, vesting provisions as provided in the Award Notice. Notwithstanding any other provision of the Plan to the contrary, any Other Stock-Based Award shall contain terms, as determined by the Committee in its sole discretion, that (i) are designed to be excluded from the deferred compensation requirements of Code Section 409A or (ii) are designed to avoid adverse tax consequences under Section 409A should that Code section apply to such Award. The Committee may, in its discretion and as of a date determined by the Committee, fully vest any portion or all of a Participant’s Other Stock-Based Awards and, upon such vesting, all restrictions applicable to such Other Stock-Based Awards shall terminate as of such date. Any action by the Committee pursuant to this Subparagraph may vary among Participants and may vary among the Other Stock-Based Awards held by any Participant. Notwithstanding the preceding provisions of this paragraph, the Committee may not take any action described in this Subparagraph with respect to Other Stock-Based Awards if such Award has been designed to meet the exception for performance-based compensation under Section 162(m) of the Code; provided, however, this prohibition shall not apply to an acceleration pursuant to Article XII or due to death or Disability of the Participant or as otherwise permitted under Code Section 162(m).

ARTICLE XII.

RECAPITALIZATION OR REORGANIZATION

(a) No Effect on Right or Power.  The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s or any Affiliate’s capital structure or its business, any merger or consolidation of the Company or any Affiliate, any issue of debt or equity securities ahead of or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any Affiliate or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

(b) Subdivision or Consolidation of Shares; Stock Dividends.  If, and whenever, prior to the expiration of an Award previously granted, the Company shall effect a subdivision or consolidation of shares of Common Stock or the payment of a dividend on Common Stock which is paid in the form of Company stock without receipt of consideration by the Company, the number of shares of Common Stock with respect to which such Award may thereafter be exercised or satisfied, shall be adjusted as follows: (i) in the event of an increase in the number of outstanding shares, the number shares of Common Stock subject to the Award shall be proportionately increased, and the purchase price per share shall be proportionately reduced; and (ii) in the event of a reduction in the number of outstanding shares, the number shares of Common Stock subject to the Award shall be proportionately reduced, and the purchase price per share shall be proportionately increased, other than in the event of a Company-directed share repurchase program. Any fractional share resulting from such adjustment shall be rounded up to the next whole share. Such proportionate adjustments will be made for purposes of making sure that to the extent possible, the fair value of the Awards after the subdivision, consolidation or dividend is equal to the fair value before the change.

(c) Corporate Changes.  Except as otherwise specifically provided in an Award Notice, if the Participant has a Termination of Service without Cause or for Good Reason (as defined in the Award Notice) within two yeas after a Corporate Change (or at such earlier time as the Committee may provide), all Options then outstanding shall immediately become exercisable in full, all Restricted Stock shall vest in full and cease to be subject to any restrictions, all Restricted Stock Units shall vest in full and cease to be subject to any restrictions, any Stock Appreciation Rights shall immediately be exercisable in full, Other Stock-Based Awards shall vest in full, and all Awards, the payout of which is subject to Performance Measures, shall vest in full and become immediately payable at such levels as the Committee in its sole discretion shall determine. In addition, the Committee, acting in its sole discretion without the consent or approval of any Participant, may effect one or more of the following alternatives, which alternatives may vary among individual Participants and which may vary among Awards held by any individual Participant: (i) require the mandatory surrender to the Company by selected Participants of some or all of the outstanding Options, stock-settled Restricted Stock Units and stock-settled Stock Appreciation Rights held by such Participants as of a date, before or after such Corporate Change, specified by the Committee, in which event the Committee shall thereupon cancel such Awards and the Company shall pay (or cause to be paid) to each such Participant an amount of cash per share equal to the excess, if any, of the amount calculated in Subparagraph (d) below (the

“Change of Control Value”) of the shares subject to such Awards over the exercise price(s), if any, under such Awards for such shares, or (ii) provide that the number and class of shares of Common Stock covered by such Awards shall be adjusted so that such Awards shall thereafter cover securities of the surviving or acquiring corporation or other property (including, without limitation, cash) as determined by the Committee in its sole discretion.

(d) Change of Control Value.  For the purposes of clause (i) in Subparagraph (c) above, the “Change of Control Value” shall equal the amount determined in clause (i), (ii) or (iii), whichever is applicable, as follows: (i) the per share price offered to stockholders of the Company in any such merger, consolidation, sale of assets or dissolution transaction, (ii) the price per share offered to stockholders of the Company in any tender offer or exchange offer whereby a Corporate Change takes place, or (iii) if such Corporate Change occurs other than pursuant to a tender or exchange offer, the fair market value per share of the shares into which such Awards being surrendered are exercisable or payable, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Awards. In the event that the consideration offered to stockholders of the Company in any transaction described in this Subparagraph (d) or Subparagraph (c) above consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

(e) Other Changes in the Common Stock.  In the event of changes in the outstanding Common Stock by reason of recapitalization, reorganization, merger, consolidation, combination, stock split, stock dividend, spin-off, exchange or other relevant changes in capitalization or distributions to the holders of Common Stock occurring after the date of the grant of any Award and not otherwise provided for by this Article XII, which would have the effect of diluting or enlarging the rights of Participants, such Award and any notice evidencing such Award shall be subject to equitable or proportionate adjustment by the Committee at its sole discretion as to the number and price of shares of Common Stock or other consideration subject to such Award. In the event of any such change in the outstanding Common Stock or distribution to the holders of Common Stock, or upon the occurrence of any other event described in this Article XII, the aggregate number of shares available under the Plan and the maximum number of shares that may be subject to Awards granted-to any one individual may be appropriately adjusted to the extent, if any, determined by the Committee, whose determination shall be conclusive. Such proportionate adjustments will be made for purposes of making sure that to the extent possible, the fair value of the Awards after the subdivision, consolidation or dividend is equal to the fair value before the change.

(f) No Adjustments Unless Otherwise Provided.  Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to Awards theretofore granted or the purchase price per share, if applicable.

ARTICLE XIII.

AMENDMENT AND TERMINATION OF THE PLAN

The Board in its discretion may terminate the Plan at any time with respect to any shares of Common Stock for which Awards have not theretofore been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided that no change in the Plan may be made that would materially impair the rights of a Participant with respect to any outstanding Award without the consent of the Participant, and provided, further, that the Board may not, without approval of the stockholders of the Company (a) amend the Plan to increase the maximum aggregate number of shares that may be issued under the Plan or change the class of individuals eligible to receive Awards under the Plan, (b) amend or delete Article VII, paragraphs (f) or (c) amend Article XII to delete paragraphs (a) or (b).

ARTICLE XIV.

MISCELLANEOUS

(a) No Right To An Award.  Neither the adoption of the Plan nor any action of the Board or of the Committee shall be deemed to give any individual any right to be granted an Option, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, or a Performance Award, or any other rights hereunder except as may be evidenced by an Award Notice, and then only to the extent and on the terms and conditions expressly set forth therein.

(b) Unfunded Status of Plan.  The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation purposes, including Section 409A of the Code. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver shares of Common Stock or make payments; provided the Committee first determines in its sole discretion that the structure of such trusts or other arrangements shall not cause any change in the “unfunded” status of the Plan.

(c) No Employment/Membership Rights Conferred.  Nothing contained in the Plan or any Award shall (i) confer upon any Employee any right to continued employment with the Company or any Affiliate or (ii) interfere in any way with the right of the Company or any Affiliate to terminate his or her employment at any time. Nothing contained in the Plan shall confer upon any Director any right to service, or interfere in any way with the right of the Company to terminate his or her service at any time.

(d) Compliance with Securities Laws.  The Company shall not be obligated to issue any shares of Common Stock pursuant to as Award granted under the Plan at any time when the shares covered by such Award have not been registered pursuant to applicable U.S. federal, state or non-U.S. securities laws, or, in the opinion of legal counsel for the Company, the issuance and sale of such shares is not covered under an applicable exemption from such registration requirements.

(e) No Fractional Shares.  No fractional shares of Common Stock nor cash in lieu of fractional shares of Common Stock shall be distributed or paid pursuant to an Award. For purposes of the foregoing, any fractional shares of Common Stock shall be rounded up to the nearest whole share.

(f) Tax Obligations; Withholding of Shares.  Except with respect to non-Employee Directors and as otherwise provided under the Plan, no later than the date as of which an amount first becomes includible in a Participant’s taxable income for U.S. federal, state, local or non-U.S. income or social insurance tax purposes with respect to an Award granted under the Plan, the Participant shall pay to the Company or the Affiliate employing the Participant, or make arrangements satisfactory to the Company or the Affiliate employing the Participant for the payment of any such income or social insurance taxes of any kind required by law to be withheld with respect to such taxable amount. Notwithstanding the foregoing, the Company and its Affiliates may, in its sole discretion, withhold a sufficient number of shares of Common Stock that are otherwise issuable to the Participant pursuant to an Award to satisfy the minimum of any such income or social insurance taxes of any kind required by law to be withheld, as may be necessary in the opinion of the Company or the Affiliate to satisfy all obligations for the payment of such taxes. For purposes of the foregoing, the Committee may establish such rules, regulations and procedures as it deems necessary or appropriate.

(g) No Restriction on Corporate Action.  Nothing contained in the Plan shall be construed to prevent the Company or an Affiliate from taking any action that is deemed by the Company or such Affiliate to be appropriate or in its best interest, regardless of whether such action would have an adverse effect on the Plan or any Award made under the Plan. No Employee, Participant, representative of an Employee or Participant, or other person shall have any claim against the Company or any Affiliate as a result of any such action.

(h) Restrictions on Transfer.  An Award (other than an Incentive Stock Option, which shall be subject to the transfer restrictions set forth in Article VII, paragraph(c)) shall not be transferable otherwise than (i) by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, or (iii) if vested, with the consent of the Committee, in its sole discretion provided that any such transfer is permitted under the applicable securities laws.

(i) Limitations Period.  Any Participant who believes he or she is being denied any benefit or right under the Plan may file a written claim with the Committee. Any claim must be delivered to the Committee within forty-five (45) days of the specific event giving rise to the claim. Untimely claims will not be processed and shall be deemed denied. The Committee, or its designee, will notify the Participant of its decision in writing as soon as administratively practicable. Claims not responded to by the Committee in writing within one hundred and twenty (120) days of the date the written claim is delivered to the Committee shall be deemed denied The Committee’s decision is final and conclusive and binding on all persons. No lawsuit relating to the Plan may be filed before a written claim is filed with the Committee and is denied or deemed denied and any lawsuit must be filed within one year of such denial or deemed denial or be forever barred.

(j) Section 409A of the Code.  To the extent that any Award is deferred compensation subject to Code Section 409A, as determined by the Committee, the Award Agreement shall comply with the requirements of Code Section 409A in a manner as determined by the Committee in its sole discretion including, without limitation, using applicable definitions from Code Section 409A, such as a more restrictive definition of Corporate Change to comply with Code Section 409A to the extent that it is more restrictive than as defined in the Plan, using the more restrictive definition of Disability as provided in Code Section 409A and specifying a time and form of payment schedule. In addition if any Incentive Award constitutes deferred compensation under Section 409A of the Code (a “Section 409A Plan”), then the Incentive Award shall be subject to the following requirements, if and to the extent required to comply with Code Section 409A, and as determined by the Committee and specified in the Award Notice:

(i) Payments under the Section 409A Plan may not be made earlier than (i) the Participant’s separation from service, (ii) the date of the Participant’s Disability, (iii) the Participant’s death, (iv) a specified time (or pursuant to a fixed schedule) specified in the Award Notice at the date of the deferral of such compensation, (v) a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation, or (vi) the occurrence of an unforeseeable emergency;

(ii) The time or schedule for any payment of the deferred compensation may not be accelerated, except to the extent provided in applicable Treasury Regulations or other applicable guidance issued by the Internal Revenue Service;

(iii) Any elections with respect to the deferral of such compensation or the time and form of distribution of such deferred compensation shall comply with the requirements of Section 409A(a)(4) of the Code; and

(iv) In the case of any Participant who is specified employee, a distribution on account of a separation from service may not be made before the date which is six months after the date of the Participant’s separation from service (or, if earlier, the date of the Participant’s death).

For purposes of the foregoing, the terms “separation from service” and “specified employee”, all shall be defined in the same manner as those terms are defined for purposes of Section 409A of the Code, and the limitations set forth herein shall be applied in such manner (and only to the extent) as shall be necessary to comply with any requirements of Section 409A of the Code that are applicable to the Award as determined by the Committee.

If an Award is subject to Code Section 409A, as determined by the Committee, the Committee may amend any Award to comply with Code Section 409A without a Participant’s consent even if such amendment would have an adverse affect on a Participant’s Award. With respect to an Award that is subject to Code Section 409A, the Board may amend the Plan as it deems necessary to comply with Section 409A and no Participant consent shall be required even if such an amendment would have an adverse effect on a Participant’s Award.

(k) Governing Law.  The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its conflicts of laws principles.

-END-

Annex H

Section 262 of Delaware General Corporation Law

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the

Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex I

Article 5.12 of Texas Business Corporation Act

Art. 5.12. PROCEDURE FOR DISSENT BY SHAREHOLDERS AS TO SAID CORPORATE ACTIONS.

A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

(1)(a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder’s right to dissent will be exercised if the action is effective and giving the shareholder’s address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder’s right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder’s shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. In computing the fair value of the shares under this article, consideration must be given to the value of the corporation as a going concern without including in the computation of value any control premium, any minority discount, or any discount for lack of marketability. If the corporation has different classes or series of shares, the relative rights and preferences of and limitations placed on the class or series of shares, other than relative voting rights, held by the dissenting shareholder must be taken into account in the computation of value. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

(b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder’s right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder’s right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder’s shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

(2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

(3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder’s shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

SPECIAL MEETING OF STOCKHOLDERS OF BASIC ENERGY SERVICES, INC. July 15, 2008 Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 00030300300000000000 5 071508THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 1. ADOPTION OF AGREEMENT AND PLAN OF MERGER To adopt the Agreement and Plan of Merger, dated April 20, 2008, among Basic Energy Services, Inc. (“Basic”), Grey Wolf, Inc., and Horsepower Holdings, Inc. (“Holdings”). 2. APPROVAL OF HOLDINGS 2008 EQUITY INCENTIVE PLAN To approve the Horsepower Holdings, Inc. 2008 Equity Incentive Plan, to be used by Holdings following the consummation of the mergers. (Proposal number 2 will be implemented only if it and proposal number 1, adoption of the Agreement and Plan of Merger, are approved by stockholders) 3. ADJOURNMENT OF BASIC MEETING To approve the adjournment of the Basic special meeting, if necessary or appropriate, to solicit additional proxies in favor of the foregoing proposals. In the discretion of the proxies, such other business as may properly come before the meeting and at any adjournments or postponements thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3, and, in the discretion of the proxies, with respect to such other business as may properly come before the meeting. The Board of Directors recommends a vote FOR Proposals 1, 2 and 3. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

SPECIAL MEETING OF STOCKHOLDERS OF BASIC ENERGY SERVICES, INC. July 15, 2008 MAIL — Sign, date and mail your proxy card in the envelope provided as soon as possible. TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718- 921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call. INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page. IN PERSON — You may vote your shares in person by attending the Special Meeting. PROXY VOTING INSTRUCTIONSCOMPANY NUMBER ACCOUNT NUMBERYou may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from foreign countries or www.voteproxy.com up until 11:59 PM Eastern Time on July 14, 2008. Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 00030300300000000000 5 071508THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE xFOR AGAINST ABSTAIN1. ADOPTION OF AGREEMENT AND PLAN OF MERGER To adopt the Agreement and Plan of Merger, dated April 20, 2008, among Basic Energy Services, Inc. (“Basic”), Grey Wolf, Inc., and Horsepower Holdings, Inc. (“Holdings”). 2. APPROVAL OF HOLDINGS 2008 EQUITY INCENTIVE PLAN To approve the Horsepower Holdings, Inc. 2008 Equity Incentive Plan, to be used by Holdings following the consummation of the mergers. (Proposal number 2 will be implemented only if it and proposal number 1, adoption of the Agreement and Plan of Merger, are approved by stockholders) 3. ADJOURNMENT OF BASIC MEETING To approve the adjournment of the Basic special meeting, if necessary or appropriate, to solicit additional proxies in favor of the foregoing proposals. In the discretion of the proxies, such other business as may properly come before the meeting and at any adjournments or postponements thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3, and, in the discretion of the proxies, with respect to such other business as may properly come before the meeting. The Board of Directors recommends a vote FOR Proposals 1, 2 and 3. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

BASIC ENERGY SERVICES, INC. PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF STOCKHOLDERS ON JULY 15, 2008 The Special Meeting of the Stockholders of Basic Energy Services, Inc. (“Basic”) will be held on Tuesday, July 15, 2008, at 9:00 a.m. local time, at the Hyatt Regency Houston, located at 1200 Louisiana Street, Houston, Texas 77002. The undersigned, having received the notice and accompanying Proxy Statement for said meeting, hereby constitutes and appoints Kenneth V. Huseman and Alan Krenek, or any of them, his/her true and lawful agents and proxies, with power of substitution and resubstitution in each, to represent and vote at the Special Meeting scheduled to be held on July 15, 2008, or at any adjournment or postponement thereof on all matters coming before said meeting, all shares of Common Stock of Basic which the undersigned may be entitled to vote. The above proxies are hereby instructed to vote as shown on the reverse side of this card. YOUR VOTE IS IMPORTANT TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY AS PROMPTLY AS POSSIBLE. AN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THIS PURPOSE. (Continued and to be signed on the reverse side) 14475